As filed with the Securities and Exchange Commission on August 23, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST KEYSTONE CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	6021	23-2249083
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification No.)

111 West Front Street
P.O. Box 289
Berwick, PA 18603
570-752-3671

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

J. Gerald Bazewicz
President and Chief Executive Officer
First Keystone Corporation
111 West Front Street
P.O. Box 289
Berwick, PA 18603
570-752-3671

(Name, address, including zip code, and telephone number, Including area code, of agent for service)

Copies of all communications to:

Erik Gerhard, Esquire	John B. Lampi, Esquire
Nicholas Bybel, Jr., Esquire	Suzanne C. Hixenbaugh, Esquire
BYBEL RUTLEDGE LLP	SAIDIS FLOWER & LINDSAY
1017 Mumma Road, Suite 302	26 West High Street
Lemoyne, PA 17043	Carlisle, PA 17013
(717) 731-1700	(717) 243-6222

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and upon completion of the merger of Pocono Community Bank with and into the Registrant.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $2.00 per share	950,000		$18,844,431	$579.00

(1)             Based on the maximum number of shares of Registrant’s common stock estimated to be issuable pursuant to the Agreement and Plan of Merger, by and between Registrant and Pocono Community Bank. In accordance with Rule 416, under the Securities Act of 1933, this Registration Statement shall also register any additional shares of Registrant’s common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)             In accordance with Rule 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate value of the estimated maximum number of shares of Pocono common stock to be exchanged by First Keystone in the merger reduced by the amount of cash to be paid. Based on the book value of $8.62 per share of Pocono Common Stock as of July 31, 2007.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

[Subject to Completion Dated August 23, 2007]

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Merger Proposal—Your Vote Is Very Important

To: The shareholders of Pocono Community Bank

This proxy statement/prospectus relates to the proposed merger of First Keystone Corporation and Pocono Community Bank. This document is a combined proxy statement/prospectus that is being distributed by Pocono to you in connection with a special meeting of shareholders that has been called to vote on the merger. It contains important information about the merger and you should read it carefully. As a result of the merger, each share of Pocono common stock held by you will be converted into the right to receive either 0.8944 shares of First Keystone Corporation common stock or $16.10 in cash, as each Pocono shareholder elects, subject to limitations described in this document and the merger agreement. Each outstanding option and warrant representing the right to purchase Pocono common stock will be cancelled and instead will represent the right only to receive in cash the difference between the exercise price of the option or warrant and $16.10. If a Pocono shareholder does not elect whether to receive cash or stock, that shareholder will lose the right to elect and will receive either First Keystone Corporation common stock or cash as set forth on page 56. Based on the closing price of First Keystone Corporation common stock on May 10, 2007 of $18.75 per share, the market value of 0.8944 shares of First Keystone Corporation common stock would be $16.77, and based on the closing price of First Keystone Corporation common stock on             , 2007 of $              per share, the market value of 0.8944 shares of First Keystone Corporation common stock would be $             .

The actual aggregate merger consideration value payable to the Pocono shareholders depends upon the market value of First Keystone Corporation common stock on the date of the merger and how many shares of Pocono common stock are converted into First Keystone Corporation common stock versus cash. Any cash a Pocono shareholder receives will generally be taxable to the extent of any gain realized in the transaction, but a Pocono shareholder will not recognize gain or loss to the extent a Pocono shareholder receives First Keystone Corporation common stock in exchange for Pocono common stock. For a more complete description of the tax consequences associated with the merger, see “Certain Federal Income Tax Consequences” beginning on page 68.

First Keystone Corporation and Pocono have agreed that approximately 937,277 shares of First Keystone Corporation common stock will be exchanged for Pocono common stock. Therefore, the cash or First Keystone Corporation common stock that you actually receive may be different from your election, based on the choices made by other Pocono shareholders.

You have “dissenters’ rights” as described beginning on page 73.

First Keystone Corporation common stock trades on the OTCBB under the symbol “FKYS.OB.” As of the date of this proxy statement/prospectus, we cannot complete the merger unless the merger agreement is approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Pocono common stock entitled to vote at the special meeting of shareholders. Certain Pocono directors, who collectively hold approximately 56% of the outstanding shares of Pocono common stock, have agreed in writing to vote in favor of the merger agreement. Please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or inadequate. Any representation to the contrary is a criminal offense.

The shares of First Keystone Corporation common stock that First Keystone Corporation is offering through this document are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the FDIC or any other governmental agency.

For a description of the risk factors associated with the merger, see “Risk Factors” beginning on page 18.

Proxy statement/prospectus dated             , 2007

This document was first mailed to shareholders of Pocono on or about             , 2007.

How to Obtain More Information

First Keystone Corporation has historically provided its shareholders with quarterly and annual reports. You can obtain free copies of this information through the SEC website at http://www.sec.gov or by writing or calling:

J. Gerald Bazewicz
President & Chief Executive Officer
First Keystone Corporation
111 West Front Street
P.O. Box 289
Berwick, PA 18603
570-752-3671

Pocono has historically provided its shareholders with annual reports. You can obtain free copies of this information by writing or calling:

John G. Gerlach
President and Chief Executive Officer
Pocono Community Bank
559 Main Street
Stroudsburg, PA 18360
570-424-9700

In order to obtain timely delivery of the documents, you must request the information no later than                , 2007.

559 Main Street
Stroudsburg, PA 18360

Notice of Special Meeting of Shareholders

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Pocono Community Bank will be held at                 .m., local time, on         ,                , 2007 at                                   ,                                      , Stroudsburg, Pennsylvania, for the following purposes:

1.                To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 10, 2007 among First Keystone Corporation, First Keystone National Bank and Pocono Community Bank, and the consummation of the transactions contemplated thereby, which provides, among other things, for the merger of Pocono Community Bank with and into First Keystone National Bank upon the terms and subject to the conditions set forth in the merger agreement and the receipt by the Pocono shareholders of the right to receive either 0.8944 shares of First Keystone Corporation common stock or $16.10 in cash, for each share of Pocono common stock;

2.                To consider and vote upon a proposal to extend the final exercise date for outstanding warrants for one year;

3.                To consider and vote upon a proposal to adjourn or postpone the special meeting, if more time is needed, to allow Pocono Community Bank time to solicit additional votes in favor of the merger agreement; and

4.                To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Abstentions and broker non-votes will be counted as shares present for purpose of determining a quorum if present. However, abstentions and broker non-votes will not be counted against the merger but will have the affect of a vote against the merger. Pocono shareholders have the right under Pennsylvania law to dissent from the merger agreement and the transactions contemplated thereby.

The Pocono board of directors has fixed the close of business on August 31, 2007, as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. The Pocono board of directors recommends that you vote “FOR” approval and adoption of the merger agreement, approval of the warrant extension, and approval of the adjournment or postponement proposal. Certain directors of Pocono, who collectively hold approximately 56% of the outstanding shares of Pocono common stock, have agreed in writing to vote in favor of the merger.

Your vote is important regardless of the number of shares you own. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Pocono common stock entitled to vote is required to approve and adopt the merger agreement.

Whether or not you plan to attend the special meeting, the Pocono board of directors urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting, but will assure that your vote is counted, if you are unable to attend. If you are a shareholder whose shares are registered in “street name”, you will need additional documentation from your broker in order to vote personally at the special meeting.

By Order of the Board of Directors,

John G. Gerlach
President and Chief Executive Officer
Stroudsburg, Pennsylvania
, 2007

i

Annex A	Agreement and Plan of Merger among First Keystone Corporation, First Keystone National Bank and Pocono Community Bank dated as of May 10, 2007 and Exhibits
Annex B	Opinion of Boenning & Scattergood, Inc.
Annex C	Opinion of Curtis Securities, LLC
Annex D	Statutes Regarding Dissenters’ Rights

ii

Questions and Answers About the Merger

Q-1:               Why am I receiving this document?

A:                          You are receiving this document because First Keystone Corporation, First Keystone National Bank and Pocono Community Bank signed an Agreement and Plan of Merger, dated as of May 10, 2007 which provides, among other things, for the merger of Pocono with and into First Keystone National Bank and the conversion of each share of Pocono common stock outstanding immediately prior to the consummation of the merger into the right to receive either $16.10, in cash, or 0.8944 shares of First Keystone Corporation common stock.

Q-2:               What is the purpose of this document?

A:                          This document serves as both a proxy statement of Pocono and a prospectus of First Keystone Corporation. As a proxy statement, it is provided to you because the Pocono board of directors is soliciting your proxy for use at the Pocono special meeting of shareholders called to consider and vote on the merger agreement. As a prospectus, it is provided to you because First Keystone Corporation is offering to exchange shares of its common stock and/or cash for shares of Pocono common stock in the merger.

Q-3:               Why are First Keystone Corporation and Pocono proposing to merge?

A:                          The boards of directors of First Keystone Corporation and Pocono believe that a combination of the two companies will create a stronger and more capable entity than either First Keystone Corporation or Pocono is likely to be alone. Each board of directors believes the merger provides an opportunity for each company to capitalize on its assets in the short-term and strengthen their prospects for the continued growth over the long-term. The merger also involves certain risks, which are described under “Risk Factors” beginning on page 18.

Q-4:               What does the Pocono Board of Directors recommend?

A:                          The Pocono board of directors has approved the merger and the merger agreement and believes that the merger is in the best interests of Pocono. Accordingly, the Pocono board of directors recommends that its shareholders vote “FOR” approval and adoption of the merger agreement and the merger.

The Pocono board of directors also recommends that its shareholders vote “FOR” approval of the extension of the warrants and approval of the adjournment or postponement proposal.

Q-5:               When do we expect the merger to be completed?

A:                          We expect to complete the merger on or about                 , 2007, provided that all of the conditions to the merger are fulfilled, including obtaining the approval of shareholders and applicable regulatory agencies. There is no assurance that we will obtain the necessary shareholder approval or that the other conditions precedent to the merger can or will be satisfied.

Q-6:               What will I receive in the merger?

A:                          You have the ability to receive, at your election, either 0.8944 shares of First Keystone Corporation common stock, $16.10 in cash, or a combination of both stock and cash, for your shares of Pocono common stock. Notwithstanding such an election the total number of shares of First Keystone Corporation common stock that will be exchanged for Pocono common stock will be approximately 937,277. Therefore, if too many or too few Pocono shareholders elect to receive First Keystone Corporation common stock, Pocono shareholders will have their stock elections either increased or reduced according to a pro rata formula such that approximately 937,277 shares of First Keystone Corporation will be issued in the merger.

First Keystone Corporation will not issue any fractional shares of common stock. Rather, First Keystone Corporation will pay cash (without interest) for any fractional share interest that you would otherwise be entitled to receive in the merger. See “The Merger—Terms of the Merger—What You Will Receive,” beginning at page 53.

Q-7:               How do I make an election to receive stock or cash for my stock?

A:                          Approximately, four to six weeks prior to completion of the merger, First Keystone National Bank, First Keystone Corporation’s exchange agent, will mail to you an election form and other transmittal materials, which include instructions and the deadline date for making your election as to the form of consideration you prefer to receive in the merger. The election form permits you to elect to receive First Keystone Corporation common stock, cash, or a combination of First Keystone Corporation common stock and cash for your shares of Pocono common stock. We urge you to pay special attention to these materials since failure to follow the instructions may mean that you will not receive the consideration you desire. An election will be properly made only if the exchange agent receives a properly executed transmittal form by the deadline date.

Q-8:               What happens if I fail to make an election to receive First Keystone Corporation common stock or cash?

A:                          If you fail to make a timely election, you will receive First Keystone Corporation common stock, cash or a combination of common stock and cash, depending on the elections made by other Pocono shareholders.

Q-9:               What happens if I fail to submit a properly completed and executed election form?

A:                          If you fail to submit a properly completed and executed election form, you will receive First Keystone Corporation common stock, cash or a combination of common stock and cash, depending on the elections made by other Pocono shareholders.

Q-10:        Are there regulatory or other conditions to the merger occurring?

A:                          Yes. The Office of the Comptroller of the Currency, Federal Reserve Board and the Pennsylvania Department of Banking must approve the merger.

As of the date of this document, appropriate applications for approval have been filed with the OCC and the Pennsylvania Department of Banking.

Completion of the merger is also subject to certain other conditions as described in “The Merger—Terms of the Merger—Conditions to the Merger” beginning at page 61.

Q-11:        What vote is required to approve and adopt the merger?

A:                          The merger must be approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Pocono common stock who are entitled to vote on the merger agreement.

Q-12:        What is the purpose of the one year warrant exercise extension proposal?

A:                          In connection with the formation of Pocono, stock purchase warrants were issued to the organizing shareholders. Currently, those warrants expire November 21, 2007. Under the merger agreement, First Keystone Corporation will pay each warrant holder $11.55 in cash for each outstanding warrant. Although, we anticipate the merger will be consummated prior to the expiration of the warrants, we cannot know for sure. Therefore, in order to assure First Keystone Corporation and the warrant holders that they will be able to cash out these warrants at the closing date, we propose to extend the warrant exercise date by one year or until November 21, 2008.

Q-13:        Do I have rights to dissent from the merger?

A:                          Yes. Under national banking law, you have the right to dissent from the merger agreement and the merger and to receive a payment in cash value of the shares of your shares of Pocono common stock, as determined by committee of three people. To perfect your dissenters’ rights, you must precisely follow the required statutory procedures as explained in “The Merger—Rights of Dissenting Shareholders” beginning at page 73 and the information attached at Annex D or you will lose your dissenters’ rights. You are also encouraged to consult with your own legal advisor as to your appraisal rights under national banking law.

Q-14:        What do I need to do now?

A:                          After you have carefully read these materials, indicate on the attached proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the Pocono special meeting.

At a later time, you will need to complete the election form that will be mailed by First Keystone Corporation’s exchange agent. If you do not return the election form by the deadline you will lose the right to choose the type of consideration you will receive and will receive First Keystone Corporation common stock, cash or a combination of common stock and cash, depending on the elections of other Pocono shareholders as described on page 56 of this proxy statement/prospectus.

Q-15:        Should I send in my stock certificates now?

A:                          No. You should not send in you stock certificates at this time. You will receive instructions from First Keystone Corporation’s exchange agent at a later time. See “The Merger—Terms of the Merger—Election and Exchange Procedures” on page 56.

Please do not send any stock certificates to Pocono, First Keystone Corporation or First Keystone Corporation’s exchange agent until you receive instructions.

Q-16:        Can I change my vote after I have mailed my signed proxy card?

A:                          Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a later-dated, signed proxy card before Pocono’s special meeting. Second, you may revoke your proxy by written notice (which you could personally deliver at the special meeting) delivered at any time prior to the vote on the merger. You should deliver this notice to the President of Pocono, John G. Gerlach. Third, you may attend the Pocono special meeting and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q-17:        What are the tax consequences of the merger to Pocono shareholders?

A:                          In general, for United States federal income tax purposes, you are not expected to recognize a gain or loss on the exchange of your Pocono stock for First Keystone Corporation common stock. If you receive only cash in exchange for your Pocono common stock, you will recognize gain or loss on the transaction, and if you receive a combination of cash and First Keystone Corporation common stock in exchange for your Pocono common stock, you will typically recognize gain (but not loss) on the transaction. Furthermore, you will have to recognize a gain in connection with cash received in lieu of fractional shares of First Keystone Corporation common stock.

Pocono shareholders are urged to consult their tax advisor for a full understanding of the tax consequences of the merger to them since tax matters are very complicated and in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See “The Merger—Certain Federal Income Tax Consequences” beginning at page 68.

Q-18:        What happens if my Pocono stock certificates are held by my broker?

A:                          If you do not have stock certificates but hold shares of Pocono common stock in “street name,” you should contact your broker. Your broker will vote your shares on the proposal to approve and adopt the merger agreement and the merger, the warrant expiration date proposal and the adjournment or postponement proposal only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares.

Q-19:        Whom should I call with questions or to obtain additional copies of this document?

A:                          If you have questions about the special meeting or if you need additional copies of this document, you should contact:

John G. Gerlach
President and Chief Executive Officer
Pocono Community Bank
559 Main Street
Stroudsburg, PA 18360
570-424-9700

Summary

This summary highlights selected information from this document. It does not contain all of the information that may be important to you. You should carefully read this entire document before you decide how to vote. It will give you a more complete description of the transaction we are proposing. We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in these materials.

The Special Meeting

Special Meeting to be held                 ,                   , 2007 (see page 24).

Pocono will hold a special meeting of shareholders on                 ,                   , 2007, at     :00     .m., local time, at                                                        at                                 , Stroudsburg, Pennsylvania. The Pocono board of directors has set the close of business on August 31, 2007 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. On the record date, there were                                  shares of Pocono common stock outstanding.

Matters to be Considered at the Special Meeting (see page 24).

At the meeting, you will be asked to vote on a proposal to approve and adopt the merger agreement providing for the merger of Pocono with and into First Keystone National Bank, a proposal to extend the date by which Pocono warrants may be exercised by one year, and on a proposal to adjourn or postpone the meeting to solicit additional proxies, if necessary, in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and any other business that properly arises during the special meeting or any adjournment or postponement thereof.

Organization and Operation after the Merger

Under the terms of the merger agreement, First Keystone Corporation will acquire Pocono by merging Pocono with and into its wholly-owned subsidiary, First Keystone National Bank. Pocono will cease to exist as a separate entity. A copy of the merger agreement, as amended, is attached to this document as Annex A.

The Companies (see page 75 for First Keystone Corporation and page 109 for Pocono).

First Keystone Corporation
111 West Front Street
P.O. Box 289
Berwick, PA 18603
Telephone: (570)752-3671
www.firstkeystonenational.com

First Keystone Corporation is a Pennsylvania business corporation and a registered bank holding company headquartered in Berwick, Pennsylvania. First Keystone National Bank, formerly known as The First National Bank of Berwick, was founded in 1864. First Keystone Corporation became the bank holding company for First Keystone National Bank on June 1, 1984 with First Keystone National Bank becoming the wholly-owned subsidiary of First Keystone Corporation.

As of June 30, 2007, First Keystone Corporation had consolidated assets, deposits and shareholders’ equity of approximately $534.6 million, $397.5 million and $50.3 million, respectively.

Through its banking subsidiary, First Keystone Corporation is engaged in commercial banking as authorized by the National Bank Act. This involves accepting time, demand, and savings deposits and making secured and unsecured commercial, real estate and consumer loans. Additionally, First Keystone

National Bank also provides personal and corporate trust and agency services to individuals, corporations, and others, including trust investment accounts, investment advisory services, mutual funds, estate planning, and management of pension and profit sharing plans.

First Keystone Corporation common stock is listed and traded on the OTCBB under the symbol “FKYS.OB”.

Pocono Community Bank
559 Main Street
Stroudsburg, PA 18360
Telephone: 570-424-9700
www.poconocommunitybank.com

Pocono is a Pennsylvania chartered commercial banking institution organized in 1996 and is headquartered in Stroudsburg, Pennsylvania.

As of June 30, 2007, Pocono had consolidated assets, deposits and shareholders’ equity of approximately $137.0 million, $117.6 million and $15.0 million, respectively.

Pocono is engaged in the commercial and retail banking business. Pocono provides checking and savings accounts, time deposits, personal, business, residential mortgage, educational loans, and safe deposit facilities.

Pocono common stock is not listed or traded on any market or exchange.

You May Elect to Receive Cash, Shares of First Keystone Corporation Common Stock or a Combination of Cash and Stock (see page 56).

You may choose to exchange some or all of your shares for cash and some or all of your shares for First Keystone Corporation common stock, subject to the limitations described below. An election form will be sent separately from this proxy statement/prospectus, which will ask your preference for cash and/or stock. You will have until the deadline specified in the election form, which will be 5:00 p.m. 30 days after the election form was mailed, to make your election and return your election form.

If you do not return a properly completed and executed election form by the election deadline, your shares will be deemed undesignated and the consideration you receive will be based upon what the other shareholders have elected. Complete information on the election procedure can be found in the section entitled “The Merger—Terms of the Merger—Election and Exchange Procedures” on page 56. You should note that, in general, if and to the extent that you receive cash, the value of the consideration you will receive is fixed at $16.10 per share of Pocono common stock. However, if you receive First Keystone Corporation common stock as consideration, the value of the shares you receive will not be determined until just prior to closing and may be higher or lower than $16.10 per share.

In addition, 937,277 shares of First Keystone Corporation common stock will be exchanged for the outstanding shares of Pocono common stock. In the event that the holders of Pocono common stock elect to receive stock in excess of 937,277 shares of First Keystone Corporation common stock, those persons will receive a portion of their merger consideration in the form of cash. Conversely, in the event that the holders of Pocono common stock elect to receive cash so that less than 937,277 shares of First Keystone Corporation common stock will be issued, those persons will receive a portion of their merger consideration in the form of First Keystone Corporation common stock.

Thus, you may not receive exactly the form of consideration that you elect, and you may receive a pro rata amount of cash and First Keystone Corporation common stock even if you elect to receive all cash or all stock. See “The Merger—Terms of the Merger—Election and Exchange Procedures” and “The

Merger—Terms of the Merger—Allocation of First Keystone Corporation Common Stock and Cash,” on pages 56 and 58, respectively.

The federal income tax consequences of the merger to you will be dependent upon the type of merger consideration received.

The federal income tax consequences of the transaction to you will depend upon the merger consideration you receive. In general, if you exchange your shares of Pocono common stock solely for cash, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash you receive and your adjusted tax basis in your Pocono common stock. If you receive solely First Keystone Corporation common stock in exchange for your Pocono common stock, you generally will not recognize any gain or loss for federal income tax purposes. However, you generally will have to recognize gain or loss in connection with cash received in lieu of fractional shares of First Keystone Corporation common stock. In addition, generally you will have to recognize gain or loss in connection with the cash received from the cancellation of the warrants and options. If you receive a combination of cash and First Keystone Corporation common stock in the transaction, you generally will not recognize loss but will recognize gain, if any, to the extent of any cash received. For a more detailed discussion of the federal income tax consequences of the transaction to you, see “The Merger—Certain Federal Income Tax Consequences,” on page 68.

The Pocono Board of Directors Recommend Shareholder Approval (see page 30).

The Pocono board of directors believes that the merger is in the best interests of Pocono and recommends that you vote “FOR” approval and adoption of the merger.

Consideration is Fair from a Financial Point of View According to Pocono’s Financial Advisor (see page 30).

Boenning & Scattergood, Inc. delivered a written opinion, to the Pocono board of directors that, as of May 10, 2007, and subject to the qualifications and limitations on the review by Boenning & Scattergood, Inc. in rendering its opinion, the consideration for which shares of Pocono common stock will be exchanged in the merger is fair from a financial point of view to Pocono shareholders. The opinion is attached to this document as Annex B. You should read the entire opinion carefully in connection with your consideration of the proposed merger. Pursuant to an engagement letter, Pocono has agreed to pay Boenning & Scattergood, Inc. an aggregate advisory fee in an amount equal to $372,000 upon completion of the merger. The initial non-refundable retainer fee was $10,000 upon execution of the engagement letter. Pocono has also agreed to reimburse certain of Boenning & Scattergood, Inc.’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Boenning & Scattergood, Inc. against certain liabilities arising out of rendering its opinion. The opinion is directed at Pocono’s board of directors and does not constitute a recommendation to any holder of Pocono common stock as to how any shareholder should vote on any of the proposals to be considered at the special meeting.

Consideration is Fair from a Financial Point of View According to First Keystone Corporation’s Financial Advisor (see page 41).

Curtis Securities, LLC delivered a written opinion, to the First Keystone Corporation board of directors that, as of May 10, 2007, and subject to the qualifications and limitations on the review by Curtis Securities, LLC in rendering its opinion, the consideration to be paid in exchange for Pocono common stock is fair from a financial point of view to First Keystone Corporation shareholders. The opinion is attached to this document as Annex C. The opinion is directed at First Keystone Corporation’s board of directors and does not constitute a recommendation to any holder of Pocono common stock as to how any shareholder should vote on any of the proposals to be considered at the special meeting.

The Affirmative Vote of at least two-thirds of the Outstanding Shares of Pocono Common Stock on the Record Date, August 31, 2007 is Required for Approval and Adoption of the Merger (see page 25).

The affirmative vote of at least two-thirds of the outstanding shares of Pocono common stock on the record date, August 31, 2007 is required for approval and adoption of the merger (see page 25). Each holder of shares of Pocono common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the merger is a percentage of all outstanding shares of Pocono common stock. Therefore, abstentions and broker non-votes will have the same effect as a vote against the merger agreement and the merger.

Approval of at Least a Majority of the Issued and Outstanding Shares of Pocono Common Stock on the Record Date, August 31, 2007, is Required for the Warrant Exercise Extension.

Approval of at least a majority of the issued and outstanding shares of Pocono common stock on the Record Date, August 31, 2007, is required for the warrant exercise extension.

The Affirmative Vote of a Majority of the Shares Voted at the Special Meeting is Required to Approve the Adjournment or Postponement of the Meeting to Solicit Additional Proxies.

The affirmative vote of a majority of the shares voted at the special meeting is required to approve the adjournment or postponement of the meeting to solicit additional proxies.

Certain Pocono Directors have Agreed to Vote in Favor of the Merger (see page 25).

Directors of Pocono had sole or shared voting power over 1,127,593 shares of Pocono common stock, or approximately 65% of the shares of Pocono common stock outstanding. Certain Pocono directors with sole or shared voting power over 983,689 shares of Pocono common stock, or approximately 56% of the shares of Pocono common stock outstanding, have agreed, in writing, to vote all shares of Pocono common stock for which they have sole voting power and their proportionate interest, if they have shared voting power on the record date, in favor of approval and adoption of the merger agreement and the merger.

Pocono Directors and Management may have Interests in the Merger that Differ from your Interests (see page 66).

The directors and executive officers of Pocono have interests in the merger as directors and employees that are different from yours as a Pocono shareholder. These interests include, among others, provisions in the merger agreement regarding two board positions on the First Keystone Corporation and First Keystone National Bank boards and the Pocono Advisory Board positions after completion of the merger, as well as indemnification, insurance, and eligibility to participate in various First Keystone Corporation employee benefit plans.

Mr. Gerlach has an employment agreement which provides him with benefits if the merger is completed. Mr. Gerlach has signed a release agreement releasing his rights under the employment agreement for which he will receive payments. Additionally, under the merger agreement, Mr. Gerlach was required to enter into an employment agreement and consulting agreement with First Keystone Corporation and First Keystone National Bank, under which he will receive payments.

Pocono’s board of directors was aware of these interests and considered them in approving and recommending the merger.

Regulatory Approval Must be Obtained and Other Conditions Must be Satisfied Before the Merger Will be Completed (see page 61).

First Keystone Corporation’s and Pocono’s obligations to complete the merger are subject to various conditions that are usual and customary for this kind of transaction, including obtaining approval from the Comptroller of the Currency and the Pennsylvania Department of Banking. As of the date of this document, appropriate applications for approval have been filed. In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:

•       Pocono shareholders approve and adopt the merger at the special meeting;

•       Each party receives opinions from its counsel or independent certified public accountants that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code; and

•       Neither party has breached any of its representations or obligations under the merger agreement.

The merger agreement, as amended, attached to this document as Annex A describes other conditions that must be met before the merger may be completed.

Amendment or Termination of the Merger Agreement is Possible (see page 62).

Pocono and First Keystone Corporation can agree to amend the merger agreement in any way, except that, after approval and adoption by Pocono shareholders at the special meeting, the consideration you will receive in the transaction cannot be decreased.

Pocono and First Keystone Corporation may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. Each company also may unilaterally terminate the merger agreement in certain circumstances including:

•       The transaction is not completed on or prior to April 30, 2008, if the failure to complete the transaction by that date is not due to a breach of the merger agreement by the party seeking to terminate it.

•       A final denial of a required regulatory approval, if the failure to obtain regulatory approval is not due to a breach of the merger agreement by the party seeking to terminate it.

•       A party has materially breached any representation or warranty in the merger agreement and such breach would have a material adverse effect on the breaching party, and such breach cannot be remedied within 30 days after written notice of such breach, if the breach was not by the terminating party.

•       If Pocono’s shareholders do not approve and adopt the merger agreement at their respective special meetings.

Pocono may terminate the merger agreement:

•       If the average final price of First Keystone Corporation common stock for the twenty (20) consecutive trading days ending five business days immediately prior to the receipt of the last regulatory approval and Pocono shareholder approval is less than $16.20 and the decline in First Keystone Corporation’s common stock is at least 10% more than the decline during the same period in a peer group index.

•       If Pocono enters into any definitive term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other person other than First Keystone Corporation; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other person, whether financial or otherwise after receipt of written advice of counsel that failure to do so shall constitute a breach of fiduciary duty of Pocono’s directors under the laws of the Commonwealth of Pennsylvania.

First Keystone Corporation may terminate the merger agreement:

•       If Pocono enters into any definitive term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination, with any other person other than First Keystone Corporation; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other person, whether financial or otherwise.

•       If the Pocono board of directors withdraws, changes, or modifies its recommendation of the transaction to Pocono shareholders.

•       If more than 20,000 shares are issued to non-directors or non-officers of Pocono who exercise their options or warrants or if any board member of Pocono exercises his or her options or warrants.

•       The amount of goodwill to be recorded in the transaction under the accounting principles generally accepted in the United States would make First Keystone Corporation not maintaining “well-capitalized” status for regulatory purposes.

Generally, the company seeking to terminate cannot itself be in violation of the merger agreement.

First Keystone Corporation and Pocono can agree to amend the merger agreement in any way. Either company can waive any of the requirements of the other company in the merger agreement, except that neither company can waive any required regulatory approval.

Pocono Must Pay a Termination Fee to First Keystone Corporation if the Merger Agreement is Terminated Under Certain Circumstances.

Pocono must pay First Keystone Corporation a termination fee in the amount of $1,200,000 if the merger agreement is terminated:

•       By First Keystone Corporation because Pocono failed to recommend or hold the special meeting of shareholders;

•       By Pocono because it received a superior proposal to be acquired;

•       By any other section of the merger agreement because of a tender offer or exchange for 25% or more of the outstanding Pocono common stock and the board has not stated that it recommends a rejection of the tender offer to shareholders; or

•       Within 12 months of the termination, Pocono agrees to be acquired by a third party, a substantial portion of its assets are acquired by a third party, or 50% of Pocono common stock is acquired by a third party.

See “The Merger—Terms of the Merger—Termination Fee” beginning on page 64.

Rights of First Keystone Corporation Shareholders Differ from those of Pocono Shareholders (see pages 138).

When the merger is completed, Pocono shareholders who receive First Keystone Corporation common stock as consideration in the merger will become First Keystone Corporation shareholders. The rights of First Keystone Corporation shareholders differ from the rights of Pocono shareholders in certain important ways. Many of these have to do with provisions in First Keystone Corporation’s articles of incorporation and bylaws that differ from those of Pocono. Some of these provisions are intended to make a takeover of First Keystone Corporation more difficult if First Keystone Corporation’s board of directors does not approve it.

You Will Have Dissenters’ Rights.

You will be entitled to receive cash payment of the fair value of your shares if the reorganization is completed if you:

•       Do not vote in favor of the Agreement and Plan of Merger; and

•       Comply with the requirements of law concerning dissenters’ rights of appraisal.

Because Pocono will merge with and into First Keystone National Bank, as required by the national banking laws, any shareholder of Pocono who has voted against the Agreement and Plan of Merger at the special meeting or has given written notice at or prior to the annual meeting to the President of Pocono that he or she dissents from the Agreement and Plan of Merger, will be entitled to receive the value of his or her shares of common stock of Pocono held by him at the time the reorganization is approved by the Office of Comptroller of Currency upon written request made to Pocono at any time before thirty (30) days after the date of consummation of the reorganization, accompanied by the surrender of his share certificates.

Please also refer to “Special Meeting of Shareholders—Voting your Shares; Abstentions; Broker Non-Votes” for information about how to vote on the merger. In particular, you may find the information on page 25 about how to revoke your proxy, useful if you decide that you wish to claim dissenters’ rights of appraisal but have already executed a proxy marked in favor of the reorganization. For information about the number of shares owned by management, which are likely to be voted in favor of the merger, please refer to “Information with Respect to Pocono Community Bank—Stock Ownership of Principal Shareholders and Management.” This information may provide you with an indication of the likelihood that the merger proposal will be approved.

Market Price and Dividend Information

First Keystone Corporation common stock is listed and trades on the OTCBB under the symbol “FKYS.OB.” As of                        , 2007, there were                         shares of First Keystone Corporation common stock outstanding, which were held by approximately            holders of record and outstanding options that were exercisable on that date (or within 60 days of that date) for                 additional shares of First Keystone Corporation common stock.

Pocono common stock is not listed or traded on any market or exchange. Pocono common stock is traded in a local over-the-counter market and privately negotiated transactions. As of August 31, 2007 there were                  shares of Pocono common stock outstanding, which were held by approximately 285 holders of record. The number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table shows, for the indicated periods, the high and low sales prices per share of First Keystone Corporation common stock, as reported on the OTCBB, and for Pocono common stock, as reported by Pocono’s management, and dividends declared per share of First Keystone Corporation. The high and low sales prices per share for Pocono set forth in the table below are based on trades known to Pocono and Pocono has not declared any cash dividends to date.

	First Keystone Corporation			Pocono Community Bank
	High	Low	Dividend Declared	High	Low	Dividend Declared
2007
First Quarter	$19.00	$17.50	$0.22	$16.75	$16.75	$ N/A
Second Quarter	21.75	17.90	0.22			N/A
Third Quarter (through , 2007)						N/A
2006
First Quarter	$19.91	$18.57	$0.21	$16.75	$16.75	$ N/A
Second Quarter	19.05	17.43	0.21	N/A	N/A	N/A
Third Quarter	19.33	16.81	0.21	N/A	N/A	N/A
Fourth Quarter	19.20	17.29	0.22	16.75	16.50	N/A
2005
First Quarter	$22.76	$20.48	$0.19	$15.25	$15.25	$ N/A
Second Quarter	20.95	18.81	0.19	15.50	15.25	N/A
Third Quarter	21.67	19.14	0.19	16.00	15.50	N/A
Fourth Quarter	20.81	19.05	0.21	16.25	16.00	N/A

On May 10, 2007, the last full trading day before the public announcement of the execution of the merger agreement, and on                   , 2007 the latest practicable trading day before the date of this document, the high, low and closing sales prices for Pocono common stock were as follows:

	May 10, 2007			, 2007
	High	Low	Closing	High	Low	Closing
Pocono Common Stock	$16.75	$16.75	$16.75

On May 10, 2007, the last full trading day before the public announcement of the execution of the merger agreement, and on                 , 2007 the latest practicable trading day before the date of this document, the high, low and closing sales prices for First Keystone Corporation common stock were as follows:

	May 10, 2007			, 2007
	High	Low	Closing	High	Low	Closing
First Keystone Corporation Common Stock	$18.75	$18.75	$18.75

Market Value of Securities

The following table sets forth the market value per share of First Keystone Corporation common stock, the market value per share of Pocono common stock and the equivalent market value per share of Pocono common stock on May 10, 2007 (the last business day preceding public announcement of the merger) and               , 2007 (the latest practicable trading day before the date of this document). The equivalent market value per share of Pocono common stock indicated in the table is shown assuming both a cash election and a stock election. The equivalent market value per share of stock elections is based upon an assumed exchange ratio of 0.8944 shares of First Keystone Corporation common stock multiplied by the closing sales price of First Keystone Corporation common stock on the specified date. The equivalent market value per share of Pocono common stock for cash elections is the fixed cash consideration of $16.10 per share. See “The Merger—Terms of the Merger—What Pocono Shareholders Will Receive.”

The historical market values per share of First Keystone Corporation common stock and the historical market value of First Keystone Corporation common stock used to determine the equivalent market value per share of Pocono common stock are the per share closing sales prices on May 10, 2007, and            , 2007 respectively, as reported on the OTCBB with respect to First Keystone Corporation common stock.

			Pocono
	First Keystone Corporation Historical		Pocono Historical		Equivalent Market Value for Stock Election		Equivalent Market Value of Cash Election
May 10, 2007		$18.75		$16.75		$16.77	$16.10
, 2007	$		$		$		$16.10

Selected Historical Financial Data of First Keystone Corporation

The following is a summary of consolidated financial information with respect to First Keystone Corporation as of and for the six months ended June 30, 2007 and 2006, and as of and for the fiscal years ended December 31, 2006, 2005, 2004, 2003, and 2002. The results for the six months ended June 30, 2007 and 2006 are not necessarily indicative of the results to be expected for the full year. This information is derived from, and should be read in conjunction with, First Keystone Corporation’s consolidated financial statements and the accompanying notes and “Information with Respect to First Keystone Corporation-Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Keystone Corporation,” both of which can be found elsewhere in this proxy statement/prospectus. In the opinion of management of First Keystone Corporation, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the six month interim periods have been made.

						For the Six
						Months Ended
						June 30
Results of Operations	2006	2005	2004	2003	2002	2007	2006
						(Unaudited)
	(000 Omitted)
Interest income	$28,577	$26,382	$25,036	$25,063	$25,862	$14,957	$13,909
Interest expense	$14,972	$11,621	$10,006	$10,200	$11,342	$8,261	$6,969
Provision for loan losses	$500	$750	$1,750	$500	$550	$125	$300
Net interest income after provision for loan losses	$13,105	$14,011	$13,280	$14,363	$13,970	$6,571	$6,640
Other operating income	$3,788	$3,782	$4,596	$3,275	$2,285	$1,995	$1,768
Other operating expense	$9,515	$9,583	$9,426	$8,370	$7,811	$5,160	$4,855
Income before income taxes	$7,378	$8,210	$8,450	$9,267	$8,444	$3,406	$3,553
Applicable income tax	$1,188	$1,363	$1,663	$1,950	$1,857	$588	$528
Net Income	$6,190	$6,847	$6,787	$7,317	$6,587	$2,818	$3,025
Per Share Data***
Basic earnings	$1.35	$1.48	$1.48	$1.58	$1.41	$0.62	$0.66
Diluted earnings	$1.35	$1.48	$1.47	$1.58	$1.41	$0.62	$0.66
Cash dividends declared	$0.85	$0.78	$0.70	$0.62	$0.54	$0.44	$0.42
Book value	$11.79	$11.61	$11.56	$11.15	$10.54	$11.12	$11.40
Average weighted shares outstanding	4,571,156	4,612,984	4,607,907	4,637,462	4,681,231	4,520,250	4,593,107
Average diluted shares outstanding	4,577,793	4,622,130	4,624,405	4,650,374	4,685,233	4,526,243	4,600,319
Balance Sheet Figures
Total assets	$525,920	$512,399	$497,615	$481,840	$439,526	$534,560	$515,634
Net loans	$248,086	$230,917	$229,972	$225,549	$198,343	$251,225	$242,421
Total investment securities	$243,938	$251,536	$239,053	$231,272	$215,755	$247,920	$240,949
Total deposits	$384,020	$362,796	$357,956	$343,020	$330,745	$397,480	$373,379
Borrowed funds	$85,714	$93,686	$82,422	$74,689	$54,817	$83,843	$88,485
Total shareholders’ equity	$53,387	$53,443	$53,312	$51,351	$49,096	$50,273	$49,811
Ratios
Average equity/average assets	10.19%	10.69%	10.76%	11.00%	10.66%	10.30%	10.09%
Return on average equity	11.76%	12.65%	12.76%	14.27%	14.93%	10.34%	11.60%
Return on average assets	1.20%	1.35%	1.37%	1.57%	1.59%	1.07%	1.18%
Dividend payout ratio	62.63%	52.61%	47.41%	39.41%	38.33%	70.57%	63.67%
Net interest margin	3.16%	3.46%	3.52%	3.67%	3.96%	2.97%	3.22%
Effeciency ratio	56.30%	53.90%	52.70%	47.50%	48.10%	60.20%	57.70%
Net loans to total assets	47.20%	45.10%	46.20%	46.80%	45.10%	47.00%	47.00%
Allowance for loan losses to total loans outstanding	1.46%	1.57%	1.64%	1.54%	1.58%	1.47%	1.49%
Non-accrual loans to total loans outstanding	0.68%	0.88%	1.46%	0.32%	0.23%	0.60%	1.03%
Net charge offs to loans outstanding	0.21%	0.39%	0.62%	0.07%	0.15%	0.02%	0.13%

***         Adjusted for a 5% stock dividend declated October 24, 2006 to shareholders of record November 14, 2006 distributed December 5, 2006 and 3 for 2 stock split in the form of a 50% stock dividend declared April 13, 2004 to shareholder of record April 27, 2004 distributed May 11, 2004

Selected Historical Financial Data of Pocono Community Bank

The following is a summary of consolidated financial information with respect to Pocono as of and for the six months ended June 30, 2007 and 2006, and as of and for the fiscal years ended December 31, 2006, 2005, 2004, 2003, and 2002. The results for the six months ended June 30, 2007 and 2006 are not necessarily indicative of the results to be expected for the full year. This information is derived from, and should be read in conjunction with, Pocono’s consolidated financial statements and the accompanying notes and “Information with Respect to Pocono-Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pocono,” both of which can be found elsewhere in this proxy statement/prospectus. In the opinion of management of Pocono, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the six month interim periods have been made.

						For the Six
						Months Ended
						June 30
Results of Operations	2006	2005	2004	2003	2002	2007	2006
						(Unaudited)
	(000 omitted)
Interest income	$7,257	$6,616	$6,184	$5,944	$5,529	$3,891	$3,480
Interest expense	$3,033	$2,181	$1,890	$1,966	$2,035	$1,835	$1,342
Provision for loan losses	$80	$101	$24	$161	$218	$39	$45
Net interest income after provision for loan losses	$4,144	$4,334	$4,270	$3,817	$3,276	$2,017	$2,093
Other operating income	$457	$436	$309	$323	$259	$250	$248
Other operating expense	$3,215	$2,875	$2,627	$2,394	$2,237	$1,725	$1,580
Income before income taxes	$1,386	$1,895	$1,952	$1,746	$1,298	$542	$761
Applicable income tax	$382	$594	$648	$596	$441	$169	$214
Net Income	$1,004	$1,301	$1,304	$1,150	$857	$373	$547
Per Share Data
Basic earnings	$0.60	$0.78	$0.78	$0.69	$0.51	$0.21	$0.32
Diluted earnings	$0.49	$0.64	$0.64	$0.59	$0.43	$0.18	$0.27
Cash dividends declared	$—	$—	$—	$—	$—	$—	$—
Book value	$8.52	$7.88	$7.25	$7.55	$5.91	$8.57	$8.15
Average weighted shares outstanding	1,671,782	1,664,674	1,663,827	1,652,509	1,651,170	1,684,078	1,770,798
Average diluted shares outstanding	2,035,086	2,018,731	1,999,972	1,953,213	1,959,536	2,045,865	2,039,729
Balance Sheet Figures
Total assets	$138,527	$131,632	$127,352	$118,304	$108,183	$136,823	$129,256
Net loans	$99,121	$92,971	$81,880	$82,827	$71,833	$102,720	$98,452
Total investment securities	$16,871	$21,240	$26,107	$15,530	$11,920	$14,742	$18,732
Total deposits	$113,724	$108,383	$103,211	$102,380	$90,189	$117,592	$111,364
Borrowed funds	$9,000	$9,000	$11,000	$4,000	$4,000	$3,000	$3,000
Total shareholders’ equity	$14,354	$13,123	$12,064	$10,896	$9,751	$14,968	$13,604
Ratios
Average equity/average assets	10.73%	10.09%	9.65%	9.37%	9.64%	11.12%	10.72%
Return on average equity	7.31%	10.28%	11.27%	11.05%	9.37%	5.09%	8.12%
Return on average assets	0.79%	1.04%	1.08%	1.04%	0.90%	0.57%	0.87%
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Net interest margin	3.54%	3.73%	3.70%	3.67%	3.79%	3.34%	3.65%
Effeciency ratio	68.69%	59.04%	57.08%	55.66%	59.60%	74.79%	66.22%
Net loans to total assets	71.55%	70.63%	64.29%	70.01%	66.40%	75.07%	76.17%
Allowance for loan losses to total loans outstanding	1.22%	1.23%	1.28%	1.29%	1.26%	1.22%	1.21%
Non-accrual loans to total loans outstanding	0.12%	0.00%	0.00%	0.00%	0.00%	0.00%	0.13%
Net Charge offs to loans outstanding	0.010%	0.004%	0.051%	0.00%	0.00%	0.003%	0.002%

Selected Unaudited Pro Forma Combined Financial Data

The following table shows information about the financial condition and results of operations, including per share data and financial ratios, after giving effect to the merger. This information is called unaudited pro forma financial information in this document. The information under “Combined income statement” in the table below gives effect to the pro forma results for the six months ended June 30, 2007. The information under “Selected combined balance sheet items” in the table below assumes the merger was completed on June 30, 2007. The pro forma financial information assumes that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available financial information of First Keystone Corporation and Pocono Community Bank. See “The Merger—Accounting Treatment” on page 68.

The unaudited pro forma combined financial information includes adjustments to reflect the assets and liabilities of Pocono Community Bank at their estimated fair values at or near June 30, 2007. Such adjustments are subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma financial information is presented for illustrative purposes only and does not include any assumptions regarding the possible impact of revenue enhancements, asset dispositions or share repurchases.

The information presented below should be read together with the historical consolidated financial statements of First Keystone Corporation and Pocono Community Bank, including the related the related notes, found elsewhere in this joint proxy statement/prospectus and together with the consolidated historical financial data for First Keystone Corporation and Pocono Community Bank and the other pro forma financial information, including the related notes, appearing elsewhere in this document,  “Pro Forma Combined Financial Information” beginning on page F-80. The pro forma financial data are not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

In addition, as explained in more detail in the accompanying notes to the unaudited pro forma financial information found elsewhere in this joint proxy statement/prospectus, the allocation of the purchase price reflected in the Selected Unaudited Pro Forma Combined Financial Data is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

As of or for the Six Months Ended June 30, 2007
(in thousands)
Combined income statement:
Total interest income	$18,508
Total interest expense	10,096
Net interest income	8,412
Provision for loan losses	164
Net interest income after provision for loan losses	8,248
Non-interest income	2,245
Non-interest expense	(6,750)
Income before income taxes	3,743
Income tax expense	719
Net income	$3,024
Selected combined balance sheet items:
Investment securities	$257,887
Total loans	358,965
Total assets	673,988
Total deposits	515,072
Borrowings	86,843
Stockholders’ equity	67,846

Comparative Per Share Data

The First Keystone Corporation and Pocono Community Bank historical and the unaudited pro forma combined First Keystone Corporation and Pocono Community Bank equivalent per share financial data for the six months ended June 30, 2007 is presented below. This information should be considered together with the financial statements and related notes of First Keystone Corporation and Pocono Community Bank and with the unaudited pro forma combined financial data included under “Pro Forma Combined Financial Information” found elsewhere in this joint proxy statement/prospectus.

As of or for the Six Months Ended June 30, 2007
First Keystone Corporation Common Stock
Book value per share
Historical	$11.12
Pro forma combined	$12.45
Cash dividends declared per share
Historical	$0.44
Pro forma combined(1)	$0.44
Basic net income per share
Historical	$0.62
Pro forma combined	$0.55
Diluted net income per share
Historical	$0.62
Pro forma combined	$0.55
Pocono Community Bank Common Stock
Book value per share
Historical	$8.57
Pro forma equivalent(2)	$11.13
Cash dividends declared per share
Historical	$—
Pro forma equivalent(2)	$0.39
Basic net income per share
Historical	$0.21
Pro forma equivalent(2)	$0.49
Diluted net income per share
Historical	$0.18
Pro forma equivalent(2)	$0.49

(1)          The First Keystone Corporation pro forma combined cash dividends declared per share represent historical dividends per share for First Keystone Corporation.

(2)          The Pocono Community Bank pro forma equivalent per share amounts are calculated by multiplying the First Keystone Corporation pro forma combined per share amounts by the exchange ratio of .8944.

Risk Factors

In considering whether to approve and adopt the merger and, for Pocono shareholders, whether to invest or elect to convert your shares of Pocono into cash versus First Keystone Corporation common stock, you should consider carefully the risks we describe below. In addition to the other information included in this document, including the matters addressed in “A Warning About Forward-Looking Information,” on page 24, you should carefully consider the matters described below in determining whether to approve the merger agreement.

Risk factors related to the Merger in general.

If the merger is not completed, Pocono will have incurred substantial expenses without realizing the expected benefits.

Pocono has incurred substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. We cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Pocono because it would not have realized the expected benefits.

The merger must be approved by multiple governmental agencies.

Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board, the Office of the Comptroller of Currency and various domestic bank regulatory, antitrust and other authorities. These governmental entities, including the Office of the Comptroller of Currency, may impose conditions on the completion of the merger or require changes to the terms of the merger. Although First Keystone Corporation and Pocono do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of First Keystone Corporation following the merger, any of which might have a material adverse effect on First Keystone Corporation following the merger. First Keystone Corporation is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on First Keystone Corporation or Pocono, measured relative to Pocono, but First Keystone Corporation could choose to waive this condition.

First Keystone Corporation may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on First Keystone Corporation’s ability to realize the anticipated benefits and cost savings from combining the businesses of First Keystone Corporation and Pocono. However, to realize these anticipated benefits and cost savings, First Keystone Corporation must successfully combine the businesses of First Keystone Corporation and Pocono. If First Keystone Corporation is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

First Keystone Corporation and Pocono have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect First Keystone Corporation’s ability to maintain its relationships with their respective clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies may, to some extent, also divert management attention and resources. These integration matters could have an adverse effect on each of First Keystone Corporation and Pocono during such transition period.

Risk Factors related to First Keystone Corporation’s Business

First Keystone Corporation’s business is subject to interest rate risk and variations in interest rates may negatively affect its financial performance.

Changes in the interest rate environment may reduce profits. The primary source of income for First Keystone Corporation is the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. As prevailing interest rates change, net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. An increase in the general level of interest rates may also adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect First Keystone Corporation’s net interest spread, asset quality, loan origination volume and overall profitability.

First Keystone Corporation’s ability to pay dividends depends primarily on dividends from its banking subsidiary, which is subject to regulatory limits.

First Keystone Corporation is a bank holding company and its operations are conducted by First Keystone National Bank. First Keystone Corporation’s ability to pay dividends depends on its receipt of dividends from First Keystone National Bank. Dividend payments from its banking subsidiary are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of First Keystone National Bank to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. At June 30, 2007, approximately $5,908,984 was available without the need for regulatory approval for the payment of dividends to First Keystone Corporation from First Keystone National Bank. There is no assurance that First Keystone National Bank will be able to pay dividends in the future or that First Keystone Corporation will generate adequate cash flow to pay dividends in the future. First Keystone Corporation’s failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

First Keystone Corporation’s future acquisitions could dilute your ownership of First Keystone Corporation and may cause First Keystone Corporation to become more susceptible to adverse economic events.

First Keystone Corporation may use its common stock to acquire other companies and intends to acquire or make investments in banks and other complementary businesses with its common stock in the future. First Keystone Corporation may issue additional shares of common stock to pay for future acquisitions, which would dilute your ownership interest in First Keystone Corporation. Future business acquisitions could be material to First Keystone Corporation, and the degree of success achieved in acquiring and integrating these businesses into First Keystone Corporation could have a material effect on the value of First Keystone Corporation common stock. In addition, any acquisition could require First Keystone Corporation to use substantial cash or other liquid assets or to incur debt. In those events, First Keystone Corporation could become more susceptible to economic downturns and competitive pressures.

Competition from other financial institutions may adversely affect First Keystone Corporation’s profitability.

First Keystone Corporation’s banking subsidiary faces substantial competition in originating, both commercial and consumer loans. This competition comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Many of First Keystone Corporation’s competitors enjoy advantages, including greater financial resources and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. This competition could reduce First Keystone Corporation’s net income by decreasing the number and size of loans that its banking subsidiary originate and the interest rates they may charge on these loans.

In attracting business and consumer deposits, First Keystone Corporation’s banking subsidiary faces substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of First Keystone Corporation’s competitors enjoy advantages, including greater financial resources, more aggressive marketing campaigns, better brand recognition and more convenient branch locations. These competitors may offer higher interest rates than First Keystone Corporation, which could decrease the deposits that First Keystone Corporation attracts or require First Keystone Corporation to increase its rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect First Keystone Corporation’s ability to generate the funds necessary for lending operations. As a result, First Keystone Corporation may need to seek other sources of funds that may be more expensive to obtain and could increase First Keystone Corporation’s cost of funds.

First Keystone Corporation’s banking subsidiary also competes with non-bank providers of financial services, such as brokerage firms, consumer finance companies, credit unions, insurance agencies and governmental organizations which may offer more favorable terms. Some of First Keystone Corporation’s non-bank competitors are not subject to the same extensive regulations that govern its banking operations. As a result, such non-bank competitors may have advantages over First Keystone Corporation’s banking subsidiary in providing certain products and services. This competition may reduce or limit First Keystone Corporation’s margins on banking services, reduce its market share and adversely affect its earnings and financial condition.

Future governmental regulation and legislation could limit First Keystone Corporation’s future growth.

First Keystone Corporation is a registered bank holding company, and its subsidiary bank is a depository institution whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC) and is regulated by the OCC. As a result, First Keystone Corporation and First Keystone National Bank are subject to various regulations and examinations by various regulatory authorities. In general, statutes establish the corporate governance and eligible business activities for First Keystone Corporation, certain acquisition and merger restrictions, limitations on inter-company transactions such as loans and dividends, and capital adequacy requirements, requirements for anti-money laundering programs and other compliance matters, among other regulations. First Keystone Corporation is extensively regulated under federal and state banking laws and regulations that are intended primarily for the protection of depositors and customers, federal deposit insurance funds and the banking system as a whole. Compliance with these statutes and regulations is important to First Keystone Corporation’s ability to engage in new activities and to consummate additional acquisitions.

In addition, First Keystone Corporation is subject to changes in federal and state tax laws as well as changes in banking and credit regulations, accounting principles and governmental economic and monetary policies. First Keystone Corporation cannot predict whether any of these changes may adversely and materially affect it. Federal and state banking regulators also possess broad powers to take supervisory actions as they deem appropriate. These supervisory actions may result in higher capital requirements, higher insurance premiums and limitations on First Keystone Corporation’s activities that could have a material adverse effect on its business and profitability. While these statutes are generally designed to minimize potential loss to depositors and the FDIC insurance funds, they do not eliminate risk, and compliance with such statutes increases First Keystone Corporation’s expense, requires management’s attention and can be a disadvantage from a competitive standpoint with respect to non-regulated competitors.

The long-term economic effects of terrorist attacks on the United States, the war with Iraq and an economic slowdown could negatively affect financial condition.

The long-term economic impact of the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area and the Iraqi war has yet to be determined, and the ultimate cost associated with these events and related incidents may place significant burdens on the United States economy as a whole. If these events or additional terrorist attacks or other factors cause or worsen an overall economic decline, the financial condition and operating results of First Keystone Corporation could be materially adversely affected. The long-term economic impact of the Iraqi war upon the financial markets in general could be negative. In addition, events such as the ones referred to could cause or contribute to a general decline in equity valuations, which in turn could reduce the market value of your investment in First Keystone Corporation stock.

Risk Factors as they relate to Pocono shareholders.

Pocono’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Pocono shareholders.

In considering these facts and the other information contained in this document, you should be aware that Pocono’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Pocono shareholders. The Pocono directors who collectively hold approximately 56% of the outstanding Pocono stock have agreed to vote in favor of the merger proposal. In addition, this agreement may have the effect of discouraging persons from making a proposal to acquire Pocono. In addition, First Keystone Corporation has agreed to cash out all the Pocono stock options and warrants for the difference between the exercise price and $16.10. Pocono directors hold a total of 40,095 stock options and 192,875 warrants. Upon the effective date, the directors will receive approximately $2,551,411.00 in cash for the stock options and warrants.  Further, Mr. Gerlach has entered into employment and consulting agreements with First Keystone Corporation in connection with the merger. Under these agreements, Mr. Gerlach may receive, in total, payments of approximately $945,500 (in total, not taking into consideration tax withholdings). First Keystone Corporation has also agreed to increase the size of First Keystone Corporation’s board of directors to include two persons selected by Pocono and approved by First Keystone Corporation. These and certain other additional interests of Pocono’s directors and executive officers are described in detail in “The Merger—Financial Interests of Directors, Officers and Others in the Merger,” beginning on page 66 of this document. These circumstances may cause some of Pocono directors and executive officers to view the proposed transaction differently than you view it.

Some shareholders may not receive the form of merger consideration they elect.

Depending on the elections made by all Pocono shareholders, certain Pocono shareholders who elect to receive cash consideration may receive shares of First Keystone Corporation common stock for a portion of their shares of Pocono common stock. Similarly, certain Pocono shareholders who elect to receive shares of First Keystone Corporation common stock consideration may receive cash for a portion of their shares of Pocono common stock.

In the event that Pocono shareholders oversubscribe for the available shares of First Keystone Corporation common stock, those Pocono shareholders electing to receive First Keystone Corporation common stock will have the amount of stock they selected reduced on a pro rata basis and will receive a portion of their consideration in the form of cash. In the event that Pocono shareholders undersubscribe for the available shares of First Keystone Corporation common stock, those Pocono shareholders electing to receive cash will have the amount of cash they selected reduced on a pro rata basis and will receive a portion of their consideration in the form of First Keystone Corporation common stock. The pro rata allocation process will be administered by First Keystone Corporation’s exchange agent according to a formula. Accordingly, at the time Pocono shareholders vote on the proposal to approve and adopt the merger agreement, they will not know the form of merger consideration that they will receive, regardless of their election prior to the merger. In addition, a Pocono shareholder may receive a pro rata amount of First Keystone Corporation common stock or cash even if he or she has elected to receive all common stock or all cash. Further, to the extent that Pocono shareholders receive a portion of the merger consideration in a form that they did not elect, they also will not know at the time of their election the complete tax consequences that will result upon the exchange of their shares of Pocono common stock. See “The Merger—Certain Federal Income Tax Consequences,” on page 68.

Because the market price of First Keystone Corporation common stock will fluctuate, Pocono shareholders cannot be sure of the market value of the First Keystone Corporation common stock that they will receive in the merger.

Under the terms of the merger agreement, and subject to certain exceptions, as described elsewhere in this document, the exchange ratio for the stock consideration to be issued in connection with the merger will be 0.8944 shares of First Keystone Corporation common stock for each share of Pocono common stock. The closing price of First Keystone Corporation common stock, adjusted for stock dividends and stock splits, as reported on the OTCBB, was $18.75 on May 10, 2007, the trading day immediately preceding the day on which the merger was publicly announced. As of                 , 2007, the closing price of First Keystone Corporation common stock, as reported on the OTCBB, was $                  . The high and low closing prices of First Keystone Corporation common stock for the twelve month period between April 1, 2006, and April 1, 2007, were $20.30, on September 22, 2006, and $17.40 on December 26, 2006, adjusted to reflect cash and stock dividends paid. The market price of First Keystone Corporation common stock may vary from these prices, and may also vary from the price on the date that this document is mailed to Pocono shareholders or on the date of the special meeting of Pocono shareholders. See “Market Price and Dividend Information,” beginning on page 12.

The market price of First Keystone Corporation common stock may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of First Keystone Corporation and are not necessarily related to a change in the financial performance or condition of First Keystone Corporation. As a result of the fluctuating stock price of First Keystone Corporation, the market value of shares of First Keystone Corporation common stock that a Pocono shareholder receives in the merger will decline correspondingly with declines in the market price of First Keystone Corporation common stock prior to and as of the date the merger consideration is exchanged.

There can be no assurance that the value of the First Keystone Corporation common stock that Pocono shareholders receive in the merger will be substantially equivalent to the cash merger consideration of $16.10 per share, or that it will be substantially equivalent to the market price of First Keystone Corporation common stock at the time Pocono shareholders vote to approve the merger agreement. We urge you to obtain current market quotations for First Keystone Corporation common stock.

The value of the stock consideration you receive could be less than $16.10 per share of Pocono common stock if the Pocono board of directors does not exercise its right to terminate the merger agreement upon the occurrence of certain events.

If the merger closes at a time when the 20 day average closing price of First Keystone Corporation common stock is below $16.20 and the decline in First Keystone Corporation’s common stock is at least 10% more than the decline in a peer group index, the value of First Keystone Corporation common stock Pocono shareholders receive in exchange for their shares of Pocono common stock would be less than $16.20 per share of Pocono common stock. Pocono has the option, but is not required, to terminate the merger agreement if the 20 day average closing price of First Keystone Corporation common stock is below $16.20 and the decline in the average closing price of First Keystone Corporation common stock, since May 10, 2007, is at least 10% more than the change during the same period of a peer group index. See Section 8.1(h) of the merger agreement, attached to this proxy statement/prospectus as Annex A. Pocono cannot predict whether or not the Pocono board of directors would exercise its right to terminate the merger agreement if these conditions were met. The merger agreement does not provide for a resolicitation of Pocono shareholders in the event that the conditions are met and the Pocono board nevertheless chooses to complete the transaction. Pocono’s board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement. In considering whether to exercise its right to terminate the merger agreement, Pocono’s board of directors would take into account all the relevant facts and circumstances that exist at the time and would consult with its financial advisor and legal counsel.

The merger agreement limits Pocono’s ability to pursue alternative transactions to the merger and requires Pocono to pay a termination fee if it does.

The merger agreement prohibits Pocono and its directors, officers, representatives and agents from soliciting, authorizing the solicitation of or subject to very narrow exceptions, entering into discussions with any third party regarding alternative acquisition proposals. The prohibition limits Pocono’s ability to pursue offers that may be superior from a financial point of view from other possible acquirers. If Pocono receives an unsolicited proposal from a third party that is superior from a financial point of view to that made by First Keystone Corporation and the merger agreement is terminated, Pocono would be required to pay a $1,200,000 termination fee. This fee makes it less likely that a third party will make an alternative acquisition proposal.

First Keystone Corporation and Pocono may choose not to proceed with the Merger if it is not completed by April 30, 2008.

Either First Keystone Corporation or Pocono may terminate the merger agreement if the merger has not been completed by April 30, 2008. See “The Merger—Terms of the Merger—Termination and—Termination Fee,” beginning at page 64. There can be no assurance that all conditions to the merger will have been satisfied by April 30, 2008. See “The Merger—Terms of the Merger—Conditions to the Merger,” beginning at page 61.

After the merger is completed, Pocono shareholders who receive First Keystone Corporation common stock for some or all of their shares of Pocono common stock will become First Keystone Corporation shareholders and will have different rights that may be less advantageous than their current rights.

Upon completion of the merger, Pocono shareholders who receive First Keystone Corporation common stock for some or all of their shares of Pocono common stock will become First Keystone Corporation shareholders. Differences in Pocono’s articles of incorporation and bylaws and First Keystone Corporation’s articles of incorporation and bylaws will result in changes to the rights of Pocono shareholders who become First Keystone Corporation shareholders. For more information, see “Comparison of the Shareholders’ Rights,” beginning on page 138 of this document. A shareholder of Pocono may conclude that his, her or its current rights under Pocono’s articles of incorporation and bylaws are more advantageous than the rights they may have as a First Keystone Corporation shareholder under First Keystone Corporation’s articles of incorporation and bylaws.

A Warning About Forward-Looking Information

This document, including information incorporated by reference in this document, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and business of each of First Keystone Corporation, First Keystone National Bank, and Pocono. These include statements relating to revenues, cost savings and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “projects” or similar words or expressions.

These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by these forward-looking statements. See “Risk Factors,” beginning on page 18 of this document.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by these statements. We caution Pocono shareholders not to place undue reliance on these statements. These statements speak only as of the date of this document or, if made in any document incorporated by reference, as of the date of that document.

All written or oral forward-looking statements attributable to First Keystone Corporation or Pocono or any person acting on their behalf made after the date of this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither First Keystone Corporation nor Pocono undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Special Meeting of Shareholders

When and Where the Special Meeting will be Held

Pocono will hold a special meeting of its shareholders at                                     ,                                       , Stroudsburg, Pennsylvania at       :00     .m., local time, on         ,                   , 2007.

What will be Voted on at the Special Meeting.

At the special meeting, Pocono shareholders will consider and vote on proposals to:

•       Approve and adopt the merger agreement, between First Keystone Corporation, First Keystone National Bank and Pocono, and the consummation of the transactions contemplated thereby, which provides, among other things, for the merger of Pocono with and into First Keystone National Bank, upon the terms and subject to the conditions set forth in the merger agreement and the right of the Pocono shareholders to receive either 0.8944 shares of First Keystone Corporation common stock or $16.10 in cash for each share of Pocono common stock;

•       Extend the final exercise date of the warrants for one year;

•       Adjourn the special meeting if more time is needed to solicit additional votes in favor of the merger agreement; and

•       Transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The Pocono board of directors recommends that you vote “FOR” approval and adoption of the merger agreement.

Shareholders Entitled to Vote

The Pocono board of directors has fixed the close of business on August 31, 2007, as the record date for determining shareholders entitled to notice of, and to vote, at the special meeting. As of the record date, there were                        shares of Pocono common stock outstanding and entitled to be voted at the special meeting, held by approximately 285 shareholders of record. Each holder of shares of Pocono common stock outstanding on the record date will be entitled to one vote for each share of Pocono common stock held of record.

Number of Shares that Must be Represented for a Vote to be Taken

In order to have a quorum, a majority of the total outstanding shares of Pocono common stock entitled to vote at the special meeting must be represented at the meeting in person or by proxy.

We will count as present at the special meeting, for purposes of determining the presence or absence of a quorum:

•       Shares of Pocono common stock held by persons attending the Pocono special meeting, whether or not they are voting.

•       Shares of Pocono common stock for which Pocono has received proxies, including proxies properly executed with respect to which holders of those shares have abstained from voting.

•       Shares of Pocono common stock represented by proxies from a broker that are voted on any issue other than a procedural motion.

Vote Required; Voting Agreements

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Pocono common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement. The affirmative vote of a majority of the issued and outstanding shares of Pocono common stock is required to approve the extension of the warrant exercise date by one year. The affirmative vote of a majority of those shares present at the special meeting is required to approve the adjournment or postponement of the special meeting.

Certain directors of Pocono, who collectively hold approximately 56% of the outstanding Pocono stock have agreed in writing to vote all shares of Pocono common stock for which they have sole voting power, and their proportionate interest if they have shared voting power, on the record date, in favor of the merger agreement and the merger. The voting agreements may have the effect of discouraging persons from making an acquisition proposal involving Pocono.

No separate consideration was paid to any of the directors for entering into the voting agreements, however, such persons have interests in the merger as directors, executive officers, and employees that are different from those of other Pocono shareholders. First Keystone Corporation required that such agreements be executed as a condition to First Keystone Corporation entering into the merger agreement. See “The Merger—Financial Interests of Directors, Officers and Others in the Merger—Terms of the Merger—Voting Agreements.”

Voting your Shares; Abstentions; Broker Non-Votes

The Pocono board of directors is soliciting proxies from the Pocono shareholders. This will give you an opportunity to vote at the Pocono special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions. If you do not vote by proxy or by attending the Pocono special meeting and voting in person, it will have the same effect as voting against the merger. If you sign your proxy card but make no specification on your proxy card regarding the proposals, the agent will vote all your shares “FOR” approval and adoption of the merger agreement and the merger, the extension of the expiration of the warrant exercise date for one year and the adjournment or postponement proposal.

If you abstain from voting on any proposal considered at the special meeting, we will not count the abstention as a vote for or against such proposal. Under rules relating to how brokers vote shares held in brokerage accounts, brokers who hold your shares in street name can not give a proxy to vote your shares without receiving specific instructions from you.

Broker non-votes and any abstentions will be counted as shares present for purposes of determining a quorum. However, broker non-votes and abstentions will not be counted as votes for or against the merger agreement. Broker non-votes and abstentions will therefore have the effect of a vote against the merger agreement.

We cannot complete the merger unless the merger agreement is approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Pocono common stock entitled to vote on the merger agreement.

Abstentions and broker non-votes will not affect the vote on approval of the adjournment proposal. Approval of this proposal requires the affirmative vote the holders of a majority of the votes cast at the special meeting by shareholders entitled to vote.

Changing your Vote

Any Pocono shareholder may revoke a proxy at any time before or at the special meeting in one or more of the following ways:

•       Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the special meeting to John G. Gerlach, President of Pocono;

•       Submitting a later-dated proxy; or

•       Attending the special meeting and voting in person.

You should send any written notice of revocation or subsequent proxy to Pocono Community Bank, Attention: John G. Gerlach, President, 559 Main Street, Stroudsburg, PA 18360 or hand deliver the notice of revocation or subsequent proxy to John G. Gerlach before the taking of the vote at the special meeting. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

Solicitation of Proxies and Costs

Pocono will pay the costs of soliciting proxies from Pocono shareholders. In addition to solicitation by mail, directors, officers and employees acting on behalf of Pocono may solicit proxies for the special meeting in person or by telephone, email, facsimile or other means of communication. Pocono will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. Pocono will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Pocono will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

Proposal No. 1:

The Merger

The following information describes the material terms and provisions of the merger. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement, as amended, which we incorporate by reference in this proxy statement/prospectus. A copy of the merger agreement is attached to this document as Annex A to provide information regarding the terms of the proposed merger. Except for its status as the contractual document between the parties with respect to the merger described therein, it is not intended to provide factual information about the parties. The representation and warranties contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information. We urge you to read the full text of the merger agreement carefully.

General

The merger agreement provides that:

•       Pocono will merge into First Keystone National Bank, the wholly-owned subsidiary of First Keystone Corporation, with First Keystone National Bank as the surviving bank.

•       If you are a shareholder of Pocono, at your election, you will receive either 0.8944 shares of First Keystone Corporation common stock or $16.10 in cash for each share of Pocono common stock you own. In addition, each option and warrant will be cancelled and instead represent the right only to receive in cash the difference between the exercise price of the option or warrant and $16.10. Your election may specify that you receive all First Keystone Corporation common stock, all cash, or a mix of First Keystone Corporation common stock and cash, subject, however, to allocation procedures assuring that 937,277 shares of First Keystone Corporation common stock is exchanged for Pocono common stock. Accordingly, after Pocono shareholder elections have been tabulated, the elected amounts of stock and cash may be subject to adjustment to assure that 937,277 shares of First Keystone Corporation common stock are issued. Therefore, the amount of cash or stock that Pocono shareholders receive in the merger may vary substantially from the consideration they elect to receive.

•       W. Peter Ahnert and John G. Gerlach will be appointed as members of the First Keystone Corporation board of directors.

•       Pocono will continue to be operated as a separate division of First Keystone National Bank under the name “Pocono Community Bank, a Division of First Keystone National Bank” for at least two years after the merger effective date.

•       The current directors of Pocono, may continue to serve as the directors of an advisory board for the “Pocono Community Bank” division of First Keystone National Bank for at least two years after the merger effective date if they choose.

Background of the Merger

From time to time, Pocono’s directors have held discussions to review Pocono’s business plan, the developing market in which Pocono competes, and its strategic alternatives. Over the past three years, the directors have specifically reviewed:

•       the entry of several banking organizations into Pocono’s market, all of which are bigger than Pocono and offer a variety of financial products and services to their customers that Pocono does not have the resources to offer;

•       the ability of Pocono to continue to finance more branch offices without creating an adverse impact on earnings;

•       the interest-rate environment as it impacts banks that rely primarily on spread income, such as Pocono;

•       succession planning to replace John G. Gerlach, the President and Chief Executive Officer, who has expressed a desire to retire; and

•       the occasional receipt of informal unsolicited indications of interest by other banking organizations to partner with Pocono.

As a result of all of the above, in late August 2006, John G. Gerlach suggested to the board of directors that it would be advisable to engage an investment banking firm to assist the directors in a review of any unsolicited offer to acquire Pocono and of other strategies to enhance shareholder value and create a more competitive banking alternative to customers in Pocono’s market. The board of directors requested Mr. Gerlach to interview representatives of several investment banking firms.

On September 26, 2006, Mr. Gerlach interviewed Charles K. Hull of Boenning & Scattergood, Inc., and they had a subsequent meeting on November 1, 2006.

On November 20, 2006, Boenning & Scattergood, Inc. made a presentation to the Pocono board of directors describing its experience in the Mid-Atlantic banking market and advising the directors on a course of action that could result in the selection of a banking partner for Pocono.

On December 1, 2006, Mr. Gerlach informed Boenning & Scattergood, Inc. that the Pocono board of directors selected Boenning & Scattergood, Inc. to be its investment banker and wanted Boenning & Scattergood, Inc. to assist the board of directors in finding a suitable banking partner.

On December 11, 2006, Pocono and Boenning & Scattergood, Inc. entered into an engagement letter for Boenning & Scattergood, Inc. to act as Pocono’s exclusive financial advisor in connection with the possible sale, merger or other combination of Pocono with another financial institution. As a part of this engagement, Boenning & Scattergood, Inc. prepared a confidential memorandum describing Pocono’s history, business, operations and financial results, to be delivered to interested financial institutions, and, with the assistance of Pocono’s management assembled a list of potential transaction partners.

After such list was reviewed by Mr. Gerlach on January 30, 2007, Boenning & Scattergood, Inc. representatives made inquiries to the management of those institutions on such list to ascertain whether they had any interest in reviewing the confidential memorandum and subsequently submitting a letter of interest to pursue a transaction. This process commenced on February 15, 2007.

On March 8, 2007, the Pocono board of directors held a special meeting to review Boenning & Scattergood, Inc.’s presentation of the process to receive indications of interest. At this meeting, Boenning & Scattergood, Inc. representatives described the process that led to the receipt of indications of interest from six financial institutions. Boenning & Scattergood, Inc. presented the board of directors with an analysis of each of these institutions and the terms and conditions associated with each indication of interest to acquire Pocono. Moreover, Boenning & Scattergood, Inc. reviewed comparable bank deals and indicated to the Pocono board of directors that the potential merger consideration contained in at least three of the six indications of interest was well in excess of the average price to earnings received by other similar selling banking institutions. Furthermore, Boenning & Scattergood, Inc. suggested that the board of directors select at least two of these six institutions to continue discussions to lead to a definitive written offer to partner with Pocono. After discussion on the merits and disadvantages to each indication of interest, the Pocono board of directors selected First Keystone Corporation and one other banking institution to continue with discussions.

Soon after the meeting on March 8, 2007, the other selected financial institution withdrew its indication of interest. However, one of the remaining original six interested banking institutions persisted in its interest and Pocono management decided to allow that institution to make a more definitive offer.

On April 11, 2007, the Pocono board of directors held a special meeting to review two firm offers that had been received, one of which was from First Keystone Corporation. Boenning & Scattergood, Inc. representatives described both of these offers in detail. Pocono directors inquired about the federal tax consequences for each offer with respect to shareholders; the impact on Pocono’s employees and customers if one of these institutions acquired Pocono; the dividend payout history of these two offerors; the market for these offerors’ stock; price protection mechanisms in a possible merger agreement for Pocono shareholders for the exchange of their stock; the development of Pocono’s market with respect to the entries of other financial institution competitors; the historical financial performance of these two offerors; and the potential to offer Pocono’s customers a wider array of banking products and services, trust services and investment products.

After discussion on these matters, the Pocono board of directors directed Boenning & Scattergood, Inc. and Pocono legal counsel to negotiate with appropriate agents and representatives of First Keystone Corporation a definitive written acquisition agreement based upon the terms and conditions contained in the written offer of First Keystone Corporation.

On April 20, 2007, Pocono management and Boenning & Scattergood, Inc. representatives conducted an on-site due diligence investigation of First Keystone Corporation and First Keystone National Bank.

On May 9, 2007, the Pocono board of directors held a special meeting to review with Boenning & Scattergood, Inc. and legal counsel the merger agreement and its annexes attached as Annex A to this proxy statement/prospectus. Legal counsel reviewed the terms and conditions of the merger agreement, copies of which were delivered to the members of the board of directors prior to this meeting.

Also, at this special meeting, Boenning & Scattergood, Inc. representatives submitted their fairness opinion, a copy of which is attached to this proxy statement/prospectus as Annex B. Moreover, Boenning & Scattergood, Inc. representatives presented information regarding an overview of the merger which included valuation consideration and pro forma financial data; the findings from Boenning & Scattergood, Inc.’s and Pocono’s due diligence investigation of First Keystone Corporation; the 5-year historical performance of Pocono; comparable mergers and acquisitions; and comparable market value of this merger. Boenning & Scattergood, Inc. related that the financial terms for this merger transaction were in excess of comparable bank deals.

At this meeting on May 9, 2007, the Pocono board of directors approved this merger agreement with First Keystone Corporation and directed Pocono management to take those steps that would be necessary, including holding a special meeting of shareholders, to consummate the merger.

On May 10, 2007, the First Keystone Corporation board of directors approved the merger agreement. Pocono and First Keystone Corporation publicly announced the transaction before markets opened on May 11, 2007.

Recommendation of the Pocono Board of Directors

The Pocono board of directors has approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of Pocono and its shareholders. Accordingly, the Pocono board of directors recommends that Pocono shareholders vote “FOR” approval and adoption of the merger agreement and the merger.

Opinion of Pocono’s Financial Advisor

Pursuant to an engagement letter dated as of December 7, 2006, Pocono retained Boenning & Scattergood, Inc. to act as its exclusive financial advisor in connection with its consideration of a possible business combination. In connection with the merger with First Keystone Corporation, the Pocono board requested Boenning & Scattergood, Inc. to render its opinion as to the fairness of the merger consideration to the holders of Pocono common stock from a financial point of view. At the May 9, 2007, meeting at which Pocono’s board considered the merger agreement, Boenning & Scattergood, Inc. rendered its opinion to the board that, based upon and subject to the various considerations set forth therein, as of May 9, 2007, the merger consideration was fair to the holders of Pocono common stock from a financial point of view.

The full text of Boenning & Scattergood, Inc.’s opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this proxy statement/prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this document. The summary of the opinion of Boenning & Scattergood, Inc. set forth below is qualified in its entirety by reference to the full text of the opinion attached as Annex B to this document.

Boenning & Scattergood, Inc. was selected to act as Pocono’s financial advisor in connection with the merger with First Keystone Corporation based upon its qualifications, expertise, reputation and experience. Boenning & Scattergood, Inc. has knowledge of, and experience with the Pennsylvania and surrounding banking markets, as well as banking organizations operating in those markets, and was selected by Pocono because of its knowledge of, experience with, and reputation in the financial services industry. Boenning & Scattergood, Inc., as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, public offerings, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions. In the ordinary course of its business as a broker-dealer, Boenning & Scattergood, Inc. may, from time to time, purchase securities from, and sell securities to, Pocono and First Keystone Corporation. In the ordinary course of business, Boenning & Scattergood, Inc. may actively trade the securities of Pocono and First Keystone Corporation for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities. Boenning & Scattergood, Inc. serves as a market maker in First Keystone Corporation’s common stock.

On May 9, 2007, a majority of the members of Pocono’s board of directors approved and executed the merger agreement. Prior to the approval, Boenning & Scattergood, Inc. delivered its opinion to Pocono’s board of directors stating that, as of such date, the merger consideration pursuant to the merger agreement was fair to the shareholders of Pocono from a financial point of view. The full text of the opinion which sets forth assumptions made, matters considered and limits on the review undertaken is attached as Annex B to this document.

No limitations were imposed by Pocono’s board of directors upon Boenning & Scattergood, Inc. with respect to the investigations made or procedures followed by Boenning & Scattergood, Inc. in rendering the opinion.

In arriving at its opinion, Boenning & Scattergood, Inc., among other things:

•       reviewed the merger agreement;

•       reviewed and analyzed the stock market performance of Pocono and First Keystone Corporation;

•       studied and analyzed the consolidated financial and operating data of Pocono and First Keystone Corporation;

•       considered the terms and conditions of the merger between Pocono and First Keystone Corporation as compared with the terms and conditions of bank, bank holding company, and financial holding company mergers and acquisitions which Boenning & Scattergood, Inc. deemed comparable;

•       met and/or communicated with certain members of Pocono’s and First Keystone Corporation’s senior management to discuss their respective operations, historical financial statements, and future prospects;

•       reviewed a draft of this registration statement (in the case of the proxy opinion);

•       compared the financial performance of Pocono and First Keystone Corporation and the prices and trading activity of the stocks of Pocono and First Keystone Corporation with those of certain other publicly-traded banks, bank holding companies, and financial holding companies and their securities which Boenning & Scattergood, Inc. deemed comparable;

•       discussed the strategic objectives of the merger and the plans for the combined company with senior executives of Pocono and First Keystone Corporation, including estimates of the cost savings and other synergies projected by First Keystone Corporation for the combined company;

•       participated in discussions and negotiations among representatives of Pocono and First Keystone Corporation and their advisors; and

•       conducted such other financial analyses, studies and investigations as it deemed appropriate.

In connection with rendering its opinion, Boenning & Scattergood, Inc. assumed that in the course of obtaining the necessary regulatory and governmental approvals for the merger, no restriction will be imposed on First Keystone Corporation or Pocono that would have a material adverse effect on the contemplated benefits of the merger. Boenning & Scattergood, Inc. also assumed that no change in applicable law or regulation will occur that would cause a material adverse change in the prospects or operations of First Keystone Corporation after the merger.

Boenning & Scattergood, Inc. relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinion. With respect to Pocono’s and First Keystone Corporation’s financial forecasts and other information reviewed by Boenning & Scattergood, Inc. in rendering its opinion, Boenning & Scattergood, Inc. assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Pocono and First Keystone Corporation as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Boenning & Scattergood, Inc. did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Pocono or First Keystone Corporation nor was it furnished with any such appraisal. Boenning & Scattergood, Inc. also did not independently verify, and has relied on and assumed, that all allowances for loan and lease losses set forth in the balance sheets of Pocono and First Keystone Corporation were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. In addition, Boenning & Scattergood, Inc. did not review credit files of either Pocono or First Keystone Corporation.

The following is a summary of the material analyses prepared by Boenning & Scattergood, Inc. and presented to Pocono’s board of directors in connection with the opinion and analyzed by Boenning & Scattergood, Inc. in connection with the opinion. In connection with delivering its opinion, Boenning & Scattergood, Inc. updated certain analyses described below to reflect current market conditions and events occurring since the date of the opinion. The reviews and updates led Boenning & Scattergood, Inc. to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the opinion. Additionally, none of the analyses prepared by Boenning & Scattergood, Inc. in connection with the issuance of the opinion failed to support Boenning & Scattergood, Inc.’s conclusion that the merger consideration was fair to the holders of Pocono common stock from a financial point of view.

Summary of Transaction

Boenning & Scattergood, Inc. calculated the implied pricing and valuation multiples based upon the offer price of $16.10 in cash and the implied offer price per share in common stock of $16.77. The offer price in stock was derived by multiplying the exchange ratio of .8944 by the last reported per share sale price of First Keystone Corporation of $18.75 as of May 7, 2007. In addition, Boenning & Scattergood, Inc. calculated the value of the difference between the cash offer price and the respective strike prices of outstanding warrants and stock options to purchase Pocono common stock. A summary of the implied pricing is provided below.

Price Per Share Offered in Cash	$16.10
Fixed Exchange Ratio Offered for Stock	.8944
First Keystone Stock Price on May 7, 2007	$18.75
Implied Price Offered for Stock	$16.77
Average Price Per Share for Pocono Shareholders	$16.50
Shares of First Keystone Stock Issued to Pocono	932,277
Aggregate Implied Consideration for Stock	$17,480,194	52%
Aggregate Value of Cash Consideration for Stock	$11,280,013	33%
Total to Common Shareholders	$28,760,207	85%
Total “Economic Value” Offered to Warrant Holders	$4,609,062	14%
Total “Economic Value” Offered to Option Holders	$466,043	1%
Total Aggregate Consideration to Pocono	$33,835,312	100%

Based on Pocono’s last twelve months net income for the period ended March 31, 2007 of $.9 million, common shareholders’ equity of $14.6 million and common shareholders’ tangible equity of $14.6 million as of March 31, 2007, respectively, Boenning & Scattergood, Inc. calculated certain standard industry valuation statistics. The values were as follows:

Aggregate Consideration / Last Twelve Months Reported Net Income	37.8x
Aggregate Consideration / Common Shareholders’ Equity	232.9%
Aggregate Consideration / Tangible Common Shareholders’ Equity	232.9%

Comparable Companies Analysis

Boenning & Scattergood, Inc. compared selected publicly available financial, operating and stock market data for Pocono with those of a peer group in order to compare Pocono’s historical financial and operating performance with the peers and examine the Merger consideration offered by First Keystone Corporation relative to the market valuations of the peers. The financial and operating data is as of December 31, 2006, or, if not available, September 30, 2006, and the stock market data is as of May 7, 2007. The peers consisted of banks with assets between $100 million and $175 million headquartered in Pennsylvania.

The companies in the peer group were:

•       Lawrence Keister & Co., Scottdale, PA;

•       Fleetwood Bank Corporation, Fleetwood, PA;

•       Enterprise Financial Services Group, Inc., Allison Park, PA;

•       Union Bancorp, Inc., Pottsville, PA;

•       Allegiance Bank of North America, Bala Cynwyd, PA;

•       Mercersburg Financial Corporation, Mercersburg, PA;

•       Landmark Community Bank, Pittston, PA;

•       First Perry Bancorp, Inc., Marysville, PA;

•       GNB Financial Services, Inc., Gratz, PA;

•       JTNB Bancorp, Inc., Jim Thorpe, PA;

•       Apollo Bancorp, Inc., Apollo, PA; and

•       UNB Corporation, Mount Carmel, PA.

The results of these comparisons, based on December 31, 2006, or, if not available, September 30, 2006, financial information and stock price data as of May 7, 2007, are set forth in the following table.

	Pocono	Peer Median
	($s In Millions)
Assets	$138.5	$129.8
Common Equity Capital / Assets	10.4%	10.4%
Loans / Deposits	88.2%	77.4%
Nonperforming Assets(1) / Assets	0.09%	0.10%
Return on Average Assets	0.79%	0.63%
Return on Average Common Equity	7.40%	6.09%
Non-Interest Income / Average Assets	0.40%	0.52%
Non-Interest Expense / Average Assets	2.51%	2.85%
Efficiency Ratio(2)	68.7%	74.9%
Net Interest Margin	3.46%	3.55%
Four Year Average Results:
Return on Average Assets	0.97%	0.70%
Return on Average Common Equity	9.91%	6.96%
Efficiency Ratio(2)	60.0%	67.7%
Net Interest Margin	3.64%	3.70%
Compound Annual Growth Rate(3):
Assets	7.1%	4.0%
Loans	7.9%	8.5%
Deposits	6.0%	4.1%
Common Equity Market Capitalization	$27.8	$17.1
Price / 52 Week High Price	N/A %	92.5%
Price to:
Book Value Per Common Share	193.7%	121.6%
Tangible Book Value Per Common Share	193.7%	121.6%
LTM(4) Earnings Per Common Share	37.7x	25.9x
LTM(4) Dividend Payout Ratio	0.0%	7.9%
Avg. Weekly Volume / Common Shares Outstanding	N/A %	0.06%

(1)          Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due.

(2)          Defined as non-interest expense less intangible amortization divided by the sum of net interest income plus non-interest income.

(3)          Reflects the compound annual growth rate from fiscal year 2002 to most recent quarter.

(4)          LTM stands for the latest twelve months.

Boenning & Scattergood, Inc. also compared selected publicly available financial, operating and stock market data for First Keystone Corporation with a peer group of  SEC reporting banks with assets between $450 million and $650 million headquartered in Pennsylvania. This analysis was performed in order to compare First Keystone Corporation’s historical financial and operating performance with comparable institutions and to examine its market valuation relative to its peer group. The financial and operating data is as of March 31, 2007, or, if not available, December 31, 2006, and the stock market data is as of March 7, 2007.

The companies in the peer group were:

•       QNB Corporation, Quakertown, PA;

•       Ephrata National Bank, Ephrata, PA;

•       FNB Bancorp, Inc., Newtown, PA;

•       Penns Woods Bancorp, Inc., Williamsport, PA;

•       Codorus Valley Bancorp, Inc., York, PA;

•       Tower Bancorp, Inc., Greencastle, PA;

•       Penesco Financial Services Corporation, Scranton, PA;

•       Citizens Financial Services, Inc., Mansfield, PA;

•       Fidelity D&D Bancorp, Inc., Dunmore, PA;

•       Comm Bancorp, Inc., Clarks Summit, PA;

•       DNB Financial Corporation, Downingtown, PA;

•       Union National Financial Corporation, Lancaster, PA;

•       American Bank Incorporated, Allentown, PA;

•       Mid Penn Bancorp, Inc., Millersburg, PA;

•       Norwood Financial Corp., Honesdale, PA, and;

•       East Penn Financial Corporation, Emmaus, PA.

The results of these comparisons, based on March 31, 2007, or, if not available, December 31, 2006, financial information and stock price data as of May 7, 2007, are set forth in the following table.

	First Keystone Corporation	Peer Median
	($s In Millions)
Assets	$523.8	$565.5	$
Common Equity Capital / Assets	10.4%	8.7%
Loans / Deposits	64.3%	88.6%
Nonperforming Assets(1) / Assets	0.63%	0.52%
Return on Average Assets	1.16%	1.05%
Return on Average Common Equity	11.34%	10.60%
Non-Interest Income / Average Assets	.73%	0.80%
Non-Interest Expense / Average Assets	1.90%	2.84%
Efficiency Ratio(2)	58.3%	65.3%
Net Interest Margin	2.96%	3.73%
Four Year Average Results:
Return on Average Assets	1.42%	1.06%
Return on Average Common Equity	13.27%	11.56%
Efficiency Ratio(2)	46.4%	62.0%
Net Interest Margin	3.55%	3.89%
Compound Annual Growth Rate(3):
Assets	4.2%	6.0%
Loans	5.4%	10.7%
Deposits	4.1%	5.3%
Common Equity Market Capitalization	$84.7	$78.9
Price / 52 Week High Price	93.8%	92.3%
Price to:
Book Value Per Common Share	155.7%	156.8%
Tangible Book Value Per Common Share	159.6%	161.6%
LTM(4) Earnings Per Common Share	14.2x	15.2x
LTM(4) Dividend Payout Ratio	65.1%	42.9%
Avg. Weekly Volume / Common Shares Outstanding	0.18%	0.17%

(1)          Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due.

(2)          Defined as non-interest expense less intangible amortization divided by the sum of net interest income plus non-interest income.

(3)          Reflects that compound annual growth rate from fiscal year 2002 to most recent quarter.

(4)          LTM stands for latest twelve months.

No company, however, used in this analysis is identical to Pocono, First Keystone or the transaction. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

Discounted Dividend Analysis

Using a discounted dividend analysis, Boenning & Scattergood, Inc. estimated the present value of the future cash flows that would accrue to a holder of a share of Pocono common stock over a five-year period. This analysis was performed in order to compare the merger consideration offered by First Keystone Corporation to a range of estimated implied values for Pocono common stock based on projected future cash flows. This stand-alone analysis was based on several assumptions, including a range of price to earnings multiples of 13.0x to 17.0x to Pocono’s terminal year common earnings per share, a range of EPS growth rates based upon Pocono management’s five year projected earnings per share growth rate of 14% to 18%, and Pocono’s current common stock cash dividend payout ratio of 0%. The range of multiples applied to Pocono’s estimated five-year earnings per share value reflected a variety of scenarios regarding the growth and profitability prospects of Pocono and valuation for banking securities in general. The terminal values were then discounted to present value using a discount rate of 10%. This discount rate was used in order to reflect an expected rate of return required by holders or prospective buyers of Pocono’s common stock. The analysis indicated that, based upon the aforementioned assumptions, the per common share value of the present value of Pocono’s common stock, on a stand-alone basis, ranged from $7.87—$12.13 with a median value of $9.86.

The table below summarizes the results under different assumption scenarios.

	Terminal Multiple
	13.0x	14.0x	15.0x	16.0x	17.0x
EPS Growth Rate (%)
13.9	$7.87	$8.46	$9.04	$9.62	$10.21
14.9	8.83	8.83	9.44	10.05	10.66
15.9	8.59	9.23	9.86	10.50	11.13
16.9	8.97	9.63	10.30	10.96	11.62
17.9	9.36	10.05	10.74	11.44	12.13

In connection with the discounted dividend analysis performed, Boenning & Scattergood, Inc. considered and discussed with Pocono’s board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Boenning & Scattergood, Inc. noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the assumptions that must be made, and the results of this analysis, are not necessarily indicative of actual values or future results.

Comparable Transactions Analysis

Boenning & Scattergood, Inc. also compared the per share values to Pocono common shareholders implied by the exchange ratio offered by First Keystone Corporation of latest twelve months’ earnings, book value, tangible book value, assets and deposits with the price per common share implied by the multiples paid in recent acquisitions of banks, bank holding companies, and financial holding companies that Boenning & Scattergood, Inc. deemed comparable. The transactions deemed comparable by Boenning & Scattergood, Inc. included both interstate and intrastate bank, bank holding company, and financial holding company acquisitions announced after January 1, 2005, in which the selling institution’s assets were between $100 million and $150 million as of the most recent period publicly available prior to announcement. Boenning & Scattergood, Inc. compared this “national group” as a whole as well as certain of its subgroups, including a regional group, a performance group, and a recent group, with the Pocono/First Keystone Corporation transaction. The “regional group” included transactions involving banks, bank holding companies, and financial holding companies in which the acquired company was located in the Mid-Atlantic region. The “performance group” included transactions involving banks, bank holding companies, and financial holding companies which had an equity to assets ratio between 5% and 15% and a return on average assets ratio of less than 2%. In addition to the national, regional, and performance groups, Boenning & Scattergood, Inc. also compared transactions involving “recent” banking companies that were announced after September 1, 2006.

The results of these comparisons are set forth in the following table.

	First Keystone Corporation/ Pocono	National Median	Regional Median	Performance Median	Recent Median
Number of Transactions	N/A	109	8	10	29
Seller Information:
Assets	$133.6	$131.4	$144.9	$136.5	$128.5
Common Equity Capital / Assets	10.9%	9.4%	10.6%	9.8%	9.7%
LTM(1) Return on Average Assets	.55%	.99%	.74%	1.25%	1.18%
LTM(1) Return on Average Common Equity	5.13%	9.54%	6.80%	13.41%	11.90%
NPAs(2) / Assets	.09%	.33%	0.82%	.94%	.32%
Transaction Consideration to:
Book Value	232.9%	221.0%	215.0%	219.3%	222.6%
Tangible Book Value	232.9%	221.3%	226.4%	230.7%	230.7%
LTM(1) Net Income	37.8x	22.9x	31.6x	19.9x	23.9x
Deposits	29.5%	24.7%	26.9%	27.8%	27.0%
Assets	25.3%	21.2%	21.3%	20.8%	20.8%

(1)          LTM stands for latest twelve months.

(2)          Defined as total nonaccrual loans and other real estate owned.

No company or transaction, however, used in this analysis is identical to Pocono, First Keystone or the transaction. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

Contribution Analysis

Boenning & Scattergood, Inc. analyzed the contribution that Pocono and First Keystone Corporation would have made to the combined company’s assets, loans, deposits and equity as of March 31, 2007. In addition, Boenning & Scattergood, Inc. analyzed  the contribution Pocono and First Keystone would have made to the combined company’s estimated net income for the projected first full year of combined operations. This analysis was conducted in order to compare the amount of these categories Pocono is contributing to the pro forma entity versus the proportionate amount of value its shareholders are receiving. Boenning & Scattergood, Inc. has not expressed any opinion as to the actual value of First Keystone Corporation common stock when issued in the merger or the price at which First Keystone Corporation common stock will trade after the merger. The analysis indicated the following information as March 31, 2007 and the first full projected year of combined operations:

	First Keystone Corporation	Pocono
Contribution of:
Assets	80%	20%
Common Equity	79%	21%
Loans	71%	29%
Deposits	77%	23%
Net Income(1)	87%	13%
Market Value(2)	72%	28%

(1)          Reflects estimated results prior to any potential synergies.

(2)          Market value consists of total cash consideration and the implied value of stock consideration to be received by Pocono based on First Keystone Corporation’s closing price on May 7, 2007.

Hurdle Rate Analysis

Using a range of discount rates and a range of terminal price to earnings per common share multiples, Boenning & Scattergood, Inc. estimated a range of compound annual earnings per common share growth rates required over a five year period for Pocono to obtain an implied per common share stand alone market price comparable to the value implied by the merger consideration offered by First Keystone Corporation on a present value basis. This analysis was performed in order to examine the required earnings per common share growth rates that would be required to offer shareholders similar value to that implied by the merger consideration. Boenning & Scattergood, Inc. calculated a range of future values of the per common share implied value of the First Keystone Corporation transaction over a five-year period based on a range of discount rates from 10.0% to 14.0%. The range of discount rates reflected the expected rate of return required by holders or prospective buyers of Pocono common stock. Using a range of price to earnings per common share multiples of 13.5x to 17.5x to reflect the growth and profitability prospects of Pocono as well as general market valuations for comparable banking companies, Boenning & Scattergood, Inc. calculated Pocono’s potential earnings per common share at the end of five years by dividing the price to common earnings per share multiples into the range of future values. The annual growth rate was calculated based on the potential earnings per common share values at the end of five years and Pocono’s fully diluted earnings per common share value of $.49 for the twelve months ended March 31, 2007. Boenning & Scattergood, Inc. then compared the resulting earnings growth rates with Pocono’s historical and estimated future earnings per common share growth rates.

In connection with the hurdle rate analysis performed, Boenning & Scattergood, Inc. considered and discussed with Pocono’s board how the analysis would be affected by changes in the underlying assumptions, including variations with respect to the range of discount rates and price per common share earnings multiples used. The table below summarizes the results under different assumption scenarios.

Projected 5 Year EPS Annual Growth Rates

	Discount Rate
Terminal Multiple	10.0%	12.0%	14.0%
13.5x	32.1%	34.5%	36.9%
14.5x	30.2%	32.6%	34.9%
15.5x	28.5%	30.8%	33.1%
16.5x	26.9%	29.2%	31.5%
17.5x	25.4%	27.7%	29.9%

In connection with rendering its opinion, Boenning & Scattergood, Inc. performed what it deemed were the material financial analyses. Although the evaluation of the fairness, from a financial point of view, of the merger consideration in the Merger was to some extent a subjective one based on the experience and judgment of Boenning & Scattergood, Inc. and not merely the result of mathematical analysis of financial data, Boenning & Scattergood, Inc. principally relied on the previously discussed financial valuation methodologies in its determinations. Boenning & Scattergood, Inc. believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Boenning & Scattergood, Inc. without considering all such analyses and factors could create an incomplete view of the process underlying Boenning & Scattergood, Inc.’s opinion. In its analyses, Boenning & Scattergood, Inc. made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Pocono and First Keystone Corporation’s control. Any estimates contained in Boenning & Scattergood, Inc.’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

In reaching its opinion as to fairness, none of the analyses or factors considered by Boenning & Scattergood, Inc. was assigned any particular weighting by Boenning & Scattergood, Inc.. As a result of its consideration of the aggregate of all factors present and analyses performed, Boenning & Scattergood, Inc. reached the conclusion, and opined, that the merger consideration pursuant to the merger agreement was fair to the shareholders of Pocono from a financial point of view.

Boenning & Scattergood, Inc.’s opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its opinion was delivered; events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Boenning has not undertaken to reaffirm and revise its opinion or otherwise comment upon any events occurring after the date of the opinion.

The full text of the Boenning & Scattergood, Inc. opinion, dated as of May 9, 2007, which sets forth assumptions made and matters considered, is attached as Annex B to this document. Pocono’s shareholders are urged to read the Proxy Opinion in its entirety. Boenning & Scattergood, Inc.’s opinion is directed only to the merger consideration pursuant to the merger agreement from a financial point of view, is for the information of the board of directors of Pocono, and does not address any other aspect of the merger nor does it constitute a recommendation to any holder of Pocono common stock as to how such holder should vote at the Pocono annual meeting.

The foregoing provides only a summary of the analyses performed in the opinion of Boenning and is qualified in its entirety by reference to the full text of that opinion, which is set forth in Annex B to this document.

Compensation of Boenning & Scattergood, Inc.

Pocono and Boenning & Scattergood, Inc. entered into an agreement relating to the services to be provided by Boenning & Scattergood, Inc. in connection with the merger. Pocono agreed to pay Boenning & Scattergood, Inc. a cash fee of $10,000 upon execution of the engagement letter. In addition, concurrently with the execution of a definitive agreement, Pocono agreed to pay Boenning & Scattergood, Inc. a cash fee equal to 1% of the market value of the aggregate consideration offered in exchange for the outstanding shares of Pocono common stock and common stock equivalents in the merger. Based on the merger consideration payable in the merger and the number of shares of Pocono common stock and common stock equivalents outstanding on the record date for the annual meeting, this fee will amount to approximately $362,000. Pursuant to the Boenning & Scattergood, Inc. engagement, Pocono also agreed to reimburse Boenning & Scattergood, Inc. for reasonable out-of-pocket expenses incurred in connection with its retention and to indemnify it against certain liabilities.

Opinion of First Keystone Corporation’s Financial Advisor

In a letter agreement dated March 14, 2007, First Keystone Corporation retained Curtis Securities, LLC to act as its financial advisor in connection with a possible business combination with Pocono. Curtis Securities, LLC is a regional investment banking firm with particular experience in the financial services industry. Curtis Securities, LLC, and its affiliates, as part of its investment banking business, is engaged in the valuation of securities and companies for a variety of purposes and in connection with various types of transactions including mergers and acquisitions. Curtis Securities, LLC was selected by First Keystone Corporation because of its knowledge of, expertise with and reputation in the financial services industry. No limitations were imposed by the First Keystone Corporation board of directors upon Curtis Securities, LLC with respect to the investigation made or procedures followed by it in arriving at its opinion. In rendering its opinion, Curtis Securities, LLC does not admit that it is an expert within the meaning of the term “expert” as used within the Securities Act of 1933 and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Curtis Securities, LLC acted as financial advisor to First Keystone Corporation in connection with the proposed transaction and participated in certain of the negotiations leading to the acquisition agreement, but the terms and conditions of the acquisition, including pricing, were determined through arm’s length negotiations between Pocono and First Keystone Corporation. At the May 10, 2007 meeting of the board of directors of First Keystone Corporation at which the board considered and approved the acquisition agreement, Curtis Securities, LLC delivered to the board its written opinion that, as of such date, the merger consideration paid to Pocono shareholders was fair to the holders of First Keystone Corporation from a financial point of view. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Curtis Securities, LLC in rendering its opinion. The description of the opinion dated May 10, 2007 set forth below is qualified in its entirety by reference to the opinion. Curtis Securities, LLC urges First Keystone Corporation shareholders to read the entire opinion carefully in connection with their consideration of the proposed acquisition.

Curtis Securities, LLC’s opinion was directed to the First Keystone Corporation board of directors and is directed only to the fairness, from a financial point of view, to the First Keystone Corporation shareholders of the merger consideration paid to the Pocono shareholders as of May 10, 2007. It does not address the underlying business decision of First Keystone Corporation to engage in the acquisition or any other aspect of the acquisition and is not a recommendation to any First Keystone Corporation shareholder as to how that shareholder should vote at the special meeting with respect to the acquisition, or any other matter.

In connection with rendering its opinion, Curtis Securities, LLC has, among other things:

(i)                  reviewed the historical financial performance, recent financial position and general prospects of First Keystone Corporation and Pocono using publicly available information;

(ii)              reviewed certain internal financial statements and other financial and operating data concerning First Keystone Corporation and Pocono prepared by each bank’s management team;

(iii)          reviewed certain financial forecasts and other forward looking financial information prepared by each bank’s management team;

(iv)            held discussions with the senior managements of each bank concerning the business, past and current operations, financial condition and future prospects of First Keystone Corporation and Pocono;

(v)                reviewed the financial terms and conditions set forth in the acquisition agreement;

(vi)            compared the financial and stock market performance of First Keystone Corporation and Pocono with that of certain other publicly traded companies Curtis Securities, LLC deemed similar to those banks;

(vii)        compared the financial terms of the acquisition with the financial terms, to the extent publicly available, of other transactions that Curtis Securities, LLC deemed relevant;

(viii)    reviewed the relative contribution of assets, liabilities, equity and earnings of each bank to First Keystone Corporation on a pro forma basis and the relative pro forma ownership of the shareholders of each bank in First Keystone Corporation;

(ix)            prepared discounted dividend analysis of each bank using data and projections supplied by each bank’s management;

(x)                participated in discussions and negotiations among representatives of First Keystone Corporation and Pocono and their financial and legal advisors;

(xi)            reviewed the acquisition agreement dated May 10, 2007;

(xii)        reviewed a draft of this proxy statement/prospectus; and

(xiii)    made such inquiries and took into account such other matters as Curtis Securities, LLC deemed relevant, including Curtis Securities, LLC’s assessment of general economic, market and monetary conditions.

In its review and analysis, and in arriving at its opinion, Curtis Securities, LLC assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by management of the banks as well as information provided by recognized independent sources) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of that information. Curtis Securities, LLC relied upon the assurances of First Keystone Corporation’s and Pocono’s management that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, Curtis Securities, LLC did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets (including loans) or liabilities (contingent or otherwise) of either bank, nor was Curtis Securities, LLC furnished with any such evaluation or appraisal. Curtis Securities, LLC did not make any independent evaluation of the adequacy of the allowance for loan losses of either bank nor did it review any individual credit files. Curtis Securities, LLC assumed, with First Keystone Corporation’s consent, that First Keystone Corporation’s and Pocono’s allowances for loan losses are adequate to cover such losses.

With respect to the status of the banks’ financial forecasts and projections (and the assumptions and basis therefore) that Curtis Securities, LLC reviewed, upon the advice of management of each bank, Curtis Securities, LLC assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of First Keystone Corporation and Pocono, and Curtis Securities, LLC has further assumed that those projections and forecasts will be realized in the amounts and in the time periods currently estimated. Curtis Securities, LLC assumed that the acquisition will be consummated upon the terms set forth in the acquisition agreement without material alteration thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the acquisition, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on First Keystone Corporation and Pocono or the contemplated benefits of the acquisition. Curtis Securities, LLC assumed that all of the representations and warranties contained in the acquisition agreement are true and correct and that First Keystone Corporation and Pocono will each perform the covenants required by the acquisition agreement. In addition, Curtis Securities, LLC has assumed that the historical financial statements of First Keystone Corporation and Pocono reviewed by it have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. Curtis Securities, LLC also assumed, with the consent of First Keystone Corporation, that the acquisition will be treated as a tax-free reorganization for federal income tax purposes. Finally, with First Keystone Corporation’s consent, Curtis Securities, LLC relied upon the advice First Keystone Corporation has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the acquisition and the other transactions contemplated by the acquisition agreement.

In performing its analyses, Curtis Securities, LLC also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of First Keystone Corporation, Pocono and Curtis Securities, LLC. The analyses performed by Curtis Securities, LLC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Curtis Securities, LLC prepared its analyses solely for purposes of rendering its opinion and provided its analyses to the First Keystone Corporation board at the board of director’s meeting on May 10, 2007. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Curtis Securities, LLC’s analyses do not necessarily reflect the value of First Keystone Corporation common stock or Pocono common stock or the prices at which First Keystone Corporation common stock or Pocono common stock may be sold at any time.

Curtis Securities, LLC also relied, without independent verification, upon the estimates and judgments of the management of First Keystone Corporation and Pocono as to the potential cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the acquisition. The financial projections, estimates of transaction costs, purchase accounting adjustments and expected cost savings discussed with Curtis Securities, LLC were prepared by the respective management teams of Pocono and First Keystone Corporation. Senior executives of Pocono and First Keystone Corporation confirmed to Curtis Securities, LLC that such projections, estimates, adjustments and savings reflected the best currently available estimates and judgments of Pocono’s and First Keystone Corporation’s respective management teams. Curtis Securities, LLC expressed no opinion as to such projections, estimates, adjustments and savings in its opinion. Pocono and First Keystone Corporation do not publicly disclose internal management projections of the type discussed with Curtis Securities, LLC in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections.

In rendering its opinion, Curtis Securities, LLC performed a variety of financial analyses. The following is a summary of the material analyses performed by Curtis Securities, LLC, but is not a complete description of all the analyses underlying Curtis Securities, LLC’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving numerous subjective judgments relating to the most relevant and / or appropriate methods of corporate and financial analysis and the application of those methods and analysis to the subject circumstances. The process, therefore, is not necessarily susceptible to partial analysis or summary description. Curtis Securities, LLC believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Curtis Securities, LLC’s comparative analyses described below is identical to First Keystone Corporation or Pocono and no transaction is identical to the acquisition. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of First Keystone Corporation or Pocono and the companies to which they are being compared.

Summary of Transaction.   Curtis Securities, LLC reviewed the financial terms of the proposed transaction. Based upon financial information for First Keystone Corporation as of or for the twelve-month period ended March 31, 2007, Curtis Securities, LLC calculated the following ratios with respect to the transaction value per share of Pocono common stock:

Transaction Ratios	Including Options		Excluding Options
Transaction value/Last twelve month’s earnings per share	37.4	x	31.8	x
Transaction value/Book value	227.0%		196.1%
Transaction price/Tangible book value	228.0%		197.1%

The aggregate transaction value was approximately $33.7 million based upon 1,735,731 million shares of Pocono common stock outstanding plus the intrinsic value of outstanding options to purchase an aggregate of 64,105 shares of Pocono common stock having a weighted average exercise price of $8.83 and warrants to purchase an aggregate of 396,134 of Pocono common stock having a weighted average exercise price of $4.55.

Stock Trading History.   Curtis Securities, LLC reviewed the history of the reported trading prices and volume of First Keystone Corporation common stock and Pocono common stock for the previous one year period. Curtis Securities, LLC also compared the trading price performance of each bank with the SNL Bank Index, a nationally recognized industry information service index.

During the one-year period ending May 10, 2007, First Keystone Corporation common stock generally underperformed the index to which it was compared. During the one-year period ending May 10, 2007, Pocono common stock exhibited minimal trading activity in an illiquid market for the stock.

Contribution Analysis.   Curtis Securities, LLC reviewed the relative contributions to be made by First Keystone Corporation and Pocono to the combined institution based on financial information of both banks as of or for the one-year period ended March 31, 2007. This analysis indicated that the implied contributions to the combined entity were as follows:

Contribution Analysis (1)	First Keystone Corporation	Pocono
Loans, net	71.2%	28.8%
Total assets	79.7%	20.3%
Deposits	77.4%	22.6%
Total equity	78.6%	21.4%
Last twelve months’ net income	87.1%	12.9%
Last twelve months’ pre-tax income	85.5%	14.5%
Projected 2007 Net Income	85.4%	14.6%
LTM Net Interest Income	76.8%	23.2%
LTM Non-interest Income	86.8%	13.2%
Pro forma ownership	83.0%	17.0%
Directorship	81.8%	18.2%

(1)          Excluding purchase accounting adjustment and potential synergies.

Comparable Company Analysis.   Curtis Securities, LLC used publicly available information to compare selected financial, operating and market trading information for First Keystone Corporation and Pocono and groups of commercial banking institutions selected by Curtis Securities, LLC.

The peer group for Pocono consisted of the following publicly traded commercial banks headquartered in Pennsylvania with total assets between $80 million and $200 million:

Allegiance Bank of North America

Canton Bancorp, Inc.

First National Bank of Port Allegany

First Perry Bancorp, Inc.

Fleetwood Bank Corporation

FNBM Financial Corporation

GNB Financial Services, Inc.

JTNB Bancorp, Inc.

Landmark Community Bank

Luzerne National Bank Corporation

Mercersburg Financial Corp.

Muncy Bank Financial, Inc.

Peoples Limited

UNB Corporation

Union Bancorp, Inc.

The analysis compared publicly available financial, operating and market trading information for Pocono and the data for the peer group as of and for the twelve-month period ended March 31, 2007. The table below compares the data for Pocono and the peer group.

Comparable Group Analysis

Peer Group Minimum	Peer Group Median	Peer Group Maximum	Pocono
Total assets (in millions)	$82.1	$129.9	$187.5	$133.6
Equity/assets	7.0%	10.1%	16.6%	10.9%
Tangible equity/assets	6.9%	10.1%	16.6%	10.9%
Gross Loans/Total Deposits	51.6%	79.2%	121.3%	87.7%
NCOs/ Avg Loans	-0.05%	0.1%	1.24%	0.1%
NPAs+ 90 day past due /Total Assets	0.00%	.64%	1.29%	0.09%
Loan Loss Reserves/ NPAs	73.9%	146.2%	393.4%	1,000.8%
Three year CAGR in Loans	0.5%	10.1%	27.6%	6.2%
Three year CAGR in Deposits	-0.5%	2.6%	15.6%	3.6%
Three year CAGR in Assets	0.2%	2.9%	24.4%	5.4%
LTM Return on average assets	-.25%	.70%	1.23%	.79%
LTM Return on average equity	-1.37%	7.23%	12.74%	7.33%
Net Interest Margin	2.56%	3.40%	5.18%	3.49%
Efficiency Ratio	48.53%	75.14%	96.31%	68.68%
Three year avg—Return on average assets	.02%	.67%	1.40%	.97%
Three year avg—Return on average equity	.33%	6.54%	11.49%	10.02%
Three year avg—Net Interest Margin	2.61%	3.83%	5.23%	3.54%
Three year avg—Efficiency Ratio	44.96%	72.54%	102.02%	60.79%
Price/Book Value	76.2%	125.4%	252.7%	193.2%
Price/Tangible book value	76.2%	125.4%	252.7%	194.0%
Price/LTM earnings per share	12.8	x	19.3	x	46.3	x	37.9	x
Dividend Yield	0.00%	2.12%	3.08%	0.00%

NM = not meaningful

The peer group for First Keystone Corporation consisted of the following publicly traded commercial banks headquartered in Pennsylvania with total assets between $400 million and $700 million:

American Bank Incorporated

Citizens Financial Services, Inc.

Codorus Valley Bancorp, Inc.

Comm Bancorp, Inc.

Dimeco, Inc.

DNB Financial Corporation

East Penn Financial Corporation

Ephrata National Bank

Fidelity D&D Bancorp, Inc.

FNB Bancorp, Inc.

Juniata Valley Financial Corp.

Mid Penn Bancorp, Inc.

Norwood Financial Corp.

Penns Woods Bancorp, Inc.

Penseco Financial Services Corporation

Peoples Financial Services Corp.

QNB Corp.

Somerset Trust Holding Company

Tower Bancorp, Inc.

Union National Financial Corp.

The analysis compared publicly available financial, operating and market trading information for First Keystone Corporation and the data for the peer group as of and for the twelve-month period ended March 31, 2007. The table below compares the data for First Keystone Corporation and the peer group.

Comparable Group Analysis

	Peer Group Minimum		Peer Group Median		Peer Group Maximum		First Keystone Corporation
Total assets (in millions)		$405.0		$532.8		$619.3		$523.8
Equity/assets		5.6%		9.0%		14.4%		10.4%
Tangible equity/assets		5.6%		8.9%		13.2%		10.3%
Gross Loans/Total Deposits		63.05%		88.3%		108.9%		64.3%
NCOs/ Avg Loans		-0.81%		0.07%		1.20%		0.01%
NPAs+ 90 day past due/Total Assets		0.01%		0.46%		1.87%		0.55%
Loan Loss Reserves/NPAs		32.1%		201.7%		5,017.1%		210.4%
Three year CAGR in Loans		2.7%		10.9%		22.1%		3.1%
Three year CAGR in Deposits		-1.4%		5.3%		28.1%		3.2%
Three year CAGR in Assets		-0.5%		5.1%		24.1%		1.9%
LTM Return on average assets		.27%		1.05%		1.63%		1.16%
LTM Return on average equity		4.65%		11.39%		17.25%		11.52%
Net Interest Margin		1.90%		3.64%		4.50%		3.00%
Efficiency Ratio		49.98%		63.89%		90.29%		52.69%
Three year avg—Return on average assets		.28%		1.05%		1.86%		1.27%
Three year avg—Return on average equity		4.75%		10.94%		15.51%		12.15%
Three year avg—Net Interest Margin		1.96%		3.84%		4.37%		3.32%
Three year avg—Efficiency Ratio		52.02%		61.83%		85.12%		49.81%
Price/Book Value		117.8%		160.7%		212.9%		155.7%
Price/Tangible book value		117.8%		163.5%		220.0%		159.6%
Price/LTM earnings per share	10.7	x	15.3	x	31.0	x	14.2	x
Dividend Yield		1.49%		2.75%		5.12%		4.69%

NM = not meaningful

Analysis of Selected Merger Transactions.   Curtis Securities, LLC reviewed three sets of merger transactions it deemed comparable to the proposed acquisition. Importantly, no transaction or group of transactions is the same as the proposed acquisition. The first group of transactions involved target banks located in Pennsylvania, New Jersey, Maryland, Virginia, New York, Connecticut, and Washington, D.C. with assets less than $200 million where the transaction was announced since January 1, 2004 (the “Mid-Atlantic transactions”, 41 transactions). The second group of transactions involved target banks which were Pennsylvania banks where the transaction was announced since January 1, 2004 (the “Pennsylvania transactions”, 26 transactions). The third group of transactions involved the acquired banks included in the Mid-Atlantic transactions, which had return on average equity between 5.0% and 10.0% (the “Performance transactions”, 13 transactions).

Transaction Multiples

	Mid-Atlantic Transactions						PA Transactions
	Maximum		Median		Minimum		Maximum		Median		Minimum
Transaction price/LTM EPS	64.6	x	26.7	x	16.4	x	40.0	x	24.3	x	15.9	x
Transaction price/Book value	337.8%		194.8%		72.1%		373.9%		202.7%		151.0%
Transaction price/Tangible book value	337.8%		194.8%		72.1%		404.2%		232.1%		152.1%
Premium to market	111.5%		36.3%		-14.6%		105.8%		30.6%		12.9%

Transaction Multiples

	Performance Transactions
	Maximum		Median		Minimum
Transaction price/LTM EPS	42.9	x	30.1	x	20.1	x
Transaction price/Book value	307.3%		210.9%		140.0%
Transaction price/Tangible book value	307.3%		221.3%		140.1%
Premium to market	55.7%		26.1%		(14.6)%

Discounted Dividend Analysis.   Curtis Securities, LLC performed an analysis that estimated the future stream of after-tax dividend flows of Pocono through December 31, 2011 under various circumstances, assuming Pocono performed in accordance with the earnings estimates for 2007 through 2009 provided by its senior management. For periods after 2009, Curtis Securities, LLC assumed Pocono would achieve earnings that would correspond to a return on average assets of 0.95% to 1.15%. To approximate the terminal value of Pocono common stock at December 31, 2011, Curtis Securities, LLC applied price/earnings multiples ranging from 24x to 28x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 10% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pocono common stock.

	ROAA 1.05%					ROAA 1.15%
Discount Rate	24x	25x	26x	27x	28x	24x	25x	26x	27x	28x
10.0%	$15.86	$16.51	$17.16	$17.80	$18.45	$17.37	$18.08	$18.79	$19.50	$20.21
11.0%	$15.16	$15.78	$16.40	$17.02	$17.64	$16.61	$17.28	$17.96	$18.64	$19.32
12.0%	$14.50	$15.09	$15.68	$16.27	$16.87	$15.88	$16.53	$17.18	$17.82	$18.47
13.0%	$13.87	$14.44	$15.00	$15.57	$16.13	$15.19	$15.81	$16.43	$17.05	$17.67
14.0%	$13.27	$13.82	$14.36	$14.90	$15.44	$14.54	$15.13	$15.72	$16.32	$16.91
15.0%	$12.71	$13.23	$13.74	$14.26	$14.78	$13.92	$14.49	$15.05	$15.62	$16.19

Curtis Securities, LLC performed a similar analysis that estimated the future stream of after-tax dividend flows of First Keystone Corporation through December 31, 2011 under various circumstances, assuming First Keystone Corporation performed in accordance with the earnings estimates for 2007 provided by its senior management. For periods after 2007, Curtis Securities, LLC assumed annual growth rates of earnings per share of 2% to 6%. To approximate the terminal value of First Keystone Corporation’s common stock at December 31, 2011, Curtis Securities, LLC applied price/earnings multiples ranging from 11x to 19x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 10% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Keystone Corporation common stock.

	4% Growth					6% Growth
Discount Rate	11x	13x	15x	17x	19x	11x	13x	15x	17x	19x
10%	$14.86	$16.91	$18.95	$21.00	$23.05	$15.88	$18.09	$20.30	$22.52	$24.73
11%	$14.27	$16.22	$18.18	$20.14	$22.10	$15.25	$17.36	$19.47	$21.59	$23.70
12%	$13.70	$15.58	$17.45	$19.32	$21.19	$14.64	$16.66	$18.69	$20.71	$22.73
13%	$13.17	$14.96	$16.75	$18.55	$20.34	$14.07	$16.00	$17.94	$19.87	$21.80
14%	$12.67	$14.38	$16.09	$17.81	$19.52	$13.53	$15.38	$17.23	$19.08	$20.93
15%	$12.18	$13.83	$15.47	$17.11	$18.75	$13.01	$14.78	$16.55	$18.32	$20.09

In connection with its analyses, Curtis Securities, LLC considered and discussed with the First Keystone Corporation board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Curtis Securities, LLC noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.   Curtis Securities, LLC analyzed certain potential pro forma effects of the acquisition, using numerous assumptions including the following: (i) shares of Pocono common stock are exchanged for First Keystone Corporation’s common stock at an exchange ratio of 1 for .8944 assuming 51% stock/49% cash aggregate consideration, (ii) financial projections for First Keystone Corporation and Pocono which were consistent with those discussed with the senior management of First Keystone Corporation and Pocono, (iii) purchase accounting adjustments, charges and transaction costs associated with the acquisition and estimated cost savings determined by the senior management of First Keystone Corporation (iv) options and warrants to purchase shares of Pocono common stock are treated in accordance with the conversion features specified in the Merger Agreement and (v) the transaction was completed on January 1, 2008. The analysis indicated that for the year ending December 31, 2008, the acquisition would have had a dilutive effect of approximately 2.7% on First Keystone Corporation’s projected cash earnings per share and a 4.1% dilutive effect on reported earnings per share. With respect to pro forma capital adequacy, the analysis indicated that First Keystone Corporation’s capital ratios all would remain above regulatory minimums for well-capitalized institutions. This analysis does not include the impact of any potential revenue enhancements available to the combined entity.

Compensation of Curtis Securities, LLC

First Keystone Corporation has agreed to pay Curtis Securities, LLC a transaction fee in connection with the acquisition of $210,000, $160,000 of which is contingent, and payable, upon closing of the acquisition. First Keystone Corporation has also agreed to reimburse Curtis Securities, LLC for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Curtis Securities, LLC and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Reasons for the Merger: Pocono’s Board of Directors

At its meeting on May 9, 2007, the Pocono board of directors determined that the terms of the merger agreement and the merger transaction with First Keystone Corporation were in the best interests of Pocono. In making this determination, the board of directors concluded that the transaction with First Keystone was superior to the other alternatives available to Pocono and to the prospects of continuing to operate Pocono as an independent, community-focused banking company.

In the course of reaching its decision to approve the merger agreement, the Pocono board of directors consulted with Boenning & Scattergood, Inc., its financial advisor, and John B. Lampi, Esquire, of the firm of Saidis, Flower & Lindsay, its legal counsel. The board of directors considered, among other things, the factors described above and the following:

•       The terms and transactions contemplated by the merger agreement and the historical trading ranges for First Keystone Corporation common stock and the consideration to be received by Pocono shareholders in the merger transaction.

•       The fact that the merger agreement requires that up to 49% of the merger consideration be composed of cash at $16.10 per share, thereby permitting those Pocono shareholders who wish to receive cash rather than First Keystone Corporation common stock to elect an all cash exchange or an exchange composed of part First Keystone Corporation common stock and part cash. (The Pocono board of directors realized that if more than 49% of the issued and outstanding Pocono common stock elected to receive cash, certain shareholders, desiring cash, would be required to receive a portion of the merger consideration in First Keystone Corporation common stock, as opposed to cash.)

•       The opinion of Boenning & Scattergood, Inc. that the consideration in the merger was fair to Pocono’s shareholders from a financial point of view.

•       The board of directors’ familiarity with and review of First Keystone Corporation’s business prospects and financial condition, including its future prospects.

•       First Keystone Corporation’s operating philosophy as a community-oriented financial services company with a customer service focus, which is consistent with Pocono’s approach.

•       The effects of market pressures and Pocono’s limited economies of scale on Pocono’s ability to compete.

•       First Keystone Corporation’s agreement to maintain a Pocono-area advisory board and to market Pocono’s branches as “Pocono Community Bank, a division of First Keystone National Bank” for at least two years after the merger is consummated.

•       First Keystone Corporation’s agreement that two directors from Pocono’s board of directors would be appointed to the First Keystone Corporation board of directors and to First Keystone National Bank’s board of directors to serve for a minimum of two years.

•       First Keystone Corporation’s agreement that Pocono employees, who do not continue as First Keystone Corporation employees, may be eligible to receive up to two weeks of severance pay for each year of service at Pocono and medical benefits during such severance payment period, depending upon the position held with Pocono.

•       A determination that a business combination with First Keystone Corporation would expand Pocono’s lending capabilities and increase the range of financial products and services available to Pocono’s customers.

•       The prices, multiples of earnings per share and premiums over book value and market value paid in other recent comparable acquisitions of financial institutions.

•       The business, resources and prospects of First Keystone Corporation, and the fact that First Keystone Corporation does not have a substantial presence in Pocono’s traditional market areas.

•       The possible negative impact the transaction with First Keystone Corporation would have on various constituencies served by Pocono, including potential job loss among Pennsylvania employees.

•       The expectation that the transaction will be tax deferred with regard to Pocono shareholders receiving First Keystone Corporation common stock.

•       The alternatives of Pocono continuing as an independent community-focused banking company or combining with other potential merger partners, as compared to the effect of Pocono combining with First Keystone Corporation pursuant to the merger agreement, and the determination that the merger transaction with First Keystone Corporation presented the best opportunity for maximizing shareholder value and serving the banking needs of the communities in which Pocono operates.

•       The expectation that Pocono shareholders receiving First Keystone Corporation common stock would have the ability to continue to participate in the growth of the combined company on a tax-deferred basis and also would benefit as a result of the greater liquidity of the trading market for First Keystone Corporation common stock and that Pocono shareholders who desire immediate liquidity could elect to receive cash, noting that the receipt of cash could be taxable to such shareholders.

•       The provisions permitting the Pocono board of directors to terminate the merger agreement, if the value of First Keystone Corporation common stock immediately prior to the closing date of the merger is less than $16.20 per share and its stock price falls by 10% or more, as compared to an index of peer banking companies.

•       The factor that the termination fee provision in the merger agreement could have the effect of discouraging superior proposals for a business combination between Pocono and a third party.

•       Pocono shareholders who receive First Keystone Corporation shares will begin to receive, for the first time since investing in Pocono common stock, cash dividends on their First Keystone Corporation shares.

The foregoing discussion of the information and factors considered by the Pocono board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Pocono board of directors. In reaching its determination to approve and recommend the transaction, the Pocono board of directors did not assign any relative or specific weights to the foregoing or other factors. Rather, the directors based their recommendation on the totality of the information presented to them. In addition, individual directors may have given differing weights to different factors.

After deliberating with respect to the merger transaction with First Keystone Corporation, considering, among other things, the matters discussed above and the opinion of Boenning & Scattergood, Inc. referred to above, the Pocono board of directors approved and adopted the merger agreement and the merger with First Keystone.

There can be no certainty that the benefits of the merger anticipated by the Pocono board of directors will occur. Actual results may vary materially from those anticipated. For more information on the factors that could offset actual results, see “A Warning About Forward-Looking Information,” at page 24 and “Risk Factors,” at page 18 of this proxy statement/prospectus.

Reasons for the Merger: First Keystone Corporation’s Board of Directors

In evaluating their strategic plan and the opportunity presented to First Keystone Corporation in a high growth market, First Keystone Corporation decided to enhance the organization with a strategic acquisition.

In approving the merger agreement, First Keystone Corporation’s board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:

•       its understanding of First Keystone Corporation’s business, operations, financial condition, earnings and prospects and of Pocono’s business, operations, financial condition, earnings and prospects, including our geographic position in northeastern Pennsylvania;

•       its understanding of the current and prospective environment in which First Keystone Corporation and Pocono operate, including regional and local economic conditions, the competitive environment for financial institutions generally and continuing consolidation in the financial services industry, and the likely effect of these factors on First Keystone Corporation in light of, and in absence of, the proposed merger;

•       the merger with Pocono will expand First Keystone Corporation’s franchise to several new markets in northeastern Pennsylvania that have recently experienced faster economic growth than First Keystone Corporation’s current markets;

•       the review by the First Keystone Corporation board of directors with its legal counsel of the structure and terms of the merger, including the exchange ratio, the expectation of First Keystone Corporation’s legal advisors that the merger will qualify as tax-free 368(a) transaction for United States federal income tax purposes;

•       the complementary nature of the respective customer bases, business products and skills of First Keystone Corporation and Pocono could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses;

•       the proposed board and management arrangements which would position the combined company with stronger leadership and experienced operating management;

•       the likelihood that the regulatory approvals needed to complete the transaction will be obtained;

•       the historical and current market prices of First Keystone Corporation common stock and Pocono common stock; and

•       the long term positive impact that the transaction may have to First Keystone Corporation shareholders.

The First Keystone Corporation board of directors also considered the fact that the combined institution will result in a combined entity with assets of approximately $657 million. The future growth prospects of the Pocono market area are expected to provide sustained business development opportunities by enabling First Keystone Corporation to capitalize on a its banking franchise to compete in northeastern Pennsylvania markets.

The foregoing discussion of the factors considered by the First Keystone Corporation board in evaluating the merger agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the First Keystone Corporation board. In reaching its decision to approve the merger agreement and the merger, the First Keystone Corporation board did not quantify or assign relative rights to the factors considered, and individual directors may have given different weights to different factors. The First Keystone Corporation board considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, its determination to enter into the merger agreement.

Terms of the Merger

Effect of the Merger

Upon completion of the merger, Pocono will be merged with and into First Keystone National Bank, the wholly-owned subsidiary of First Keystone Corporation, and the separate legal existence of Pocono will cease. All property, rights, powers, duties, obligations, debts and liabilities of Pocono will automatically be deemed transferred to First Keystone National Bank, as the surviving bank in the merger. First Keystone Corporation and First Keystone National Bank will continue to be governed by their articles of incorporation and bylaws as in effect immediately prior to the merger.

What You Will Receive

Each share of Pocono stock that you hold at the effective time of the merger will automatically be exchanged into the right to receive either $16.10 in cash or 0.8944 shares of First Keystone Corporation common stock. Any warrants or options that you may hold will be cancelled and instead represent the right only to receive in cash the difference between the exercise price of the option or warrant and $16.10. The market value of the First Keystone Corporation common stock that you receive will be equal to the product of (1) the number of shares of Pocono common stock you owned, multiplied by (2) 0.8944 multiplied by (3) the market value of a share of First Keystone Corporation common stock on the effective date. You will not know the value of the First Keystone Corporation common stock that you will receive until the effective date.

In addition, First Keystone Corporation will not issue fractional shares of First Keystone Corporation common stock to Pocono shareholders. If you are otherwise entitled to receive a fractional share of First Keystone Corporation common stock under the exchange procedure described above, you will instead have the right to receive cash, without interest, in an amount equal to the product of the fraction of a share that would otherwise be due to you and the average final price of First Keystone Corporation common stock over 20 consecutive trading days ending five days prior to the merger effective date.

Under the terms of the merger agreement, 937,277 shares of First Keystone Corporation common stock will be exchanged for Pocono common stock and the remainder of Pocono shares will be exchanged for cash. In the event that the holders of Pocono common stock elect to receive more or less than 937,277 shares of First Keystone common stock, the number of shares that you elected to exchange for shares or cash (if any) will be reduced or increased through an allocation formula until the total number of shares of First Keystone Corporation common stock exchanged for Pocono common stock will equal 937,277.

Accordingly, after Pocono shareholder elections have been tabulated, the elected amounts of stock or cash may be adjusted to achieve a mix of consideration to Pocono security holders that ensures 937,277 shares of First Keystone Corporation common stock will be issued. Therefore, the amount of cash or stock that you receive in the merger may vary substantially from the consideration you elect to receive.

If you do not make a valid election, you will be deemed to have made no election. No election shares will be converted into either stock and/or cash consideration based on the election of all other shareholders.

You may receive significantly less cash or more shares of First Keystone Corporation common stock than you elect. For more information about the allocation rules and the potential effects of the allocation procedures described above see the sections entitled “The Merger—Terms of the Merger—Election and Exchange Procedures” and “The Merger—Terms of the Merger—Allocation of First Keystone Corporation Common Stock and Cash,” on pages 56 and 58, respectively.

Illustrations of Exchange Ratio Application; Value to Be Received and Allocation Procedures

As a result of the merger, Pocono will be merged with and into First Keystone National Bank, the wholly-owned subsidiary of First Keystone Corporation. Each share of Pocono common stock will then be converted into either 0.8944 shares of First Keystone Corporation common stock or $16.10 in cash as each Pocono shareholder elects, subject to the limitations described in this proxy statement/prospectus. Specifically, 937,277 shares of First Keystone Corporation common stock will be exchanged for Pocono common stock and the remainder of Pocono common stock will be exchanged for cash. Depending on the elections of other Pocono shareholders, your election may be adjusted according to a proration formula to receive more cash or more stock to ensure that a total of 937,277 shares of First Keystone Corporation common stock will be exchanged for Pocono common stock.

If, based on the elections of Pocono shareholders, the number of shares of First Keystone Corporation common stock to be issued in the merger is less than 937,277, then:

•       All Pocono shares that elected to receive First Keystone Corporation common stock will be deemed to have elected to receive First Keystone Corporation common stock; and

•       The exchange agent shall convert Pocono shares for which no election was made on a pro rata basis as is necessary to ensure approximately 937,277 shares of First Keystone Corporation common stock will be issued in the merger; and

•       If the number of shares of First Keystone Corporation common stock to be issued in the merger is still less than approximately 937,277 after all no election shares have been converted to stock election shares, then the number of Pocono shares that elected to receive First Keystone Corporation common stock will receive a portion of his or her shares in stock and a portion in shares according to the following formulas:

•        The number of shares to be converted into cash will equal the result of multiplying the number of shares for which the shareholder elected to receive stock by one minus a fraction, the numerator of which is 1,047,939 minus the number of Pocono shares for which stock elections were made and all no election shares and the denominator of which is the aggregate number of shares for which Pocono shareholders elected to receive cash.

If, based on the elections of Pocono shareholders, the number of shares of First Keystone Corporation common stock to be issued in the merger is more than 937,277, then:

•       All Pocono shares that elected to receive cash and all Pocono shares for which no election was made will be deemed to have elected to receive cash; and

•       The number of Pocono shares that elected to receive First Keystone Corporation common stock will receive a portion of his or her shares in stock and a portion in shares according to the following formulas:

•        The number of shares to be converted into First Keystone Corporation common stock will equal the result of multiplying the number of shares for which the shareholder elected to receive stock by a fraction, the numerator of which is 937,277 and the denominator of which is the aggregate number of shares for which Pocono shareholders elected to receive stock multiplied by 0.8944; and

•        The number of shares to be converted into cash will equal the result of multiplying the number of shares for which the shareholder elected to receive stock by one minus a fraction, the numerator of which is 937,277 and the denominator of which is the aggregate number of shares for which Pocono shareholders elected to receive stock multiplied by 0.8944.

No fractional shares of First Keystone Corporation common stock will be issued. Any Pocono shareholder who would otherwise be entitled to receive a fraction of a share of First Keystone Corporation common stock will instead receive cash in an amount equal to the fraction of the share of the First Keystone Corporation common stock that the shareholder would otherwise be entitled to receive multiplied by the average price per share of First Keystone Corporation common stock for a certain period prior to the closing of the merger.

Examples

The following table illustrates the allocation rules described above. The table is only for illustration purposes and does not necessarily reflect what you will receive for your Pocono shares. In all of these examples, assume that there are 1,684,515 shares of Pocono common stock outstanding, which means that no more than 1,047,939 Pocono shares will be converted into the right to receive First Keystone Corporation common stock (to ensure that approximately 937,277 shares of First Keystone Corporation common stock will be issued in connection with the merger). The examples do not include the cash Pocono shareholders will receive for fractional shares of First Keystone Corporation common stock.

The table assumes you own 100 shares of Pocono common stock and illustrates how your decision can effect your merger consideration under three scenarios. If you elect all cash, all stock or make no election. The first column of the table shows the number of Pocono common stock shares that elected to receive stock. The table also assumes that all other shareholders choose cash.

Election of Other Pocono shareholders for stock	You elect cash for all 100 shares	You elect stock for all 100 shares	You make no election for all 100 shares
1,000,000 shares of Pocono common stock elect to receive First Keystone Corporation common stock	You will receive 6 shares of First Keystone Corporation common stock and $1,497.30.	You will receive 89 shares of First Keystone Corporation common stock.	You will receive 89 shares of First Keystone Corporation common stock.
1,100,000 shares of Pocono common stock elect to receive First Keystone Corporation common stock	You will receive $1,610.00.	You will receive 85 shares of First Keystone Corporation common stock and $80.50.	You will receive $1,610.00.
1,047,939 shares of Pocono common stock elect to receive First Keystone Corporation common stock	You will receive $1,610.00.	You will receive 89 shares of First Keystone Corporation common stock.	You will receive $1,610.00.

Approximately four to six weeks prior to completion of the merger, Pocono shareholders will receive an election form and other transmittal materials, which include instructions and the deadline date for making their election as to the form of consideration they prefer to receive in the merger. If a Pocono shareholder does not properly complete and return an election form along with the applicable stock certificates, a guarantee of delivery for the shares of Pocono common stock covered by the election form or a completed lost or destroyed certificate affidavit and indemnity bond by the Pocono special meeting, then that shareholder will receive cash and First Keystone Corporation common stock as set forth above, depending upon the elections submitted by other Pocono shareholders.

Election and Exchange Procedures

Subject to the allocation process described in the next section, each Pocono shareholder may elect to receive with respect to his or her shares of Pocono common stock, all First Keystone Corporation common stock, all cash or a combination of First Keystone Corporation common stock and cash.

Stock Election Shares.   Pocono shareholders who validly elect to receive 0.8944 shares of First Keystone Corporation common stock for some or all of their shares will receive the per share stock consideration for that portion of the shareholder’s shares of Pocono common stock equal to the shareholder’s stock election. In our discussion below, we refer to shares held by shareholders who have made stock elections as “stock election shares.”

Cash Election Shares.   Pocono shareholders who validly elect to receive cash for some or all of their shares will receive $16.10 in cash per share for that portion of the shareholder’s shares of Pocono common stock equal to the shareholder’s cash election, subject to the allocation process described below. In our discussion below, we refer to shares held by Pocono shareholders who have made cash elections as “cash election shares.”

No-Election Shares.   Shares held by Pocono shareholders (i) who indicate that they have no preference as to whether they receive First Keystone Corporation common stock or cash, (ii) who do not make a valid election, or (iii) who fail to properly perfect dissenters’ rights will be deemed to be “no election shares.” No election shares will be deemed undesignated and the consideration you receive will be based upon the other Pocono shareholders who have elected. See “The Merger—Allocation of First Keystone Corporation Common Stock and Cash” below.

A limited amount of First Keystone Corporation common stock will be paid to Pocono shareholders, as described above. Accordingly, there is no assurance that a Pocono shareholder will receive the form of merger consideration that shareholder elects to receive with respect to any or all of his or her shares of Pocono common stock. If the stock consideration elections of Pocono shareholders would exceed the specified limits, then the procedures for allocating First Keystone Corporation common stock and cash to be received by Pocono shareholders will be followed by First Keystone Corporation’s exchange agent. See “The Merger—Allocation of First Keystone Corporation Common Stock and Cash” below.

Election Form.   At least 40 days before the anticipated date of completion of the merger, First Keystone Corporation’s exchange agent will mail to Pocono shareholders an election form with instructions on electing to receive First Keystone Corporation common stock or cash or a combination of stock and cash for your Pocono stock. The deadline for making your election will be 5:00 p.m. on the day that is 30 days after the materials are first mailed. You must carefully follow the instructions from First Keystone Corporation’s exchange agent. Your election will be properly made only if by the deadline date, you have submitted to First Keystone Corporation’s exchange agent at its designated office, a properly completed and signed election form that is accompanied by your Pocono stock certificate. The Pocono stock certificate must be in a form that is acceptable for transfer (as explained in the election form). If your election is not properly made, your shares of Pocono stock will be treated as “no election shares” and you will receive common stock consideration in exchange for your shares of Pocono common stock. Neither First Keystone Corporation nor its exchange agent will be under any obligation to notify any person of any defects in an election form.

As soon as reasonably practicable after the effective date of the merger, First Keystone Corporation’s exchange agent will mail certificates representing shares of First Keystone Corporation common stock and/or checks representing the merger consideration for shares of Pocono common stock, together with cash in lieu of fractional share interests, to former shareholders of Pocono who have timely submitted an effective election form along with their Pocono stock certificates.

If you do not timely submit an election form along with your certificates of Pocono common stock, First Keystone Corporation’s exchange agent will mail to you as soon as reasonably practicable after completion of the merger, a letter of transmittal with instructions for submitting your Pocono stock certificate in exchange for First Keystone Corporation common stock or the cash consideration of $16.10 per share. At that time, you will need to carefully review the instructions, complete the materials enclosed with the instructions and return the materials along with your Pocono stock certificate(s). Whether you will receive First Keystone Corporation common stock and/or cash will depend on the election of other Pocono shareholders. (See “The Merger—Allocation of First Keystone Corporation Common Stock and Cash,” below.) As soon as reasonably practicable after receipt of the properly completed letter of transmittal and your Pocono stock certificate(s), First Keystone Corporation’s exchange agent will mail a certificate representing shares of First Keystone Corporation common stock or a check (or a combination of stock certificate and check) for the merger consideration. No interest will be paid on any cash payment.

Certificates representing shares of First Keystone Corporation common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of a First Keystone Corporation shareholder from the effective date. Until the certificates representing Pocono common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive the cash and/or stock consideration or dividends or distributions on the First Keystone Corporation common stock into which such shares have been converted. When the certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. First Keystone Corporation has the right to withhold dividends or any other distributions on its shares until the Pocono stock certificates are surrendered for exchange.

Until surrendered, each Pocono stock certificate, following the effective date of the merger, is evidence solely of the right to receive the merger consideration. In no event will either First Keystone Corporation or Pocono be liable to any former Pocono shareholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

First Keystone Corporation will not issue any fractions of a share of common stock. Rather, First Keystone Corporation will pay cash for any fractional share interest any Pocono shareholder would otherwise be entitled to receive in the merger. For each fractional share that would otherwise be issued, First Keystone Corporation will pay by check an amount equal to the fractional share interest to which the holder would otherwise be entitled multiplied by the average final price of First Keystone Corporation common stock on the determination date. Shares of Pocono common stock issued and held by Pocono as treasury shares as of the effective date of the merger, if any, will be canceled.

Pocono Board of Directors Price Termination Right

Pocono has the option, but is not required, to terminate at closing the merger agreement if the 20 day average closing price of First Keystone Corporation common stock is below $16.20 and the decline in the average closing price of First Keystone Corporation common stock, since May 10, 2007, is at least 10% more than the change during the same period on an index based on the stock price of an index ratio, based on a similar peer group index. The bank holding companies comprising the peer group index are listed on Exhibit 1 to the merger agreement, attached to this proxy statement/prospectus as Annex A. Pocono cannot predict whether or not the Pocono board of directors would exercise its right to termination the merger agreement if these conditions were met.

The merger agreement does not provide for a resolicitation of Pocono shareholders in the event that the conditions are met and the Pocono board of directors nevertheless chooses to complete the transaction. Pocono’s board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement. In considering whether to exercise its right to terminate the merger agreement, Pocono’s board of directors would take into account all the relevant facts and circumstances that exist at the time and would consult with its financial advisor and legal counsel.

If the merger closes at a time when the conditions above are present, then the economic value received by Pocono shareholders who receive First Keystone Corporation common stock in exchange for their shares of Pocono common stock would be less than $14.49 per share of Pocono common stock.

Allocation of First Keystone Corporation Common Stock and Cash

Notwithstanding the election of Pocono shareholders to receive cash, First Keystone Corporation common stock or a combination of stock and cash in the merger (i) the number of shares of First Keystone Corporation common stock that will be exchanged for Pocono common stock will be approximately equal to 937,277 and (ii) the remainder of Pocono common stock will be exchanged for $16.10 in cash per share.

Stock Consideration equals 937,277 shares.   If the aggregate number of shares of First Keystone Corporation to be issued as a result of Pocono shareholder elections equals 937,277, then:

•       All stock election shares will be converted into the right to receive First Keystone common stock at a rate of 0.8944 per share; and

•       All cash election shares and all no election shares will be converted into the right to receive cash at a rate of $16.10 per share.

Under-election of the Stock Consideration.   If the aggregate number of stock election shares results in less than 937,277 shares of First Keystone Corporation common stock to be issued, then:

•       All stock election shares will be converted into the right to receive First Keystone Corporation common stock at a rate of 0.8944 per share;

•       No election shares will be converted at a pro rata rate into the right to receive First Keystone Corporation common stock until the aggregate number of First Keystone Corporation common stock to be issued equals approximately 937,277;

•       If necessary, some cash election shares will be converted pursuant to a proration formula rate into the right to receive First Keystone Corporation common stock until the aggregate number of First Keystone Corporation common stock to be issued equals approximately 937,277; and

•       The remaining cash election shares will be converted into the right to receive $16.10 in cash per share.

Over-election of the Stock Consideration.   If the aggregate number of stock election shares results in more than 937,277 shares of First Keystone Corporation common stock to be issued, then:

•       All cash election shares and no election shares will be converted into the right to receive First Keystone Corporation common stock at a rate of $16.10 per share;

•       Some stock election shares will be converted pursuant to a proration formula rate into the right to receive cash until the aggregate number of First Keystone Corporation common stock to be issued equals approximately 937,277; and

•       The remaining stock election shares will be converted into the right to receive First Keystone Corporation common stock at a rate of 0.8944 per share.

Because the United States federal income tax consequences of receiving First Keystone Corporation common stock, cash, or both First Keystone Corporation common stock and cash will differ, Pocono shareholders are urged to read carefully the information included under the caption “Certain Federal Income Tax Consequences” and to consult their tax advisors for a full understanding of the merger’s tax consequences to them. In addition, because First Keystone Corporation common stock can fluctuate in value during the election period, the economic value per share received by Pocono shareholders who receive stock may, as of the date of receipt by them, be more or less than the $16.10 cash per share received by Pocono shareholders who receive cash.

First Keystone Corporation Common Stock

Each share of First Keystone Corporation common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

Pocono Options and Warrants

At the effective time of the merger, each option and warrant will be cancelled and instead represent the right only to receive in cash the difference between the exercise price of the option or warrant and $16.10. As a condition to close and before any option or warrant holder receives the cash consideration for each option and warrant, he or she will be required to execute an option cancellation form or a warrant cancellation form.

Effective Date

The merger will take effect when all conditions, including obtaining shareholder and regulatory approval, have been fulfilled or waived, or as soon as practicable thereafter as First Keystone Corporation and Pocono may mutually select. Regulatory approval cannot be waived. We presently expect to close the merger during the fourth quarter of 2007. See “The Merger—Conditions to the Merger” and “The Merger—Regulatory Approvals,” beginning at pages 61 and  65, respectively.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•       Organization of First Keystone Corporation and Pocono and their respective subsidiaries.

•       Capital structures of First Keystone Corporation and Pocono.

•       Valid corporate power and authority to conduct current business and enter into the merger agreement and related obligations.

•       Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•       Consistency and accuracy of financial statements with accounting principles generally accepted in the United States and the rules and regulations of any other applicable regulatory authority.

•       Absence of undisclosed material pending or threatened litigation.

•       Absence of regulatory orders and timeliness of all regulatory filings.

•       Compliance with applicable laws and regulations.

•       Disclosure of material contracts.

•       Absence of undisclosed brokers’ or finders’ fees.

•       Disclosure of retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

•       Absence of labor agreements or disputes.

•       Absence of material environmental violations, actions or liabilities.

•       Filing of tax returns and payment of taxes.

•       Qualification as a reorganization under Section 368(a) of the Internal Revenue Code.

•       Absence of certain risk management instruments.

•       Proper servicing and enforceability of loans and absence of undisclosed problem loans.

•       Quality of title to properties.

•       Disclosure of intellectual property rights.

•       Proper administration of fiduciary accounts.

•       Accuracy of books and records.

•       Maintenance of adequate insurance and disclosure of insurance contracts.

•       Establishment and maintenance of the allowance for loan loss.

•       Absence of restrictions on investment securities.

•       Receipt of fairness opinion.

•       Absence of material adverse changes, since December 31, 2006.

•       Absence of untrue or omission of material facts.

Conduct of Business Pending the Merger

In the merger agreement, Pocono agreed to use its reasonable good faith efforts to preserve its business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom they do business.

In addition, Pocono agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or consented to by First Keystone Corporation. Pocono also agreed in the merger agreement that Pocono will not, without the written consent of First Keystone Corporation:

•       Issue, sell or authorize additional stock or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock.

•       Declare, set aside or pay any dividend or other distribution in respect of its capital stock.

•       Enter into, amend or renew any employment, consulting, change in control, severance or similar agreements with any director, officer or employee of Pocono or grant any wage increases or increase to employee benefits except for in the ordinary course of business or otherwise previously disclosed to First Keystone Corporation.

•       Establish any new or make contributions to any benefit plans except as required by law or under the terms of the plans.

•       Sell, transfer, mortgage, encumber or otherwise dispose of any assets, deposits, business or properties except in the ordinary course of business.

•       Acquire assets, business, deposits or properties of any other entity except in the ordinary course of business.

•       Make capital expenditures in excess of $5,000 individually or $20,000 in the aggregate except for construction of a branch.

•       Change its articles of incorporation or bylaws.

•       Change accounting methods except as required by law or generally accepted accounting principles.

•       Enter into or modify any material contracts.

•       Settle any law suits in an amount in excess of $5,000 or would materially restrict Pocono’s business.

•       Change its business lines.

•       Incur or prepay any indebtedness except in the ordinary course of business.

•       Acquire or restructure any debt or investment securities except in the ordinary course of business.

•       Except as disclosed, make, renew or modify any loan in excess of $250,000 to any one person or $500,000 in the aggregate.

•       Invest in any real estate other than through foreclosure.

•       Take any action that would preclude the treatment of the merger as a reorganization under Section 368 of the Internal Revenue Code of 1986.

•       Take any action that would result in any representation or warranty from becoming untrue, prevent any of the closing conditions from occurring, or result in a material violation of the agreement.

•       Take any action that would adversely affect or materially delay the ability of either First Keystone Corporation or Pocono from obtaining any regulatory approvals or to perform their covenants or agreements under the merger agreement.

•       Agree to do any of the foregoing.

First Keystone Corporation also agreed in the merger agreement that it will not, without the written consent of Pocono:

•       Take any action that would preclude the treatment of the merger as a reorganization under Section 368 of the Internal Revenue Code of 1986.

•       Take any action that would result in any representation or warranty from becoming untrue, prevent any of the closing conditions from occurring, or result in a material violation of the agreement.

•       Take any action that would adversely affect or materially delay the ability of either First Keystone Corporation or Pocono from obtaining any regulatory approvals or to perform their covenants or agreements under the merger agreement.

•       Agree to do any of the foregoing.

Conditions to the Merger

Obligations to complete the merger are subject to various conditions, including the following:

•       The merger agreement shall have been duly approved and adopted by the Pocono shareholders.

•       All necessary governmental approvals for the merger shall have been obtained, and all statutory waiting periods shall have expired, and no such approvals shall contain terms that First Keystone Corporation’s board of directors believe would reduce the benefit of the transaction.

•       There shall not be any order, decree or injunction in effect preventing the completion of the merger or related transactions.

•       An effective registration statement shall be on file with the SEC.

In addition to the foregoing, Pocono’s and First Keystone Corporation’s obligations to close the merger are each conditioned on:

•       The accuracy in all material respects, as of May 10, 2007 and as of the merger effective date, of the representations and warranties of each company.

•       Each company’s performance in all material respects of all obligations required to be performed under the merger agreement.

•       Each company receiving a tax opinion that the merger will constitute a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

•       Other conditions that are customary for transactions of the type contemplated by the merger agreement.

First Keystone Corporation’s obligations to close the merger are conditioned on, among other things, the following:

•       Receipt of an acknowledgment and release, employment agreement, and consulting agreement from Mr. Gerlach.

•       Receipt from each director of an affiliate letter, a voting agreement, a noncompetition and nonsolicitation agreement, a stock option and warrant cancellation agreement, and a stock option and warrant standstill agreement.

•       Options and warrants for not more than 20,000 shares of Pocono common stock are exercised before the merger effective date.

•       Receipt of acceptable environmental reports on Pocono’s properties.

•       Not more than 7% of Pocono’s shares elect to engage in dissenters’ valuation proceedings.

•       No material adverse changes to Pocono’s business.

Amendment; Waiver

The merger agreement may be amended or modified or any condition waived by the written agreement of the parties, except when the approval of the shareholders of Pocono is required by law.

Termination

The merger agreement may be terminated at any time prior to the effective date of the merger by the mutual consent of First Keystone Corporation and Pocono.

The merger agreement may also be terminated by either party if:

•       The other party, in any material respect, breaches any representation, warranty, covenant or other obligation contained in the merger agreement, and the breach remains uncured 30 days after written notice of the breach is given to the breaching party and the breach would unreasonably be expected to be a material adverse effect on the other party;

•       The closing of the merger does not occur by April 30, 2008, unless this is due to the failure of the party seeking to terminate the merger agreement to perform or observe any covenants and agreements required to be performed by the party before closing;

•       Any regulatory authority whose approval or consent is required for completion of the merger issues a final non-appealable denial or the application is permanently withdrawn at the request of a regulatory authority; or

•       Pocono shareholders vote but do not approve the merger agreement at a special meeting called to approve the merger agreement.

In addition, the merger agreement contains a provision under which Pocono may terminate the merger agreement if the average final price of First Keystone Corporation common stock is less than $16.20 and the decline in the price of First Keystone Corporation common stock is at least 10% more than the decline during the period beginning May 10, 2006 in a peer group index. See Section 8.01(h) to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. The bank holding companies comprising the peer group index are listed on Exhibit 1 to the merger agreement.

Pocono may terminate the merger agreement if it enters into a term sheet, letter of intent or agreement to merge after receiving written advice of counsel that failure to do so would breach the fiduciary duty of Pocono board of directors upon giving notice and allowing First Keystone Corporation to adjust its offer.

First Keystone Corporation may also terminate the merger agreement if:

•       Pocono withdraws, changes, or modifies its recommendation to its shareholders to approve the merger agreement and the merger;

•       Pocono issues more than 20,000 shares of common stock pursuant to the exercise of options and warrants to any non-directors or non-officers or any member of Pocono’s board of directors exercises any options or warrants; or

•       The goodwill to be recorded in the transaction under the accounting principles generally accepted in the United States would result in First Keystone Corporation not maintaining well-capitalized status for regulatory purposes.

Pocono’s board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the termination provision relating to the price of First Keystone Corporation common stock is triggered. In considering whether to exercise its right to terminate the merger agreement, Pocono’s board of directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at the time and would consult with its financial advisors and legal counsel.

The fairness opinion received by Pocono from Boenning & Scattergood, Inc. is dated as of May 9, 2007 and is based on conditions in effect on that date. Accordingly, the fairness opinion does not address the possibilities presented if the termination provision relating to the price of First Keystone Corporation common stock is triggered, including the possibility that Pocono’s board of directors might elect to continue with the merger even if Pocono has the ability to terminate the merger agreement under that provision. See “The Merger—Opinion of Pocono’s Financial Advisor,” beginning at page 30.

Approval of the merger agreement by Pocono’s shareholders will confer on Pocono’s board of directors the power to complete the merger even if the price-related termination provision is triggered, without any further action by or re-solicitation of the votes of Pocono’s shareholders.

Pocono’s shareholders should be aware that the market price of First Keystone Corporation common stock will fluctuate and could possibly decline. Accordingly, the value of the First Keystone Corporation common stock actually received by holders of Pocono’s common stock may be more or less than the value of First Keystone Corporation common stock used in applying the market price test or on the effective date of the merger.

Termination Fee

Pocono has agreed to pay a fee of $1,200,000.00 to First Keystone Corporation if Pocono fails to complete the merger and First Keystone Corporation is not in material breach of the merger agreement after the occurrence of any one of the following events:

•       Pocono withdraws, changes, or modifies its recommendation to its shareholders to approve the merger agreement and the merger;

•       Pocono terminates the merger agreement to enter into a term sheet, letter of intent or agreement to merge after receiving written advice of counsel that failure to do so would breach the fiduciary duty of Pocono board of directors upon giving notice and allowing First Keystone Corporation to adjust its offer;

•       The termination of the merger agreement following the commencement of a tender offer of exchange offer for 25% or more of Pocono common stock and Pocono has not sent to its shareholders within 10 days after commencement of such offer, a statement that the board of directors recommends the rejection of such tender offer or exchange offer; or

•       Within 12 months of termination of the agreement, Pocono enters into an agreement to merge with a third party, a substantial portion of its assets are acquired by a third party or a third party acquires more than 50% of Pocono common stock.

No Solicitation of Other Transactions

Pocono agreed that it will not, and will not allow others under its control to, directly or indirectly:

•       Initiate, solicit, encourage or take any other action to facilitate, any acquisition proposals or inquiries with respect to, or the making of any acquisition proposal;

•       Participate in any discussions or negotiations, furnish any information to, or approve recommend or enter into any agreement relating to any acquisition proposal; or

•       Agree to or endorse any acquisition proposal or inquiry described above;

unless it believes, after receipt of written advice from its legal counsel, that failure to do so would violate the Pocono’s board of directors’ fiduciary duties.

Pocono has also agreed to notify First Keystone Corporation promptly, if any acquisition proposal or inquiry described above is received by Pocono from any third party and permit First Keystone Corporation to have an opportunity to adjust its offer.

For a discussion of circumstances under which certain actions relating to a possible change in control involving Pocono could result in Pocono being required to pay the termination fee of $1,200,000.00. See “The Merger—Terms of the Merger—Termination Fee,” above.

Expenses

First Keystone Corporation and Pocono will each pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel.

Regulatory Approvals

Completion of the merger is subject to the prior receipt of all consents or approvals of, and the provision of all notices to federal and state authorities required to complete the merger of First Keystone Corporation and Pocono.

First Keystone Corporation and Pocono have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger. These approvals include approval from the Office of the Comptroller of the Currency and the Pennsylvania Department of Banking. The merger cannot proceed in the absence of these required regulatory approvals.

Applications.   First Keystone Corporation has filed applications with the Office of the Comptroller of Currency and the Pennsylvania Department of Banking, requesting approval of the merger of Pocono with and into First Keystone National Bank. The applications describe the terms of the merger, the parties involved, and the activities to be conducted by the combined companies as a result of the transaction, and contain certain related financial and managerial information. Copies of the applications will be provided to the U.S. Department of Justice and other governmental agencies.

State Approvals and Notices.   The merger is subject to the prior approval of the Pennsylvania Department of Banking under Section 115 of the Pennsylvania Banking Code. In determining whether to approve the merger, the Pennsylvania Department of Banking will consider, among other things, whether the purposes and probable effects of the merger would be consistent with the purposes of the Pennsylvania Banking Code, as set forth in Section 103 of the Banking Code, and whether the merger would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or shareholders of the institutions involved.

We are not aware of any material governmental approvals or actions that are required to complete the merger, except as described above. If any other approval or action is required, we will use our best efforts to obtain such approval or action.

Employment; Severance

Following the merger, First Keystone Corporation is not obligated to continue the employment of any Pocono employee. As a result of the merger, some Pocono positions, primarily in-house back office, support, processing and other operational activities and services, may be eliminated. However, First Keystone Corporation will endeavor to continue the employment of all non-management employees in positions that will contribute to the successful performance of the combined organization. First Keystone Corporation will give Pocono applicants consideration over applicants with similar experience. If a position is duplicative, First Keystone Corporation will attempt to reassign the individual to a needed position that uses the skills and abilities of the individual. If that is impracticable or First Keystone Corporation does not have available a comparable position, First Keystone Corporation will grant an eligible exempt employee who is terminated two weeks of severance pay for each year of service and medical benefits for the severance term or until enrolled in another health plan, whichever occurs first. Certain terminated key employees shall receive nine (9) months of their then current salary and medical benefits for nine (9) months or until enrolled in another health plan, whichever occurs first.

All employees of Pocono will be eligible for severance benefits, except that no employee of Pocono who shall receive any severance benefits as provided hereunder shall also be eligible for any payment or benefit pursuant to any “change in control” agreement, employment agreement, salary continuation agreement or similar plan or right. Each person eligible for severance benefits will remain eligible for such benefits if his or her employment is terminated, other than for “cause,” or voluntarily terminates his or her employment after being offered a position that is not “comparable employment”, within twelve months after the effective date of the agreement. Any person whose employment with First Keystone Corporation is terminated without “cause” after twelve months from the effective date of the merger shall receive such severance benefit from First Keystone Corporation as is provided for in First Keystone Corporation’s general severance policy for such terminations (with full credit being given for each year of service).

Employee Benefits

The merger agreement provides that as of the effective date of the merger, each employee of Pocono who becomes an employee of First Keystone Corporation shall be entitled to participate in First Keystone Corporation’s, or as appropriate First Keystone National Bank’s employee benefit plans, programs, and policies and shall receive full credit for each year of service with Pocono for purposes of determining eligibility for participation and vesting, but not benefit accrual. First Keystone Corporation shall use the original date of hire by Pocono or a Pocono Subsidiary in making these determinations. After the effective date of the merger, First Keystone Corporation may discontinue, amend, convert to, or merge with, a First Keystone Corporation benefit plan any Pocono benefit plan, subject to the plan’s provisions and applicable law.

Financial Interests of Directors, Officers and Others in the Merger.

Share Ownership

As of August 31, 2007, the record date for the special meeting of Pocono shareholders, the directors, executive officers and other significant shareholders of Pocono may be deemed to be the beneficial owners of 1,127,563 shares, representing 64.6% of the outstanding shares of Pocono common stock. See “Information with Respect to Pocono-Stock Ownership of Principal Shareholders and Management,” beginning on page 127.

Stock Options and Warrants

As of August 31, 2007, the record date of the special meeting of Pocono shareholders, the directors and executive officers of Pocono held a total of 45,545 stock options and 192,875 warrants. First Keystone Corporation has agreed to cash out all the stock options and warrants at the effective date of the merger. As a result, the directors and executive officers of Pocono will receive a total of approximately $2,590,657 for their stock options and warrants.

Indemnification and Insurance

First Keystone Corporation has agreed for six years after the merger’s effective date to indemnify the directors and officers of Pocono and its subsidiaries against all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities arising out of actions occurring prior to the merger’s effective date, except for the transactions contemplated by the merger agreement, to the fullest extent permitted under First Keystone Corporation’s articles of incorporation, bylaws, and applicable law.

First Keystone Corporation has also agreed that for six years after the merger’s effective date, First Keystone Corporation will, at its expense, maintain directors’ and officers’ liability insurance for the former directors and officers of Pocono and its subsidiaries with respect to matters occurring at or prior to the merger’s effective date.

The insurance coverage is to be on based on conditions and terms substantially comparable to the director and officer liability policy of Pocono as of the date of the merger agreement, so long as the policy can be obtained at a cost not in excess of 150% of the rate for such director and officer liability insurance tail policy, in effect as of the date of the merger agreement. In the event First Keystone Corporation is unable to obtain a director and officer liability insurance tail policy at a cost not in excess of 150% of such rate, First Keystone Corporation shall obtain a director and officer liability insurance tail policy with the maximum coverage reasonably available for a cost that is equal to 150% of the rate.

Board Positions and Compensation

Upon completion of the merger, W. Peter Ahnert and John G. Gerlach shall be appointed as First Keystone Corporation directors (subject to First Keystone Corporation’s approval) and shall be entitled to compensation in such capacity on the same basis as other First Keystone Corporation directors.

Pocono Advisory Board

In addition, for two years following the merger, First Keystone Corporation has agreed that the current directors of Pocono who are not appointed to the First Keystone Corporation board may, if they so choose, continue as advisory board directors for the Pocono Community Bank division of First Keystone National Bank and shall be entitled to receive compensation for such service that is equal to the directors’ current levels of compensation paid by First Keystone National Bank to its advisory board members.

Gerlach Employment and Consulting Agreements

In connection with the merger agreement, Mr. Gerlach, First Keystone Corporation, First Keystone National Bank, and Pocono entered into an Acknowledgement and Release Agreement. Pursuant to the agreement, the parties have agreed to terminate Mr. Gerlach’s employment agreement and their respective rights and obligations thereunder. Mr. Gerlach has also released First Keystone Corporation, First Keystone National Bank, and Pocono from all causes of actions which he may have had against them. In connection with the termination of this agreement, First Keystone Corporation and First Keystone National Bank have agreed to pay Mr. Gerlach $500,000.

In connection with the execution of the merger agreement, First Keystone Corporation and First Keystone National Bank have entered into an employment agreement and consulting agreement with Mr. Gerlach substantially in the form included as Annex B and Annex C, respectively, of the merger agreement. Each agreement is for a term of one year running consecutively. Mr. Gerlach shall receive as compensation $295,500 and $150,000 respectively. Each agreement also contains a noncompetition provision, which prohibits Mr. Gerlach for a period of three years from the effective date of the merger agreement from directly or indirectly (1) soliciting persons or entities who were customers of First Keystone Corporation, First Keystone National Bank, or Pocono to become a customer of a person or entity other than First Keystone Corporation, First Keystone National Bank, or Pocono; (2) solicit employees of First Keystone Corporation, First Keystone National Bank, or Pocono to work for anyone other than First Keystone Corporation, First Keystone National Bank, or Pocono; (3) provide assistance, financial or otherwise, to any person or entity engaged in any activity which First Keystone Corporation, First Keystone National Bank, or Pocono are engaged during the term of the agreement; or (4) be engaged as an employee or otherwise in the banking or financial services industry or any other industry which First Keystone Corporation, First Keystone National Bank, or Pocono is engaged in any county or contiguous county in which First Keystone Corporation, First Keystone National Bank, or Pocono has a branch or office.

Voting Agreements

As a condition to First Keystone Corporation entering into the merger agreement, certain directors of Pocono entered into an agreement with First Keystone Corporation, dated as of May 10, 2007, pursuant to which the director agreed to vote all of his or her shares of Pocono common stock in favor of the merger agreement. A form of voting agreement is Annex E to the merger agreement, which is attached to this document as Annex A. The voting agreements may have the effect of discouraging persons from making a proposal for an acquisition transaction involving Pocono. The following is a brief summary of the material provisions of the voting agreements.

Those directors of Pocono agreed, among other things, to vote, or cause to be voted, in person or by proxy, all of the Pocono common stock as to which the he or she has or shares voting power, or acts as trustee over a voting trust, individually or jointly with other persons, and will use his or her reasonable best efforts to cause any other shares of Pocono common stock over which he or she shares voting power to be voted for approval and adoption of the merger agreement and the transactions contemplated thereby and the extension of the warrant exercise dates at any meeting of the Pocono shareholders duly held for such purpose.

Those directors of Pocono agreed to not sell, transfer, or otherwise dispose of their Pocono common stock. Further, those directors agree not to exercise any options to purchase common stock or any warrants to purchase common stock except under certain conditions.

Non-Competition and Non-Solicitation Agreements

The directors of Pocono have agreed that for two years after the merger, they will not compete against Keystone or solicit Pocono’s customers and employees. The directors agreed not to accept a position as a director or employee of any bank holding company or insured depository institution located in Monroe County or any contiguous county (“Competitive Enterprise”). Also, the directors will not directly or indirectly acquire an ownership interest (unless it is an indirect beneficial ownership of less than three percent (3%)) in any Competitive Enterprise which would enable the director to substantially control, direct, or influence the operations of the institution. The directors also agreed that they would not, for the purpose of selling any product or services that competes with Pocono, solicit, divert or entice any customer of Pocono to transfer business to a Competitive Enterprise, unless the director provided the service or product prior to Pocono entering into the merger agreement. The directors further agreed not to employ or assist in employing any present employee of Pocono with a Competitive Enterprise. The directors are prohibited from making any statement, comments or other communications that impugns or is intended to impugn, disparage or otherwise malign the reputation of Pocono or First Keystone or any of their current or former directors, officers, employees or customers. The directors shall also maintain the confidentiality of all information relating to the business of Pocono which has not been publicly released by Pocono and the director shall not use such information for his or her own benefit.

Accounting Treatment

First Keystone Corporation will account for the merger under the purchase method of accounting. First Keystone Corporation will record, at fair value, the acquired tangible and identifiable intangible assets and assumed liabilities of Pocono. Under generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. First Keystone Corporation will include in its results of operations the results of Pocono’s operations only after completion of the merger.

Certain Federal Income Tax Consequences

The following discussion addresses the material United States federal income tax consequences of the merger to a Pocono shareholder who holds shares of Pocono common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to

Pocono shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Pocono shareholders subject to special treatment under the Internal Revenue Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Pocono shareholders who hold their shares of Pocono common stock as part of a hedge, straddle or conversion transaction, Pocono shareholders who acquired their shares of Pocono common stock pursuant to the exercise of employee stock options or otherwise as compensation, and Pocono shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Internal Revenue Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

Pocono shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger to them.

The closing of the merger is conditioned upon the receipt by First Keystone Corporation of the opinion of Bybel Rutledge LLP, special counsel to First Keystone Corporation, or another accounting or law firm and the receipt by Pocono of the opinion of Saul Ewing LLP, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in those opinions (including factual representations contained in certificates of officers of Pocono and First Keystone Corporation) which are consistent with the state of facts existing as of the effective date of the merger the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code.

The tax opinions to be delivered in connection with the merger are not binding on the Internal Revenue Service or the courts, and neither Pocono nor First Keystone Corporation intends to request a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the discussion below sets forth the material United States federal income tax consequences of the merger to Pocono shareholders. Such consequences generally will depend on whether Pocono shareholders exchange their Pocono common stock for cash, First Keystone Corporation common stock or a combination of cash and First Keystone Corporation common stock.

Exchange for First Keystone Corporation Common Stock

If, pursuant to the merger, a Pocono shareholder exchanges all of his or her shares of Pocono common stock solely for shares of First Keystone Corporation common stock, the holder will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of First Keystone Corporation common stock (as discussed below). The aggregate adjusted tax basis of the shares of First Keystone Corporation common stock received in the merger will be equal to the aggregate adjusted tax basis of the shares of Pocono common stock surrendered for the First Keystone Corporation common stock (reduced by the tax basis allocable to any fractional share of First Keystone Corporation common stock for which cash is received), and the holding period of the First Keystone Corporation common stock will include the period during which the shares of Pocono common stock were held by the Pocono shareholder. If a Pocono shareholder has differing bases or holding periods in respect of his or her shares of Pocono common stock, the shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of First Keystone Corporation common stock received in the exchange.

Exchange Solely for Cash

In general, if, pursuant to the merger, a Pocono shareholder exchanges all of his or her shares of Pocono common stock solely for cash, such holder will recognize gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in the shares of Pocono common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the shareholder’s holding period with respect to the Pocono common stock surrendered is more than one year. If, however, the Pocono shareholder owns (or is deemed for tax purposes to own) shares of First Keystone Corporation common stock after the merger, the cash received may be treated as a dividend under certain circumstances. See “—Possible treatment of cash as a dividend” below.

Exchange for First Keystone Corporation Common Stock and Cash

If, pursuant to the merger, a Pocono shareholder exchanges all of his or her shares of Pocono common stock for a combination of First Keystone Corporation common stock and cash, the shareholder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the First Keystone Corporation common stock received pursuant to the merger over such shareholder’s adjusted tax basis in the shares of Pocono common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and loss realized on one block of shares may not be used to offset gain realized on another block of Pocono shares. Any recognized gain generally will be long-term capital gain if the Pocono shareholder’s holding period with respect to the Pocono common stock surrendered is more than one year. However, the cash received may be treated as a dividend under certain circumstances. See “—Possible treatment of cash as a dividend” below.

The aggregate tax basis of First Keystone Corporation common stock received by a Pocono shareholder that exchanges his or her shares of Pocono common stock for a combination of First Keystone Corporation common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Pocono common stock surrendered for First Keystone Corporation common stock and cash, reduced by the amount of cash received by the Pocono shareholder pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the Pocono shareholder on the exchange. The holding period of the First Keystone Corporation common stock will include the holding period of the shares of Pocono common stock surrendered. If a Pocono shareholder has differing bases or holding periods in respect of his or her shares of Pocono common stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of First Keystone Corporation common stock received in the exchange.

Cash Received in Lieu of a Fractional Share

Cash received by a Pocono shareholder in lieu of a fractional share of First Keystone Corporation common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the proration of the shareholder’s aggregate adjusted tax basis of the shares of Pocono common stock surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for the shares of Pocono common stock is more than one year. However, the cash received may be treated as a dividend under certain circumstances. See “—Possible treatment of cash as a dividend” below.

Possible Treatment of Cash as a Dividend

Unless a Pocono shareholder owns actually or constructively, because of the constructive ownership rules, shares of First Keystone Corporation common stock prior to the exchange of the Pocono common stock either for cash or a combination of cash and First Keystone Corporation common stock in connection with the merger, this discussion is inapplicable. Under the constructive ownership rules, shares of stock owned, for example, by a spouse, parents, children and grandchildren as well as shares owned by certain entities, trusts and estates can be considered as owned by the Pocono shareholder. A Pocono shareholder receiving cash, in whole or in part, should discuss these rules with a tax advisor. If such a Pocono shareholder receives cash in whole or in part for the exchange of the Pocono common stock, to the extent of the cash only, the Pocono shareholder could be treated as receiving a dividend unless the transaction does not qualify as a “substantially disproportionate” redemption. For Federal income tax purposes, the Pocono shareholder is deemed to have received First Keystone Corporation common stock, and First Keystone Corporation is treated as redeeming the shares for the cash.

In order for the redemption to qualify as “substantially disproportionate,” the Pocono shareholder must (1) own actually or constructively less than 50% of the outstanding First Keystone Corporation common stock after the deemed redemption and (2) the percentage of First Keystone Corporation common stock owned, actually and constructively, immediately after the deemed redemption, must be reduced by more than 20% from the percentage of such common stock owned actually and constructively to have owned immediately before the deemed redemption occurs.

The Internal Revenue Service has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” even though the shareholder has a relatively minor reduction in such shareholder’s percentage stock ownership under the above analysis. Accordingly, few if any Pocono shareholders should be impacted by these rules. However, as these rules are complex and dependent upon a Pocono shareholder’s specific circumstances, each shareholder that may be subject to these rules should consult a tax advisor.

If the redemption does not qualify as “substantially disproportionate” and the Internal Revenue Service ruling, noted above, does not apply, the tax consequence to an individual Pocono shareholder is that the dividend will be taxed at the 15% tax rate but, unlike a long-term capital gain, the dividend is not reduced by the Pocono shareholder’s basis in the Pocono common stock.

Backup Withholding

A Pocono shareholder receiving cash in the merger may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) has been notified by the Internal Revenue Service that it has failed to report all interest or dividends required to be shown on its federal income tax returns, or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the Internal Revenue Service.

This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition this discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a Pocono shareholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences to you of the merger, as well as to any later sale of shares of First Keystone Corporation common stock received by you in the merger.

Source or Amount of Funds

First Keystone Corporation will pay a combination of cash and First Keystone Corporation common stock as the consideration for Pocono. Based upon the maximum allocation percentage of cash consideration to be paid excluding cash amounts for fractional shares (if any), First Keystone Corporation will pay a maximum of approximately $16 million to Pocono shareholders.

First Keystone Corporation has not yet determined how it will fund the cash consideration; however, it has several alternative funding sources available to it. First Keystone Corporation may draw down on an existing line of credit, it may enter into a loan agreement with an unrelated financial institution on terms that would be customary for a transaction of comparable size or it may sell its investments. First Keystone Corporation does not anticipate that the funding of the cash portion of the merger consideration will have a significant impact on its financial condition, results of operations, liquidity or regulatory capital.

Resale of First Keystone Corporation Common Stock

The First Keystone Corporation common stock issued in the merger will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to any Pocono shareholder who may be deemed to be:

•       An “affiliate” of Pocono for purposes of Rule 145 under the Securities Act of 1933, as amended; or

•       An “affiliate” of First Keystone Corporation for purposes of Rule 144 under the Securities Act of 1933, as amended.

Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by, or are under common control with, First Keystone Corporation or Pocono at the time of the Pocono special meeting, and with respect to First Keystone Corporation, at or after the effective date of the merger.

Rules 144 and 145 will restrict the sale of shares of First Keystone Corporation common stock received in the merger by affiliates and certain of their family members and related interests.

Pocono affiliates:

•       Generally, during the year following the effective date of the merger, those persons who are affiliates of Pocono at the time of the Pocono special meeting, provided they are not affiliates of First Keystone Corporation at or following the merger’s effective date, may publicly resell any shares of First Keystone Corporation common stock received by them in the merger, subject to certain limitations and requirements. These include the amount of First Keystone Corporation common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about First Keystone Corporation.

•       After the one-year period, these affiliates may resell their shares without the restrictions, so long as there is adequate current public information with respect to First Keystone Corporation as required by Rule 144.

First Keystone Corporation affiliates:

•       Persons who are affiliates of First Keystone Corporation after the effective date of the merger may publicly resell the shares of First Keystone Corporation common stock received by them in the merger subject to the same limitations and requirements as apply to Pocono affiliates in the first year and subject to certain filing requirements specified in Rule 144.

The ability of affiliates to resell shares of First Keystone Corporation common stock received in the merger under Rule 144 or Rule 145, as summarized herein, generally will be subject to First Keystone Corporation’s having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.

Affiliates also would be permitted to resell shares of First Keystone Corporation common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act of 1933, as amended, registration requirements.

This prospectus/proxy statement does not cover any resales of shares of First Keystone Corporation common stock received by persons who may be deemed to be affiliates of First Keystone Corporation or Pocono.

As a condition of the merger, First Keystone Corporation will receive an affiliate’s letter from each Pocono director and executive officer. The affiliate’s letter states that, as a Pocono affiliate, they will not transfer any shares of First Keystone Corporation common stock received in the merger except in compliance with the Securities Act of 1933, as amended.

Rights of Dissenting Shareholders

As required by the national banking laws, any shareholder of Pocono who has voted against the Agreement and Plan of Merger at the special meeting, or has given written notice at or prior to the special meeting to the President of Pocono or presiding officer that he or she dissents from the Agreement and Plan of Merger, will be entitled to receive the value of the shares of common stock of held by him or her at the time the reorganization is approved by the Comptroller of the Currency upon written request made to Pocono at any time before thirty (30) days after the date of consummation of the reorganization, accompanied by the surrender of his share certificates. Any shareholder of Pocono who votes against the Agreement and Plan of Merger at the special meeting, or who gives notice in writing at or prior to the special meeting to the President of Pocono or presiding officer that he or she dissents, will be notified in writing of the date of consummation of the reorganization.

The value of the shares of any dissenting shareholder will be ascertained, as of the effective date of the transaction, by an appraisal made by a committee of three persons. The committee shall be comprised of one person selected by the vote of the holders of the majority of the shares whose owners are entitled to payment in cash (by reason of such requests for appraisal), one person selected by the board of directors of Pocono and one person selected by the two so selected. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting shareholder who has duly requested payment, that shareholder may, within five (5) days after being notified of the appraisal value of his shares, appeal to the Comptroller of the Currency. The Comptroller of the Currency is required to cause a reappraisal to be made which will be final and binding as to the value of the shares of the dissenting shareholder. If, for any reason, one or more of the appraisers is not selected as provided above within ninety (90) days from the effective date or, if the appraisers fail to determine the value of such shares within the ninety (90) days, the Comptroller of the Currency is required, upon written request of any interested party, to cause an appraisal to be made that will be final and binding on all parties. The expenses of the Comptroller of the Currency in making the reappraisal or the appraisal, as the case may be, will be paid by Pocono. The ascertained value of the shares must be paid promptly to the dissenting shareholders, if any. The shares of First Keystone Corporation common stock that would have been allocated to a dissenting shareholder will be sold at public auction and any excess received therefrom will be paid to the dissenting shareholder in accordance with the requirements of the national banking laws. For more information regarding the Comptroller of the Currency ‘s stock appraisal process, you may contact the Office of the Comptroller for the Currency, 250 E Street, S.W., Washington, D.C. 20219 (Telephone: 202-874-5000).

The foregoing summary does not purport to be a complete statement of the appraisal rights of dissenting shareholders, and such summary is qualified in its entirety by reference to the Agreement and Plan of Merger, attached hereto as Annex A and to the applicable provisions of 12 U.S.C. § 215a, which are reproduced and attached hereto as Annex D. Moreover, a shareholder will not be permitted to split his or her vote; if a shareholder intends to vote, he or she must vote all of his or her shares either for or against the Agreement and Plan of Merger.

Failure to follow the procedures set forth in 12 U.S.C. § 215a, regarding dissenters’ rights will constitute a waiver of appraisal rights. Shareholders may wish to consult independent legal counsel before exercising dissenters’ rights.

Except as set forth herein, notification of the beginning or end of any statutory period will not be given by Pocono to any dissenting shareholders.

Proposal No. 2:

Amendment of the Warrant Agreements

Background and Reason

In connection with the initial formation of Pocono, stock purchase warrants to purchase 427,862 shares (as adjusted for stock splits and stock dividends) of Pocono common stock at $4.55 per share were granted to Pocono’s organizing shareholders. As of the date of this proxy statement/prospectus, 396,134 of these warrants are held by Pocono organizing shareholders or their assignees, all of which must be exercised on or before November 21, 2007 (the “Expiring Warrants”). If the warrantholder does not exercise his/her stock purchase warrant at $4.55 per share by November 21, 2007, he/she loses all right to do so.

One of the terms and provisions of the merger agreement requires First Keystone Corporation to pay to each warrantholder $11.55 in cash for each such outstanding warrant held on the closing date of the merger. First Keystone Corporation anticipates that the closing date should occur prior to November 21, 2007, but there is no assurance that such closing will occur before November 21, 2007, due to factors beyond the control of the parties, for example: the bank supervisory agencies take longer than expected to approve the application for their approval to merger. Therefore, in order to assure First Keystone Corporation and the warrantholders that they will be able to cash-out these warrants at the closing date, it is necessary to seek Pocono shareholder approval to extend the exercise date by one year or until November 21, 2008.

Proposal

The Pocono board of directors has approved the following resolution and directed that it be submitted to the Pocono shareholders at this special meeting:

Resolved, that all outstanding stock purchase warrants with an exercise date of no later than November 21, 2007 (the “Expiring Warrants”) are hereby amended to set a new exercise date of no later than November 21, 2008; and

Be it further resolved, that the appropriate officers of Pocono shall make such changes, to the warrant instrument and warrant register, as they deem necessary or appropriate, to reflect this new exercise date for the Expiring Warrants after approval of such amendment by the shareholders of Pocono.

Required Vote

The affirmative vote of a majority of the issued and outstanding shares of Pocono common stock is required to approve this amendment to the stock purchase warrants.

Recommendation of the Pocono Board of Directors

The Pocono board of directors recommends that the Pocono shareholders vote FOR this amendment to extend the exercise date for the Expiring Warrants to no later than November 21, 2008.

Information with Respect to First Keystone Corporation

General

First Keystone Corporation is a Pennsylvania business corporation and a registered bank holding company headquartered in Berwick, Pennsylvania. First Keystone National Bank, formerly known as The First National Bank of Berwick, was founded in 1864.

Description of Business of First Keystone Corporation

First Keystone Corporation became the bank holding company for First Keystone National Bank on June 1, 1984 as a wholly-owned subsidiary of First Keystone Corporation. First Keystone Corporation’s primary activity consists of owning and supervising its subsidiary, First Keystone National Bank.

Description of Business of First Keystone National Bank

First Keystone National Bank, has ten branch locations (five branches within Columbia County, four branches within Luzerne County, and one branch in Montour County, Pennsylvania), and is a full service commercial bank providing a wide range of services to individuals and small to medium sized businesses in its Northeastern and Central Pennsylvania market area. First Keystone National Bank’s commercial banking activities include accepting time, demand, and savings deposits and making secured and unsecured commercial, real estate and consumer loans. Additionally, First Keystone National Bank also provides personal and corporate trust and agency services to individuals, corporations, and others, including trust investment accounts, investment advisory services, mutual funds, estate planning, and management of pension and profit sharing plans.

At June 30, 2007, First Keystone National Bank had 117 full time employees and 26 part time employees. In the opinion of management, the Bank enjoys a satisfactory relationship with its employees. First Keystone National Bank is not a party to any collective bargaining agreement.

Property

First Keystone Corporation owns or leases no property other than through First Keystone National Bank. These are:

•       Main Office located at 111 West Front Street, Berwick, Pennsylvania 18603;

•       Salem Office located at 400 Fowler Avenue, Berwick, Pennsylvania 18603;

•       Freas Avenue Office located at 701 Freas Avenue, Berwick, Pennsylvania 18603;

•       Briar Creek Office located inside the Giant Market at 50 Briar Creek Plaza, Berwick, Pennsylvania 18603;

•       Nescopeck Office located at 437 West Third Street, Nescopeck, Pennsylvania 18635;

•       Scott Township Office located at Central Road and Route 11, Bloomsburg, Pennsylvania 17815;

•       Mifflinville Office located at Third and Race Streets, Mifflinville, Pennsylvania 18631;

•       Hanover Township Office located at 1540 Sans Souci Highway, Wilkes-Barre, Pennsylvania 18706;

•       Danville Office located at 1519 Bloom Road, Danville, Pennsylvania 17821;

•       Kingston Office located at 179 South Wyoming Avenue, Kingston, Pennsylvania 18704;

•       Vacant lot held for expansion located at 117-119 West Front Street, Berwick, Pennsylvania 18603;

•       Parking lot located at Second and Market Streets, Berwick, Pennsylvania 18603;

•       Vacant lot held for a future branch located at intersection of Route 309 and Sherwood Road, Mountaintop, Pennsylvania 18707; and

•       12 ATM’s located in Columbia, Luzerne and Montour Counties.

It is Management’s opinion that the facilities currently utilized are suitable and adequate for the Corporation’s current and immediate future purposes.

Legal Proceedings

First Keystone Corporation and/or First Keystone National Bank are defendants in various legal proceedings arising in the ordinary course of their business. However, in the opinion of management of First Keystone Corporation and First Keystone National Bank, there are no proceedings pending to which First Keystone Corporation and First Keystone National Bank is a party or to which their property is subject, which, if determined adversely to First Keystone Corporation and First Keystone National Bank, would be material in relation to First Keystone Corporation’s and First Keystone National Bank’s individual profits or financial condition, nor are there any proceedings pending other than ordinary routine litigation incident to the business of First Keystone Corporation and First Keystone National Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against First Keystone Corporation and First Keystone National Bank by government authorities or others.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Keystone Corporation

The purpose of Management’s Discussion and Analysis of First Keystone Corporation, a bank holding company, and its wholly owned subsidiary, First Keystone National Bank, is to assist the reader in reviewing the financial information presented and should be read in conjunction with the consolidated financial statements and other financial data contained herein.

Year Ended December 31, 2006 Versus Year Ended December 31, 2005

Results of Operations

Net income decreased to $6,190,000 for the year ended December 31, 2006, as compared to $6,847,000 for the prior year, a decrease of 9.6%. Earnings per share, both basic and diluted, for 2006 were $1.35 as compared to $1.48 in 2005. Cash dividends per share increased to $.85 in 2006 from $.78 in 2005, an increase of 9.0%.

First Keystone Corporation’s return on average assets was 1.20% in 2006 as compared to 1.35% in 2005. Return on average equity decreased to 11.76% in 2006 from 12.65% in 2005. The series of increases in interest rates in 2005 ended in 2006 and resulted in an overall increase of interest income to $28,577,000 up 8.3% from 2005. Likewise, there was the accompanying increase in the cost of funds which resulted in interest expense of $14,972,000 in 2006, an increase of 28.8% from 2005. The increases in deposit rates in 2006 and the flattened yield curve resulted in interest expense increasing faster than interest income.

Net interest income, as indicated below in Table 1, decreased by $1,156,000 or 7.8% to $13,605,000 for the year ended December 31, 2006. First Keystone Corporation’s net interest income on a fully taxable equivalent basis decreased by $1,326,000, or 8.0% to $15,300,000 in 2006 as compared to an increase of $61,000, or 0.4% to $16,626,000 in 2005.

Year Ended December 31, 2005 Versus Year Ended December 31, 2004

Net income increased to $6,847,000 for the year ended December 31, 2005, as compared to $6,787,000 for the prior year, an increase of 0.9%. Earnings per share, both basic and diluted, for 2005 were $1.48 as compared to $1.48 and $1.47, respectively in 2004. Cash dividends per share increased to $.78 in 2005 from $.70 in 2004, an increase of 11.4%.

Net interest income, as indicated below in Table 1, decreased by $269,000 or 1.8% to $14,761,000 for the year ended December 31, 2005. First Keystone Corporation’s net interest income on a fully taxable equivalent basis increased $61,000, or 0.4% to $16,626,000 in 2005 as compared to $16,565,000 in 2004.

Table 1—Net Interest Income

	2006/2005
		Increase/(Decrease)
	2006	Amount	%	2005
	(Amounts in thousands)
Interest Income	$28,577	$2,195	8.3	$26,382
Interest Expense	14,972	3,351	28.8	11,621
Net Interest Income	13,605	(1,156)	(7.8)	14,761
Tax Equivalent Adjustment	1,695	(170)	(9.1)	1,865
Net Interest Income (fully tax equivalent)	$15,300	$(1,326)	(8.0)	$16,626

	2005/2004
		Increase/(Decrease)
	2005	Amount	%	2004
	(Amounts in thousands)
Interest Income	$26,382	$1,346	5.4	$25,036
Interest Expense	11,621	1,615	16.1	10,006
Net Interest Income	14,761	(269)	(1.8)	15,030
Tax Equivalent Adjustment	1,865	330	21.5	1,535
Net Interest Income (fully tax equivalent)	$16,626	$61	.4	$16,565

Table 2—Distribution of Assets, Liabilities and Stockholders’ Equity

	2006			2005			2004
	Average Balance	Revenue/ Expense	Yield/ Rate	Average Balance	Revenue/ Expense	Yield/ Rate	Average Balance	Revenue/ Expense	Yield/ Rate
Interest Earning Assets:
Loans:
Commercial(1)	$28,120	$2,003	7.12%	$30,933	$1,953	6.31%	$32,658	$2,251	6.89%
Real Estate(1)	198,854	13,200	6.64%	182,019	11,501	6.32%	172,314	10,720	6.22%
Installment Loans, Net(1),(2)	17,681	1,402	7.93%	19,706	1,492	7.57%	28,123	1,680	5.97%
Fees on Loans	0	(39)	0%	0	(26)	0%	0	(36)	0%
Total Loans (Including Fees)(3)	$244,655	$16,566	6.77%	$232,658	$14,920	6.41%	$233,095	$14,615	6.27%
Investment Securities:
Taxable	$156,109	$8,488	5.44%	$158,749	$7,638	4.81%	$161,464	$7,378	4.57%
Tax Exempt(1)	82,669	5,188	6.28%	87,564	5,635	6.44%	70,928	4,519	6.37%
Total Investment Securities	$238,778	$13,676	5.73%	$246,313	$13,273	5.39%	$232,392	$11,897	5.12%
Interest Bearing Deposits in Banks	606	31	5.12%	1,784	51	2.85%	4,152	51	1.23%
Federal Funds Sold	0	0	0%	90	3	3.04%	328	8	2.37%
Total Other Interest-Earning Assets	606	31	5.12%	1,874	54	2.86%	4,480	59	1.32%
Total Interest-Earning Assets	$484,039	$30,273	6.25%	$480,845	$28,247	5.87%	$469,967	$26,571	5.65%
Non-Interest Earning Assets:
Cash and Due From Banks	$7,437			$7,006			$6,561
Allowance for Loan Losses	(3,662)			(3,738)			(3,744)
Premises and Equipment	4,991			5,230			5,453
Foreclosed Assets Held for Sale	229			150			0
Other Assets	23,707			17,028			16,268
Total Non-Interest Earning Assets	32,702			25,676			24,538
Total Assets	$516,741			$506,521			$494,505
Interest-Bearing Liabilities:
Savings, NOW Accounts, and Money Markets	$136,481	$2,921	2.14%	$137,134	$1,711	1.25%	$142,385	$1,335	.94%
Time Deposits	202,780	8,263	4.07%	191,455	6,394	3.34%	186,534	5,573	2.99%
Short-Term Borrowings	6,909	352	5.09%	5,039	179	3.56%	2,736	41	1.50%
Long-Term Borrowings	62,376	2,895	4.64%	66,305	3,017	4.55%	64,144	2,932	4.57%
Securities Sold U/A to Repurchase	13,411	542	4.04%	10,770	320	2.97%	7,357	125	1.70%
Total Interest-Bearing Liabilities	$421,957	$14,973	3.55%	$410,703	$11,621	2.83%	$403,156	$10,006	2.48%
Non-Interest Bearing Liabilities:
Demand Deposits	$39,076			$38,177			$34,000
Other Liabilities	3,074			3,511			4,144
Stockholders’ Equity	52,634			54,130			53,205
Total Liabilities/Stockholders’ Equity	$516,741			$506,521			$494,505
Net Interest Income Tax Equivalent		$15,300			$16,626			$16,565
Net Interest Spread			2.70%			3.04%			3.17%
Net Interest Margin			3.16%			3.46%			3.52%

(1)                Tax-exempt income has been adjusted to a tax equivalent basis using an incremental rate of 34%, and statutory interest expense disallowance.

(2)                Installment loans are stated net of unearned interest.

(3)                Average loan balances include non-accrual loans. Interest income on non-accrual loans is not included.

Net Interest Income

The major source of operating income for First Keystone Corporation is net interest income. Net interest income is the difference between interest income on earning assets, such as loans and securities, and the interest expense on liabilities used to fund those assets, including deposits and other borrowings. The amount of interest income is dependent upon both the volume of earning assets and the level of interest rates. In addition, the volume of non performing loans affects interest income. The amount of interest expense varies with the amount of funds needed to support earning assets, interest rates paid on deposits and borrowed funds, and finally, the level of interest free deposits.

Table 2 on the preceding pages provides a summary of average outstanding balances of earning assets and interest bearing liabilities with the associated interest income and interest expense as well as average tax equivalent rates earned and paid as of year end 2006, 2005, and 2004.

The yield on earning assets was 6.25% in 2006, 5.87% in 2005, and 5.65% in 2004. The rate paid on interest bearing liabilities was 3.55% in 2006, 2.83% in 2005, and 2.48% in 2004. This resulted in a decrease in our net interest spread to 2.70% in 2006, as compared to 3.04% in 2005 and 3.17% in 2004. As Table 2 illustrates, our net interest margin also declined in 2006.

The net interest margin, which is interest income less interest expenses divided by average earnings assets, was 3.16% in 2006 as compared to 3.46% in 2005 and 3.52% in 2004. The net interest margins are presented on a tax equivalent basis. The decrease in net interest margin in 2006 was due primarily to the increased interest paid on interest bearing liabilities. This was a result of more interest bearing liabilities repricing than earning assets.

In an effort to maintain or try to increase our net interest margin, we look to higher earning asset yields in 2007. However, it is apparent that margin expansion will be limited if the flattened yield curve environment continues.

Table 3 sets forth changes in interest income and interest expense for the periods indicated for each category of interest earning assets and interest bearing liabilities. Information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate); (ii) changes in rate (changes in average rate multiplied by prior average volume); and, (iii) changes in rate and volume (changes in average volume multiplied by change in average rate).

Table 3—Changes in Income and Expense, 2006 and 2005

	2006 COMPARED TO 2005			2005 COMPARED TO 2004
	VOLUME	RATE	NET	VOLUME	RATE	NET
	(Amounts in thousands)
Interest Income:
Loans, Net	$769	$877	$1,646	$(27)	$332	$305
Taxable Investment Securities	(127)	977	850	(124)	384	260
Tax-Exempt Investment Securities	(315)	(132)	(447)	1,060	56	1,116
Other Short-Term Investments	(37)	14	(23)	(34)	29	(5)
Total Interest Income	$290	$1,736	$2,026	$875	$801	$1,676
Interest Expense:
Savings, Now, and Money Markets	$(8)	$1,218	$1,210	$(49)	$425	$376
Time Deposits	378	1,491	1,869	147	674	821
Short-Term Borrowings	66	107	173	35	103	138
Long-Term Borrowings	(179)	57	(122)	98	(13)	85
Securities Sold U/A to Repurchase	78	144	222	58	137	195
Total Interest Expense	$335	$3,017	$3,352	$289	$1,326	$1,615
Net Interest Income	$(45)	$(1,281)	$(1,326)	$586	$(525)	$61

The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change in each.

Balance on non-accrual loans are included for computational purposes. Interest income on non-accrual loans is not included.

Interest income exempt from federal tax was $3,755,000 in 2006, $4,043,000 in 2005, and $3,260,000 in 2004. Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34%.

In 2006, the decrease in net interest income of $1,326,000 resulted from a decrease in volume of $45,000 and a decrease of $1,281,000 due to changes in rate.

Provision for Loan Losses

For the year ended December 31, 2006, the provision for loan losses was $500,000 as compared to $750,000 as of December 31, 2005. First Keystone Corporation’s provision for loan losses for the year ended December 31, 2004, was $1,750,000. The provision in 2006, decreased primarily because of the reduced net charge offs and stable loan quality. Net charge offs by First Keystone Corporation for the fiscal year end December 31, 2006, 2005, and 2004, were $505,000, $902,000, and $1,446,000, respectively.

The allowance for loan losses as a percentage of loans, net of unearned interest, was 1.46% as of December 31, 2006, 1.57% as of December 31, 2005, 1.64% as of December 31, 2004.

On a quarterly basis, First Keystone Corporation’s Board of Directors and management performs a detailed analysis of the adequacy of the allowance for loan losses. This analysis includes an evaluation of credit risk concentration, delinquency trends, past loss experience, current economic conditions, composition of the loan portfolio, classified loans and other relevant factors.

First Keystone Corporation will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as conditions warrant. Although First Keystone Corporation believes that the allowance for loan losses is adequate to provide for losses inherent in the loan portfolio, there can be no assurance that future losses will not exceed the estimated amounts or that additional provisions will not be required in the future.

First Keystone National Bank is subject to periodic regulatory examination by the Office of the Comptroller of the Currency (OCC). As part of the examination, the OCC will assess the adequacy of the bank’s allowance for loan losses and may include factors not considered by First Keystone National Bank. In the event that an OCC examination results in a conclusion that First Keystone National Bank’s allowance for loan losses is not adequate, First Keystone National Bank may be required to increase its provision for loan losses.

Non-Interest Income

Non interest income is derived primarily from trust department revenue, service charges and fees, income on bank owned life insurance, other miscellaneous revenue and the gain on the sale of mortgage loans. In addition, investment securities gains or losses also impact total non interest income.

For the year ended December 31, 2006, non interest income amounted to $3,788,000, an increase of $6,000, or 0.2% as compared to a decrease of $814,000, or 17.7% for the year ended December 31, 2005. Table 4 provides the major categories of non interest income and each respective change comparing the past three years.

Excluding investment securities gains, non interest income in 2006 increased $45,000, or 1.3%. This compares to a decrease of $154,000, or 4.4% in 2005 before investment securities gains. Income from the trust department, which consists of fees generated from individual and corporate accounts, increased in 2006 by $30,000, or 6.3% after decreasing by $48,000, or 9.1% in 2005. Increased income from the trust department in 2006 was due primarily to an increase in market value in the trust department because of the strong equity market performance in 2006.

Service charges and fees, consisting primarily of service charges on deposit accounts, was the largest source of non interest income in 2006 and 2005. Service charges and fees decreased by $14,000, or 0.6% in 2006 compared to an increase of $114,000, or 5.6% in 2005. The decrease in 2006 resulted primarily from slightly decreased revenue from ATM surcharges.

Income on Bank Owned Life Insurance (BOLI) increased $35,000 to $472,000 in 2006 as compared to a decrease of $9,000 to $437,000 in 2005. The income from BOLI represents the increase in the cash surrender value of BOLI and is intended to partially cover the costs of First Keystone National Bank’s employee benefit plan, including group life, disability, and health insurance.

The gain on sale of mortgages provided $39,000 in 2006 as compared to $63,000 in 2005. The decrease in gains on sale of mortgages was largely a function of the decreased originations and the reduced subsequent mortgage sales in the secondary market during the past year. First Keystone Corporation continues to service the mortgages which are sold, this servicing income provides an additional source of non interest income on an ongoing basis.

Other income, consisting primarily of safe deposit box rentals, income from the sale of non deposit products, and miscellaneous fees amounted to $240,000 for 2006, an increase of $18,000 or 8.1% over the $222,000 other income reported in 2005.

Table 4—Non-Interest Income

		2006/2005			2005/2004
		Increase / (Decrease)			Increase / (Decrease)
	2006	Amount	%	2005	Amount	%	2004
	(Amounts in thousands)
Trust Department	$507	$30	6.3	$477	$(48)	(9.1)	$525
Service Charges and Fees	2,149	(14)	(0.6)	2,163	114	5.6	2,049
Income on Bank Owned Life Insurance	472	35	8.0	437	(9)	(2.0)	446
Gain on Sale of Mortgages	39	(24)	(38.1)	63	(158)	(71.5)	221
Other	240	18	8.1	222	(53)	(19.3)	275
Subtotal	$3,407	$45	1.3	$3,362	$(154)	(4.4)	$3,516
Investment Securities Gains	381	(39)	(9.3)	420	(660)	(61.1)	1,080
Total	$3,788	$6	0.2	$3,782	$(814)	(17.7)	$4,596

Non-Interest Expense

Non interest expense consists of salaries and benefits, occupancy, furniture and equipment, and other miscellaneous expenses. Table 5 provides the yearly non interest expense by category, along with the amount, dollar changes, and percentage of change.

Total non interest expense amounted to $9,515,000, a decrease of $68,000, or 0.7% in 2006 compared to an increase of $157,000, or 1.7% in 2005. Expenses associated with employees (salaries and employee benefits) continue to be the largest non interest expenditure. Salaries and employee benefits amounted to 54.5% of total non interest expense in 2006 and 52.9% in 2005. Salaries and employee benefits increased $111,000, or 2.2% in 2006 and $192,000, or 3.9% in 2005. The increases in both years largely reflect normal salary adjustments and increased benefit costs. The number of full time equivalent employees was 128 as of December 31, 2006, and 128 as of December 31, 2005.

Net occupancy expense increased $30,000, or 5.2% in 2006 as compared to a decrease of $78,000, or 11.9% in 2005. Furniture and equipment expense increased $67,000, or 9.8% in 2006 compared to a decrease of $98,000, or 12.5% in 2005. The increases in occupancy and furniture and equipment expense in 2006 relate to increases in rent and lease payments and new equipment purchases. The decrease in occupancy and furniture and equipment expense in 2005 relates primarily to reductions in depreciation expense. Other operating expenses decreased $276,000, or 8.5% in 2006 as compared to an increase of $141,000, or 4.5% in 2005. Decreases in professional fees, marketing, advertising, and miscellaneous expense account for much of the decrease in other operating expenses in 2006.

The overall level of non interest expense remains low, relative to our peers. In fact, our total non interest expense was less than 2% of average assets in both 2006 and 2005. Non interest expense as a percentage of average assets under 2% places us among the leaders in our peer financial institution categories in controlling non interest expense.

Table 5—Non-Interest Expense

		2006/2005			2005/2004
		Increase / (Decrease)			Increase / (Decrease)
	2006	Amount	%	2005	Amount	%	2004
	(Amounts in thousands)
Salaries and Employee Benefits	$5,185	$111	2.2	$5,074	$192	3.9	$4,882
Occupancy, Net	608	30	5.2	578	(78)	(11.9)	656
Furniture and Equipment	751	67	9.8	684	(98)	(12.5)	782
Other, Shares Tax, and Professional Service	2,971	(276)	(8.5)	3,247	141	4.5	3,106
Total	$9,515	$(68)	(0.7)	$9,583	$157	1.7	$9,426

Income Tax Expense

Income tax expense for the year ended December 31, 2006, was $1,188,000 as compared to $1,363,000 and $1,663,000 for the years ended December 31, 2005, and December 31, 2004, respectively. In 2006, our income tax expense decreased because income before taxes decreased $832,000 to $7,378,000 from $8,210,000 in 2005. In 2004, our income before taxes amounted to $8,450,000. The corporation looks to maximize its tax exempt interest derived from both tax free loans and tax free municipal investments without triggering alternative minimum tax. The effective income tax rate was 16.1% in 2006, 16.6% in 2005, and 19.7% in 2004. The limited availability of tax free municipal investments at attractive interest rates may result in a higher effective tax rate in future years.

Financial Condition

General

Total assets increased to $525,920,000, at year end 2006, an increase of 2.6% over year end 2005. As of December 31, 2006, total deposits amounted to $384,020,000, an increase of 5.9% over 2005. Assets as of December 31, 2005, were $512,399,000, an increase of 3.0% over 2004, while total deposits as of year end 2005 amounted to $362,796,000, an increase of 1.4% from 2004.

In 2006, deposit growth was used principally to fund loan growth. While in 2005, the increase in assets primarily reflects the deployment of deposits and borrowings into investment securities because loan growth was limited. First Keystone Corporation continues to maintain and manage its asset growth. Our strong equity capital position provides us an opportunity to further leverage our asset growth. Borrowings decreased in 2006 by $7,972,000 after increasing in 2005 by $11,264,000. Decreased borrowings in 2006 resulted in a reduction in investment securities. Core deposits, which include demand deposits and interest bearing demand deposits (NOWs), money market accounts, savings accounts, and time deposits of individuals continues to be our most significant source of funds. In 2006 and 2005, several successful sales campaigns attracted new customers and generated growth in retail certificates of deposit (time deposits of individuals) as well as savings and money market accounts.

Earning Assets

Earning assets are defined as those assets that produce interest income. By maintaining a healthy asset utilization rate, i.e., the volume of earning assets as a percentage of total assets, First Keystone Corporation maximizes income. The earning asset ratio (average interest earning assets divided by average total assets) equaled 93.7% for 2006, compared to 94.9% for 2005 and 95.0% for 2004. This indicates that the management of earning assets is a priority and non earning assets, primarily cash and due from banks, fixed assets and other assets, are maintained at minimal levels. The primary earning assets are loans and investment securities.

Loans

Total loans, net of unearned income, increased to $251,757,000 as of December 31, 2006, as compared to a balance of $234,593,000 as of December 31, 2005. Table 6 provides data relating to the composition of First Keystone Corporation’s loan portfolio on the dates indicated. Total loans, net of unearned income increased $17,164,000, or 7.3% in 2006 compared to an increase of $793,000, or 0.3% in 2005.

The loan portfolio is well diversified and increases in the portfolio in 2006 were primarily in commercial loans secured by real estate and a small increase in consumer loans. In 2005, the increase in loans was also entirely in commercial real estate. Outstanding balances on commercial—other loans and consumer loans declined in both 2006 and 2005. First Keystone Corporation continues to originate and sell certain long term fixed rate residential mortgage loans which conform to secondary market requirements. First Keystone Corporation derives ongoing income from the servicing of mortgages sold in the secondary market.

First Keystone Corporation continues to internally underwrite each of its loans to comply with prescribed policies and approval levels established by its Board of Directors.

Table 6—Loans Outstanding, Net of Unearned Income

	December 31,
	2006	2005	2004	2003	2002
	(Amounts in thousands)
Commercial, financial and agricultural:
Commercial secured by real estate	$123,673	$92,930	$86,735	$73,433	$65,352
Commercial—other	22,169	29,284	33,470	33,890	23,639
Tax exempt	3,264	3,840	3,629	3,930	4,393
Real estate (primarily residential mortgage loans)	86,208	92,840	92,408	96,422	85,145
Consumer loans	18,728	18,467	20,823	25,626	28,640
Total Gross Loans	$254,042	$237,361	$237,065	$233,301	$207,169
Less: Unearned income and unamortized loan fees net of costs	2,285	2,768	3,265	4,228	5,652
Total Loans, net of unearned income	$251,757	$234,593	$233,800	$229,073	$201,517

Investment Securities

First Keystone Corporation uses investment securities to not only generate interest and dividend revenue, but also to help manage interest rate risk and to provide liquidity to meet operating cash needs.

The investment portfolio has been allocated between securities available for sale and securities held to maturity. No investment securities were established in a trading account. Available for sale securities decreased to $237,009,000 in 2006, a 4.2% decline from 2005. At December 31, 2006 the net unrealized loss, net of the tax effect, on these securities was $126,000 and is included in stockholders’ equity as accumulated other comprehensive income (loss). At December 31, 2005, accumulated other comprehensive income, net of tax effect, amounted to $807,000. In 2006, held to maturity securities increased $2,681,000, or 63.1% to $6,929,000 after increasing $887,000, or a 26.4% in 2005. Table 7 provides data on the carrying value of our investment portfolio on the dates indicated. The vast majority of investment security purchases are allocated as available for sale. This provides First Keystone Corporation with increased flexibility should there be a need or desire to liquidate an investment security.

The investment portfolio includes U.S. Government Corporations and Agencies, corporate obligations, mortgage backed securities, state and municipal securities, and other debt securities. In addition, the investment portfolio includes restricted equity securities consisting primarily of common stock investments in the Federal Reserve Bank and the Federal Home Loan Bank. Marketable equity securities consists of common stock investments in other commercial banks and bank holding companies.

Securities available for sale may be sold as part of the overall asset and liability management process. Realized gains and losses are reflected in the results of operations on our statements of income. The investment portfolio does not contain any structured notes, step up bonds, or any off-balance sheet derivatives.

During 2006, interest bearing deposits in other banks increased to $4,307,000 from $58,000 in 2005. Interest bearing deposits in other banks are generally kept relatively low as funds were invested in marketable securities to maximize income while still addressing liquidity needs.

Table 7—Carrying Value of Investment Securities

	December 31,
	2006		2005		2004
	Available	Held to	Available	Held to	Available	Held to
	for Sale	Maturity	for Sale	Maturity	for Sale	Maturity
	(Amounts in thousands)
U. S. Government Corporations and Agencies	$153,211	$4,205	$142,403	$1,524	$111,636	$638
State and Municipal	73,456	2,724	84,434	2,724	86,593	2,723
Corporate	2,019	0	12,698	0	29,302	0
Marketable Equity Securities	3,711	0	2,966	0	2,695	0
Restricted Equity Securities	4,612	0	4,787	0	5,466	0
Total Investment Securities	$237,009	$6,929	$247,288	$4,248	$235,692	$3,361

Allowance for Loan Losses

The allowance for loan losses constitutes the amount available to absorb losses within the loan portfolio. As of December 31, 2006, the allowance for loan losses was $3,671,000 as compared to $3,676,000 and $3,828,000 as of December 31, 2005 and 2004, respectively. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The risk characteristics of the loan portfolio are managed through the various control processes, including credit evaluations of individual borrowers, periodic reviews, and diversification by industry. Risk is further mitigated through the application of lending procedures such as the holding of adequate collateral and the establishment of contractual guarantees.

Management performs a quarterly analysis to determine the adequacy of the allowance for loan losses. The methodology in determining adequacy incorporates specific and general allocations together with a risk/loss analysis on various segments of the portfolio according to an internal loan review process. This assessment results in an allocated allowance. Management maintains its loan review and loan classification standards consistent with those of its regulatory supervisory authority.

Management feels based upon its methodology, that the allowance for loan losses is adequate to cover foreseeable future losses. Table 8 contains an analysis of our Allowance for Loan Losses indicating charge offs and recoveries by the year and annual additional provisions charged to operations. In 2006, net charge offs as a percentage of average loans were .21% compared to .39% in 2005 and .62% in 2004. Net charge offs amounted to $505,000 in 2006 compared to $902,000 in 2005 and $1,446,000 in 2004, respectively. The decrease in net charge offs in 2006 follows the decrease in net charge offs in 2005. In 2004, the increase in net charge offs was primarily from part of one large commercial loan relationship, which was deemed impaired and placed on non accrual, being charged off.

Table 8—Analysis of Allowance for Loan Losses

	Years Ended December 31,
	2006	2005	2004	2003	2002
	(Amounts in thousands)
Balance at beginning of period Charge-offs:	$3,676	$3,828	$3,524	$3,174	$2,922
Commercial, financial, and agricultural	493	338	1,209	43	66
Real estate	183	497	132	22	140
Consumer	110	98	143	133	196
	786	933	1,484	198	402
Recoveries:
Commercial, financial, and agricultural	228	0	0	1	0
Real estate	4	1	18	1	77
Consumer	49	30	20	46	27
	281	31	38	48	104
Net charge-offs	505	902	1,446	150	298
Additions charged to operations	500	750	1,750	500	550
Balance at end of period	$3,671	$3,676	$3,828	$3,524	$3,174
Ratio of net charge-offs during the period to average loans outstanding during the period	.21%	.39%	.62%	.07%	.15%
Allowance for loan losses to average loans outstanding during the period	1.50%	1.58%	1.64%	1.66%	1.58%

It is the policy of management and First Keystone Corporation’s Board of Directors to provide for losses on both identified and unidentified losses inherent in its loan portfolio. A provision for loan losses is charged to operations based upon an evaluation of the potential losses in the loan portfolio. This evaluation takes into account such factors as portfolio concentrations, delinquency, trends, trends of non accrual and classified loans, economic conditions, and other relevant factors.

The loan review process which is conducted quarterly, is an integral part of our evaluation of the loan portfolio. A detailed quarterly analysis to determine the adequacy of First Keystone Corporation’s allowance for loan losses is reviewed by our Board of Directors.

With our manageable level of net charge offs and the additions to the reserve from our provision out of operations, the allowance for loan losses as a percentage of average loans amounted to 1.50% in 2006, 1.58% to 2005, and 1.64% in 2004.

Table 9 sets forth the allocation of First Keystone National Bank’s allowance for loan losses by loan category and the percentage of loans in each category to total loans receivable at the dates indicated. The portion of the allowance for loan losses allocated to each loan category does not represent the total available for future losses that may occur within the loan category, since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.

Table 9—Allocation of Allowance for Loan Losses

	December 31,
	2006	%*	2005	%*	2004	%*	2003	%*	2002	%*
	(Amounts in thousands)
Commercial, financial, and agricultural	$674	19.7	$906	25.2	$858	14.3	$775	15.4	$488	12.4
Real estate—mortgage	2,613	76.1	2,521	70.2	2,594	77.1	2,106	72.6	1,812	75.0
Consumer and other loans	145	4.2	164	4.6	308	8.6	378	12.0	357	12.6
Unallocated	239	N/A	85	N/A	68	N/A	265	N/A	517	N/A
	$3,671	100.0	$3,676	100.0	$3,828	100.0	$3,524	100.0	$3,174	100.0

*                    Percentage of loans in each category to total loans.

Non-Performing Assets

Table 10 details First Keystone Corporation’s non performing assets at the dates indicated.

Non accrual loans are generally delinquent on which principal or interest is past due approximately 90 days or more, depending upon the type of credit and the collateral. When a loan is placed on non accrual status, any unpaid interest is charged against income. Restructured loans are loans where the borrower has been granted a concession in the interest rate or payment amount because of financial problems. Foreclosed assets held for sale represents property acquired through foreclosure, or considered to be an in substance foreclosure.

The total of non performing assets increased to $2,880,000 as of December 31, 2006, as compared to $2,530,000 as of December 31, 2005. Non accrual and restructured loans decreased to $1,704,000 in 2006 from $2,069,000 in 2005. Foreclosed assets decreased to $41,000 in 2006 from $397,000 in 2005. Loans past due 90 days or more and still accruing increased to $1,135,000 in 2006 from $64,000 in 2005. The $1,135,000 reported past due 90 days or more in 2006 represents one borrower whose loan is secured by commercial real estate and presently sold under a sales agreement. The loan is expected to be paid off in full without loss to First Keystone National Bank. Our allowance for loan losses to total non performing assets decreased to 127.5% in 2006 from 145.3% in 2005. While asset quality is a priority, the corporation continues to retain an independent outside loan review consultant to closely tract and monitor overall loan quality.

Improving loan quality is a priority, and we actively work with borrowers to resolve credit problems. Excluding the assets disclosed in Table 10, management is not aware of any information about borrowers’ possible credit problems, which cause serious doubt as to their ability to comply with present loan repayment terms.

Should the economic climate no longer continue to be stable or begin to deteriorate, borrowers may experience difficulty, and the level of non performing loans and assets, charge offs and delinquencies could rise and possibly require additional increases in our allowance for loan losses.

In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan and lease losses. They may require additions to allowances based upon their judgements about information available to them at the time of examination.

Interest income received on non performing loans in 2006 and 2005 was $14,000 and $57,000, respectively. Interest income, which would have been recorded on these loans under the original terms in 2006 and 2005 was $133,000 and $149,000, respectively. At December 31, 2006, First Keystone Corporation had no outstanding commitments to advance additional funds with respect to these non performing loans.

A concentration of credit exists when the total amount of loans to borrowers, who are engaged in similar activities that are similarly impacted by economic or other conditions, exceed 10% of total loans. As of December 31, 2006, 2005 and 2004, management is of the opinion that there were no loan concentrations exceeding 10% of total loans.

Table 10—Non-Performing Assets

	December 31,
	2006	2005	2004	2003	2002
	(Amounts in thousands)
Non-accrual and restructured loans	$1,704	$2,069	$3,405	$735	$458
Foreclosed assets	41	397	6	0	0
Loans past-due 90 days or more and still accruing	1,135	64	69	33	0
Total non-performing assets	$2,880	$2,530	$3,480	$768	$458
Non-performing assets to period-end loans and foreclosed assets	1.14%	1.08%	1.49%	.34%	.23%
Total non-performing assets to total assets	.55%	.49%	.70%	.16%	.10%
Total allowance for loan losses to total non-performing assets	127.5%	145.3%	110.0%	458.9%	693.7%

Real estate mortgages comprise 83.4% of the loan portfolio as of December 31, 2006, up from 79.2% in 2005. Real estate mortgages consist of both residential and commercial real estate loans. The real estate loan portfolio is well diversified in terms of borrowers, collateral, interest rates, and maturities. Also, the real estate loan portfolio has a mix of both fixed rate and adjustable rate mortgages. The real estate loans are concentrated primarily in our marketing area and are subject to risks associated with the local economy.

Deposits and Other Borrowed Funds

Consumer and commercial retail deposits are attracted primarily by First Keystone’s subsidiary bank’s ten full service office locations. First Keystone National Bank offers a broad selection of deposit products and continually evaluates its interest rates and fees on deposit products. First Keystone National Bank regularly reviews competing financial institutions interest rates along with prevailing market rates, especially when establishing interest rates on certificates of deposit.

Deposits increased by $21,224,000, or a 5.9% increase when comparing December 31, 2006 to December 31, 2005. This increase compares to a deposit increase of 1.4% in 2005 and an increase of 4.4% in 2004.

During 2006, First Keystone Corporation experienced a deposit increase in both non interest bearing and interest bearing deposits. Non interest bearing deposits amounted to $41,361,000 as of December 31, 2006, an increase of $1,697,000 or 4.3% over 2005. Interest bearing deposits amounted to $342,659,000 as of December 31, 2006, an increase of $19,527,000, or 6.0% over 2005.

During 2006, First Keystone Corporation decreased its reliance on borrowings. Short term borrowings amounted to $28,179,000 as of year end 2006, a slight increase of $28,000 from 2005. Long term borrowings decreased $8,000,000 in 2006 to $57,535,000 as of December 31, 2006. Total borrowings were $85,714,000 as of December 31, 2006, compared to $93,686,000 on December 31, 2005. Short term borrowings are comprised of federal funds purchased, securities sold under agreements to repurchase, U.S. Treasury demand notes, and short term borrowings from the Federal Home Loan Bank (FHLB).

Long term borrowings are typically FHLB term borrowings with a maturity of one year or more. Short term borrowings from the Federal Home Loan Bank are commonly used to offset seasonal fluctuations in deposits. In connection with FHLB borrowings and securities sold under agreements to repurchase, First Keystone Corporation maintains certain eligible assets as collateral.

Capital Strength

Normal increases in capital are generated by net income, less cash dividends paid out. Also, the net unrealized gains or losses on investment securities available for sale, net of taxes, referred to as accumulated other comprehensive income may increase or decrease total equity capital. The total net decrease in capital was $56,000 in 2006 after an increase of $131,000 in 2005. The accumulated other comprehensive income amounted to $(126,000) in 2006 and $807,000 in 2005. One factor which also decreased total equity capital in 2006 and 2005 relates to stock repurchase. First Keystone Corporation had 228,900 shares of common stock as of December 31, 2006, and 153,624 shares in 2005, at a cost of $5,910,000 and $4,544,000, respectively as treasury stock.

Return on equity (ROE) is computed by dividing net income by average stockholders’ equity. This ratio was 11.76% for 2006, 12.65% for 2005, and 12.76% for 2004. Refer to Performance Ratios on Page 14—Selected Historical Financial Data of First Keystone Corporation for a more expanded listing of the ROE.

Adequate capitalization of banks and bank holding companies is required and monitored by regulatory authorities. Table 11 reflects risk based capital ratios and the leverage ratio for our First Keystone Corporation and First Keystone National Bank. First Keystone Corporation’s leverage ratio was 9.94% at December 31, 2006, and 10.04% at December 31, 2005.

First Keystone Corporation has consistently maintained regulatory capital ratios at or above the “well capitalized” standards. For additional information on capital ratios, see Page 4—First Keystone Corporations Capital Ratios or Table 11—Capital Ratios. The risk based capital ratios for both First Keystone Corporation and First Keystone National Bank, remained very strong. The risk based capital calculation assigns various levels of risk to different categories of bank assets, requiring higher levels of capital for assets with more risk. Also measured in the risk based capital ratio is credit risk exposure associated with off balance sheet contracts and commitments.

Table 11—Capital Ratios

	December 31, 2006		December 31, 2005
	Corporation	Bank	Corporation	Bank
Risk-Based Capital:
Tier I risk-based capital ratio	17.45%	16.17%	17.74%	15.97%
Total risk-based capital ratio (Tier 1 and Tier 2)	18.82%	17.41%	19.16%	17.22%
Leverage Ratio:
Tier I capital to average assets	9.94%	9.19%	10.04%	9.03%

Liquidity Management

Effective liquidity management ensures that the cash flow requirements of depositors and borrowers, as well as the operating cash needs of First Keystone Corporation, are met.

Liquidity is needed to provide the funding requirements of depositors withdrawals, loan growth, and other operational needs. Asset liquidity is provided by investment securities maturing in one year or less, other short term investments, federal funds sold, and cash and due from banks. At year end 2006, cash and due from banks and interest bearing deposits in other banks totaled $10,188,000 as compared to $7,156,000 at year end 2005. Additionally, maturing loans and repayment of loans are another source of asset liquidity.

Liability liquidity is accomplished by maintaining a core deposit base, acquired by attracting new deposits and retaining maturing deposits. Also, short term borrowings provide funds to meet liquidity.

Management feels its current liquidity position is satisfactory given the fact that First Keystone Corporation has a very stable core deposit base which has increased annually. Secondly, our loan payments and principal paydowns on our mortgage backed securities provide a steady source of funds. Also, short term investments and maturing investments represent additional sources of liquidity.

Finally, First Keystone Corporation’s subsidiary bank does have access to funds on a short term basis from the Federal Reserve Bank discount window. Also, Fed funds can be purchased by means of a borrowing line at the Atlantic Central Bankers Bank. First Keystone Corporation has indirect access to the capital markets through its membership in the Federal Home Loan Bank. Advances on borrowings, both short term and long term, are available to help address any liquidity needs.

Forward Looking Statements

The sections that follow, Market Risk and Asset/Liability Management contain certain forward looking statements. These forward looking statements involve significant risks and uncertainties, including changes in economic and financial market conditions. Although First Keystone Corporation believes that the expectations reflected in such forward looking statements are reasonable, actual results may differ materially.

Market Risk

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. First Keystone Corporation’s market risk is composed primarily of interest rate risk. The Corporation’s interest rate risk results from timing differences in the repricing of assets, liabilities, off balance sheet instruments, and changes in relationships between ratio indices and the potential exercise of explicit or embedded options.

Increases in the level of interest rates also may adversely affect the fair value of First Keystone Corporation’s securities and other earning assets. Generally, the fair value of fixed rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of the First Keystone Corporation’s interest earning assets, which could adversely affect the First Keystone Corporation’s results of operations if sold, or, in the case of interest earning assets classified as available for sale, the First Keystone Corporation’s stockholders’ equity, if retained. Under The Financial Accounting Standards Board (FASB) Statement 115, changes in the unrealized gains and losses, net of taxes, on securities classified as available for sale will be reflected in the First Keystone Corporation’s stockholders’ equity. The First Keystone Corporation does not own any trading assets.

Asset/Liability Management

The principal objective of asset liability management is to manage the sensitivity of the net interest margin to potential movements in interest rates and to enhance profitability through returns from managed levels of interest rate risk. The First Keystone Corporation actively manages the interest rate sensitivity of its assets and liabilities. Table 12 presents an interest sensitivity analysis of assets and liabilities as of December 31, 2006. Several techniques are used for measuring interest rate sensitivity. Interest rate risk arises from the mismatches in the repricing of assets and liabilities within a given time period, referred to as a rate sensitivity gap. If more assets than liabilities mature or reprice within the time frame, the First Keystone Corporation is asset sensitive. This position would contribute positively to net interest income in a rising rate environment. Conversely, if more liabilities mature or reprice, the First

Keystone Corporation is liability sensitive. This position would contribute positively to net interest income in a falling rate environment.

Limitations of interest rate sensitivity gap analysis as illustrated in Table 12 include: a) assets and liabilities which contractually reprice within the same period may not, in fact, reprice at the same time or to the same extent; b) changes in market interest rates do not affect all assets and liabilities to the same extent or at the same time, and c) interest rate sensitivity gaps reflect the First Keystone Corporation’s position on a single day (December 31, 2006 in the case of the following schedule) while the First Keystone Corporation continually adjusts its interest sensitivity throughout the year. The First Keystone Corporation’s cumulative gap at one year indicates the First Keystone Corporation is liability sensitive.

Table 12—Interest Rate Sensitivity Analysis

	December 31, 2006
	One	1 - 5	Beyond	Not Rate
	Year	Years	5 Years	Sensitive	Total
	(Amounts in thousands)
Assets	$135,489	$212,312	$158,000	$20,119	$525,920
Liabilities/Stockholders Equity	347,091	94,846	29,444	54,539	525,920
Interest Rate Sensitivity Gap	(211,602)	117,466	128,556
Cumulative Gap	(211,602)	(94,136)	34,420

Earnings at Risk

First Keystone National Bank’s Asset/Liability Committee (ALCO) is responsible for reviewing the interest rate sensitivity position and establishing policies to monitor and limit exposure to interest rate risk. The guidelines established by ALCO are reviewed by the First Keystone Corporation’s Board of Directors. The First Keystone Corporation recognizes that more sophisticated tools exist for measuring the interest rate risk in the balance sheet beyond interest rate sensitivity gap. Although the First Keystone Corporation continues to measure its interest rate sensitivity gap, the First Keystone Corporation utilizes additional modeling for interest rate risk in the overall balance sheet. Earnings at risk and economic values at risk are analyzed.

Earnings simulation modeling addresses earnings at risk and net present value estimation addresses economic value at risk. While each of these interest rate risk measurements has limitations, taken together they represent a reasonably comprehensive view of the magnitude of interest rate risk in the First Keystone Corporation.

Earnings Simulation Model

The First Keystone Corporation’s net income is affected by changes in the level of interest rates. Net income is also subject to changes in the shape of the yield curve. For example, a flattening of the yield curve would result in a decline in earnings due to the compression of earning asset yields and increased liability rates, while a steepening would result in increased earnings as earning asset yields widen.

Earnings simulation modeling is the primary mechanism used in assessing the impact of changes in interest rates on net interest income. The model reflects management’s assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, size and composition of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Earnings at risk is the change in net interest income from a base case scenario under an increase and decrease of 200 basis points in the interest rate earnings simulation model.

Table 13 presents an analysis of the changes in net interest income and net present value of the balance sheet resulting from an increase or decrease of two percentage points (200 basis points) in the level of interest rates. The calculated estimates of change in net interest income and net present value of the balance sheet are compared to current limits approved by ALCO and the Board of Directors. The earnings simulation model projects net interest income would increase by approximately 3.5% if rates fell by two percentage points over one year. The model projects a decrease of approximately 27.3% in net interest income if rates rise by two percentage points over one year. Both of these forecasts are within the one year policy guidelines.

Net Present Value Estimation

The net present value measures economic value at risk and is used for helping to determine levels of risk at a point in time present in the balance sheet that might not be taken into account in the earnings simulation model. The net present value of the balance sheet is defined as the discounted present value of asset cash flows minus the discounted present value of liability cash flows. At year end, a 200 basis point immediate decrease in rates is estimated to increase net present value by 7.0%. Additionally, net present value is projected to decrease by 46.0% if rates increase immediately by 200 basis points. The +2% scenario slightly exceeds policy limits of 40%.

The computation of the effects of hypothetical interest rate changes are based on many assumptions. They should not be relied upon solely as being indicative of actual results, since the computations do not contemplate actions management could undertake in response to changes in interest rates.

Table 13—Effect of Change in Interest Rates

Projected Change
Effect on Net Interest Income
1-year Net Income simulation Projection
-200 bp Shock vs Stable Rate	3.5%
+200 bp Shock vs Stable Rate	(27.3%)
Effect on Net Present Value of Balance Sheet
Static Net Present Value Change
-200 bp Shock vs Stable Rate	7.0%
+200 bp Shock vs Stable Rate	(46.0%)

Market Price and Dividend History

As of December 31, 2006, the corporation had 4,526,664 shares of $2.00 par value common stock outstanding held by shareholders of record. First Keystone Corporation’s common stock is quoted on the Over The Counter (OTC) Bulletin Board under the symbol “FKYS.OB”.

Table 14 reports the highest and lowest per share prices known to the First Keystone Corporation and the dividends paid during the periods indicated. The market prices and dividend paid have been adjusted to reflect a 5% stock dividend paid December 5, 2006 and a 3 for 2 stock split in the form of a 50% stock dividend paid May 11, 2004. These prices do not necessarily reflect any dealer or retail markup, markdown or commission.

Table 14—Market Price/Dividend History

	2006		2005		2004
	Common Stock High/Low	Dividends Paid	Common Stock High/Low	Dividends Paid	Common Stock High/Low	Dividends Paid
First Quarter	$19.91/$18.57	$.21	$22.76/$20.48	$.19	$24.29/$22.85	$.17
Second Quarter	$19.05/$17.43	.21	$20.95/$18.81	.19	$24.29/$23.10	.17
Third Quarter	$19.33/$16.81	.21	$21.67/$19.14	.19	$23.33/$21.67	.17
Fourth Quarter	$19.20/$17.29	.22	$20.81/$19.05	.21	$22.14/$20.48	.19

Table 15—Quarterly Results of Operations (Unaudited)

	Three Months Ended
2006	March 31	June 30	September 30	December 31
	(Amounts in thousands, except per share)
Interest income	$6,858	$7,051	$7,236	$7,432
Interest expense	3,343	3,626	3,910	4,093
Net interest income	$3,515	$3,425	$3,326	$3,339
Provision for loan losses	100	200	100	100
Other non-interest income	867	901	952	1,068
Non-interest expense	2,432	2,423	2,380	2,280
Income before income taxes	$1,850	$1,703	$1,798	$2,027
Income taxes	284	244	295	365
Net income	$1,566	$1,459	$1,503	$1,662
Per share	$.343	$.314	$.333	$.360

2005	March 31	June 30	September 30	December 31
Interest income	$6,441	$6,491	$6,637	$6,813
Interest expense	2,630	2,782	2,981	3,228
Net interest income	$3,811	$3,709	$3,656	$3,585
Provision for loan losses	150	200	150	250
Other non-interest income	803	916	915	1,148
Non-interest expense	2,331	2,389	2,245	2,618
Income before income taxes	$2,133	$2,036	$2,176	$1,865
Income taxes	378	339	372	274
Net income	$1,755	$1,697	$1,804	$1,591
Per share	$.380	$.370	$.390	$.340

Six Months Ended June 30, 2007

Results of Operations

First Keystone Corporation realized earnings for the second quarter of 2007 of $1,384,000, a decrease of $75,000, or 5.1% from the second quarter of 2006. Six months net income for the period ended June 30, 2007 amounted to $2,818,000, a decrease of $207,000, or 6.8% from the $3,025,000 net income reported June 30, 2006. Net interest income decreased in both the second quarter of 2007 and for the six months ending June 30, 2007, when compared to the same periods in 2006. However, our net interest margin did increase slightly to 2.99% for the second quarter of 2007, up from 2.96% in the first quarter of 2007. The tightening of our net interest margin resulted from liability or interest expense increasing faster than interest income. The net interest margin and net interest income declines are primarily a result of a flattened yield curve. Also, an increase in non interest expense, related principally to the change of our Bank’s name, in the second quarter and for the six months ended June 30, 2007, put additional pressure on earnings. On a per share basis, net income per share decreased to $.62 for the first six months of 2007 compared to $.66 for the first six months of 2006, while dividends increased to $.44 per share up from $.42 per share in 2006, or an increase of 4.8%.

Year to date net income annualized amounts to a return on average common equity of 10.34% and a return on assets of 1.07%. For the six months ended June 30, 2006, these measures were 11.60% and 1.18%, respectively on an annualized basis.

Net Interest Income

The major source of operating income for the Corporation is net interest income, defined as interest income less interest expense. In the second quarter of 2007, interest income amounted to $7,550,000, an increase of $499,000 or 7.1% from the second quarter of 2006. Interest expense amounted to $4,175,000 in the second quarter of 2007, an increase of $549,000, or 15.1% from the second quarter of 2006. As a result, net interest income amounted to $3,375,000 in the second quarter of 2007, a decrease of $50,000, or 1.5% from the second quarter of 2006. Year to date for the six months ended June 30, 2007, net interest income decreased $244,000, or 3.5% to $6,696,000 from $6,940,000 in 2006.

Our net interest margin for the quarter ended June 30, 2007, was 2.99% compared to 3.17% for the quarter ended June 30, 2006. For the six months ended June 30, 2007, our net interest margin was 2.97% compared to 3.22% for the first six months of 2006.

Provision for Loan Losses

The provision for loan losses for the quarter ended June 30, 2007, was $75,000 a decline of $125,000 from the second quarter of 2006. Year to date, the provision for loan losses amounts to $125,000 in 2007, a decrease of $175,000 from June 30, 2006. Net charge offs amounted to $43,000 for the six months ended June 30, 2007, as compared to $310,000 for the first six months of 2006.

The allowance for loan losses as a percentage of loans, net of unearned interest remains strong at 1.47% as of June 30, 2007, as compared to 1.46% as of December 31, 2006.

Non-Interest Income

Total non interest or other income was $1,042,000 for the quarter ended June 30, 2007, as compared to $901,000 for the quarter ended June 30, 2006. Excluding investment securities gains and losses, non interest income was $901,000 for the second quarter of 2007, as compared to $803,000 in the second quarter of 2006, an increase of 12.2%. For the six months ended June 30, 2007, total non interest income was $1,995,000, an increase of $227,000, or 12.8% from the first six months of 2006. Excluding investment securities gains, non interest income for the six months ended June 30, 2007, was $1,728,000, an increase of 9.9% from the $1,573,000 reported for the first six months of 2006.

Non-Interest Expenses

Total non interest, or other expenses, was $2,669,000 for the quarter ended June 30, 2007, as compared to $2,423,000 for the quarter ended June 30, 2006. The increase of $246,000, or 10.2% was primarily related to expenses with regards to the change of our Bank’s name. In particular, professional services expenses relating to increased legal fees and other non interest expenses relating to additional marketing expense account for much of the increase.

For the six months ended June 30, 2007, total non interest expense was $5,160,000, an increase of $305,000, or 6.3% over the first six months of 2006. Expenses associated with employees (salaries and employee benefits) continue to be the largest category of non interest expenses. Salaries and benefits amount to 51.3% of total non interest expense for the six months ended June 30, 2007, as compared to 55.1% for the first six months of 2006. Salaries and benefits amounted to $2,645,000 for the six months ended June 30, 2007, a decrease of $31,000, or 1.2% from the first six months of 2006. Net occupancy expense, including furniture and equipment, amounted to $703,000 for the six months ended June 30, 2007, an increase of $31,000, or 4.6% from 2006. Because of additional legal expenses, professional services increased $89,000 or 48.6% from the first six months of 2006. State shares tax increased by $15,000 or 5.8% over the first six months of 2006. Other non interest expenses amounted to $1,267,000 for the six months ended June 30, 2007, an increase of $201,000, or 18.9% from the first six months of 2006. Even with the increase in non interest expenses in 2007, our overall non interest expense continues at less than 2.0% of average assets on an annualized basis. This places us among the leaders of our peer financial institutions at controlling non interest expense.

Income Taxes

Effective tax planning has helped produce favorable net income. The effective total income tax rate was 17.3% for the second quarter of 2007 as compared to 14.3% for the second quarter of 2006. For the six months ended June 30, 2007, our tax liability amounted to $588,000 for an effective tax rate of 17.3% as compared to an effective tax rate of 14.9% for the first six months of 2006.

Analysis of Financial Condition

Assets

Total assets increased to $534,560,000 as of June 30, 2007, an increase of $8,640,000, or 1.6% over year end 2006. Total deposits increased to $397,480,000 as of June 30, 2007, an increase of $13,460,000, or 3.5% over year end 2006.

The Corporation increased short term borrowings by $3,629,000, or 12.9% as of June 30, 2007, when compared to year end 2006. Also, long term borrowings declined by $5,500,000, or 9.6% from year end 2006.

Earning Assets

Our primary earning asset, loans, net of unearned income increased to $254,978,000 as of June 30, 2007, an increase of $3,221,000 from $251,757,000, or 1.3% since year end 2006. The loan portfolio continues to be well diversified. Asset quality has improved with both net charge offs and non performing assets declining since year end 2006.

In addition to loans, another primary earning asset is our investment portfolio which increased in size from December 31, 2006, to June 30, 2007. Available for sale securities amounted to $243,375,000 as of June 30, 2007, an increase of $6,366,000, or 2.7% from year end 2006. Held to maturity securities decreased to $4,545,000 as of June 30, 2007, a decrease of $2,384,000, or 34.4% from year end 2006.

Allowance for Loan Losses

Management performs a quarterly analysis to determine the adequacy of the allowance for loan losses. The methodology in determining adequacy incorporates specific and general allocations together with a risk/loss analysis on various segments of the portfolio according to an internal loan review process. Management maintains its loan review and loan classification standards consistent with those of its regulatory supervisory authority. Management feels, considering the conservative portfolio composition, which is largely composed of small retail loans (mortgages and installments) with minimal classified assets, low delinquencies, and favorable loss history, that the allowance for loan loss is adequate to cover foreseeable future losses.

Any loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been disclosed under Industry Guide 3 do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

The company was required to adopt Financial Accounting Standards Board Statement No. 114, “Accounting by Creditors for Impairment of a Loan”—Refer to Note 2 above for details.

Non-Performing Assets

Non performing assets consist of non accrual and restructured loans, other real estate and foreclosed assets, together with the loans past due 90 days or more and still accruing. As of June 30, 2007, total non performing assets were $1,537,000 as compared to $2,880,000 on December 31, 2006. Non performing assets to total loans and foreclosed assets was .60% as of June 30, 2007, and 1.14% as of December 31, 2006.

Interest income received on non performing loans as of June 30, 2007, was $0 compared to $14,000 as of December 31, 2006. Interest income, which would have been recorded on these loans under the original terms as of June 30, 2007, and December 31, 2006 was $40,000 and $133,000, respectively. As of June 30, 2007 and December 31, 2006, there were no outstanding commitments to advance additional funds with respect to these non performing loans.

Deposits and Other Borrowed Funds

As indicated previously, total deposits increased by $13,460,000 as non interest bearing deposits increased slightly by $1,239,000 and interest bearing deposits increased by $12,221,000 as of June 30, 2007, from year end 2006. Total short term and long term borrowings decreased to $83,843,000 as of June 30, 2007, as compared to $85,714,000 as of year end 2006.

Capital Strength

Normal increases in capital are generated by net income, less cash dividends paid out. Also, accumulated other comprehensive income derived from unrealized gains or losses on investment securities available for sale decreased shareholders’ equity, or capital, net of taxes, by $3,925,000 as of June 30, 2007, and decreased capital by $126,000 as of December 31, 2006. Treasury stock had an effect of reducing our total stockholders’ equity by $6,054,000 on June 30, 2007, and $5,910,000 on December 31, 2006.

Total stockholders’ equity was $50,273,000 as of June 30, 2007, and $53,387,000 as of December 31, 2006. Leverage ratio and risk based capital ratios remain very strong. As of June 30, 2007, our leverage ratio was 10.00% compared to 9.94% as of December 31, 2006. In addition, Tier I risk based capital and total risk based capital ratio as of June 30, 2007, were 17.06% and 18.34%, respectively. The same ratios as of December 31, 2006, were 17.45% and 18.82%, respectively.

Liquidity

The liquidity position of the Corporation remains adequate to meet customer loan demand and deposit fluctuation. Managing liquidity remains an important segment of asset liability management. Our overall liquidity position is maintained by an active asset liability management committee.

Management feels its current liquidity position is satisfactorily given a very stable core deposit base which has increased annually. Secondly, our loan payments and principal paydowns on our mortgage backed securities provide a steady source of funds. Also, short term investments and maturing investment securities represent additional sources of liquidity. Finally, short term borrowings are readily accessible at the Federal Reserve Bank discount window, Atlantic Central Bankers Bank, or the Federal Home Loan Bank.

Stock Ownership of Principal Shareholders and Management

Principal Owners

The following table sets forth, as of June 30, 2007, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than 5% of First Keystone Corporation’s outstanding common stock, the number of shares beneficially owned by the person and the percentage of First Keystone Corporation’s outstanding common stock so owned.

Name and Address	Amount and Nature of Beneficial Ownership (1)		Percent of Outstanding Common Stock Beneficially Owned
Berbank	510,528	(2)	11.30%
First Keystone National Bank
Trust Department
111 West Front Street
Berwick, PA 18603
Robert E. Bull	227,700	(3)	5.04%
323 West Fourth Street
Nescopeck, PA 18635

(1)          The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after June 30, 2007. Beneficial ownership may be disclaimed as to certain of the securities.

(2)          Nominee registration for the common stock held by the Trust Department of First Keystone National Bank on behalf of various trusts, estates and other accounts for which the bank acts as fiduciary with sole voting and dispositive power over 430,037 shares and as fiduciary with shared voting and dispositive power over 80,491 shares. Total does not include 94,164 shares held by the Trust Department of First Keystone National Bank for which First Keystone National Bank does not have sole or shared voting or dispositive power.

(3)          Includes 139,945 shares held individually by Mr. Bull, 4,085 shares held by Bull, Bull & Knecht, LLP, a law firm of which Mr. Bull is a partner, and 83,670 shares held by the Sara E. Bull Decedent Estate Trust of which Mr. Bull is the trustee.

Beneficial Ownership by Officers and Directors

The following table sets forth, as of June 30, 2007, the amount and percentage of the outstanding common stock beneficially owned by each director, and other named executive officer of the corporation. The table also indicates the total number of shares owned by all directors, and executive officers of First Keystone Corporation and First Keystone National Bank as a group. A person owns his shares directly as an individual unless otherwise indicated.

Name	Number of Shares Owned(1),(2)		Percentage (3)
Class A Director (to serve until 2009)
Jerome F. Fabian	35,237	(4)	—
David R. Saracino	12,053		—
Robert J. Wise	203,690	(5)	4.51%
Class B Director (to serve until 2010)
John E. Arndt	8,187	(6)	—
J. Gerald Bazewicz	41,154	(7)	—
Robert E. Bull	227,700	(8)	5.04%
Class C Director (to serve until 2008)
Don E. Bower	35,500		—
Robert A. Bull	63,899	(9)	1.41%
Dudley P. Cooley	7,097		—
Other Named Executive Officer
Matthew P. Prosseda	2,079	(10)	—
Diane C.A. Rosler	3,433	(11)	—
All Directors and Executive Officers as a Group (13 Persons in Total)	649,702		14.38%

       (1) The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after June 30, 2007. Beneficial ownership may be disclaimed as to certain of the securities.

       (2) Information furnished by the directors and the corporation.

       (3) Less than 1% unless otherwise indicated.

       (4) Includes 6,389 shares held individually by Mr. Fabian, 13,186 shares by the Jerome F. Fabian Trust Under Agreement for which Mr. Fabian exercises dispositive power, and 15,662 shares held jointly with his spouse.

       (5) Includes 78,750 shares held individually by Mr. Wise, 46,190 shares held jointly with his spouse, and 78,750 shares held individually by his spouse.

       (6) Includes 7,082 shares held individually by Mr. Arndt, and 1,105 shares held individually by his spouse.

       (7) Includes 18,498 shares held individually by Mr. Bazewicz, 6,786 shares held in his bank 401(k) plan, 5,390 shares held jointly with his spouse, 768 shares held individually by his spouse, and 9,712 shares which may be purchased upon the exercise of stock options.

       (8) Includes 139,945 shares held individually by Mr. R.E. Bull, 4,085 shares held by Bull, Bull & Knecht, LLP, a law firm of which Mr. Bull is a partner, and 83,670 shares held by the Sara E. Bull Decedent Estate Trust of which Mr. Bull is the trustee.

       (9) Includes 21,127 shares held individually by Mr. R.A. Bull, 4,085 shares held by Bull, Bull & Knecht, LLP, a law firm of which Mr. Bull is a partner, 23,989 shares held jointly with his spouse, 4,665 shares held individually by his spouse, and 10,033 shares held by his child.

(10) Includes 1,263 shares held individually by Mr. Prosseda, 291 shares held in his bank 401(k) plan, and 525 shares which may be purchased upon the exercise of stock options.

(11) Includes 623 shares held in her bank 401(k) plan and 2,810 shares which may be purchased upon the exercise of stock options.

Directors and Executive Officers

The following table contains biographical information about the directors and executive officers of First Keystone Corporation as of June 30, 2007, and includes each person’s business experience for at least the past 5 years.

Class A Directors whose Term Expires in 2009
Jerome F. Fabian	Mr. Fabian (age 64), is the President and owner of Tile Distributors of America, Inc., located in Wilkes-Barre, Pennsylvania. He has served as a director of the corporation and the bank since 1998.
David R. Saracino

Mr. Saracino (age 62), is the former Vice President, Cashier, and Assistant Secretary of The First National Bank of Berwick (now First Keystone National Bank). Mr. Saracino has served as a director of the corporation and the bank since 2006.

Robert J. Wise

Mr. Wise (age 77), now retired, has served as a director of the corporation since 1983 and of the bank since 1967. Mr. Wise is also the Vice Chairman of the Board of the corporation and the bank, a position he has held since 1996.

Class B Directors whose Term Expires in 2010
John E. Arndt	Mr. Arndt (age 45), is an insurance broker and the owner of Arndt Insurance Agency in Berwick, Pennsylvania. He has served as a director of the corporation and the bank since 1995.
J. Gerald Bazewicz

Mr. Bazewicz (age 58), serves as the President and Chief Executive Officer of the corporation and the bank, a position he has held since 1987. He has served as a director of the corporation and the bank since 1986.

Robert E. Bull(1)

Mr. Bull (age 84), now retired, practiced as an attorney at the law firm Bull, Bull & Knecht, LLP, of which he remains a partner. He has been the Chairman of the Board of the corporation since 1983 and of the bank since 1981. He has served as a director of the corporation since 1983 and of the bank since 1956.

Class C Directors whose Term Expires in 2008
Don E. Bower

Mr. Bower (age 58), is the President and owner of Don E. Bower, Inc., an excavation contracting corporation located in Berwick, Pennsylvania. He has been a director of the corporation and the bank since 2001.

Robert A. Bull(1)	Mr. Bull (age 54), is an attorney at the law firm Bull, Bull, & Knecht, LLP. Mr. Bull has been a director of the corporation and the bank since 2006.
Dudley P. Cooley	Mr. Cooley (age 68), is a financial consultant and the former controller for Wise Foods, a division of Borden, Inc. He has been a director of the corporation and the bank since 1987.

(1)          Robert E. Bull is the father of Robert A. Bull.

Executive Officers

Matthew P. Prosseda

Mr. Prosseda (age 46) is Treasurer and Assistant Secretary of First Keystone Corporation. Prior to joining First Keystone National Bank in March 2005, Mr. Prosseda served as Executive Vice President and Director of Lending at Citizens & Northern Bank.

Diane C.A. Rosler	Ms. Rosler (age 42) is Assistant Vice President and Chief Financial Officer.

New First Keystone Directors and Executive Officers

Prior to the closing of the merger, W. Peter Ahnert and John G. Gerlach, current directors of Pocono will be selected as directors of First Keystone Corporation and First Keystone National Bank. Further, Mr. Gerlach will serve as Executive Vice President of First Keystone National Bank. The following table contains biographical information about the new directors and executive officers of First Keystone Corporation as of June 30, 2007, and includes each person’s business experience for at least the past 5 years.

W. Peter Ahnert

Mr. Ahnert (age 66) is currently the Chairman of the board of directors of Pocono and has served in that position since 1996. Mr. Ahnert is a private investor in various projects related to real estate development and quick-serve restaurants.

John G. Gerlach	Mr. Gerlach (age 65) is currently the President of Pocono and has served in that position since 1996. He also serves on the board of directors of Pocono.

Mr. Ahnert is expected to be considered “independent” pursuant to First Keystone Corporation’s independence standards.

Compensation of Directors

Directors’ Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John Arndt	25,050.00	—	—	—	—	—	25,050.00
Budd L. Beyer	14,200.00	—	—	—	—	—	14,200.00
Don E. Bower	23,000.00	—	—	—	—	—	23,000.00
Robert A. Bull	1,200.00	—	—	—	—	—	1,200.00
Robert E. Bull	26,400.00	—	—	—	—	—	26,400.00
John L. Coates	16,369.50	—	—	—	—	—	16,369.50
Dudley P. Cooley	23,300.00	—	—	—	—	—	23,300.00
Frederick E. Crispin, Jr.	24,200.00	—	—	—	—	—	24,200.00
Jerome F. Fabian	23,300.00	—	—	—	—	—	23,300.00
Robert J. Wise	24,050.00	—	—	—	—	—	24,050.00

During 2006, each member of First Keystone Corporation’s board of directors received $600 for his attendance at the annual meeting. Other corporate board meetings met concurrently with First Keystone National Bank’s board, and directors received no additional compensation. First Keystone National Bank’s directors received $600 for each directors’ meeting attended. Non-employee directors received a $5,000 retainer and $300 for each committee meeting attended. In addition, Chairman Bull received an annual stipend of $1,000, and Vice Chairman Wise and Secretary Coates each received an annual stipend of $750. In the aggregate, the board of directors received $217,569 for all board of directors’ meetings and committee meetings attended in 2006, including all fees, and stipends paid to all directors in 2006.

Executive Compensation

Compensation Discussion and Analysis

Introduction

The Board of Directors serves as the Compensation Committee for First Keystone National Bank and develops First Keystone National Bank’s and First Keystone Corporation’s executive compensation policy, with the guidance of the Human Resources Committee. The Human Resources Committee consists of independent directors and the Chief Executive Officer and helps ensure that a sound human resources management system is developed and maintained.

Executive compensation includes base salary, cash bonuses, long-term incentives, and health and welfare and pension plans. The basic mission of First Keystone Corporation’s executive compensation policy is to provide executives with a competitive compensation package that attracts and retains qualified executives while placing a portion of total pay at risk. At risk elements of compensation may have no value or may be worth less than the target value if goals are not met. At risk compensation includes all components of core compensation other than base salary, pension plans, and health and welfare benefits. Equity based compensation provides an incentive for the executives which are aligned with the interests of the shareholders.

The compensation program is designed to reward the named executive officers based on their level of assigned management responsibilities, individual performance levels, and individual value in the job marketplace. The Chief Executive Officer’s individual performance objectives are the same as the strategic and financial performance objectives of First Keystone National Bank as a whole. For other executives, individual performances objectives are set by the Chief Executive Officer and are reviewed by the Board of Directors.

The executive compensation established by the Board of Directors is based upon its overall subjective assessment of the value of the services provided by each executive officer with consideration performance factors and peer group compensation information. The Board considers information provided by the Chief Executive Officer in determining the appropriate level of compensation for other executives, including the Chief Executive Officer’s views on the appropriate levels of compensation for other named executive officers for the ensuing year. No executive officer other than the Chief Executive Officer attends those portions of the Board meetings during which the performance of the other named executive officers is evaluated or their compensation is being determined. For compensation provided to the Chief Executive Officer, the Board considers his performance, the results of management decisions made by him, and the earnings of the organization. The Chief Executive Officer is not present during these discussions.

The Board of Directors uses data from compensation surveys of the banking industry to assist in determining executive pay. The peer group of banks chosen by the Board of Directors for purposes of making a comparative analysis of executive compensation does not include all of the same banks incorporated in the peer group established to compare shareholder returns as indicated in the performance graph included in the Form 10-K.

Base Salary

The Board of Directors determines base salary for the executive officers with guidance from the Human Resources Committee and from compensation surveys. For the base salary paid to executive officers other than the Chief Executive Officer, the Board of Directors considers information provided by the Chief Executive Officer as to each executive officer’s level of individual performance, contribution to the organization, scope of responsibilities, salary history, and market levels. For the base salary paid to the Chief Executive Officer, the Board of Directors, with the Chief Executive Officer not being present, considers his performance level, the results of management decisions made by him, and the earnings of the organization. The Board of Directors considers the return on assets and return on equity when determining whether or not the Chief Executive Officer’s base pay should be at the median, below the median, or above the median provided in the compensation surveys. No particular weight is assigned to any of the foregoing individual performance factors.

Decisions regarding base salary are made without consideration of other forms of compensation provided. Bonuses and long-term incentive awards are intended to provide additional incentive to the executives to achieve a higher level of success. Adjusting the base salary to correspond with the amount of the bonuses and long term incentive awards would defeat the purpose of having at risk compensation.

Cash Bonuses

The purpose of the Management Incentive Compensation Plan (the “Plan”) is to provide incentives and awards to top management employees who, through high levels of performance, contribute to the success and profitability of First Keystone National Bank. The bonus plan serves as short term incentives that align executive pay with the annual performance of First Keystone Corporation and is earned through the achievement of overall annual earnings objectives. It aligns management’s interests with those of the shareholders because, generally, the higher the net income for the year, the larger the bonuses paid to management. The Plan is also designed to support organizational objectives and financial goals, as defined by First Keystone National Bank’s Strategic and Financial Plans, by making available additional, variable, and contingent incentive compensation.

The Plan is based upon the achievement of a required budget net income figure before any incentive award “pool” is formed. The calculation of share of profits to be distributed to the Plan participants, and the incentive formulas, are constructed to provide awards that are consistent with achieved profitability levels. The incentive formulas insure a level of incentive award that will enable First Keystone National Bank to attract, retain, and motivate high quality management personnel and support continued growth and profitability.

The Plan is also established to augment regular salary and benefits programs already in existence. It is not meant to be a substitute for salary increases, but as a supplement to salary, and, as stated earlier, as an incentive for performance that contributes to outstanding levels of achievement.

A committee appointed by the Board recommends performance levels to the Board for final action. Plan participants who are members of that committee shall not be entitled to vote on matters relating to the eligibility for and/or determination of their own incentive compensation awards. The committee, in the exercise of its discretion with respect to the determination of the amount of the incentive plan pool for any given plan year, may take into account the presence or absence of nonrecurring or extraordinary items of income, gain, expense, or loss, and any and all factors that, in its sole discretion, may deem relevant. Extraordinary occurrences may be excluded when calculating performance results to insure that the best interests of First Keystone National Bank are protected and are not brought into conflict with the best interest of plan participants.

Participation in the Plan is limited to the executive management team. This management team includes the following functional job titles: Chief Executive Officer/President, Executive Vice President/Director of Lending, Vice President/Deposit/Operations Division Manager, Vice President/Technology Division Manager, and Trust Services Division Manager.

Long Term Incentives

Long-term company performance is best achieved through an ownership culture that encourages long-term performance through the use of stock-based awards. The Board of Directors believes that stock option awards under First Keystone Corporation’s 1998 Stock Incentive Plan (“1998 Plan”) provide a vehicle for long term incentive compensation through financial rewards dependent on future increases in the market value of First Keystone Corporation’s stock. The purpose of the 1998 Plan is to advance the development, growth and financial condition of First Keystone Corporation and its subsidiaries by providing incentives through participation in the appreciation of capital stock of First Keystone Corporation in order to secure, retain and motivate personnel responsible for the operation and management of First Keystone Corporation and its subsidiaries. The 1998 Plan is designed to attract and retain individuals of outstanding ability as employees of First Keystone Corporation and its subsidiaries, to encourage employees to acquire a proprietary interest in First Keystone Corporation, to continue their employment with First Keystone Corporation and its subsidiaries and to render superior performance during such employment. The 1998 Plan is administered by the board of directors. Persons eligible to receive awards under the 1998 Plan are those key officers and other management employees of First Keystone Corporation and its subsidiaries as determined by the committee. Thus, executive officers are encouraged to manage First Keystone Corporation with a view toward maximizing long term shareholder value.

Under the 1998 Plan, First Keystone Corporation makes grants of options to purchase shares of First Keystone Corporation’s common stock to employees, including executives, and First Keystone Corporation has absolute power to determine what, to whom, when and under what facts and circumstances awards are made. The Board of Directors bases decisions relating to the awards on its overall subjective assessment of the value of the services provided by each executive officer with consideration to performance of First Keystone Corporation and peer group compensation information. The options generally vest 6 months after issuance and expire ten years from the date of the grant. The options are awarded at the fair market value on the date of grant.

The value realized by named executive officers from award grants in prior years is not taken into account in the process of setting compensation for the current year. First Keystone Corporation also does not maintain any equity or other security ownership guidelines or requirements.

401(k) Plan

The Board believes that it is essential for employees to save for retirement and as such has provided all employees a vehicle through which to do so. First Keystone National Bank maintains a 401(k) plan, which has a combined tax qualified savings feature and profit sharing feature. The Plan provides benefits to employees who have completed at least one year of service and are at least 21 years of age. The Plan provides that First Keystone National Bank will match employee deferrals to the plan up to 3% of their respective eligible compensation. First Keystone National Bank may make a discretionary contribution annually to the plan. Contributions made by First Keystone National Bank to the plan are allocated to participants in the same portions that each participant’s compensation bears to the aggregate compensation of all participants. Each participant in the plan is 100% vested at all times. As employees of First Keystone National Bank, the named executive officers are also eligible to participate in the 401(k) under the same terms and conditions as other employees.

Supplemental Employee Retirement Plan

The Supplemental Employee Retirement Plan (“SERP”) rewards the executive officers for their long-term contributions to First Keystone National Bank. To encourage the executives to continue their employment with First Keystone Corporation, the Board believed it to be in the best interests of First Keystone Corporation to enter into certain salary continuation agreements with the executives. The agreements were also established to reward the executives for past and future services to First Keystone Corporation. The Board believes the income benefit amounts are reasonable and consistent with the compensation standards of Section 39 of the Federal Deposit Insurance Company Improvement Act of 1991 and the related implementing regulations.

First Keystone Corporation maintains a SERP for which Mr. Bazewicz participates. The SERP provides that if the executive officer continues to serve as an officer of First Keystone National Bank until a stated retirement age of 60 years, First Keystone National Bank will pay 240 guaranteed consecutive monthly payments commencing on the first day of the month following the officer’s 60th birthday and the termination of employment in the amounts indicated in this proxy. Generally, no benefit will be paid if the executive officer voluntarily terminates employment prior to attaining the stated retirement age.

The Board has also determined that it is in the best interests of First Keystone Corporation to finance the SERP benefits by purchasing life insurance on the life of certain executives. The Board selected Bank Compensation Strategies Group, a benefits consulting firm endorsed by the American Banking Association and many other state bank associations to calculate cost projections and choose life insurance appropriate to finance the obligations.

Health and Welfare Plans

Health and welfare plans are not tied to corporation or individual performance. The costs of providing such benefits to all employees are not taken into account when determining specific salaries of the named executives and is seen as a cost of doing business.

Group life insurance, group disability, vision benefits, and health insurance are available to all employees, as well is an Internal Revenue Service 125 plan. Such plans are standard in the industry and in the geographic area for all industries and necessary to compete for talented employees at all levels of First Keystone Corporation. Named executives participate in these plans under the same terms and conditions as other employees.

Health insurance premiums are partially paid by employees through payroll deductions for the employee share of the health care cost.

Executive Compensation

The table below shows information concerning the annual and long-term compensation for services rendered in all capacities to First Keystone Corporation and First Keystone National Bank for the fiscal year ended December 31, 2006 of those persons who were:

•       all individuals who served as the Principal Executive Officer and Principal Financial Officer during 2006, and

•       the other 3 most highly compensated executive officers of First Keystone Corporation and First Keystone National Bank at December 31, 2006 whose total compensation exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
J. Gerald Bazewicz	2006	186,000		—	—	—	73,541	34,065	(1)	293,606
Principal Executive Officer
Diane C.A. Rosler	2006	47,115	(2)	—	—	—	—	4,829		51,944
Principal Financial Officer
David R. Saracino	2006	41,885		—	—	—	—	23,861	(3)	75,746
Chief Financial Officer
Matthew P. Prosseda	2006	140,000		—	—	—	—	14,350	(4)	154,350
Executive Vice President

(1)          Amounts shown for Mr. Bazewicz include $15,000 in Director fees, $5,580 401(k) matching contribution and $13,485 401(k) profit sharing award.

(2)          Assumed duties of PFO after March 31, 2006 retirement of David R. Saracino, CFO.

(3)          Amounts shown for Mr. Saracino include Director fees of $1,500, consultant fees of $1,900 and SERP payments of $20,461.

(4)          Amounts shown for Mr. Prosseda include $4,200 401(k) matching contribution and $10,150 401(k) profit sharing award.

Stock Option Grants in Fiscal Year 2006

First Keystone Corporation granted no stock options to executive officers and other employees during fiscal year ended December 31, 2006.

Aggregated Option Exercises in 2006 Year-End Option Values

The following table shows information about all exercises of stock options by the named officer under the 1998 Stock Incentive Plan. The options and information shown on the table have been adjusted to reflect a 5% stock dividend paid December 5, 2006.

Outstanding Equity Awards at December 31, 2006

	Option Awards
Name	Number of Securities Underlying Unrestricted Options(#) Exercisable	Number of Securities Underlying Unrestricted Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unrestricted Unearned Options(#)	Option Exercise Price($)	Option Expiration Date
J. Gerald Bazewicz	3,307			20.26	9/22/08
Principal Executive Officer	2,205	—	—	15.88	9/28/09
	3,150			21.11	9/23/13
	1,050			20.95	9/27/15
Diane C.A. Rosler	412			20.26	9/22/08
Principal Financial Officer	412			15.88	9/28/09
	412	—	—	10.28	9/26/10
	787			15.08	9/24/12
	787			21.11	9/23/13
David R. Saracino	—	—	—	—	—
Chief Financial Officer
Matthew P. Prosseda	525	—	—	20.95	9/27/15
Executive Vice President

Options Exercised During 2006

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
J. Gerald Bazewicz	1,050	3,549
Principal Executive Officer
Diane C.A. Rosler	—	—
Principal Financial Officer
David R. Saracino	3,075	10,116
Chief Executive Officer
Matthew P. Prosseda	—	—
Executive Vice President

401(k) Plan

First Keystone National Bank maintains a 401(k) Plan which has a combined tax qualified savings feature and profit sharing feature. The plan provides benefits to employees who have completed at least one year of service and are at least 21 years of age. The plan agreement provides that First Keystone National Bank will match employee deferrals to the plan up to 3% of their respective eligible compensations. Additionally, First Keystone National Bank may make a discretionary profit sharing contribution annually to the plan. Contributions made by the bank to the plan are allocated to participants in the same portions that each participant’s compensation bears to the aggregate compensation of all participants. Each participant in the plan is 100% vested at all times. Benefits are payable under the plan upon termination of employment, disability, death, or retirement.

Of the $364,884 total expenses during 2006, $40,842 was credited among the individual accounts of the 3 most highly compensated executive officers of First Keystone National Bank. Of the $40,842, Mr. Bazewicz was credited with $19,065, Mr. Prosseda with $14,350, and Mr. Miller with $7,427. Mr. Bazewicz has been a member of the plan for 21 years, Mr. Prosseda for 1 year, and Mr. Miller for 21 years.

Supplemental Employee Retirement Plan and Change of Control

First Keystone Corporation maintains a Supplemental Employee Retirement Plan (“SERP”) with a change of control provision, covering its chief executive officer, J. Gerald Bazewicz. The SERP, which is a salary continuation agreement, provides that if the executive officer continues to serve as an officer of First Keystone National Bank until a stated retirement age of 60 years, the bank will pay 240 guaranteed consecutive monthly payments commencing on the first day of the month following the officer’s 60th birthday and the termination of employment in the amounts indicated below.

The established retirement benefit under the SERP for Mr. Bazewicz will be $3,750 per month and is not subject to change. If the executive officer attains their stated retirement age, but dies before receiving all of the guaranteed monthly payments, then the bank will make the remaining payments to the officer’s beneficiary. In the event the officer dies while serving as an officer, prior to their stated retirement age, First Keystone National Bank will remit the guaranteed monthly payment to the officer’s beneficiary commencing the month following the executive’s death. In the event of a change of control and the termination of the officer’s employment, the guaranteed monthly payments will commence the month following the executive’s termination of service. Generally, no benefit will be paid if the executive officer voluntarily terminates employment prior to attaining the stated retirement age or is terminated for cause.

The SERP allows the executive officers to achieve a retirement income percentage that is more consistent with their experience and years of service to First Keystone National Bank. The plan objective is to provide the executive officers with a final wage replacement ratio of approximately 75% of projected final salary including projected benefits from First Keystone National Bank’s 401(k), social security, and salary continuation provided through the agreement.

Mr. Saracino, also covered by the SERP, elected to retire as of March 2006. Mr. Saracino’s payments commenced on April 1, 2006 and the established benefit was $2,273.50 per month.

Name	Plan Name	Number of Years Credited Service (#)	Percent Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J. Gerald Bazewicz	SERP	9	401,878	—
Chief Executive Officer
David R. Saracino	SERP	9	333,587	20,461
Chief Financial Officer

Other Executive Benefits

First Keystone Corporation maintains the First Keystone Corporation 1998 Stock Incentive Plan to advance the development, growth and financial condition of the corporation. Please refer to the description of the 1998 Stock Incentive Plan in the Compensation Discussion and Analysis. First Keystone Corporation also maintains a bonus program for employees and for senior management, which is also described in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

First Keystone Corporation’s board of directors, which includes J. Gerald Bazewicz, Chief Executive Officer, functions as the compensation committee. For compensation paid to executive officers other than the Chief Executive Officer, the board of directors considers information provided by the Chief Executive Officer. For compensation paid to the Chief Executive Officer, the board of directors, with Mr. Bazewicz not being present, determines his compensation, as outlined above under “Base Salary”.

Related Person Transactions

In deciding whether to approve a related person transaction, the following factors may be considered:

•       information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;

•       the nature of the transactions and the costs to be incurred by the Corporation or payments to the Corporation;

•       an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Corporation from unrelated parties; and

•       the business advantage the Corporation would gain by engaging in the transaction.

To receive approval, the related person transaction must be on terms that are fair and reasonable to First Keystone Corporation, and that are as favorable to First Keystone Corporation as would be available from non related entities in comparable transactions.

Other than described below, there have been no material transactions between the First Keystone Corporation or the First Keystone National Bank, nor any material transactions proposed, with any director or executive officer of First Keystone Corporation or First Keystone National Bank, or any associate of these persons. The law firm Bull, Bull & Knecht, LLP, of which Directors Robert E. Bull and Robert A. Bull, are partners, provided routine legal services to First Keystone Bank according to the firm’s normal fee schedule and billing rates, and First Keystone National Bank intends to continue to engage the firm’s services in the future. First Keystone National Bank paid total fees of $23,414.63 to the law firm during 2006. In addition, the First Keystone Corporation and First Keystone National Bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of the corporation and First Keystone National Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of First Keystone Corporation and First Keystone National Bank.

Total loans outstanding from First Keystone Corporation and First Keystone National Bank at December 31, 2006, to the First Keystone Corporation’s and First Keystone National Bank’s executive officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $2,846,746, or approximately 5.33% the total equity capital. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. All loans are current and being paid as agreed. The largest aggregate amount of indebtedness outstanding at any time during fiscal year 2006 to officers and directors of First Keystone Corporation and First Keystone National Bank, and their affiliates as a group was $3,453,144. The aggregate amount of outstanding indebtedness as of the latest practicable date, March 1, 2007, to the above described group was $2,834,421.

Director Independence

Currently, First Keystone Corporation’s board of directors has 9 members. Based on the qualifications for independence established under the SEC and NASDAQ standards for independence, Don E. Bower, Dudley P. Cooley, and Jerome F. Fabian meet the standards for independence. Only independent directors serve on First Keystone Corporation’s Audit Committee. Pursuant to First Keystone Corporation’s independence standards, W. Peter Ahnert is considered independent.

In determining the directors’ independence, the Board of Directors considered loan transactions between First Keystone National Bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non profit organizations with whom they are associated.

Information with Respect to Pocono Community Bank

Description of Business of Pocono Community Bank

Pocono Community Bank engages in a full service commercial banking business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, and making construction and mortgage loans. Pocono’s business is not seasonal in nature. Its deposits are insured by the FDIC to the fullest extent provided by law.

As of June 30, 2007, Pocono had assets, deposits and shareholders’ equity of approximately $137.0 million, $117.6 million, and $15.0 million, respectively.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pocono Community Bank

The purpose of Management’s Discussion and Analysis of Pocono Community Bank is to assist the reader in reviewing the financial information presented and should be read in conjunction with the consolidated financial statements and other financial data contained herein.

Year Ended December 31, 2006 Versus Year Ended December 31, 2005

Results of Operations

Net income decreased to $1,003,956 for the year ended December 31, 2006, as compared to $1,301,221 for the prior year, a decrease of 22.8%. Basic earnings per share for 2006 were $0.60 as compared to $0.78 in 2005. Diluted earnings per share for 2006 were $0.49 as compared to $0.64 in 2005. This decrease in net income was primarily the result of a narrowing of Pocono’s net interest margin. See Table 2, below.

Pocono’s return on average assets was .79% in 2006 as compared to 1.04% in 2005. Return on average equity decreased to 7.19% in 2006 from 10.28% in 2005. The series of increases in interest rates in 2005 ended in 2006 and resulted in an overall increase of interest income to $7,208,915 up 9.0% from 2005. Likewise, there was the accompanying increase in the cost of funds which resulted in interest expense of $3,032,430 in 2006, an increase of 39.0% from 2005. The increases in deposit rates in 2006 and the flattened yield curve resulted in interest expense increasing faster than interest income.

Net interest income, as indicated below in Table 1, decreased by $258,000 or 5.8% to $4,177,000 for the year ended December 31, 2006. Pocono’s net interest income on a fully taxable equivalent basis decreased by $241,000, or 5.4% to $4,234,000 in 2006 as compared to an increase of $165,000 or 3.8% to $4,475,000 in 2005.

Year Ended December 31, 2005 Versus Year Ended December 31, 2004

Net income decreased to $1,301,000 for the year ended December 31, 2005, as compared to $1,304,000 for the prior year, a decrease of 0.2%. Basic earnings per share for 2005 were $0.78 as compared to $0.78 in 2004. Diluted earnings per share for 2005 were $0.64 as compared to $0.64 in 2004. This decrease in net income was reflective of the narrowing of Pocono’s net interest margin. See table 2, below.

Net interest income, as indicated below in Table 1, increased by $141,000 or 3.3% to $4,435,000 for the year ended December 31, 2005. Pocono’s net interest income on a fully taxable equivalent basis increased $165,000, or 3.8% to $4,475,000 in 2005 as compared to $4,310,000 in 2004.

Table 1—Net Interest Income

		Increase/(Decrease)			Increase/(Decrease)
	2006	Amount	%	2005	Amount	%	2004
	(Amounts in thousands)
Interest Income	$7,209	$593	9.0%	$6,616	$432	7.0%	$6,184
Interest Expense	$3,032	$851	39.0%	$2,181	$291	15.4%	$1,890
Net Interest Income	$4,177	$(258)	-5.8%	$4,435	$141	3.3%	$4,294
Tax Equivalent Adjustment	$86	$21	31.9%	$65	$40	161.8%	$25
Net Interest Income(fully tax equivalent)	$4,263	$(237)	-5.3%	$4,500	$181	4.2%	$4,319

Table 2—Distribution of Assets, Liabilties and Stockholders Equity

	2006			2005			2004
	Average	Revenue/	Yield/	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	(Amounts in thousands)
Interest Earning Assets:
Loans:
Commercial	$10,636	$729	6.85%	$11,422	$677	5.93%	$8,355	$440	5.27%
Real Estate	$87,759	$5,548	6.32%	$77,485	$4,735	6.11%	$69,448	$4,245	6.11%
Installment	$676	$47	6.94%	$479	$35	7.30%	$406	$32	7.81%
Fees on loans		$28			$47			$413
Total Loans(Including Fees)	$99,071	$6,352	6.41%	$89,386	$5,494	6.15%	$78,209	$5,130	6.56%
Investment Securities:
Taxable	$15,561	$658	4.23%	$20,797	$810	3.90%	$21,147	$812	3.84%
Tax Exempt	$3,203	$160	4.98%	$2,696	$131	4.85%	$1,603	$74	4.59%
Total Investment Securities	$18,764	$818	4.36%	$23,493	$941	4.00%	$22,750	$886	3.89%
Interest Bearing Deposits in Banks	$213	$10	4.61%	$276	$8	2.84%	$25	$0	1.31%
Federal Funds Sold	$2,353	$115	4.89%	$7,503	$239	3.18%	$15,664	$193	1.23%
Total Other Interest-Earning Assets	$2,566	$125	4.86%	$7,779	$247	3.17%	$15,689	$193	1.23%
Total Interest Earning Assets	$120,401	$7,295	6.06%	$120,658	$6,682	5.54%	$116,648	$6,209	5.32%
Non-Interest Earning Assets:
Cash and Due From Banks	$2,010			$1,913			$1,779
Allowance for Loan Losses	$(1,203)			$(1,109)			$(1,067)
Premises and Equipment	$2,680			$1,989			$1,472
Other Assets	$4,070			$1,999			$1,077
Total Non-Interest Earning Assets	$7,557			$4,792			$3,261
Total Assets	$127,958			$125,450			$119,909
Interest-Bearing Liabilties
Savings, NOW Accounts, and Money Markets	$48,904	$822	1.68%	$62,119	$835	1.34%	$69,055	$941	1.36%
Time Deposits	$44,097	$1,897	4.30%	$29,446	$1,039	3.53%	$19,744	$639	3.24%
Short Term Borrowings	$1,171	$63	5.40%	$1,047	$56	5.31%	$40	$2	4.97%
Long Term Borrowings	$3,845	$250	6.49%	$3,868	$252	6.51%	$4,889	$307	6.28%
Total Interest-Bearing Liabilties	$98,017	$3,032	3.09%	$96,479	$2,182	2.26%	$93,728	$1,890	2.02%
Non-Interest Bearing Liabilties:
Demand Deposits	$15,917			$15,886			$14,243
Other Liabilties	$289			$424			$369
Stockholders Equity	$13,735			$12,661			$11,569
Total Liabilties/Stockholders Equity	$127,958			$125,450			$119,909
Net Interest Income Tax Equivalent		$4,262			$4,500			$4,319
Net Interest Spread			2.96%			3.28%			3.30%
Net Interest Margin			3.54%			3.73%			3.70%

Tax-exempt income has been adjusted to a tax equivalent basis using an incremental rate of 34%.

Average Loan Balances include non-accrual loans. Interest income on non-accrual loans is not included.

Net Interest Income

The major source of operating income for Pocono is net interest income. Net interest income is the difference between interest income on earning assets, such as loans and securities, and the interest expense on liabilities used to fund those assets, including deposits and other borrowings. The amount of interest income is dependent upon both the volume of earning assets and the level of interest rates. In addition, the volume of non-performing loans affects interest income. The amount of interest expense varies with the amount of funds needed to support earning assets, interest rates paid on deposits and borrowed funds, and finally, the level of interest free deposits.

Table 2 on the preceding page provides a summary of average outstanding balances of earning assets and interest bearing liabilities with the associated interest income and interest expense as well as average tax equivalent rates earned and paid as of year end 2006, 2005, and 2004.

The yield on earning assets was 6.06% in 2006, 5.54% in 2005, and 5.32% in 2004. The rate paid on interest bearing liabilities was 3.09% in 2006, 2.26% in 2005, and 2.02% in 2004. This resulted in a decrease in our net interest spread to 2.97% in 2006, as compared to 3.28% in 2005 and 3.30% in 2004. As Table 2 illustrates, our net interest margin also declined in 2006.

The net interest margin, which is interest income less interest expenses divided by average earnings assets, was 3.54% in 2006 as compared to 3.73% in 2005 and 3.70% in 2004. The net interest margins are presented on a tax equivalent basis. The decrease in net interest margin in 2006 was due primarily to the increased interest paid on interest bearing liabilities. This was a result of more interest bearing liabilities repricing than earning assets.

Table 3 sets forth changes in interest income and interest expense for the periods indicated for each category of interest earning assets and interest bearing liabilities. Information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate) and changes in rate (changes in average rate multiplied by prior average volume).

Table 3—Changes in Income and Expense, 2006 and 2005

	2006 COMPARED TO 2005			2005 COMPARED TO 2004
	VOLUME	RATE	NET	VOLUME	RATE	NET
	(Amounts in Thousands)
Interest Income:
Loans, Net	$617	$241	$858	$647	$(283)	$364
Taxable Investment Securities	$(229)	$77	$(152)	$(38)	$36	$(2)
Tax Exempt Investment Securities	$25	$4	$29	$53	$4	$57
Other Short Term Investments	$(640)	$518	$(122)	$(25)	$79	$54
Total Interest Income	$(227)	$840	$613	$637	$(164)	$473
Interest Expense:
Savings, NOW Accounts, and Money Markets	$67	$(80)	$(13)	$(92)	$(14)	$(106)
Time Deposits	$596	$262	$858	$338	$62	$400
Short Term Borrowings	$6	$1	$7	$52	$2	$54
Long Term Borrowings	$(1)	$(1)	$(2)	$(67)	$11	$(56)
Total Interest Expense	$668	$182	$850	$231	$61	$292
Net Interest Income	$(895)	$658	$(237)	$406	$(225)	$181

The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change in each.

Balance on non accrual loans are included for computational purposes. Interest income on non accrual loans is not included.

Interest income exempt from federal tax was $168,000 in 2006, $127,000 in 2005, and $48,000 in 2004. Tax exempt income has been adjusted to a tax equivalent basis using an incremental rate of 34%.

Provision for Loan Losses

For the year ended December 31, 2006, the provision for loan losses was $80,200 as compared to $101,000 as of December 31, 2005. Pocono’s provision for loan losses for the year ended December 31, 2004, was $24,000. The provision in 2006, decreased primarily because of the reduced net charge offs and stable loan quality. Net charge offs by Pocono for the fiscal year end December 31, 2006, 2005, and 2004, were $10,000 $4,000, and $42,000, respectively.

The allowance for loan losses as a percentage of loans, net of unearned interest, was 1.22% as of December 31, 2006, 1.23% as of December 31, 2005, 1.28% as of December 31, 2004.

On a quarterly basis, Pocono’s Board of Directors and management performs a detailed analysis of the adequacy of the allowance for loan losses. This analysis includes an evaluation of credit risk concentration, delinquency trends, past loss experience, current economic conditions, composition of the loan portfolio, classified loans and other relevant factors.

Pocono management will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as conditions warrant. Although Pocono management believes that the allowance for loan losses is adequate to provide for losses inherent in the loan portfolio, there can be no assurance that future losses will not exceed the estimated amounts or that additional provisions will not be required in the future.

Pocono is subject to periodic regulatory examination by the Pennsylvania Department of Banking and the Federal Reserve Bank. As part of the examination, they will assess the adequacy of Pocono’s allowance for loan losses and may include factors not considered by Pocono management. In the event that an examination results in a conclusion that Pocono’s allowance for loan losses is not adequate, Pocono management may be required to increase its provision for loan losses.

Non-Interest Income

Non-interest income is derived primarily from service charges and fees, income on bank-owned life insurance (“BOLI”), and other miscellaneous revenue.

For the year ended December 31, 2006, non-interest income amounted to $505,000, an increase of $69,000, or 15.9% as compared to a increase of $127,000, or 41.1% for the year ended December 31, 2005. Table 4 provides the major categories of non-interest income and each respective change comparing the past three years.

Service charges and fees, consisting primarily of service charges on deposit accounts, was the largest source of non-interest income in 2006 and 2005. Service charges and fees decreased by $19,000, or 6.1% in 2006 compared to an increase of $82,000, or 36.1% in 2005. The decline in 2006 was due primarily to a decrease in fees for the preparation of loan documents.

Income on BOLI increased $82,000 to $121,000 in 2006 as compared to $39,000 in 2005, the first year BOLI was acquired by Pocono. The income from BOLI represents the increase in the cash surrender value of BOLI and is intended to partially cover the costs of Pocono’s employee benefit plans, including group life, disability, and health insurance.

Other income amounted to $93,000 for 2006, an increase of $6,000 or 7.0% over the $87,000 other income reported in 2005.

Table 4—Non-Interest Income

		Increase/(Decrease)			Increase/(Decrease)
	2006	Amount	%	2005	Amount	%	2004
	(Amounts in thousands)
Service Charges	$291	$(19)	-6.1%	$310	$82	36.1%	$228
Income on Bank Owned Life Insurance	$121	$82	210.6%	$39	$39	—	$—
Other	$93	$6	7.0%	$87	$6	7.2%	$81
Total	$505	$69	15.9%	$436	$127	41.1%	$309

Non-Interest Expense

Non-interest expense consists of salaries and benefits, occupancy, furniture and equipment, and other miscellaneous expenses. Table 5 provides the yearly non-interest expense by category, along with the amount, dollar changes, and percentage of change.

Total non-interest expense amounted to $3,215,000, an increase of $340,000 or 11.8% in 2006 compared to an increase of $248,000, or 9.5% in 2005. Expenses associated with employees (salaries and employee benefits) continue to be the largest non-interest expenditure. Salaries and employee benefits amounted to 51.9% of total non-interest expense in 2006 and 53.2% in 2005. Salaries and employee benefits increased $139,000, or 9.1% in 2006 and $75,000, or 5.2% in 2005. The increases in both years largely reflect normal salary adjustments and increased benefit costs along with increase staffing costs for the new office in Brodheadsville in 2006. The number of full time equivalent employees was 37 as of December 31, 2006, and 32 as of December 31, 2005.

Bank premises and equipment expenses increased $43,000, or 12.6% in 2006 as compared to an increase of $32,000, or 10.5% in 2005. The increase in 2006 was due primarily to costs associated with Pocono’s new Brodheadsville location.

Other operating expenses increased $158,000, or 15.7% in 2006 as compared to an increase of $141,000, or 16.2% in 2005.

Table 5—Non Interest Expense

		Increase/(Decrease)			Increase/(Decrease)
	2006	Amount	%	2005	Amount	%	2004
	(Amounts in Thousands)
Salaries and Employee Benefits	$1,668	$139	9.1%	$1,529	$75	5.2%	$1,454
Bank Premises and Equipment	$380	$43	12.8%	$337	$32	10.4%	$305
Other	$1,167	$158	15.7%	$1,009	$141	16.2%	$868
	$3,215	$340	11.8%	$2,875	$248	9.5%	$2,627

Income Tax Expense

Income tax expense for the year ended December 31, 2006, was $382,000 as compared to $593,000 and $647,000 for the years ended December 31, 2005, and December 31, 2004, respectively. In 2006, our income tax expense decreased because income before taxes decreased $508,000 to $1,386,000 from $1,894,000 in 2005. In 2004, our income before taxes amounted to $1,952,000. Pocono looks to maximize its tax exempt interest derived from both tax free loans and tax free municipal investments without triggering alternative minimum tax. The effective income tax rate was 27.6% in 2006, 31.3% in 2005, and 33.2% in 2004.

Financial Condition

General

Total assets increased to $138,527,000, at year end 2006, an increase of 5.2% over year end 2005. As of December 31, 2006, total deposits amounted to $113,724,000, an increase of 4.9% over 2005. Assets as of December 31, 2005, were $131,632,000, an increase of 3.4% over 2004, while total deposits as of year end 2005 amounted to $108,383,000, an increase of 5.0% from 2004.

In both 2006 and 2005, deposit growth and investment maturities and repayments were used principally to fund loan growth. Pocono continues to maintain and manage its asset growth. Pocono’s strong equity capital position provides an opportunity to further leverage asset growth. Core deposits, which include demand deposits and interest bearing demand deposits (NOWs), money market accounts, savings accounts, and time deposits of individuals continues to be our most significant source of funds. In 2006 and 2005, several successful sales campaigns attracted new customers and generated growth in retail certificates of deposit (time deposits of individuals) as well as savings and money market accounts.

Earning Assets

Earning assets are defined as those assets that produce interest income. By maintaining a healthy asset utilization rate, i.e., the volume of earning assets as a percentage of total assets, Pocono maximizes income. The earning asset ratio (average interest earning assets divided by average total assets) equaled 94.1% for 2006, compared to 96.2% for 2005 and 97.2% for 2004. This indicates that the management of earning assets is a priority and non earning assets, primarily cash and due from banks, fixed assets and other assets, are maintained at minimal levels. The primary earning assets are loans and investment securities.

Loans

Total loans, net of unearned income, increased to $100,352,000 as of December 31, 2006, as compared to a balance of $94,132,000 as of December 31, 2005. Table 6 provides data relating to the composition of Pocono’s loan portfolio on the dates indicated. Total loans, net of unearned income increased $6,220,000, or 6.6% in 2006 compared to an increase of $11,188,000, or 13.5% in 2005.

The loan portfolio is well diversified and increases in the portfolio in 2006 were primarily in commercial loans secured by real estate and residential real estate. In 2005, the increase in loans was also in commercial and residential real estate. Outstanding balances on commercial loans declined in 2006.

Pocono continues to internally underwrite each of its loans to comply with prescribed policies and approval levels established by its Board of Directors.

Table 6—Loans Outstanding, Net of Unearned Income

	December 31,
	2006	2005	2004	2003	2002
	(Amounts in thousands)
Commercial and Industrial	$8,414	$9,955	$9,459	$6,139	$5,304
Commercial Real Estate	$41,473	$39,426	$34,438	$33,597	$28,999
Residential Real Estate	$48,797	$41,998	$36,723	$42,234	$36,280
Construction Loans	$1,040	$2,240	$1,718	$1,986	$2,155
Installment Loans	$354	$188	$136	$124	$202
Governmental	$392	$456	$601	$56	$81
Overdrafts	$13	$20	$19	$5	$9
Gross Loans	$100,483	$94,283	$83,094	$84,140	$73,030
Unamortized loan fees, net	$(131)	$(151)	$(150)	$(231)	$(277)
Total Loans, net of unearned income	$100,352	$94,132	$82,944	$83,909	$72,753

Investment Securities

Pocono uses investment securities to not only generate interest and dividend revenue, but also to help manage interest rate risk and to provide liquidity to meet operating cash needs.

The investment portfolio has been designated as securities available for sale. No investment securities were established in a trading account. Available for sale securities decreased to $16,871,000 in 2006, a 20.6% decline from 2005. At December 31, 2006 the net unrealized loss, net of the tax effect, on these securities was $137,000 and is included in stockholders’ equity as accumulated other comprehensive loss. At December 31, 2005, accumulated other comprehensive loss, net of tax effect, amounted to $222,000. Table 7 provides data on the carrying value of our investment portfolio on the dates indicated. All investment security purchases are allocated as available for sale. This provides Pocono with increased flexibility should there be a need or desire to liquidate an investment security.

The investment portfolio includes U.S. government agency obligations, corporate bonds, mortgage-backed securities, state and municipal securities, and US Treasury securities. In addition, the investment portfolio includes restricted equity securities consisting primarily of common stock investments in the Federal Reserve Bank and the Federal Home Loan Bank.

Securities available for sale may be sold as part of the overall asset and liability management process. Realized gains and losses are reflected in the results of operations on our statements of income. The investment portfolio contains $979,000 in step up bonds.

Table 7—Carrying Value of Investment Securities

	December 31,
	2006		2005		2004
	Available	Held to	Available	Held to	Available	Held to
	for Sale	Maturity	for Sale	Maturity	for Sale	Maturity
	(Amounts in thousands)
Mortgage-backed securities	$5,698	$—	$7,444	$—	$10,378	$—
US government agency obligations	$5,033	$—	$5,467	$—	$3,456	$—
Corporate bonds	$1,735	$—	$3,478	$—	$4,497	$—
State and municipal securities	$3,169	$—	$3,193	$—	$2,415	$—
US Treasury securities	$244	$—	$736	$—	$4,283	$—
Restricted equity securities	$992	$—	$922	$—	$1,078	$—
Total	$16,871	$—	$21,240	$—	$26,107	$—

Allowance for Loan Losses

The allowance for loan losses constitutes the amount available to absorb losses within the loan portfolio. As of December 31, 2006, the allowance for loan losses was $1,231,000 as compared to $1,161,000 and $1,064,000 as of December 31, 2005 and 2004, respectively. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The risk characteristics of the loan portfolio are managed through the various control processes, including credit evaluations of individual borrowers, periodic reviews, and diversification by industry. Risk is further mitigated through the application of lending procedures such as the holding of adequate collateral and the establishment of contractual guarantees.

Pocono management performs a quarterly analysis to determine the adequacy of the allowance for loan losses. The methodology in determining adequacy incorporates specific and general allocations together with a risk/loss analysis on various segments of the portfolio according to an internal loan review process. This assessment results in an allocated allowance. Pocono management maintains its loan review and loan classification standards consistent with those of its regulatory supervisory authority.

Pocono management believes based upon its methodology, that the allowance for loan losses is adequate to cover foreseeable future losses. Table 8 contains an analysis of the Pocono Allowance for Loan Losses indicating charge offs and recoveries by the year and annual additional provisions charged to operations. In 2006, net charge offs as a percentage of average loans were .01% compared to .004% in 2005 and .05% in 2004. Net charge offs amounted to $10,000 in 2006 compared to $4,000 in 2005 and $42,000 in 2004, respectively. The increase in net charge offs in 2006 follows the decrease in net charge offs in 2005. In 2004, the increase in net charge offs was primarily from one commercial loan relationship.

Table 8—Analysis of Allowance for Loan Losses

	December 31,
	2006	2005	2004	2003	2002
	(Amounts in thousands)
Balance at Beginning of Period	$1,161	$1,064	$1,082	$921	$703
Charge-offs:
Commercial	$—	$—	$42	$—	$—
Real Estate	$—	$7	$—	$—	$—
Consumer	$13	$2	$—	$—	$—
Recoveries:
Commercial	$—		$—	$—	$—
Real Estate	$—	$4	$—	$—	$—
Consumer	$3	$1	$—	$—	$—
Net charge-offs	$10	$4	$42	$—	$—
Provision for loan losses	$80	$101	$24	$161	$218
Balance at end of period	$1,231	$1,161	$1,064	$1,082	$921
Ratio of net charge-offs during the period to average loans outstanding during the period	0.010%	0.004%	0.054%	0.000%	0.000%
Allowance for loan losses to average loans outstanding during the period	1.24%	1.30%	1.36%	1.36%	1.36%

It is the policy of Pocono management and Board of Directors to provide for losses on both identified and unidentified losses inherent in its loan portfolio. A provision for loan losses is charged to operations based upon an evaluation of the potential losses in the loan portfolio. This evaluation takes into account such factors as portfolio concentrations, delinquency trends, trends of non accrual and classified loans, economic conditions, and other relevant factors.

The loan review process which is conducted quarterly, is an integral part of our evaluation of the loan portfolio. A detailed quarterly analysis to determine the adequacy of Pocono’s allowance for loan losses is reviewed by the Board of Directors.

With a manageable level of net charge offs and the additions to the allowance from the provision out of operations, the allowance for loan losses as a percentage of average loans amounted to 1.24% in 2006, 1.30% to 2005, and 1.36% in 2004.

Table 9 sets forth the allocation of Pocono’s allowance for loan losses by loan category and the percentage of loans in each category to total loans receivable at the dates indicated. The portion of the allowance for loan losses allocated to each loan category does not represent the total available for future losses that may occur within the loan category, since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.

Table 9—Allocation of Allowance for Loan Losses

	December 31,
	2006	%	2005	%	2004	%	2003	%	2002	%
	(Amounts in thousands)
Commercial	$123	8.7%	$88	10.6%	$77	10.4%	58	7.4%	$45	7.8%
Real Estate—mortgage	$901	90.9%	$924	89.2%	$862	89.4%	833	92.5%	$690	91.8%
Consumer and other	$3	0.4%	$2	0.2%	$1	0.2%	$1	0.1%	$3	0.5%
Unallocated	$204		$147		$124		$190		$183
	$1,231		$1,161		$1,064		$1,082		$921

Non-Performing Assets

Table 10 details Pocono’s non-performing assets at the dates indicated.

Non-accrual loans are generally delinquent on which principal or interest is past due approximately 90 days or more, depending upon the type of credit and the collateral. When a loan is placed on non accrual status, any unpaid interest is charged against income. Restructured loans are loans where the borrower has been granted a concession in the interest rate or payment amount because of financial problems. Foreclosed assets held for sale represents property acquired through foreclosure, or considered to be an in substance foreclosure.

The total of non-performing assets increased to $123,000 as of December 31, 2006, as compared to $0 as of December 31, 2005. Pocono had no foreclosed assets in 2006 and 2005. Pocono had no loans past due 90 days or more and still accruing in 2006 and 2005. Our allowance for loan losses to total non-performing assets was 1001% in 2006. While asset quality is a priority, Pocono continues to retain an independent outside loan review consultant to closely tract and monitor overall loan quality.

Improving loan quality is a priority, and Pocono management actively works with borrowers to resolve credit problems. Excluding the assets disclosed in Table 10, Pocono management is not aware of any information about borrowers’ possible credit problems, which cause serious doubt as to their ability to comply with present loan repayment terms.

Should the economic climate no longer continue to be stable or begin to deteriorate, borrowers may experience difficulty, and the level of non performing loans and assets, charge offs and delinquencies could rise and possibly require additional increases in our allowance for loan losses.

In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan and lease losses. They may require additions to allowances based upon their judgments about information available to them at the time of examination.

No interest income was received on non-performing loans in 2006 or 2005. Interest income, which would have been recorded on these loans under the original terms in 2006 would have been $10,000. At December 31, 2006, Pocono had no outstanding commitments to advance additional funds with respect to these non-performing loans.

A concentration of credit exists when the total amount of loans to borrowers, who are engaged in similar activities that are similarly impacted by economic or other conditions, exceed 10% of total loans. As of December 31, 2006, 2005 and 2004, Pocono management is of the opinion that there were no loan concentrations exceeding 10% of total loans.

Table 10—Non-Performing Assets

	December 31,
	2006	2005	2004	2003	2002
	(Amounts in thousands)
Non-Accrual and restructured loans	$123	$—	$—	$—	$—
Foreclosed assets	$—	$—	$—	$—	$—
Loans past-due 90 days or more and still accruing	$—	$—	$—	$—	$—
Total non-performing assets	$123	$—	$—	$—	$—
Non-performing assets to period-end loans and foreclosed assets	0.12%	0.00%	0.00%	0.00%	0.00%
Total non-performing assets to total assets	0.09%	0.00%	0.00%	0.00%	0.00%
Total allowance for loans to total non-performing assets	1000.81%	—	—	—	—

Real estate mortgages comprise 89.8% of the loan portfolio as of December 31, 2006, up from 86.3% in 2005. Real estate mortgages consist of both residential and commercial real estate loans. The real estate loan portfolio is well diversified in terms of borrowers, collateral, interest rates, and maturities. Also, the real estate loan portfolio has a mix of both fixed rate and adjustable rate mortgages. The real estate loans are concentrated primarily in Pocono’s marketing area and are subject to risks associated with the local economy.

Deposits and Other Borrowed Funds

Consumer and commercial retail deposits are attracted primarily by Pocono’s three full service office locations. Pocono offers a broad selection of deposit products and continually evaluates its interest rates and fees on deposit products. Pocono regularly reviews competing financial institutions interest rates along with prevailing market rates, especially when establishing interest rates on certificates of deposit.

Deposits increased by $5,342,000, or a 4.9% increase when comparing December 31, 2006 to December 31, 2005. This increase compares to a deposit increase of 5.0% in 2005 and an increase of .8% in 2004.

During 2006, Pocono experienced a deposit increase in both non-interest-bearing and interest-bearing deposits. Non-interest-bearing deposits amounted to $17,225,000 as of December 31, 2006, an increase of $893,000 or 5.5% over 2005. Interest bearing deposits amounted to $96,500,000 as of December 31, 2006, an increase of $4,449,000, or 4.8% over 2005.

Total borrowings were $9,000,000 as of December 31, 2006 and December 31, 2005. Short term borrowings are comprised of federal funds purchased, securities sold under agreements to repurchase, U.S. Treasury demand notes, and short term borrowings from the Federal Home Loan Bank (“FHLB”).

Long term borrowings are typically FHLB term borrowings with a maturity of one year or more. Short term borrowings from the Federal Home Loan Bank are commonly used to offset seasonal fluctuations in deposits. In connection with FHLB borrowings and securities sold under agreements to repurchase, Pocono maintains certain eligible assets as collateral.

Capital Strength

Normal increases in capital are generated by net income, less cash dividends paid out. Also, the net unrealized gains or losses on investment securities available for sale, net of taxes, referred to as accumulated other comprehensive income may increase or decrease total equity capital. The total net increase in capital was $1,231,000 in 2006 after an increase of $1,059,000 in 2005. The accumulated other comprehensive income amounted to $(137,000) in 2006 and $(222,000) in 2005.

Return on equity (“ROE”) is computed by dividing net income by average stockholders’ equity. This ratio was 7.19% for 2006, 10.28% for 2005, and 11.27% for 2004. Refer to Performance Ratios on Page 14—Selected Historical Financial Data of First Keystone Corporation for a more expanded listing of the ROE.

Adequate capitalization of banks and bank holding companies is required and monitored by regulatory authorities. Table 11 reflects risk based capital ratios and the leverage ratio for Pocono. Pocono’s leverage ratio was 11.1% at December 31, 2006, and 10.4% at December 31, 2005.

Pocono has consistently maintained regulatory capital ratios at or above the “well capitalized” standards. For additional information on capital ratios, see Table 11—Capital Ratios. The risk based capital ratios for Pocono remained very strong. The risk based capital calculation assigns various levels of risk to different categories of bank assets, requiring higher levels of capital for assets with more risk. Also measured in the risk based capital ratio is credit risk exposure associated with off balance sheet contracts and commitments.

Table 11—Capital Ratios

	12/31/2006	12/31/2005
Risk Based Capital:
Tier 1 risk-based capital ratio	14.1%	14.8%
Total risk based capital ratio(Tier 1 and Tier 2)	15.3%	16.0%
Leverage Ratio:
Tier 1 capital to average assets	11.1%	10.4%

Liquidity Management

Effective liquidity management ensures that the cash flow requirements of depositors and borrowers, as well as the operating cash needs of Pocono, are met.

Liquidity is needed to provide the funding requirements of depositors’ withdrawals, loan growth, and other operational needs. Asset liquidity is provided by investment securities maturing in one year or less, other short term investments, federal funds sold, and cash and due from banks. At year end 2006, cash and cash equivalents totaled $15,583,000 as compared to $10,851,000 at year end 2005. Additionally, maturing loans and repayment of loans are another source of asset liquidity.

Liability liquidity is accomplished by maintaining a core deposit base, acquired by attracting new deposits and retaining maturing deposits. Also, short term borrowings provide funds to meet liquidity.

Pocono management believes its current liquidity position is satisfactory given the fact that Pocono has a very stable core deposit base which has increased annually. Secondly, Pocono’s loan payments and principal paydowns on its mortgage backed securities provide a steady source of funds. Also, short term investments and maturing investments represent additional sources of liquidity.

Finally, fed funds can be purchased by means of a borrowing line at the Atlantic Central Bankers Bank. Pocono also has indirect access to the capital markets through its membership in the Federal Home Loan Bank. Advances on borrowings, both short term and long term, are available to help address any liquidity needs.

Forward Looking Statements

The sections that follow, Market Risk and Asset/Liability Management, contain certain forward-looking statements. These forward looking statements involve significant risks and uncertainties, including changes in economic and financial market conditions. Although Pocono believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially.

Market Risk

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. Pocono’s market risk is composed primarily of interest rate risk. Pocono’s interest rate risk results from timing differences in the repricing of assets, liabilities, off balance sheet instruments, and changes in relationships between ratio indices and the potential exercise of explicit or embedded options.

Increases in the level of interest rates also may adversely affect the fair value of Pocono’s securities and other earning assets. Generally, the fair value of fixed rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of Pocono’s interest earning assets, which could adversely affect Pocono’s results of operations if sold, or, in the case of interest earning assets classified as available for sale, Pocono’s stockholders’ equity, if retained. Under The Financial Accounting Standards Board (“FASB”) Statement 115, changes in the unrealized gains and losses, net of taxes, on securities classified as available for sale will be reflected in Pocono’s stockholders’ equity. Pocono does not own any trading assets.

The principal objective of asset liability management is to manage the sensitivity of the net interest margin to potential movements in interest rates and to enhance profitability through returns from managed levels of interest rate risk. Pocono actively manages the interest rate sensitivity of its assets and liabilities. Table 12 presents an interest sensitivity analysis of assets and liabilities as of December 31, 2006. Several techniques are used for measuring interest rate sensitivity. Interest rate risk arises from the mismatches in the repricing of assets and liabilities within a given time period, referred to as a rate sensitivity gap. If more assets than liabilities mature or reprice within the time frame, Pocono is asset sensitive. This position would contribute positively to net interest income in a rising rate environment. Conversely, if more liabilities mature or reprice, Pocono is liability sensitive. This position would contribute positively to net interest income in a falling rate environment.

Limitations of interest rate sensitivity gap analysis as illustrated in Table 12 include:  a) assets and liabilities which contractually reprice within the same period may not, in fact, reprice at the same time or to the same extent; b) changes in market interest rates do not affect all assets and liabilities to the same extent or at the same time, and c) interest rate sensitivity gaps reflect Pocono’s position on a single day (December 31, 2006 in the case of the following schedule) while Pocono continually adjusts its interest sensitivity throughout the year. Pocono’s cumulative gap at one year indicates Pocono is liability sensitive.

Table 12—Interest Rate Sensitivity Analysis

	December 31, 2006
	One Year	1-5 Years	Beyond 5 Years	Not Rate Sensitive	Total
	(Amounts in thousands)
Assets	$49,890	$58,087	$21,470	$9,080	$138,527
Liabilties/Stockholders Equity	$66,059	$39,496	$832	$32,140	$138,527
Interest Rate Sensitivity Gap	$(16,169)	$18,591	$20,638
Cumulative Gap	$(16,169)	$2,422	$23,060

Earnings at Risk

Pocono’s Asset/Liability Committee (“ALCO”) is responsible for reviewing the interest rate sensitivity position and establishing policies to monitor and limit exposure to interest rate risk. The guidelines established by ALCO are reviewed by Pocono’s Board of Directors. Pocono recognizes that more sophisticated tools exist for measuring the interest rate risk in the balance sheet beyond interest rate sensitivity gap. Although Pocono continues to measure its interest rate sensitivity gap, Pocono utilizes additional modeling for interest rate risk in the overall balance sheet. Earnings at risk and economic values at risk are analyzed.

Earnings simulation modeling addresses earnings at risk and net present value estimation addresses economic value at risk. While each of these interest rate risk measurements has limitations, taken together they represent a reasonably comprehensive view of the magnitude of interest rate risk in Pocono.

Earnings Simulation Modeling

Pocono’s net income is affected by changes in the level of interest rates. Net income is also subject to changes in the shape of the yield curve. For example, a flattening of the yield curve would result in a decline in earnings due to the compression of earning asset yields and increased liability rates, while a steepening would result in increased earnings as earning asset yields widen.

Earnings simulation modeling is the primary mechanism used in assessing the impact of changes in interest rates on net interest income. The model reflects management’s assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, size and composition of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Earnings at risk is the change in net interest income from a base case scenario under an increase and decrease of 200 basis points in the interest rate earnings simulation model.

Table 13 presents an analysis of the changes in net interest income and net present value of the balance sheet resulting from an increase or decrease of two percentage points (200 basis points) in the level of interest rates. The calculated estimates of change in net interest income and net present value of the balance sheet are compared to current limits approved by ALCO and the Pocono Board of Directors. The earnings simulation model projects net interest income would increase by approximately 2.5% if rates fell by two percentage points over one year. The model projects a decrease of approximately 5.5% in net interest income if rates rise by two percentage points over one year. Both of these forecasts are within the one year policy guidelines.

Net Present Value Estimation

The net present value measures economic value at risk and is used for helping to determine levels of risk at a point in time present in the balance sheet that might not be taken into account in the earnings simulation model. The net present value of the balance sheet is defined as the discounted present value of asset cash flows minus the discounted present value of liability cash flows. At year end, a 200 basis point immediate decrease in rates is estimated to increase net present value by 15.1%. Additionally, net present value is projected to decrease by 24.4% if rates increase immediately by 200 basis points.

The computation of the effects of hypothetical interest rate changes are based on many assumptions. They should not be relied upon solely as being indicative of actual results, since the computations do not contemplate actions management could undertake in response to changes in interest rates.

Table 13—Effect of Changes in Interest Rates

Projected Change
Effect on Net Interest Income
1-year Net Income simulation Projection
-200 bp Shock vs Stable Rate	2.50%
+200 bp Shock vs Stable Rate	-5.5%
Effect on Net Present Value of Balance Sheet
Static Net Present Value Change
-200 bp Shock vs Stable Rate	15.1%
+200 bp Shock vs Stable Rate	-24.4%

Market Price and Dividend History

As of December 31, 2006, Pocono had 1,684,515 shares of $2.50 par value common stock outstanding held by shareholders of record. Pocono’s common stock is not listed on an exchange.

Table 14 reports the highest and lowest per share prices known to Pocono management and the dividends paid during the periods indicated.

Table 14—Market Price/Dividend History

	2006		2005
	Common Stock High/Low	Dividends Paid	Common Stock High/Low	Dividends Paid
First Quarter	$16.75/$16.50	$—	$15.25/$15.25	$—
Second Quarter	$16.75/$16.50	$—	$15.50/$15.25	$—
Third Quarter	$16.75/$16.50	$—	$16.00/$15.50	$—
Fourth Quarter	$16.75/$16.50	$—	$16.25/$16.00	$—

Pocono issued a 10% stock dividend in 2005.

Table 15—Quarterly Results of Operations(Unaudited)

	2006
	Three Months Ended
	31-Mar	30-Jun	30-Sep	31-Dec
	(Amounts in thousands)
Interest Income	$1,702	$1,778	$1,855	$1,874
Interest Expense	$620	$722	$794	$896
Net interest income	$1,082	$1,056	$1,061	$978
Provision for loan losses	$24	$21	$26	$9
Other operating income	$122	$126	$134	$123
Other operating expenses	$775	$804	$775	$862
Income before income taxes	$405	$357	$394	$230
Applicable income tax	$114	$100	$111	$57
Net Income	$291	$257	$283	$173
Per Share	$0.17	$0.15	$0.17	$0.11

	2005
	Three Months Ended
	31-Mar	30-Jun	30-Sep	31-Dec
Interest Income	$1,534	$1,636	$1,708	$1,738
Interest Expense	$483	$518	$580	$600
Net interest income	$1,051	$1,118	$1,128	$1,138
Provision for loan losses	$27	$26	$26	$22
Other operating income	$83	$94	$114	$144
Other operating expenses	$652	$687	$706	$830
Income before income taxes	$455	$499	$510	$430
Applicable income tax	$151	$159	$157	$126
Net Income	$304	$340	$353	$304
Per Share	$0.19	$0.21	$0.22	$0.16

Quantitative and Qualitative Disclosure About Market Risk

Information with respect to Pocono’s quantitative and qualitative disclosures about market risk is included in the above information under Management’s Discussion and Analysis.

Pocono’s Management Discussion and Analysis of Financial Condition and Results of Operation as of June 30, 2007

Results of Operations

Pocono realized earnings for the first six months of 2007 of $373,000, a decrease of $174,000, or 31.8% from the first six months of 2006. The decrease in net income for 2007 was primarily the result of a flat yield curve and a decline in net interest income of $109,000 from the first six months of 2006 along with expenses related to the merger with First Keystone Corporation. On a per share basis, net income per share was $.22 for the first six months of 2007 compared to $.33 for the first six months of 2006.

Year to date net income annualized amounts to a return on average common equity of 5.09% and a return on assets of .57%. For the six months ended June 30, 2006, these measures were 8.12% and .87%, respectively, on an annualized basis.

Net Interest Income

The major source of operating income for Pocono is net interest income, defined as interest income less interest expense. In the first six months of 2007, interest income amounted to $3,859,000, an increase of $379,000 or 10.9% from the first six months of 2006, while interest expense amounted to $1,836,000 in the first six months of 2007, an increase of $494,000, or 36.8% from the first six months of 2006. As a result, net interest income decreased $115,000, or 5.7% in the first six months of 2007 to $2,023,000 from $2,138,000 in first six months of 2006.

Our net interest margin for the six months ended June 30, 2007, was 3.34% compared to 3.65% for the six months ended June 30, 2006.

Provision for Loan Losses

The provision for loan losses for the six months ended June 30, 2007, was $39,000, down from the $45,000 provision for the first six months of 2006. Net charge offs totaled $3,000 for the six months ended June 30, 2007, as compared to $2,000 for the first six months of 2006. The allowance for loan losses as a percentage of loans, net of unearned interest, was 1.22% as of June 30, 2007, the same as in December 31, 2006.

Non-Interest Income

Total non-interest income or other income was $282,000 for the six months ended June 30, 2007, as compared to $248,000 for the six months ended June 30, 2006, an increase of $34,000, or 13.7%.

Non-Interest Expenses

Total non interest expenses, or other expenses, was $1,724,000 for the six months ended June 30, 2007, as compared to $1,580,000 for the six months ended June 30, 2006. The increase of $144,000, or 9.1% is comprised of salary and benefits increasing $46,000 and fees related to the merger with First Keystone Corporation of $78,000.

Expenses associated with employees (salaries and employee benefits) continue to be the largest category of non interest expenses. Salaries and benefits amounted to $830,000, or 48.1% of total non-interest expense for the six months ended June 30, 2007, as compared to 49.6% for the first six months of 2006.

Income Taxes

Income tax amounted to $169,000 for the six months ended June 30 2007, as compared to $214,000 for 2006, decrease of $45,000. The effective total income tax rate was 31.2% for the first six months of 2007 as compared to 28.1% for the first six months of 2006.

Analysis of Financial Condition

Assets

Total assets increased slightly to $137,008,000 as of June 30, 2007, a decrease of $1,519,000 from year end 2006. Total deposits increased to $117,599,000 as of June 30, 2007, an increase of $3,875,000, or 3.4% over year end 2006.

Long-term borrowings were $3,000,000 as of June 30, 2007, unchanged from year-end 2006. Short Term borrowings decreased to zero from $6,000,000 at year end.

Earning Assets

Our primary earning asset, loans, net of unearned income, increased to $102,720,000 as of June 30, 2007, up $3,599,000, or 3.6% from June 2006. The loan portfolio continues to be diversified. Total non performing assets were zero as of June 30, 2007.

Besides loans, another primary earning asset is our overall investment portfolio, which decreased in size from December 31, 2006, to June 30, 2007. Investment securities as of June 30, 2007 were 14,742,000 as compared to 16,871,000 as of year end.

Allowance for Loan Losses

Pocono management performs a quarterly analysis to determine the adequacy of the allowance for loan losses. The methodology in determining adequacy incorporates specific and general allocations together with a risk/loss analysis on various segments of the portfolio according to an internal loan review process. Pocono management maintains its loan review and loan classification standards consistent with those of its regulatory supervisory authority. Pocono management considers that the allowance for loan loss is adequate to cover foreseeable future losses, considering the conservative portfolio composition, which is largely composed of small retail loans (mortgages and installments) with minimal classified assets, low delinquencies, and favorable loss history.

Any loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been disclosed under the provisions of Industry Guide 3 do not: (i) represent or result from trends or uncertainties which Pocono management reasonably expects will materially impact future operating results, liquidity, or capital resources or (ii) represent material credits about which Pocono management is aware of any information which causes Pocono management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Pocono was required to adopt Financial Accounting Standards Board Statement No. 114, “Accounting by Creditors for Impairment of a Loan”.

Non-Performing Assets

Non-performing assets consist of non accrual and restructured loans, other real estate and foreclosed assets, together with loans past due 90 days or more and still accruing. As of June 30, 2007, total non-performing assets were zero as compared to $123,000 on December 31, 2006. Non-performing assets to total loans and foreclosed assets was 0.0% as of June 30, 2007, and .12% as of December 31, 2006.

Interest income received on non-performing loans was zero for the six months ending June 30, 2007 and the year ending December 31, 2006.

Deposits and Other Borrowed Funds

As indicated previously, total deposits increased $3,875,000 as non-interest bearing deposits decreased by $1,794,000 and interest-bearing deposits increased by $5,669,000, as of June 30, 2007, from year end 2006. Total short-term and long-term borrowings decreased to $3,000,000 as of June 30, 2007, from $9,000,000 at year end 2006, a decrease of $6,000,000, or 66.6%.

Capital Strength

Normal increases in capital are generated by net income, less cash dividends paid out. Also, accumulated other comprehensive income derived from unrealized gains or losses on investment securities available for sale decreased shareholders’ equity, or capital net of taxes, by $121,000 as of June 30, 2007, and reduced equity by $137,000 as of December 31, 2006. Pocono had 1,745,950 shares of outstanding common stock on June 30, 2007, and 1,684,515 shares of outstanding common stock on December 31, 2006.

Total shareholders’ equity was $14,968,000 as of June 30, 2007, and $14,354,000 as of December 31, 2006. The leverage ratio remained very strong. As of June 30, 2007, Pocono’s leverage ratio was 11.12% compared to 10.73% as of December 31, 2006.

Liquidity

The liquidity position of Pocono remains adequate to meet customer loan demand and deposit fluctuation. Managing liquidity remains an important segment of asset liability management. Pocono’s overall liquidity position is maintained by an active asset-liability management committee.

Pocono management considers its current liquidity position to be satisfactory, given a very stable core deposit base which has increased annually. Moreover, Pocono’s loan payments and principal paydowns on mortgage-backed securities provide a steady source of funds. Finally, short-term investments and maturing investment securities represent additional sources of liquidity. Short-term borrowings are readily accessible at the Federal Reserve Bank, Atlantic Central Bankers Bank, or the Federal Home Loan Bank.

Stock Ownership of Principal Shareholders and Management

Principal Owners

The following table sets forth, as of June 30, 2007, the name and address of each person who owns of record or who is known by the Pocono to be the beneficial owner of more than 5% of Pocono’s outstanding common stock, the number of shares beneficially owned by such person and the percentage of the Pocono’s outstanding common stock so owned.

Name and Address	Beneficially Owned(1)(2)		Percent of Outstanding Common Stock Beneficially Owned(%)(1)
Lester G. Abeloff	206,655	(3)	9.18
R.D. 4, Box 4005
Stroudsburg, PA 18360
W. Peter Ahnert	383,532	(4)	17.03
P.O. Box 1158
Marshalls Creek, PA 18335
Frances M. Hughes	199,380		8.86
R.D. 5, Box 5618
East Stroudsburg, PA 18301
Jacob E. and Phyllis Seip, Sr.	143,874	(5)	6.39
P.O. Box 444
Buck Hill Falls, PA 18323
William E. Rinehart	160,461	(3)	7.13
P.O. Box 313
Stroudsburg, PA 18360

(1)          Information furnished by the directors and Pocono.

(2)          The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the General Rules and Regulations of the Securities and Exchange Commission (“SEC”) as adopted by the Federal Reserve Board for state member banks, and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after June 30, 2007. Beneficial ownership may be disclaimed as to certain of the securities.

(3)          All shares held in trust.

(4)          Includes 508 shares held solely by Mr. Ahnert and 249,600 shares held as the Voting Trustee under the Ahnert Family Voting Trust.

(5)          Includes 4,370 shares held as an individual; 5,894 shares held by his spouse under an IRA; and 133,610 shares held jointly with spouse.

Beneficial Ownership by Officers and Directors

The following table sets forth information concerning the number of shares of common stock beneficially owned, directly or indirectly, as of June 30, 2007, by (i) each director, (ii) each executive officer of Pocono, and (iii) the directors and the executive officers of Pocono as a group.

	Amount and Nature of Beneficial Ownership(1)(2)(11)
Name of Individual or Identity of Group	Outstanding Shares (#)		Vested Options & Warrants (#)	Total Number (#)	Percent of Class (%)(3)
Lester G. Abeloff	159,575	(4)	47,080	206,655	9.18
W. Peter Ahnert	250,108	(6)	133,424	383,532	17.03
Arthur Berry, Jr.	25,384	(7)	7,830	33,214	1.48
Dr. Joseph B. Conahan, Jr.	56,266	(8)	11,916	68,182	3.03
Joan M. Fitzgerald	13,239	(7)	-0-	13,239	—
John G. Gerlach	6,816	(9)	86,295	93,111	4.14
Charles M. Hannig	50,767	(9)	2,979	53,746	2.39
Frances M. Hughes	152,300	(7)	47,080	199,380	8.86
John Procopio	—		5,450	5,450	—
Richard L. Price, Jr.	18,509	(7)	5,958	24,467	1.09
William E. Rinehart	160,461	(9)	-0-	160,461	7.13
Joel D. Rossi	50,767	(7)	11,916	62,683	2.79
Jacob E. Seip, Sr.	143,874	(5)	-0-	143,874	6.39
Dr. Carl B. Weiss	19,189	(9)	-0-	19,189	—
Stanley J. Zuba	20,308	(10)	11,916	32,224	1.43
All Officers and Directors as a Group (14 directors, 4 officers, 15 persons in total)	1,127,563		371,823	1,499,407	66.57	%(12)

       (1) See footnote (1) above under the caption entitled “Principal Owners.”

       (2) For a definition of “beneficial ownership,” see footnote (2) above under the caption entitled “Principal Owners.”

       (3) Less than one percent unless otherwise indicated.

       (4) All shares held in trust.

       (5) Includes 4,370 shares held as an individual, 5,894 shares held by his spouse under an IRA and 133,610 shares held jointly with spouse.

       (6) See footnote (4) above under the caption entitled “Principal Owners.”

       (7) Held as an individual.

       (8) Includes 5,500 shares held jointly with spouse and 15,151 shares held by the Pocono Eye Associates Profit Sharing Plan f/b/o Dr. Conahan and 35,615 held as an individual.

       (9) Held jointly with spouse.

(10) Includes 5,077 shares held as an individual; 5,077 shares held by his spouse; and 10,154 shares held by his spouse as trustee for children.

(11) All warrants held by the directors have a purchase price of $4.55 per share and an exercise period that expires on November 27, 2007. Mr. Gerlach’s warrants have different exercise expiration dates. See stock warrants at page 134.

(12) This percentage is derived from dividing 1,499,437 shares by pro forma outstanding shares of 2,252,334.

Compensation of Directors

Directors’ Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
W. Peter Ahnert	9,500	N/A	N/A	N/A	N/A	N/A	9,500

During 2006, each member of Pocono board of directors received $500 for each board meeting for which the board member actually attended. Each member of Pocono board of directors received $200 for each committee meeting attended. Mr. Ahnert attended eleven board meetings. He also attended Executive Committee, Audit Committee, and Compensation Committee meetings.

Executive Compensation

Pocono Compensation Discussion and Analysis

Objectives of Executive Compensation

Our executive compensation policy aims to:

•       link the executive’s goals with the interests of Pocono shareholders;

•       support Pocono’s strategic business plan and long-term development;

•       award a portion of the executive’s compensation based upon Pocono’s overall performance; and

•       attract and retain talented management.

The Compensation Committee bases its determinations for senior executive officer compensation upon the assessment of each executive’s leadership and operational performance and potential to enhance long-term shareholder value. The Compensation Committee relies upon subjective criteria—and not on rigid formulas or short-term changes in business performance—in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value. Key factors affecting its decision include: performance compared to the financial, operational and strategic goals established for the executive at the beginning of the year; nature, scope and level of responsibilities; contribution to Pocono’s financial results, particularly with respect to key metrics such as, revenue, earnings and return on total capital; effectiveness in leading our initiatives to increase customer value and productivity;

contribution to Pocono’s commitment to corporate responsibility, including success in creating a culture of integrity and compliance with applicable laws and our ethics policies; and commitment to community leadership and diversity.

The Compensation Committee considered each executive’s current salary and prior year bonus, the appropriate balance between incentives for long-term and short-term performance and the compensation paid to the executive’s peers within Pocono and the regional commercial banking industry.

The Compensation Committee also consulted with an executive compensation expert and considered the compensation levels and performances of banking companies in comparable market areas, as these companies are most likely to compete with Pocono for the services of our executives. However, Pocono does not tie its compensation decisions to any particular range or level of total compensation paid to executives at those companies.

Elements Of Executive Compensation

The Pocono Compensation Committee utilizes annual compensation which includes salary, cash bonus, cash contributions to the 401(k) profit sharing plan, and long term incentives as well as certain perquisites.

Base Salary.   Base salaries for Pocono executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions as well as salaries paid to the executives’ peers within Pocono and the regional commercial banking industry. Pocono sets base salaries at a level designed to attract and retain superior leaders. Base salaries are typically reviewed every 12 months, and adjusted from time to time (usually reflecting a 3% to 4% increase) to take into account outstanding individual performance, promotions and competitive compensation levels. The Compensation Committee also takes into consideration Mr. Gerlach’s role as one of the founders of Pocono and that he has been Pocono’s president and chief executive officer since its establishment being instrumental in Pocono’s branch expansion and growth. The salary paid to Mr. Gerlach is shown in the 2006 Summary Compensation Table, appearing at page 132 of this proxy statement/prospectus.

Annual Bonus.   Pocono generally pays annual bonuses to incent and reward superior performance for the year. Bonuses, which are at the sole discretion of the board of directors, are paid to all employees in cash in January for the prior year’s performance. In addition, the board of directors may award an additional cash bonus based upon the evaluation of each executive’s individual performance during the year, in the context of our assessment of the overall performance of Pocono and the executive’s function in meeting the specific financial and other key goals established for Pocono and the executive’s function. This evaluation also includes an assessment of how the executive performed compared to the financial, operational and strategic goals and objectives established for the executive at the beginning of the year.

401(k) Contributions.   To encourage its employees to contribute to a retirement plan, Pocono provides all employees who meet the eligibility requirement with the opportunity to contribute to a 401(k) plan. Pocono matches up to four percent (4%) of an employee’s contribution dollar for dollar to each employee’s 401(k) account, including Mr. Gerlach’s.

Long Term Incentives.   Pocono has provided long term incentives in the form of stock options and stock warrants to Mr. Gerlach. The exercise price and vesting schedule for each was predetermined in his employment agreement. The number of options and warrants awarded were dependent upon Mr. Gerlach meeting certain performance criteria which were establish in each preceding year. The incentives are designed to give Mr. Gerlach an ownership interest in Pocono and to encourage him to meet certain goals.

Perquisites.   Pocono provides all full-time employees with employee benefits which are standard in the industry in order to be competitive. These perquisites, include, but are not limited to, health insurance, vision insurance, dental insurance, life insurance, disability insurance, business expense reimbursement; vacation, holiday, sick and personal days with pay.

Pocono provides its senior executive officers with perquisites that Pocono believes are reasonable, competitive and consistent with Pocono’s overall executive compensation program. The Pocono board of directors believes that these perquisites help Pocono to retain the best leaders and allow them to operate more effectively. Mr. Gerlach receives the use of a bank provided automobile and Pocono reimburses all expenses relating thereto, including fuel, oil, maintenance and insurance costs. The use of this automobile is limited to Mr. Gerlach, his spouse, authorized bank personnel or a designated driver in the event of an emergency.

The Pocono Compensation Committee and board of directors take into consideration compensation recommendations by the President and Chief Executive Officer for other executive officers of Pocono.

Benchmarking and Peer Group

The Pocono Compensation Committee wants the compensation of an executive to be competitive with other commercial banking institutions doing business in similar markets. Each year, L. R. Webber Associates, Inc., P.O. Box 593, Hollidaysburg, PA 16648, submits a report to senior Pocono management that delineates compensation at peer group banking companies. This survey included information on 14 banks and 3 thrifts for the asset group ranging from $100,000,000 to $199,999,999 in assets. This survey further compared 13 banks and 3 thrifts for the region including Monroe County and the following additional Pennsylvania counties: Carbon, Columbia, Lackawanna, Luzerne, Northampton, Pike, Schuylkill, Susquehanna, Wayne and Wyoming. The average minimum and maximum base salary ranges for the Chief Executive Officer reflect $106,000 to $195,000, respectively. The base salary for Mr. Gerlach places his compensation slightly above the mid-point range of the peer group by asset size.

Triggering Events in Contracts

1.     Change in Control.   Mr. Gerlach’s current employment agreement has a change-of-control arrangement. If there is a change of control of Pocono, Mr. Gerlach may, on 30-days prior written notice and within three months following the change of control, terminate his employment and Mr. Gerlach would then be entitled to the continuation of his salary for forty-eight (48) months from the date of termination. For example, if Mr. Gerlach had terminated his employment with Pocono because of a change of control that occurred on December 31, 2006, he would have received $13,343 per month for 48 months (minus applicable taxes and withholdings). Moreover, if Mr. Gerlach’s employment is terminated without cause within one year after a change of control, Mr. Gerlach would be entitled to receive his then base salary for a period of forty-eight (48) months following such termination.

For purposes of Mr. Gerlach’s employment agreement, a change of control shall be deemed to have occurred if:

•       as a result of a merger or consolidation, securities representing more than 50% of the combined voting power in the surviving entity are owned by a financial institution engaged in the business of commercial banking or by persons who did not own Pocono common stock immediately prior to the merger or consolidation;

•       Pocono common stock is sold to a financial institution engaged in the business of commercial banking and following such purchase that financial institution owns more than 50% of the outstanding Pocono common stock; or

•       Shares of Pocono common stock representing more than 50% of the outstanding Pocono common stock are sold in a single, integrated, private transaction to persons who did not own Pocono common stock immediately prior to such sale.

2.     Termination by Pocono without Cause.   If Mr. Gerlach was terminated by Pocono without cause, then he would be entitled to receive a continuation of his compensation and benefits for twenty-four (24) months from the date of termination. If Mr. Gerlach’s employment with Pocono had been terminated on December 31, 2006, he would have received $13,343 per month for twenty-four (24) months (minus applicable taxes and withholdings) plus a continuation of employee benefits for the same time period.

3.     Termination for any other reason.   If Mr. Gerlach’s employment is terminated for any other reason, he will not receive any payments under his agreement.

Board Compensation Committee Report

1.     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and

2.     Based upon such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Pocono’s proxy statement.

This report is furnished by the Compensation Committee.

Pocono Compensation Committee

Dr. Carl B. Weiss, Chairman

W. Peter Ahnert

Dr. Joseph B. Conahan, Jr.

Joan M. Fitzgerald

Richard L. Price, Jr.

Jacob E. Seip, Sr.

The table below shows information concerning the annual and long-term compensation for services rendered in all capacities to Pocono for the fiscal year ended December 31, 2006 of John G. Gerlach who will be employed by First Keystone National Bank and who served as the President and Chief Executive Officer (“Principal Executive Officer”) of Pocono during 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John G. Gerlach Principal Executive Officer	2006	160,120	50,000	N/A	N/A	N/A	19,833	(1)	229,953

(1)          Included in this column are the following perquisite and other compensation amounts:

•       $9,994 of expenses representing  Mr. Gerlach’s use of a Pocono provided vehicle;

•       $5,714 of employer contributions (employer match and discretionary contributions) to Mr. Gerlach’s 401(k) retirement account (determined and paid in the same manner as all other eligible employees); and

•       $4,125 of expenses representing annual membership dues for Mr. Gerlach in the Great Bear Country Club.

Stock Option Grants in Fiscal Year 2006

Pocono granted no stock options to executive officers and other employees during fiscal year ended December 31, 2006.

Aggregated Option Exercises in 2006 Year-End Option Values

The following table shows information about all exercises of stock options by Mr. Gerlach under the Pocono Stock Option Plan.

Outstanding Equity Awards at December 31, 2006

	Option Awards
Name	Number of Securities Underlying Unrestricted Options (#) Exercisable	Number of Securities Underlying Unrestricted Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unrestricted Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
John G. Gerlach Principal Executive Officer	6,765 6,765 6,765 6,600 6,600 0	0 0 0 0 0 6,600	0	4.55 4.55 4.55 11.36 11.36 12.05	12/16/09 12/21/10 12/20/11 12/19/12 12/18/13 12/16/14

	Stock Awards
Name	Number of shares Or Units of Stock That Have Not Vested	Market Value Of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Unites or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
John G. Gerlach Principal Executive Officer	6,600	$106,260	0	0

Options Exercised During 2006

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
John G. Gerlach Principal Executive Officer	N/A	N/A

Stock Warrants

The following table shows information about the outstanding stock warrants which were issued to Messrs. Ahnert and Gerlach. Mr. Ahnert’s warrants were issued to him as an organizer. Mr. Gerlach received warrants under his employment agreement. Under the employment agreement, Mr. Gerlach was awarded warrants based upon meeting certain performance goals established in the December prior to the year in which the performance goal was to be met. The warrants vested immediately and expire after ten years of the date of grant.

	Stock Purchase Warrants
Name	Number of Securities Underlying Unexercised Warrants (#) Exercisable		Number of Securities Underlying Unexercised Warrants (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned (#) Warrants	Warrant Exercise Price	Warrant Expiration Date
W. Peter Ahnert	133,424	(1)	0	0	4.55	11/21/07
John G. Gerlach Principal Executive Officer	11,000 11,000 4,840 4,840 4,840 4,840 4,840		0 0 0 0 0 0 0	0 0 0 0 0 0 0	4.55 4.55 4.55 4.55 4.55 4.55 4.55	11/01/08 12/16/09 12/21/10 12/20/11 12/19/12 12/18/13 12/16/14

(1)          Includes all warrants held under the W. Peter Ahnert Family Voting Trust.

401(k) Plan

Pocono regularly contributes to employee 401(k) plans on the 15th day of the month and at the end of the month, matching up to 4% of an employee’s contributions, dollar for dollar. Pocono may also make nondiscriminatory discretionary contributions to the plan. Benefits are payable under the plan upon termination of employment, disability, death, or retirement.

Of the $39,199 total expenses during 2006, $5,714 was credited to Mr. Gerlach. Mr. Gerlach has been a participant of the plan since its inception.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Pocono board of directors reviews and determines compensation arrangements for Pocono’s Chief Executive Officer and its other executive officers. Except for W. Peter Ahnert, all members of the Compensation Committee are deemed to be independent directors.

Except for W. Peter Ahnert, Pocono’s Chairman, during the time the Pocono director served on the Compensation Committee, no member of the Compensation Committee was an officer or employee of Pocono during a 3-year lookback period. No member of the Compensation Committee had any relationship requiring disclosure by Pocono under the proxy rules promulgated under the Exchange Act.

Related Person Transactions

Pocono has entered into a lease for its main banking house at 559 Main Street, Stroudsburg, Pennsylvania with a limited partnership in which members of Mr. Ahnert’s immediate family are limited partners. In 2006, Pocono paid $11,000 per month as rent on the premises to such limited partnership. Pocono has also agreed that the rental payments are to be absolutely “net” to this limited partnership, which means that Pocono is responsible to pay all real estate taxes, utilities, insurance, repairs, snow removal, and general maintenance of the building, parking areas and sidewalks. Neither Mr. Gerlach nor any of his immediate family members participated as limited partners in this limited partnership. For 2007, the rent is $11,000 per month.

Except as stated above, Messrs. Ahnert and Gerlach and their immediate family members have had no material transactions between or among themselves and Pocono for the last three years ended December 31, 2006, and for the six months ended June 30, 2007. However, Pocono has had and continues to have banking and financial transactions in the ordinary course of business with Messrs. Ahnert and Gerlach and their associates and immediate family members on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

Total loans outstanding from Pocono as of December 31, 2006, and June 30, 2007, to Messrs. Ahnert and Gerlach, members of their immediate families, and companies and partnerships in which they had an ownership interest of 10% or more, taken as a group, was $210,150 or 1.46% of Pocono’s total capital accounts on December 31, 2006, and $104,933 or .70% of Pocono’s total capital accounts on June 30, 2007.

Description of First Keystone Corporation Capital Securities

Description of Common Stock

First Keystone Corporation  is authorized to issue 10,000,000 shares of common stock, par value $2.00 per share, of which 4,518,873 were issued and outstanding as of June 30, 2007. First Keystone Corporation also held, as of that date, 236,691 shares in treasury as issued but not outstanding shares. First Keystone Corporation may sell the shares in treasury for general corporate purposes. The remaining authorized but unissued shares may be issued by the Board of Directors without further shareholder approval. First Keystone Corporation’s shareholders are entitled to one vote per share on all matters presented to them and do not have cumulative voting rights in the election of directors. As of June 30, 2007, First Keystone Corporation had approximately 690 shareholders of record.

The common stock has no preemptive, subscription or conversion rights or redemption or repurchase provisions. These shares are non-assessable and require no sinking fund. Each shareholder is entitled to receive dividends that may be declared by the board of directors and to share pro rata in the event of dissolution or liquidation.

Description of Preferred Stock

First Keystone Corporation also has Five Hundred Thousand (500,000) shares of preferred stock, par value $10.00 per share, authorized. As of June 30, 2007, no shares of preferred stock were issued.

The board of directors may approve the issuance of preferred stock, without prior shareholder approval. The Board will determine the rights, qualifications, limitations and restrictions on each series of preferred stock at the time of issuance and may include, among other things, rights to participating dividends, voting rights and convertibility into shares of common stock. First Keystone Corporation may issue shares of preferred stock with dividend, redemption, repurchase, voting and liquidation rights taking priority over the common stock. The board of directors may also grant preferred shareholders the right to convert their shares of preferred stock into shares of common stock. Provisions granting directors this type of authority are known as “blank check” provisions. However, First Keystone Corporation’s preferred stock may not carry preemptive subscription rights, pursuant to the articles of incorporation.

Dividends

Each shareholder is entitled to receive dividends that may be declared by the board of directors out of legally available funds. First Keystone Corporation has historically paid dividends to its shareholders on a quarterly basis. It is the present intention of First Keystone Corporation’s board of directors to retain the policy of providing for a quarterly dividend; however, further dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors of the company considers dividend policy.

Under the Pennsylvania Business Corporation Law of 1988, the company may not pay a dividend if, as a result of the dividend:

•       The company would be unable to pay its debts as they become due, or

•       The company’s total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders.

Because the dividends paid by First Keystone Corporation are upstreamed from its sole subsidiary, the First Keystone National Bank, the payment of dividends is also subject to the restrictions set forth in the National Bank Act, which provides that dividends may be declared by the board of directors and paid from the net profits of the bank as the board of directors shall judge expedient. Dividends may be paid only if:

•       The payment would not impair the bank’s capital structure;

•       If the bank’s surplus is at least equal to its common capital;

•       The dividends declared in any year do not exceed the net profits in that year and the net profits retained in the two preceding years;

•       No losses have been sustained equal to or exceeding its undivided profits; and

•       The bank continues its operations at an amount greater than its net profits, deducting therefrom its losses and bad debts.

In addition, under the Federal Deposit Insurance Corporation Improvement Act, dividends cannot be declared and paid if the Office of the Comptroller of Currency obtains a cease and desist order because the payment of dividends in this situation would constitute an unsafe and unsound banking practice.

Issuance of Additional Securities

First Keystone Corporation has authorized common stock and preferred stock substantially in excess of the number of outstanding shares. As a result, the company has the flexibility to raise additional capital and to make acquisitions through the issuance of common stock or preferred stock without prior approval by the company’s shareholders. Issuance of these shares could dilute the book value per share and the voting power of the prior shareholders because the company has the right to issue new shares without first offering the shares to shareholders in proportion to their current ownership percentages. Further, the issuance of preferred stock could also affect common stock shareholders’ ability to receive dividends and their rights upon liquidation of the company.

Anti-Takeover Article and Bylaw Provisions

First Keystone Corporation’s articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of First Keystone Corporation. Among other things these provisions:

•       The authorization of 10 million shares of common stock and 500,000 shares of preferred stock;

•       The express provision that shareholders have no preemptive right to subscribe to purchase on a pro rata basis additional shares of stock issued or sold by the corporation;

•       Empower First Keystone Corporation’s board of directors, without shareholder approval, to issue shares of First Keystone Corporation preferred stock the terms of which, including voting power, are set by First Keystone Corporation’s board of directors;

•       Divide First Keystone Corporation’s board of directors into three classes serving staggered three-year terms;

•       Require that shares with at least 66 2/3% voting power approve any merger consolidation dissolution or liquidation of the corporation and these provisions may only be amended by the holders of at least 66 2/3% of the outstanding shares of common stock;

•       Eliminate cumulative voting in the election of directors; and

•       The board of directors is enabled to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as the impact the acquisition would have on the community, shareholders, employees, depositor, suppliers, and customers.

The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to First Keystone Corporation that may have the effect of deterring or discouraging an attempt to take control of First Keystone Corporation. These provisions, among other things:

•       Require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the Pennsylvania Business Corporation Law);

•       Prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the Pennsylvania Business Corporation Law);

•       Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights (Subchapter 25G of the Pennsylvania Business Corporation Law);

•       Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 24 or subsequent 18 months (Subchapter 25H of the Pennsylvania Business Corporation Law);

•       Expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•       Provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•       Provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•       Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•       Provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•       Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•       Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•       Act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

Comparison of Shareholder Rights

Upon completion of the merger, shareholders of Pocono will become shareholders of First Keystone Corporation. Accordingly, their rights as shareholders will be governed by First Keystone Corporation’s articles of incorporation and bylaws, as well as by the Pennsylvania Business Corporation Law of 1988, as amended. Certain differences in the rights of shareholders arise from differences between First Keystone Corporation’s and Pocono’s articles of incorporation and bylaws.

The following is a summary of material differences in the rights of First Keystone Corporation’s shareholders and Pocono’s shareholders. This discussion is not a complete statement of all differences affecting the rights of shareholders. We qualify this discussion in its entirety by reference to the Pennsylvania Business Corporation Law and the respective articles of incorporation and by laws of First Keystone Corporation and Pocono.

	First Keystone Corporation	Pocono Community Bank
Director Nominations	First Keystone Corporation’s bylaws provide that the board of directors or any shareholder entitled to vote for the election of directors may make nominations for the election of directors.	Pocono’s bylaws provide that the board of directors or any shareholder of record entitled to vote in the election of directors may make nominations for the election of directors.

Other than the existing board of directors, shareholders of First Keystone Corporation must make their nominations for director in writing to the attention of the secretary of First Keystone Corporation. Nominations must be submitted not less than 45 days before the annual meeting of shareholders. Nominations must contain certain information regarding the identity and background of the proposed nominee.

Shareholders of Pocono are required to submit any nomination of a candidate for election to the board of directors, to the attention of the secretary of Pocono. Shareholders must submit nominations by the January 15 next preceding the date of the annual meeting of shareholders. Shareholders submitting nominations also must supply certain information regarding the identity and background of the proposed nominee.

Election of Directors

First Keystone Corporation’s bylaws provide that its board of directors must be comprised of between seven and twenty-five directors as determined by the board of directors. Presently, the board of directors has nine members.

Pocono’s bylaws provide that its board of directors must be comprised of five to twenty-five directors, as determined by the board of directors. Presently, the board of directors has fourteen members.

First Keystone Corporation’s board of directors is divided into three classes, each serving three-year terms, so approximately one-third of the directors are elected at each annual meeting of shareholders.

Pocono’s board of directors serve one-year terms, so all of the directors are elected at each annual meeting of shareholders.
Voting	Cumulative voting rights do not exist.	Cumulative voting rights exist with respect to the election of directors.
Qualification	First Keystone Corporation’s bylaws provide that no person who is age 70 or older can be elected a director of First Keystone Corporation except for Messrs R.E. Bull and Wise.	Pocono’s bylaws do not provide any age limit for qualification for the board of directors.

Shareholder Meetings—Call

First Keystone Corporation’s annual meeting shall be held on the third Tuesday in April each year if not a legal holiday. Special meetings of First Keystone Corporation’s shareholders may be called at any time by the Chairman of the Board, the President, the Executive Vice President, if any, a majority of the board of directors or of its executive committee or by shareholders entitled to cast at least one-fourth of the votes which shareholders are entitled to cast at the particular meeting.

Pocono’s annual meeting shall be held at a time and place fixed by the board of directors, but not later than May 31st of each year. Special meetings of Pocono Community Bank’s shareholders may be called at any time by the Chairman of the Board, the President, a majority of the board of directors or by one (1) or more shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at the particular meeting.

Amendment of Articles of Incorporation

In general, First Keystone Corporation’s articles of incorporation may be amended by a majority of shares cast by shareholders entitled to vote. Under Pennsylvania law, any amendment to First Keystone Corporation’s articles of incorporation requires the approval of a majority of the votes cast by all shareholders entitled to vote with the exception of fundamental change provisions.

Pursuant to the Pennsylvania Banking Code of 1965, directors may propose amendments and the amendment requires the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon.

Anti-Takeover Provisions

First Keystone Corporation’s articles of incorporation provide that First Keystone Corporation’s Board may consider a wide variety of factors and groups in determining whether an action, including a takeover offer, is in the best interests of the corporation.

Pocono’s articles of incorporation do not contain any additional anti-takeover provision different from those of First Keystone Corporation.

Dissenters’ Rights

Shareholders will generally have dissenters’ rights under the Pennsylvania Business Corporation Law, unless the shares are listed on a national securities exchange or national market system or there are more than 2,000 shareholders of record at the time in question. First Keystone Corporation is currently not listed on a national securities exchange or national market system. As of June 30, 2007, First Keystone Corporation has approximately 690 shareholders of record; consequently, First Keystone Corporation’s shareholders have dissenters’ rights under Pennsylvania law.

Shareholders will generally have dissenters’ rights under the Pennsylvania Business Corporation Law, unless the shares are listed on a national securities exchange or national market system or there are more than 2,000 shareholders of record at the time in question. Pocono is currently not listed on a national securities exchange or national market system. The merger proposes that Pocono merge with and into First Keystone National Bank, which is governed under national banking law. Therefore Pocono’s shareholders have dissenters’ rights under national banking law.

Preemptive Rights

First Keystone Corporation’s articles of incorporation expressly provide that shareholders have no preemptive right to subscribe to or purchase on a pro-rata basis additional shares of stock issued or sold by the corporation.

Except in certain specified conditions, Pocono’s articles of incorporation grant preemptive rights to shareholders to subscribe for, purchase, or receive on a pro-rata basis additional shares of stock issued or sold by the bank.

Proposal No. 3
Adjournment or Postponement

In the event that we do not have sufficient votes for a quorum or to approve and adopt the merger agreement at the Pocono special meeting, we intend to adjourn the meeting to permit further solicitation of proxies. We can only use proxies received by Pocono at the time of the special meeting to vote for adjournment, if necessary, by submitting the question of adjournment to you as a separate matter for consideration.

The board of directors recommends that you mark your proxy in favor of the adjournment or postponement proposal so that your proxy may be used to vote for adjournment if necessary. If you properly executed your proxy but did not mark how you would like to vote on this proposal, we will consider that you voted in favor of the adjournment proposal unless your proxy indicates otherwise. If we adjourn the special meeting, we will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the special meeting.

Experts

The consolidated financial statements of First Keystone Corporation, as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of J.H. Williams & Co., LLP, independent registered public accounting firm, which is included herein upon authority of J.H. Williams & Co., LLP as experts in accounting and auditing.

The consolidated financial statements of Pocono, as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of Parente Randolph, LLP independent auditors, which is included herein upon authority of Parente Randolph, LLP as experts in accounting and auditing.

Legal Matters

The validity of the First Keystone Corporation common stock to be issued in the merger and certain other legal matters relating to the merger are being passed upon for First Keystone Corporation by the law firm of Bybel Rutledge LLP, Lemoyne, Pennsylvania.

Certain legal matters relating to the merger are being passed upon by the law firm of Saidis Flower & Lindsay, Carlisle, Pennsylvania as special counsel to Pocono. Saul Ewing LLP, Baltimore, Maryland will pass upon certain tax matters related to the merger for Pocono and its shareholders.

Other Business

As of the date of this document, Pocono’s board of directors knows of no matters that will be presented for consideration at either special meeting other than as described in this document. However, if any other matter shall properly come before either special meeting or any adjournments or postponements thereof and shall be voted upon, the form of proxy shall be deemed to confer authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to the recommendation of Pocono’s management; provided, however, that no proxy that is voted against the merger proposal will be voted in favor of any adjournment or postponement of either special meeting.

Shareholder Proposals

First Keystone Corporation Annual Meeting

First Keystone Corporation expects that its next annual meeting of shareholders will be held Tuesday, April 15, 2008. Any proposal of a First Keystone Corporation shareholder intended to be presented for action at that annual meeting would have to have been received by First Keystone Corporation in writing at its main office in Berwick, Pennsylvania, no later than November 17, 2007, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy distributed by First Keystone Corporation in connection with that meeting.

In order for a proposal to be included in First Keystone Corporation’s proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of First Keystone Corporation’s securities entitled to be voted on that proposal at its annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with other eligibility and procedural requirements continued in rules of the SEC.

Pocono Annual Meeting

If the merger agreement is approved and the merger takes place, Pocono will not have an annual meeting of its shareholders in 2008. If the merger does not take place, and the 2008 annual meeting of shareholders is held, any shareholder who wished to submit a proposal for inclusion in Pocono’s proxy statement for its 2008 annual meeting of shareholders must have delivered the proposal in writing to the secretary of Pocono at its principal executive offices no later than Tuesday, January 15, 2008.

Consolidated Financial Statements of First Keystone Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND STOCKHOLDERS OF FIRST KEYSTONE CORPORATION:

We have audited the accompanying consolidated balance sheets of First Keystone Corporation and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Keystone Corporation and Subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) the effectiveness of First Keystone Corporation and Subsidiary’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 28, 2007, expressed an unqualified opinion on management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.

/s/ J. H. WILLIAMS & CO., LLP
J. H. Williams & Co., LLP
Kingston, Pennsylvania
February 28, 2007

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(Amounts in thousands)
ASSETS
Cash and due from banks	$5,881	$7,098
Interest-bearing deposits in other banks	4,307	58
Investment securities available-for-sale	237,009	247,288
Investment securities held-to-maturity (estimated fair value 2006—$6,908; 2005—$4,217)	6,929	4,248
Loans, net of unearned income	251,757	234,593
Allowance for loan losses	(3,671)	(3,676)
Net loans	$248,086	$230,917
Premises and equipment, net	5,016	5,091
Accrued interest receivable	2,686	2,604
Cash surrender value of bank owned life insurance	11,942	11,470
Goodwill	1,224	1,224
Other assets	2,840	2,401
TOTAL ASSETS	$525,920	$512,399
LIABILITIES
Deposits:
Non-interest bearing	$41,361	$39,664
Interest bearing	342,659	323,132
Total Deposits	384,020	362,796
Short-term borrowings	28,179	28,151
Long-term borrowings	57,535	65,535
Accrued interest and other expenses	2,581	2,372
Other liabilities	218	102
TOTAL LIABILITIES	$472,533	$458,956
STOCKHOLDERS’ EQUITY
Preferred stock, par value $10.00 per share; authorized and unissued 500,000 shares	$—	$—
Common stock, par value $2.00 per share; authorized 10,000,000 shares; issued 4,755,564 in 2006 and 4,539,573 shares in 2005	9,511	9,079
Surplus	16,119	12,387
Retained earnings	33,793	35,714
Accumulated other comprehensive income (loss)	(126)	807
Treasury stock, at cost, 228,900 shares in 2006 and 153,624 shares in 2005	(5,910)	(4,544)
TOTAL STOCKHOLDERS’ EQUITY	$53,387	$53,443
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$525,920	$512,399

The accompanying notes are an integral part of these consolidated financial statements.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2006	2005	2004
	(Amounts in thousands, except per share data)
INTEREST INCOME
Interest and fees on loans	$16,484	$14,834	$14,527
Interest and dividends on investment securities:
Taxable	8,104	7,424	7,132
Tax-exempt	3,574	3,857	3,072
Dividends	384	213	246
Deposits in banks	31	51	59
Federal funds sold	—	3	—
Total interest income	$28,577	$26,382	$25,036
INTEREST EXPENSE
Deposits	$11,184	$8,105	$6,908
Short-term borrowings	893	499	166
Long-term borrowings	2,895	3,017	2,932
Total interest expense	$14,972	$11,621	$10,006
Net interest income	$13,605	$14,761	$15,030
Provision for loan losses	500	750	1,750
Net interest income after provision for loan losses	$13,105	$14,011	$13,280
NON-INTEREST INCOME
Trust department	$507	$477	$525
Service charges and fees	2,149	2,163	2,049
Bank owned life insurance income	472	437	446
Gain on sale of loans	39	63	221
Investment securities gains (losses)—net	381	420	1,080
Other	240	222	275
Total non-interest income	$3,788	$3,782	$4,596
NON-INTEREST EXPENSE
Salaries and employee benefits	$5,185	$5,074	$4,882
Occupancy, net	608	578	656
Furniture and equipment	751	684	782
Professional services	402	407	502
State shares tax	520	482	447
Other	2,049	2,358	2,157
Total non-interest expense	$9,515	$9,583	$9,426
Income before income taxes	$7,378	$8,210	$8,450
Income tax expense	1,188	1,363	1,663
NET INCOME	$6,190	$6,847	$6,787
PER SHARE DATA
Net income per share:*
Basic	$1.35	$1.48	$1.48
Diluted	$1.35	$1.48	$1.47
Cash dividends per share*	$.85	$.78	$.70

*                     Adjusted for a 5% stock dividend declared October 24, 2006, to shareholders of record November 14, 2006, distributed December 5, 2006, and a 3 for 2 stock split in the form of a 50% stock dividend declared April 13, 2004, to shareholders of record April 27, 2004, distributed May 11, 2004.

The accompanying notes are an integral part of these consolidated financial statements.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock	Surplus	Comprehensive Income	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
	(Amounts in thousands)
Balance At December 31, 2003	$6,154	$12,535		$31,828	$5,489	$(4,655)	$51,351
Comprehensive Income:
Net income			$6,787	6,787			6,787
Change in net unrealized (loss) on investment securities available-for-sale, net of reclassification adjustment and tax effects			(1,722)		(1,722)		(1,722)
Total comprehensive income			$5,065
3 for 2 stock split in the form of a 50% stock dividend	2,925			(2,925)
Cash paid in lieu of fractional shares				(3)			(3)
Issuance of 4,336 shares of treasury stock upon exercise of employee stock options		(78)				147	69
Recognition of stock option expense		48					48
Cash dividends—$.73 per share				(3,218)			(3,218)
Balance At December 31, 2004	$9,079	$12,505		$32,469	$3,767	$(4,508)	$53,312
Comprehensive Income:
Net income			$6,847	6,847			6,847
Change in net unrealized (loss) on investment securities available-for-sale, net of reclassification adjustment and tax effects			(2,960)		(2,960)		(2,960)
Total comprehensive income			$3,887
Purchase of 11,571 shares of treasury stock						(247)	(247)
Issuance of 6,211 shares of treasury stock upon exercise of employee stock options		(116)				211	95
Stock option forfeitures in excess of stock option expense		(2)					(2)
Cash dividends—$.82 per share				(3,602)			(3,602)
Balance At December 31, 2005	$9,079	$12,387		$35,714	$807	$(4,544)	$53,443
Comprehensive Income:
Net income			$6,190	6,190			6,190
Change in net unrealized (loss) on investment securities available-for-sale, net of reclassification adjustment and tax effects			(933)		(933)		(933)
Total comprehensive income			$5,257
Purchase of 79,691 shares of treasury stock						(1,514)	(1,514)
Issuance of 4,415 shares of treasury stock upon exercise of employee stock options		(77)				148	71
5% stock dividend	432	3,801		(4,233)			0
Cash paid in lieu of fractional shares				(4)			(4)
Recognition of stock option expense		8					8
Cash dividends—$.85 per share				(3,874)			(3,874)
Balance At December 31, 2006	$9,511	$16,119		$33,793	$(126)	$(5,910)	$53,387

The accompanying notes are an integral part of these consolidated financial statements.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(Amounts in thousands)
OPERATING ACTIVITIES
Net income	$6,190	$6,847	$6,787
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	500	750	1,750
Depreciation and amortization	542	551	666
Stock option expense (Forfeitures in excess of expense)	8	(2)	48
Premium amortization on investment securities	187	411	787
Discount accretion on investment securities	(537)	(681)	(350)
Core deposit discount accretion net of amortization	1	(73)	(96)
Deferred income tax benefit	(263)	(49)	(154)
Gain on sale of mortgage loans originated for resale	(39)	(63)	(221)
Proceeds from sale of mortgage loans originated for resale	7,470	4,759	13,543
Originations of mortgage loans originated for resale	(9,013)	(6,271)	(6,137)
Gain on sales of investment securities	(381)	(420)	(1,080)
Loss on sale of foreclosed real estate	13	—	—
(Increase) decrease in accrued interest receivable	(38)	108	66
Increase in cash surrender value of bank owned life insurance	(472)	(437)	(446)
(Increase) decrease in other assets—net	(82)	410	(482)
Increase in accrued interest and other expenses	208	494	213
Decrease in other liabilities—net	(108)	(136)	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	$4,186	$6,198	$14,894
INVESTING ACTIVITIES
Proceeds from sales of investment securities available-for-sale	$103,736	$119,669	$68,654
Proceeds from maturities and redemptions of investment securities available-for-sale	28,583	34,112	30,237
Purchases of investment securities available-for-sale	(122,716)	(169,780)	(108,877)
Proceeds from maturities and redemption of investment securities held-to-maturity	110	113	252
Proceeds from sales of investment securities held-to-maturity	201	—	2,199
Purchases of investment securities held-to-maturity	(3,015)	(1,000)	(1,630)
Net increase in loans	(16,087)	(575)	(13,358)
Purchases of premises and equipment	(218)	(177)	(885)
Final settlement on acquisition of branch	—	—	(414)
Proceeds from sale of foreclosed real estate	320	60	—
NET CASH (USED IN) INVESTING ACTIVITIES	$(9,086)	$(17,578)	$(23,822)
FINANCING ACTIVITIES
Net increase in deposits	$21,225	$4,840	$4,592
Net increase in short-term borrowings	28	12,639	3,768
Proceeds from long-term borrowings	5,000	8,000	7,500
Repayment of long-term borrowings	(13,000)	(9,375)	(3,535)
Cash paid in lieu of fractional shares	(4)	—	(3)
Proceeds from sale of treasury stock	71	95	69
Acquisition of treasury stock	(1,514)	(247)	—
Cash dividends paid	(3,874)	(3,602)	(3,218)
NET CASH PROVIDED BY FINANCING ACTIVITIES	$7,932	$12,350	$9,173
INCREASE IN CASH AND CASH EQUIVALENTS	$3,032	$970	$245
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	7,156	6,186	5,941
CASH AND CASH EQUIVALENTS AT END OF YEAR	$10,188	$7,156	$6,186

The accompanying notes are an integral part of these consolidated financial statements.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2006, 2005 and 2004

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of First Keystone Corporation and Subsidiary (the “Corporation”) are in accordance with accounting principles generally accepted in the United States of America and conform to common practices within the banking industry. The more significant policies follow:

Principles of Consolidation

The consolidated financial statements include the accounts of First Keystone Corporation and its wholly-owned Subsidiary, The First National Bank of Berwick (the “Bank”). All significant inter-company balances and transactions have been eliminated in consolidation.

Nature of Operations

The Corporation, headquartered in Berwick, Pennsylvania, provides a full range of banking, trust and related services through its wholly-owned Bank subsidiary and is subject to competition from other financial institutions in connection with these services. The Bank serves a customer base which includes individuals, businesses, public and institutional customers primarily located in the Northeast Region of Pennsylvania. The Bank has 10 full service offices and 12 ATMs located in Columbia, Luzerne and Montour Counties. The Corporation and its subsidiary must also adhere to certain federal banking laws and regulations and are subject to periodic examinations made by various federal agencies.

Segment Reporting

The Corporation’s banking subsidiary acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Bank offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services. The Bank also performs personal, corporate, pension and fiduciary services through its Trust Department.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, trust and mortgage banking operations of the Corporation. Currently, management measures the performance and allocates the resources of First Keystone Corporation as a single segment.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Investment Securities

The Corporation classifies its investment securities as either “Held-to-Maturity” or “Available-for-Sale” at the time of purchase. Debt securities are classified as Held-to-Maturity when the Corporation has the ability and positive intent to hold the securities to maturity. Investment securities

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2006, 2005 and 2004—Continued

Held-to-Maturity are carried at cost adjusted for amortization of premium and accretion of discount to maturity.

Debt securities not classified as Held-to-Maturity and equity securities are included in the Available-for-Sale category and are carried at fair value. The amount of any unrealized gain or loss, net of the effect of deferred income taxes, is reported as other comprehensive income (loss) in the Consolidated Statement of Changes in Stockholders’ Equity. Management’s decision to sell Available-for-Sale securities is based on changes in economic conditions controlling the sources and applications of funds, terms, availability of and yield of alternative investments, interest rate risk and the need for liquidity.

The cost of debt securities classified as Held-to-Maturity or Available-for-Sale is adjusted for amortization of premiums and accretion of discounts to expected maturity. Such amortization and accretion, as well as interest and dividends is included in interest income from investments. Realized gains and losses are included in net investment securities gains and losses.

The cost of investment securities sold, redeemed or matured is based on the specific identification method.

Loans

Loans are stated at their outstanding unpaid principal balances, net of deferred fees or costs, unearned income and the allowance for loan losses. Interest on installment loans is recognized as income over the term of each loan, generally, by the actuarial method. Interest on all other loans is primarily recognized based upon the principal amount outstanding on an actual day basis. Loan origination fees and certain direct loan origination costs have been deferred with the net amount amortized using the interest method over the contractual life of the related loans as an interest yield adjustment.

Mortgage loans held for resale are carried at the lower of cost or market on an aggregate basis. These loans are sold without recourse to the Corporation.

Past-Due Loans—Generally, a loan is considered to be past-due when scheduled loan payments are in arrears 15 days or more. Delinquent notices are generated automatically when a loan is 15 days past-due, depending on the type of loan. Collection efforts continue on loans past-due beyond 60 days that have not been satisfied, when it is believed that some chance exists for improvement in the status of the loan. Past-due loans are continually evaluated with the determination for charge-off being made when no reasonable chance remains that the status of the loan can be improved.

Non-Accrual Loans—Generally, a loan is classified as non-accrual and the accrual of interest on such a loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Certain non-accrual loans may continue to perform, that is, payments are still being received. Generally, the payments are applied to principal. These loans remain under constant scrutiny and if performance continues, interest income may be recorded on a cash basis based on management’s judgement as to collectibility of principal.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2006, 2005 and 2004—Continued

Allowance for Loan Losses—The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses and subsequent recoveries, if any, are credited to the allowance.

A principal factor in estimating the allowance for loan losses is the measurement of impaired loans. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Under current accounting standards, the allowance for loan losses related to impaired loans is based on discounted cash flows using the effective interest rate of the loan or the fair value of the collateral for certain collateral dependent loans.

The allowance for loan losses is maintained at a level estimated by management to be adequate to absorb potential loan losses. Management’s periodic evaluation of the adequacy of the allowance for loan losses is based on the Corporation’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

Derivatives

The Bank has outstanding loan commitments that relate to the origination of mortgage loans that will be held for resale. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” and the guidance contained within the Derivatives Implementation Group Statement 133 Implementation Issue No. C 13, the Bank has accounted for such loan commitments as derivative instruments. The outstanding loan commitments in this category did not give rise to any losses for the years ended December 31, 2006 and 2005, as the fair market value of each outstanding loan commitment exceeded the Bank’s cost basis in each outstanding loan commitment.

Premises and Equipment

Premises, improvements and equipment are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. Long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying value may not be recovered. Maintenance and minor repairs are charged to operations as incurred. The cost and accumulated depreciation of the premises and equipment retired or sold are eliminated from the property accounts at the time of retirement or sale, and the resulting gain or loss is reflected in current operations.

Mortgage Servicing Rights

The Corporation originates and sells real estate loans to investors in the secondary mortgage market. After the sale, the Corporation may retain the right to service these loans. When originated mortgage loans are sold and servicing is retained, a servicing asset is capitalized based on relative fair value at the date of sale. Servicing assets are amortized as an offset to other fees in proportion to, and over the period

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2006, 2005 and 2004—Continued

of, estimated net servicing income. The unamortized cost is included in other assets in the accompanying consolidated balance sheet. The servicing rights are periodically evaluated for impairment based on their relative fair value.

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value on the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell and is included in other assets. Revenues derived from and costs to maintain the assets and subsequent gains and losses on sales are included in other non-interest income and expense. The total of foreclosed real estate properties included in other assets amounted to $41,000 and $397,000 at December 31, 2006 and 2005, respectively.

Bank Owned Life Insurance

The Corporation invests in Bank Owned Life Insurance (BOLI) with split dollar life provisions. Purchase of BOLI provides life insurance coverage on certain employees with the Corporation being owner and beneficiary of the policies.

Investments in Real Estate Ventures

The Bank is a limited partner in  real estate ventures that own and operate affordable residential low-income housing apartment buildings for elderly residents. The investments are accounted for under the effective yield method under the Emerging Issues Task Force (EITF) 94-1, “Accounting for Tax Benefits Resulting from Investments in Affordable Housing Projects”. Under the effective yield method, the Bank recognizes tax credits as they are allocated and amortizes the initial cost of the investment to provide a constant effective yield over the period that the tax credits are allocated to the Bank. Under this method, the tax credits allocated, net of any amortization of the investment in the limited partnerships, are recognized in the consolidated statements of income as a component of income tax expense. The amount of tax credits allocated to the Bank were $128,000 in 2006, 2005 and 2004, and the amortization of the investments in the limited partnerships were $100,000, $96,000 and $92,000 in 2006, 2005 and 2004, respectively. The carrying value of the investments as of December 31, 2006, and 2005, was $595,000 and $695,000, respectively, and is included in other assets in the accompanying consolidated balance sheets.

Income Taxes

The provision for income taxes is based on the results of operations, adjusted primarily for tax-exempt income. Certain items of income and expense are reported in different periods for financial reporting and tax return purposes. Deferred tax assets and liabilities are determined based on the differences between the consolidated financial statement and income tax bases of assets and liabilities measured by using the enacted tax rates and laws expected to be in effect when the timing differences are expected to reverse. Deferred tax expense or benefit is based on the difference between deferred tax asset or liability from period to period.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2006, 2005 and 2004—Continued

Goodwill, Other Intangible Assets, and Premium Discount

Goodwill resulted from the acquisition of certain fixed and operating assets acquired and deposit liabilities assumed of the branch of another financial institution in Danville, Pennsylvania, in January 2004. Such goodwill represents the excess cost of the acquired assets relative to the assets fair value at the date of acquisition. The Corporation accounts for goodwill pursuant to the Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Intangible Assets”. SFAS No. 142 includes requirements to test goodwill for impairments rather than to amortize goodwill. The Corporation has tested the goodwill included in its consolidated balance sheet at December 31, 2006, and has determined there was no impairment as of that date.

Intangible assets are comprised of core deposit intangibles and premium discount (negative premium) on certificates of deposit acquired in January 2004 when the Bank assumed deposit accounts of the branch of another financial institution. The core deposit intangible is being amortized over the average life of the deposits acquired as determined by an independent third party. Premium discount (negative premium) on acquired certificates of deposit resulted from the valuation of certificate of deposit accounts by an independent third party which were part of the deposit accounts assumed of the branch by another financial institution. The book value of certificates of deposit acquired was greater than their fair value at the date of acquisition which resulted in a negative premium due to higher cost of the certificates of deposit compared to the cost of similar term financing.

Stock Based Compensation

The Corporation sponsors a stock option plan (see Note 20). Prior to January 1, 2006 the Corporation had accounted for this Plan under the fair value recognition and measurement provisions of Statement of Financial Accounting Standards (SFAS) 123, “Accounting for Stock Based Compensation”. Effective January 1, 2006 the Corporation adopted SFAS 123 (revised 2004), “Share-Based Payment”, using the modified prospective application method. Based on the terms of the Plan, the Corporation did not have a cumulative effect related to the Plan. Since the fair value recognition provisions of SFAS 123 and SFAS 123R are essentially the same as they relate to the Corporation’s Plan, the adoption of SFAS 123R did not and will not have a material impact on the Corporation’s consolidated financial condition, results of operations or liquidity. The fair values of the stock awards are determined using the estimated expected life. The Corporation recognized stock based compensation expense on the straight line basis over the period the stock award is earned by the employee.

Per Share Data

Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings Per Share”, requires dual presentation of basic and fully diluted earnings per share. Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding at the end of each period. Diluted earnings per share is calculated by increasing the denominator for the assumed conversion of all potentially dilutive securities. The Corporation’s dilutive securities are limited to stock options.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2006, 2005 and 2004—Continued

Per share data has been adjusted retroactively for stock splits and stock dividends. The reconciliation of the numerators and denominators of the basis and diluted earnings per share follows:

	Year Ended December 31, 2006
	Net Income	Weighted Average Number of Shares	Per Share
	Numerators	Denominators	Amount
Net income	$6,190
Basic earnings per share:
Income available to common stockholders	$6,190	4,571	$1.35
Effect of dilutive securities:
Stock options		7
Diluted earnings per share:
Income available to common stockholders	$6,190	4,578	$1.35

	Year Ended December 31, 2005
	Net Income	Weighted Average Number of Shares	Per Share
	Numerators	Denominators	Amount
Net income	$6,847
Basic earnings per share:
Income available to common stockholders	$6,847	4,613	$1.48
Effect of dilutive securities:
Stock options		9
Diluted earnings per share:
Income available to common stockholders	$6,847	4,622	$1.48

	Year Ended December 31, 2004
	Net Income	Weighted Average Number of Shares	Per Share
	Numerators	Denominators	Amount
Net income	$6,787
Basic earnings per share:
Income available to common stockholders	$6,787	4,608	$1.48
Effect of dilutive securities:
Stock options		16
Diluted earnings per share:
Income available to common stockholders	$6,787	4,624	$1.47

Cash Flow Information

For purposes of reporting consolidated cash flows, cash and cash equivalents include cash on hand and due from other banks and interest bearing deposits in other banks. The Corporation considers cash classified as interest bearing deposits with other banks as a cash equivalent since they are represented by cash accounts essentially on a demand basis.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

Trust Assets and Income

Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation. Trust Department income is generally recognized on a cash basis and is not materially different than if it were reported on an accrual basis.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 158 “Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans”, which requires the Corporation to recognize the funded status of a benefit plan as either assets or liabilities in the consolidated balance sheet and to recognize as a component of other comprehensive income, net of tax, unrecognized actuarial gains or losses, prior service costs and transition obligations that arise during the period. The adoption of SFAS 158 for year ended December 31, 2006 did not have a material impact on the Corporation’s consolidated financial position, results of operations, or liquidity.

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) 157, “Fair Value Measurements”, which upon adoption will replace various definitions of fair value in existing accounting literature with a single definition, will establish a framework for measuring fair value, and will require additional disclosures about fair value measurements. The statement clarifies that fair value is the price that would be received to sell an asset or the price paid to transfer a liability in the most advantageous market available to the entity and emphasizes that fair value is a market-based measurement and should be based on the assumptions market participants would use. The statement also creates a three-level hierarchy under which individual fair value estimates are to be ranked based on the relative reliability of the inputs used in the valuation. This hierarchy is the basis for the disclosure requirements, with fair value estimates based on the least reliable inputs requiring more extensive disclosures about the valuation method used and the gains and losses associated with those estimates. SFAS 157 is required to be applied whenever another financial accounting standard requires or permits an asset or liability to be measured at fair value. The statement does not expand the use of fair value to any new circumstances. The Corporation will be required to apply the new guidance beginning January 1, 2008, and does not expect it to have a material impact on the Corporation’s consolidated financial condition, results of operations, or liquidity.

In July 2006, the FASB issued FASB Staff Position (FSP) 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Related to Income Taxes Generated by a Leveraged Lease Transaction”. This FSP amends SFAS 13, “Accounting for Leases”, to require a lessor in a leveraged lease transaction to recalculate the leveraged lease for the effects of a change or projected change in the timing of cash flows relating to income taxes that are generated by the leveraged lease. The guidance in FSP 13-2 is required to be applied to fiscal years beginning after December 15, 2006. The application of this FSP is not expected to have a material impact on the Corporation’s consolidated financial condition, results of operations, or liquidity.

In June 2006, the FASB issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”, an interpretation of SFAS 109, “Accounting for Income Taxes”. FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

financial statements uncertain tax positions taken or expected to be taken on a tax return. Under FIN 48, tax positions shall initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. FIN 48 also revises disclosure requirements to include an annual tabular roll-forward of unrecognized tax benefits. The provisions of this interpretation are required to be adopted for fiscal periods beginning after December 15, 2006. The Corporation will be required to apply the provisions of FIN 48 to all tax positions upon initial adoption with any cumulative effect adjustment to be recognized as an adjustment to retained earnings. The adoption of FIN 48 is not expected to have a material impact on the Corporation’s consolidated financial condition, result of operations, or liquidity.

In March 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) 156, “Accounting for Servicing of Financial Assets”, an amendment of SFAS 140. This standard requires entities to separately recognize a servicing asset or liability whenever it undertakes an obligation to service financial assets and also requires all separately recognized servicing assets or liabilities to be initially measured at fair value. Additionally, this standard permits entities to choose among two alternatives, the amortization method or fair value measurement method, for the subsequent measurement of each class of separately recognized servicing assets and liabilities. Under the amortization method, an entity shall amortize the value of servicing assets or liabilities in proportion to and over the period of estimated net servicing income or net servicing loss and assess servicing assets or liabilities for impairment or increased obligation based on fair value at each reporting date. Under the fair value measurement method, an entity shall measure servicing assets or liabilities at fair value at each reporting date and report changes in fair value in earnings in the period in which the changes occur.

Effective January 1, 2006, the Corporation adopted this statement by electing amortization method as the measurement method for residential real estate mortgage servicing rights (MSRs).

In February 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS 155 requires entities to evaluate and identify whether interests in securitized financial assets are freestanding derivatives, hybrid financial instruments that contain an embedded derivative requiring bifurcation, or hybrid financial instruments that contain embedded derivatives that do not require bifurcation. SFAS 155 also permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement will be effective for all financial instruments acquired or issued by the Corporation on or after January 1, 2007 and is not expected to have a material impact on the Corporation’s consolidated financial condition, results of operations, or liquidity.

In November 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) 115—“The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in the consolidated statement of income. Specifically, this guidance clarifies that an investor should recognize an impairment loss no later than when an impairment is deemed other-than-temporary, even if the decision to sell has not been made. The FSP also requires certain disclosures about

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

unrealized losses that have not been recognized as other-than-temporary impairments. The Corporation has followed the guidance of this FSP in 2005 and 2006.

In May 2005, the FASB issued Statement of Financial Accounting Standards (SFAS) 154, “Accounting Charges and Error Corrections”, which modifies the accounting for and reporting of a change in an accounting principle. This statement applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specified transition provisions. This statement also requires retrospective application to prior period financial statements of changes in accounting principles, unless it is impractical to determine either the period-specific or cumulative effects of the accounting change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 is not expected to have a material impact on the Corporation’s consolidated financial condition, results of operations, or liquidity.

In December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) 153, “Exchanges of Nonmonetary Assets”, which amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions”. SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the Corporation’s consolidated financial condition, results of operations, or liquidity.

In December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) 123 (revised 2004), “Share-Based Payment”. This Statement is a revision of SFAS 123, “Accounting for Stock-Based Compensation”, and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and its related guidance. SFAS 123 (revised 2004) established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. This Statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee share ownership plans.

In addition, this statement amends SFAS 95, “Statement of Cash Flows”, to require that excess tax benefits be reported as financing cash inflow rather than as a reduction of taxes paid. The Corporation has adopted these statements as of January 1, 2006. SFAS 123R requires the Corporation to change its method of accounting for share-based awards to include estimated forfeitures in the initial estimate of compensation expense and to accelerate the recognition of compensation expense for retiree-eligible employees. The adoption of these standards did not have a material effect on the Corporation’s consolidated financial condition, results of operations, or liquidity.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

Advertising Costs

It is the Corporation’s policy to expense advertising costs in the period in which they are incurred. Advertising expense for the years ended December 31, 2006, 2005 and 2004, was approximately $246,000, $219,000 and $305,000, respectively.

Reclassifications

Certain amounts in the consolidated financial statements of prior periods have been reclassified to conform with presentation used in the 2006 consolidated financial statements. Such reclassifications have no effect on the Corporation’s consolidated financial condition or net income.

NOTE 2—RESTRICTED CASH BALANCES

The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those reserve balances for the reserve computation period which included December 31, 2006, was $911,000, which was satisfied through the restriction of vault cash. In addition, the Bank maintains a clearing balance at the Federal Reserve Bank to offset specific charges for services. At December 31, 2006, the amount of this balance was $700,000.

NOTE 3—INVESTMENT SECURITIES

The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as “Available-For-Sale” or “Held-to-Maturity” were as follows at December 31, 2006 and 2005:

	Available-for-Sale Securities
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Amounts in thousands)
December 31, 2006:
Obligations of U.S. Government Corporations and Agencies:
Mortgage-backed	$133,786	$209	$1,514	$132,481
Other	20,933	51	254	20,730
Obligations of state and political subdivisions	73,058	770	372	73,456
Corporate securities	1,936	83	—	2,019
Marketable equity securities	2,782	955	26	3,711
Restricted equity securities	4,612	—	—	4,612
Total	$237,107	$2,068	$2,166	$237,009

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

	Held-to-Maturity Securities
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Amounts in thousands)
December 31, 2006:
Obligations of U.S. Government Corporations and Agencies:
Mortgage-backed	$204	$—	$2	$202
Other	4,000	14	3	4,011
Obligations of state and political subdivisions	2,725	—	30	2,695
Total	$6,929	$14	$35	$6,908

	Available-for-Sale Securities
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Amounts in thousands)
December 31, 2005:
Obligations of U.S. Government Corporations and Agencies:
Mortgage-backed	$129,585	$81	$1,987	$127,679
Other	15,000	—	276	14,724
Obligations of state and political subdivisions	82,262	2,369	197	84,434
Corporate securities	12,448	250	—	12,698
Marketable equity securities	1,874	1,120	28	2,966
Restricted equity securities	4,787	—	—	4,787
Total	$245,956	$3,820	$2,488	$247,288

	Held-to-Maturity Securities
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Amounts in thousands)
December 31, 2005:
Obligations of U.S. Government Corporations and Agencies:
Mortgage-backed	$524	$—	$6	$518
Other	1,000	—	6	994
Obligations of state and political subdivisions	2,724	6	25	2,705
Total	$4,248	$6	$37	$4,217

Securities Available-for-Sale with an aggregate fair value of $64,191,000 in 2006 and $53,177,000 in 2005; and securities Held-to-Maturity with an aggregate fair value of $1,813,000 in 2006 and $2,138,000 in 2005, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase, FHLB advances and other balances of $54,569,000 in 2006 and $36,120,000 in 2005 as required by law.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

The amortized cost, estimated fair value and weighted average yield of debt securities, by contractual maturity, are shown below at December 31, 2006. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2006
	U.S. Government	Obligations
	Agency &	of State &	Marketable	Restricted
	Corporation	Political	Equity	Equity	Corporate
	Obligations (1)	Subdivisions (2)	Securities (3)	Securities (3)	Securities
	(Amounts in thousands)
Available-For-Sale:
Within 1 Year:
Amortized cost	$—	$—	$—	$—	$—
Estimated fair value	—	—	—	—	—
Weighted average yield	—	—	—	—	—
1 - 5 Years:
Amortized cost	2,424	—	—	—	1,936
Estimated fair value	2,406	—	—	—	2,019
Weighted average yield	4.76%	—	—	—	7.71%
5 - 10 Years:
Amortized cost	34,663	3,918	—	—	—
Estimated fair value	34,102	3,910	—	—	—
Weighted average yield	4.95%	5.61%	—	—	—
After 10 Years:
Amortized cost	117,632	69,140	2,782	4,612	—
Estimated fair value	116,703	69,546	3,711	4,612	—
Weighted average yield	5.50%	6.33%	3.83%	5.10%	—
Total:
Amortized cost	$154,719	$73,058	$2,782	$4,612	$1,936
Estimated fair value	153,211	73,456	3,711	4,612	2,019
Weighted average yield	5.37%	6.29%	3.83%	5.10%	7.71%

(1)          Mortgage-backed securities are allocated for maturity reporting at their original maturity date.

(2)          Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a 34% tax rate.

(3)          Marketable equity securities and restricted equity securities are not considered to have defined maturities and are included in the after ten year category.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

	December 31, 2006
	U.S. Government Agency & Corporation Obligations (1)	Obligations of State & Political Subdivisions (2)	Marketable Equity Securities (3)	Restricted Equity Securities (3)	Corporate Securities
	(Amounts in thousands)
Held-To-Maturity:
Within 1 Year:
Amortized cost	$—	$—	$—	$—	$—
Estimated fair value	—	—	—	—	—
Weighted average yield	—	—	—	—	—
1 - 5 Years:
Amortized cost	1,000	630	—	—	—
Estimated fair value	1,000	612	—	—	—
Weighted average yield	5.24%	4.50%	—	—	—
5 - 10 Years:
Amortized cost	3,000	1,095	—	—	—
Estimated fair value	3,011	1,085	—	—	—
Weighted average yield	6.00%	5.10%	—	—	—
After 10 Years:
Amortized cost	204	1,000	—	—	—
Estimated fair value	202	998	—	—	—
Weighted average yield	5.42%	5.83%	—	—	—
Total:
Amortized cost	$4,204	$2,725	$—	$—	$—
Estimated fair value	4,213	2,695	—	—	—
Weighted average yield	5.79%	5.23%	—	—	—

(1)          Mortgage-backed securities are allocated for maturity reporting at their original maturity date.

(2)          Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a  34% tax rate.

(3)          Marketable equity securities and restricted equity securities are not considered to have defined maturities and are included in the after ten year category.

Restricted equity securities consist of stock in the Federal Home Loan Bank of Pittsburgh (FHLB), Federal Reserve Bank (FRB) and Atlantic Central Bankers Bank (ACBB) and do not have a readily determinable fair value for purposes of SFAS 115, because their ownership is restricted and they can be sold back only to the FHLB, FRB, ACBB or to another member institution. Therefore, these securities are classified as restricted equity investment securities, carried at cost, and evaluated for impairment.

There were no aggregate investments with a single issuer (excluding the U.S. Government and its agencies) which exceeded ten percent of consolidated shareholders’ equity at December 31, 2006. The quality rating of all obligations of state and political subdivisions are “A” or higher, as rated by Moody’s or Standard and Poors. The only exceptions are local issues which are not rated, but are secured by the full faith and credit obligations of the communities that issued these securities. All of the state and political subdivision investments are actively traded in a liquid market.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

Proceeds from sale of investments in Available-for-Sale debt and equity securities during 2006, 2005 and 2004 were $103,736,000, $119,669,000 and $68,654,000, respectively. Gross gains realized on these sales were $1,441,000, $2,242,000 and $2,547,000, respectively. Gross losses on these sales were $1,054,000, $1,822,000 and $1,467,000, respectively.

Proceeds from sale of investments in Held-To-Maturity debt and equity securities during 2006, 2005, and 2004 were $201,000, $0 and $2,199,000, respectively. Gross losses on these sales were $6,000, $0 and $57,000, respectively and there were no gains realized during these periods.

In accordance with disclosures required by EITF No. 03-1, the summary below shows the gross unrealized losses and fair value of the Bank’s investments, aggregated by investment category, that individual securities have been in a continuous unrealized loss position for less than 12 months or more than 12 months as of December 31, 2006 and 2005:

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2006	Value	Loss	Value	Loss	Value	Loss
	(Amounts in thousands)
Direct obligations of the U.S. Government	$1,000	$—	$15,743	$257	$16,743	$257
Federal Agency Mortgage Backed Securities	27,426	145	53,837	1,371	81,263	1,516
Municipal Bonds	31,258	313	5,113	89	36,371	402
Equities	381	26	—	—	381	26
	$60,065	$484	$74,693	$1,717	$134,758	$2,201

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2005	Value	Loss	Value	Loss	Value	Loss
	(Amounts in thousands)
Direct obligations of the U.S. Government	$15,718	$282	$—	$—	$15,718	$282
Federal Agency Mortgage Backed Securities	107,756	1,643	9,148	351	116,904	1,994
Municipal Bonds	14,160	155	3,039	66	17,199	221
Equities	385	24	198	4	583	28
	$138,019	$2,104	$12,385	$421	$150,404	$2,525

The Corporation invests in various forms of agency debt including mortgage backed securities and callable debt. The mortgage backed securities are issued by FHLMC (Federal Home Loan Mortgage Corporation) of FNMA (Federal National Mortgage Association). The municipal securities consist of general obligations and revenue bonds. The equity securities consist of FHLMC preferred stocks. The fair market value of the above securities is influenced by market interest rates, prepayment speeds on mortgage securities, bid to offer spreads in the market place and credit premiums for various types of agency debt. These factors change continuously and therefore the market value of these securities may be higher or lower that the Corporation’s carrying value at any measurement date. Management does not believe any of their 117 securities in an unrealized position as of December 31, 2006 represents an other-than-temporary

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

impairment. The Corporation has the ability to hold the securities contained in the above table for a time necessary to recover the cost.

NOTE 4—LOANS

Major classifications of loans at December 31, 2006 and 2005 consisted of:

		2006	2005
		(Amounts in thousands)
	Commercial, Financial, and Agricultural	$22,169	$29,284
	Tax-exempt	3,264	3,840
	Real estate mortgage—Held-for-sale	3,829	2,247
	Real estate mortgage—Other	206,052	183,523
	Consumer	18,728	18,467
	Gross loans	$254,042	$237,361
Add (deduct):	Unearned discount	(2,543)	(2,981)
	Net deferred loan fees and costs	258	213
	Loans, net of unearned income	$251,757	$234,593

Changes in the allowance for loan losses for the years ended December 31, 2006, 2005 and 2004, were as follows:

	2006	2005	2004
	(Amounts in thousands)
Balance, January 1	$3,676	$3,828	$3,524
Provision charged to operations	500	750	1,750
Loans charged off	(786)	(933)	(1,484)
Recoveries	281	31	38
Balance, December 31	$3,671	$3,676	$3,828

Non-accrual loans at December 31, 2006, 2005 and 2004 were $1,704,000, $2,069,000 and $3,405,000, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:

	2006	2005	2004
	(Amounts in thousands)
Gross interest due under terms	$133	$149	$253
Amount included in income	(14)	(57)	(113)
Interest income not recognized	$119	$92	$140

At December 31, 2006, 2005 and 2004 the recorded investment in loans that are considered to be impaired as defined by SFAS 114 was $1,704,000, $2,069,000 and $3,405,000, respectively. No additional charge to operations was required to provide for the impaired loans allowance of $131,000, $327,000 and $246,000, respectively at December 31, 2006, 2005 and 2004, since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance required by SFAS 114 along with any other potential losses. The average recorded investment in impaired loans during the year

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

ended December 31, 2006, 2005 and 2004 was approximately $1,937,000, $2,187,000 and $2,397,000, respectively.

Loans past-due 90 days or more and still accruing interest were $1,135,000 at December 31, 2006 and $64,000 at December 31, 2005.

At December 31, 2006, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.

NOTE 5—MORTGAGE SERVICING RIGHTS

The mortgage loans sold serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $35,966,000 and $34,117,000 at December 31, 2006 and 2005, respectively. The balances of amortized capitalized mortgage servicing rights, net of valuation allowances, included in other assets at December 31, 2006 and 2005, were $254,000 and $255,000, respectively. A valuation allowance is provided when the carrying amount exceeds fair value determined by using a discount rate of 7.6% and average lives of generally 3 to 13 years depending on loan rates.

The following summarizes mortgage servicing rights capitalized and amortized along with the aggregate activity in the related valuation allowances:

	2006	2005	2004
	(Amounts in thousands)
Balance, January 1	$268	$297	$255
Servicing asset additions	43	28	95
Amortization	(57)	(57)	(53)
Balance, December 31	$254	$268	$297
Valuation Allowances:
Balance, January 1	$13	$47	$53
Additions	—	—	—
Reductions	(13)	(34)	(6)
Writedowns	—	—	—
Balance, December 31	$—	$13	$47
Net Mortgage Servicing Rights	$254	$255	$250

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $26,000 and $16,000 at December 31, 2006 and 2005, respectively.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

NOTE 6—PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31, 2006 and 2005 follows:

	2006	2005
	(Amounts in thousands)
Land	$1,055	$1,055
Buildings	4,494	4,472
Leasehold improvements	214	214
Equipment	5,332	5,323
	11,095	11,064
Less: Accumulated depreciation	6,079	5,973
Total	$5,016	$5,091

Depreciation amounted to $442,000 for 2006, $455,000 for 2005 and $574,000 for 2004.

NOTE 7—GOODWILL, OTHER INTANGIBLE ASSETS, AND PREMIUM DISCOUNTS

Goodwill, other intangible assets, and premium discounts were comprised of the following at December 31, 2006 and 2005:

	Gross Carrying Amount		Accumulated Amortization/(Accretion)
	2006	2005	2006	2005
	(Amounts in thousands)
Unamortized intangible asset:
Goodwill	$1,224	$1,224	$—	$—
Core deposit intangible	$137	$137	$48	$32
Premium discount (negative premium) on acquired certificates of deposit	$(217)	$(217)	$(216)	$(201)

Amortization expense of the core deposit intangible was $16,000 for each of the years ended December 31, 2006, 2005 and 2004 and accretion of the premium discount (negative premium) of the acquired certificates of deposit was $15,000, $89,000 and $112,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Estimated amortization/accretion is as follows for the years ending December 31:

	Amortization of	Accretion of Premium
	Core Deposit	Discount (Negative Premium)
	Intangible	on Certificates of Deposit
	(Amounts in thousands)
2007	$16	$(1)
2008	16	—
2009	16	—
2010	16	—
2011	16	—

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

NOTE 8—DEPOSITS

Major classifications of deposits at December 31, 2006 and 2005 consisted of:

	2006	2005
	(Amounts in thousands)
Demand—non-interest bearing	$41,361	$39,664
Demand—interest bearing	68,593	55,001
Savings	69,950	67,377
Time, $100,000 and over	47,703	42,203
Other time	156,413	158,551
Total deposits	$384,020	$362,796

The following is a schedule reflecting classification and remaining maturities of time deposits of $100,000 and over at December 31, 2006:

(Amounts in thousands)
2007	$39,103
2008	4,689
2009	1,463
2010	563
2011	1,885
$47,703

Interest expense related to time deposits of $100,000 or more was $1,907,000 in 2006, $1,330,000 in 2005, and $1,095,000 in 2004.

In January 2004, approximately $10,350,000 of deposit accounts were assumed from the branch of another financial institution (See Note 12).

NOTE 9—SHORT-TERM BORROWINGS

Federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances generally represent overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank are payable on demand. Short-term borrowings consisted of the following at December 31, 2006 and 2005:

		2006
	Ending Balance	Average Balance	Maximum Month End Balance	Average Rate
	(Amounts in thousands)
Federal funds purchased and securities sold under agreements to repurchase	$15,688	$13,411	$16,138	4.04%
Federal Reserve—Discount Window	0	4	0	6.25%
Federal Home Loan Bank	11,000	6,525	13,325	5.06%
U.S. Treasury tax and loan notes	1,491	367	1,491	5.83%
Total	$28,179	$20,307	$30,954	5.10%

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

		2005
	Ending Balance	Average Balance	Maximum Month End Balance	Average Rate
	(Amounts in thousands)
Federal funds purchased and securities sold under agreements to repurchase	$11,295	$10,770	$13,774	2.97%
Federal Home Loan Bank	15,900	4,705	15,900	3.56%
U.S. Treasury tax and loan notes	956	334	1,092	3.54%
Total	$28,151	$15,809	$30,766	3.56%

NOTE 10—LONG-TERM BORROWINGS

Long-term borrowings are comprised of advances from the Federal Home Loan Bank (FHLB). Under terms of a blanket agreement, collateral for the loans is secured by certain qualifying assets of the Corporation’s banking subsidiary. The principal assets are real estate mortgages with a carrying value of $230,910,000 and certain investment securities with a carrying value of $91,399,000 at December 31, 2006.

A schedule of long-term borrowings by maturity as of December 31, 2006 and 2005 follows:

	2006	2005
	(Amounts in thousands)
Due 2006, 2.46% to 4.18%	$—	$11,000
Due 2007, 3.09% to 3.91%	10,255	10,255
Due 2008, 3.54% to 5.48%	9,030	9,030
Due 2009, 3.87% to 5.01%	7,000	2,000
Due 2010, 5.45% to 6.76%	15,500	15,500
Due 2011, 4.23% to 5.03%	7,000	9,000
Due 2012, 4.77%	5,000	5,000
Due 2014, 5.41%	3,750	3,750
	$57,535	$65,535

NOTE 11—INCOME TAXES

The current and deferred components of the income tax provision (benefit) consisted of the following:

	2006	2005	2004
	(Amounts in thousands)
Federal
Current	$1,417	$1,389	$1,775
Deferred (benefit)	(263)	(49)	(155)
	$1,154	$1,340	$1,620
State
Current	$34	$23	$41
Deferred	—	—	2
	$34	$23	$43
Total provision for income taxes	$1,188	$1,363	$1,663

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

The following is a reconciliation between the actual provision for federal income taxes and the amount of federal income taxes which would have been provided at the statutory rate of 34%:

	2006		2005		2004
	Amount	Rate	Amount	Rate	Amount	Rate
	(Amounts in thousands)
Provision at statutory rate	$2,508	34.0%	$2,792	34.0%	$2,873	34.0%
Tax-exempt income	(1,276)	(17.3)	(1,374)	(16.7)	(1,107)	(13.1)
Non-deductible expenses	176	2.4	161	2.0	125	1.5
Tax credit from limited partnership
Less amortization—net	(62)	(.8)	(64)	(.8)	(67)	(.8)
Bank owned life insurance income—net	(160)	(2.2)	(149)	(1.8)	(152)	(1.8)
Other-net	(32)	(.5)	(26)	(.4)	(52)	(.6)
Applicable federal income tax and rate	$1,154	15.6%	$1,340	16.3%	$1,620	19.2%

Total federal income tax attributable to realized security gains and losses was $130,000 in 2006, $143,000 in 2005 and $367,000 in 2004.

The deferred tax assets and liabilities resulting from temporary timing differences have been netted to reflect a net deferred tax asset (liability) included in other assets or other liabilities in these consolidated financial statements. The components of the net deferred tax asset (liability) at December 31, 2006 and 2005, are as follows:

	2006	2005
	(Amounts in thousands)
Deferred Tax Assets:
Allowance for loan losses	$1,145	$1,117
Deferred compensation	339	318
Deferred health benefits	4	6
Contributions	9	12
Non-accrual interest	3	5
Mortgage servicing rights	—	—
Limited partnership	58	41
Alternative minimum tax credit	85	47
Tax credits from limited partnerships	147	19
Total	$1,790	$1,565
Deferred Tax Liabilities:
Loan fees and costs	$(195)	$(205)
Depreciation	(229)	(279)
Accretion	(80)	(87)
Mortgage servicing rights	(11)	(8)
Intangibles	(135)	(109)
Unrealized investment securities gains	(28)	(525)
Total	$(678)	$(1,213)
Net Deferred Tax Asset (Liability)	$1,112	$352

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

It is anticipated that all deferred tax assets are to be realized and accordingly, no valuation allowance has been provided.

The Corporation and its subsidiary file a consolidated federal income tax return.

NOTE 12—SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

During the years ended December 31, 2006, 2005 and 2004, cash payments for interest expense and income taxes were as follows:

	2006	2005	2004
	(Amounts in thousands)
Interest paid on deposits and other borrowings	$14,784	$11,401	$9,994
Income taxes paid	$1,380	$921	$2,147

The Corporation transferred loans to foreclosed assets held-for-sale in amounts of $28,000, $457,000 and $0 in 2006, 2005 and 2004, respectively.

Non-Cash Investing Activities

In January 2004, the Bank acquired certain property and operating assets and assumed the deposit accounts of the branch of another financial institution located in Danville, Pennsylvania. A summary of the estimated fair values of the assets acquired and the deposit accounts assumed at the date of acquisition were as follows:

(Amounts in thousands)
Assets Acquired:
Branch real estate and equipment	$900
Goodwill and other intangible assets	1,360
Total non-cash assets acquired	$2,260
Liabilities Assumed:
Deposit accounts	$10,344
Premium discount (negative premium) on certificates of deposit	217
Total liabilities assumed	$10,561
Net cash to be received for excess of liabilities assumed over non-cash assets acquired	$8,301
Pre-settlement advance received in December 2003	8,715
Cash paid at closing of acquisition in January 2004	$414

NOTE 13—EMPLOYEE BENEFIT PLANS AND DEFERRED COMPENSATION AGREEMENTS

The Corporation maintains a 401K Plan which has a combined tax qualified savings feature and profit sharing feature for the benefit of its employees. Under the savings feature, the Corporation matches 100% of the employee contribution up to 3% of compensation which amounted to $102,000, $99,000 and $101,000, in 2006, 2005 and 2004, respectively. Under the profit sharing feature, contributions, at the discretion of the Board of Directors, are funded currently and amounted to $263,000, $301,000 and $288,000 in 2006, 2005 and 2004, respectively.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

The Bank also has non-qualified deferred compensation agreements with one of its officers and three retired officers. These agreements are essentially unsecured promises by the Bank to make monthly payments to the officers over a twenty year period. Payments begin based upon specific criteria—generally, when the officer retires. To account for the cost of payments yet to be made in the future, the Bank recognizes an accrued liability in years prior to when payments begin based on the present value of those future payments. The Bank’s accrued liability for these deferred compensation agreements as of December 31, 2006 and 2005, was $998,000 and $934,000, respectively. The related expense for these plans amounted to $108,000, $179,000 and $167,000 in 2006, 2005 and 2004, respectively.

NOTE 14—COMMITMENTS AND CONTINGENCIES

The Corporation’s banking subsidiary currently leases three branch banking facilities, as well as the operations center adjoining the main bank office, under operating leases. Rent expense for the years ended December 31, 2006, 2005 and 2004 was $162,000, $152,000 and $198,000, respectively.

Minimum rental payments required under these operating leases are: 2007—$182,000, 2008—$164,000, 2009—$131,000, 2010—$127,000 and thereafter $127,000.

In the normal course of business, there are various pending legal actions and proceedings that are not reflected in the consolidated financial statements. Management does not believe the outcome of these actions and proceedings will have a material effect on the consolidated financial position of the Corporation.

NOTE 15—RELATED PARTY TRANSACTIONS

Certain directors and executive officers of First Keystone Corporation and its Subsidiary and companies in which they are principal owners (i.e., at least 10%) were indebted to the Corporation at December 31, 2006, 2005 and 2004. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The loans do not involve more than the normal risk of collectibility nor present other unfavorable features.

A summary of the activity on the related party loans, comprised of 8 directors and 4 executive officers and their related companies consists of the following:

	2006	2005	2004
	(Amounts in thousands)
Balance at January 1	$1,221	$744	$1,597
Additions	1,359	1,289	667
Deductions	1,641	(812)	(1,520)
Balance at December 31	$939	$1,221	$744

The above loans represent funds drawn and outstanding at the date of the accompanying consolidated financial statement. Commitments by the Bank to related parties on lines of credit and letters of credit for 2006, 2005 and 2004, presented an additional off-balance sheet risk to the extent of undisbursed funds in the amounts of $1,908,000, $2,785,000 and $2,290,000, respectively, on the above loans.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

Deposits from certain officers and directors and/or their affiliated companies held by the Bank amounted to $4,996,000 and $4,691,000 at December 31, 2006 and 2005, respectively.

NOTE 16—REGULATORY MATTERS

Dividends are paid by the Corporation to shareholders which are mainly provided by dividends from the Bank. However, national banking laws place certain restrictions on the amount of cash dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank’s current year’s retained income plus retained net income for the preceding two years. Accordingly, in 2007, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $5,081,000 plus additional amounts equal to the net income earned in 2007 for the period January 1, 2007, through the date of declaration, less any dividends which may have already been paid in 2007. Regulations also limit the amount of loans and advances from the Bank to the Corporation to 10% of consolidated net assets.

The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation’s capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Management believes, as of December 31, 2006 and 2005, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set fourth in the table below) of Total and Tier I Capital (as defined in the regulations) to Risk-Weighted Assets (as defined), and of Tier I Capital (as defined) to Average Assets (as defined).

As of December 31, 2006, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as Well Capitalized, the Bank must maintain minimum Total Risk-Based, Tier I Risked-Based and Tier I Leverage Ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the Bank’s category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in thousands)
As of December 31, 2006:
Total Capital (to Risk Weighted Assets)	$51,320	17.41%	$23,578	8.00%	$29,472	10.00%
Tier I Capital (to Risk Weighted Assets)	47,649	16.17%	11,789	4.00%	17,683	6.00%
Tier I Capital (to Average Assets)	47,649	9.19%	20,731	4.00%	25,914	5.00%

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in thousands)
As of December 31, 2005:
Total Capital (to Risk Weighted Assets)	$49,484	17.22%	$22,984	8.00%	$28,730	10.00%
Tier I Capital (to Risk Weighted Assets)	45,892	15.97%	11,492	4.00%	17,238	6.00%
Tier I Capital (to Average Assets)	45,892	9.03%	20,321	4.00%	25,402	5.00%

The Corporation’s capital ratios are not materially different from those of the Bank.

NOTE 17—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation does not engage in trading activities with respect to any of its financial instruments with off-balance sheet risk.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments.

The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk.

The contract or notional amounts at December 31, 2006 and 2005 were as follows:

	2006	2005
	(Amounts in thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$33,811	$29,228
Financial standby letters of credit	$1,160	$1,151
Performance standby letters of credit	$2,155	$1,170

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

Standby letters of credit are conditional commitments issued by the Corporation to guarantee payment to a third party when a customer either fails to repay an obligation or fails to perform some non-financial obligation. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation may hold collateral to support standby letters of credit for which collateral is deemed necessary.

The Corporation grants commercial, agricultural, real estate mortgage and consumer loans to customers primarily in the counties of Columbia, Luzerne and Montour, Pennsylvania. The concentrations of credit by type of loan are set forth in Note 4, “Loans”. It is management’s opinion that the loan portfolio was well balanced and diversified at December 31, 2006, to the extent necessary to avoid any significant concentration of credit risk. However, its debtors ability to honor their contracts may be influenced by the region’s economy.

NOTE 18—COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows:

	Years Ended December 31,
	2006	2005	2004
	(Amounts in thousands)
Unrealized holding (losses) on available-for-sale investment securities arising during the period	$(1,220)	$(3,300)	$(1,550)
Less reclassification adjustment for net gains and losses realized in income	210	1,203	1,069
Change in unrealized (losses) before tax effect	$(1,430)	$(4,503)	$(2,619)
Tax effects	(497)	(1,543)	(897)
Net change in unrealized (losses)	$(933)	$(2,960)	$(1,722)

NOTE 19—STOCKHOLDERS’ EQUITY

On October 24, 2006 the Board of Directors declared a 5% stock dividend payable to shareholders of record November 14, 2006 and distributed December 5, 2006. A total of 215,991 shares were issued as a result of this stock dividend, with a total value transferred from retained earnings of $4,237,480, including cash in lieu of fractional shares.

The Corporation also offers to its shareholders a Dividend Reinvestment and Stock Purchase Plan. First Keystone Corporation is authorized to issue up to 100,000 shares of its common stock under the plan. The plan provides First Keystone shareholders a convenient and economical way to purchase additional shares of common stock by reinvesting dividends. A plan participant can elect full dividend reinvestment or partial dividend reinvestment provided at least 25 shares are enrolled in the plan. In addition, plan participants may make additional voluntary cash purchases of common stock under the plan of not less than $100 per calendar quarter or more than $2,500 in any calendar quarter.

Shares of First Keystone common stock are purchased for the plan either in the open market by an independent broker on behalf of the plan, directly from First Keystone as original issue shares, or through negotiated transactions. A combination of the previous methods could also occur.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

Participation in this plan by shareholders began in 2001. Shares transferred under this dividend reinvestment and stock purchase plan were as follows:

Year	Number of Shares
2001	3,260
2002	7,747
2003	8,000
2004	13,932
2005	21,491
2006	22,964

NOTE 20—STOCK COMPENSATION PLAN

On February 10, 1998, the Board of Directors adopted a stock option incentive plan and initially reserved 100,000 shares of common stock for issuance under the plan for certain employees of the Bank. After adjustments for the effects of stock dividends, options exercised and options forfeited there remains 80,604 options for possible issuance. Under the Plan, options are granted at fair market value and the time period during which any option granted may be exercised may not commence before six months or continue beyond the expiration of ten years after the option is awarded. Upon exercise of the stock options, shares of the Corporation’s stock are issued from Treasury Stock.

The fair value of stock options issued to employees is measured on the date of the grant and is recognized as compensation expense over the requisite service period. Expected volatility and dividend yield are based on historical stock prices and dividend amounts over past time periods equal in length to the life of the options. The risk-free interest rate is determined using the U.S. Treasury yield curve in effect at the date of the grant. The expected life of the options is calculated using the average term of the vesting period and the maximum term.

Stock based compensation expense was $8,000 for the year ended December 31, 2006 attributable to stock options granted in 2005. Forfeitures in excess of stock options expense was ($2,000) for the year ended December 31, 2005.

The fair value of each option grant is estimated on the date of grant using the Binomial Option Pricing Model derived from the Black-Scholes Option Pricing Model with the following weighted-average assumptions used for options granted in 2005 (no options were granted in 2004 and 2006): dividend yield of 4.05% and 2.89%; expected volatility of 23.04% and 22.70%; risk-free interest rate of 4.39% and 4.24%; and an expected life of 10 years and 10 years.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

Information about stock options outstanding at December 31, 2006, is summarized as follows:

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
	Stock	Exercise	Stock	Exercise	Stock	Exercise
	Options	Price	Options	Price	Options	Price
Balance at January 1	60,619	$18.61	66,653	$18.29	47,450	$27.13
Granted	—	—	4,000	22.00	—	—
Granted due to stock dividend	2,404	17.56	—	—	23,539	16.77
Exercised	(4,415)	16.23	(6,211)	15.40	(4,336)	15.12
Forfeited	(7,225)	21.33	(3,823)	21.80	—	—
Balance at December 31	51,383	17.55	60,619	$18.61	66,653	$18.29
Exercisable at December 31	51,383	$17.55	56,619	$18.37	66,653	$18.29
Weighted average fair value of options granted during the year				$5.02

Under the terms of the stock option incentive plan, the stock options including amendments as to price and terms were adjusted for the stock dividend in 2006.

Exercise prices of options outstanding as of December 31, 2006, ranged from $10.28 to $21.11 per share. The weighted average remaining contracted life is approximately 4.56 years.

The 51,383 options outstanding as December 31, 2006 have an intrinsic value, which is the amount that the value of the underlying stock exceeds the exercise price of the options of $94,000. The total intrinsic value of the options exercised during the years ended December 31, 2006, 2005 and 2004 was $10,000, $31,000 and $31,000, respectively. Cash received from stock options exercised for the years ended December 31, 2006, 2005 and 2004 was $72,000, $96,000 and $68,000, respectively.

The following table summarizes information concerning the 1998 Employee Stock Option Plan at December 31, 2006.

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Year	Outstanding*	Contractual Life	Price	Exercisable	Price
1998	10,319	1.75	$20.26	10,319	$20.26
1999	10,453	2.75	15.88	10,453	15.88
2000	5,774	3.75	10.28	5,774	10.28
2002	9,360	5.75	15.08	9,360	15.08
2003	11,805	6.75	21.11	11,805	21.11
2005	3,672	8.75	20.95	3,672	20.95
	51,383		$17.55	51,383	$17.55

*                    As adjusted for stock dividend noted above.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

NOTE 21— FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (SFAS) 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments, whether or not required to be recognized in the consolidated balance sheets, for which it is practicable to estimate such fair value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Fair value estimates derived through these techniques cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and Due From Banks, Short-Term Investments, Accrued Interest Receivable and Accrued Interest Payable

The fair values are equal to the current carrying values.

Investment Securities

Fair values have been individually determined based on currently quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans

Fair values are estimated for categories of loans with similar financial characteristics. Loans were segregated by type such as commercial, tax-exempt, real estate mortgages and consumer. For estimation purposes each loan category was further segmented into fixed and adjustable rate interest terms and also into performing and non-performing classifications.

The fair value of each category of performing loans is calculated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Fair value for non-performing loans is based on management’s estimate of future cash flows discounted using a rate commensurate with the risk associated with the estimated future cash flows. The assumptions used by management are judgmentally determined using specific borrower information.

Cash Surrender Value of Bank Owned Life Insurance

Fair value is equal to the cash surrender value of life insurance policies.

Deposits

Under SFAS 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts and Money Market Accounts is equal to the amount payable on demand at December 31, 2006 and 2005.

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar term borrowings, FHLB, to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term and Long-Term Borrowings

The fair values of short-term and long-term borrowings are estimated using discounted cash flow analyses based on the Corporation’s incremental borrowing rate for similar instruments.

Commitments to Extend Credit and Standby Letters of Credit

Management estimates that there are no material differences between the notional amount and the estimated fair value of those off-balance sheet items since they are primarily composed of unfunded loan commitments which are generally priced at market at the time of funding.

At December 31, 2006 and 2005, the carrying values and estimated fair values of financial instruments of the Corporation are presented in the table below:

	2006		2005
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(Amounts in thousands)
FINANCIAL ASSETS:
Cash and due from banks	$5,881	$5,881	$7,098	$7,098
Short-term investments	4,307	4,307	58	58
Investment securities—available for sale	237,009	237,009	247,288	247,288
Investment securities—held to maturity	6,929	6,908	4,248	4,217
Net loans	248,086	250,989	230,917	229,100
Accrued interest receivable	2,686	2,686	2,604	2,604
Cash surrender value of life insurance	11,942	11,942	11,470	11,470
FINANCIAL LIABILITIES:
Deposits	384,020	367,952	362,796	360,807
Short-term borrowings	28,179	28,179	28,151	28,151
Long-term borrowings	57,535	57,902	65,535	66,018
Accrued interest and other expenses	2,581	2,581	2,372	2,372
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
Commitments to extend credit		33,811		29,228
Financial standby letters of credit		1,160		1,151
Performance standby letters of credit		2,155		1,170

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

NOTE 22—PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information for First Keystone Corporation (parent company only) was as follows:

BALANCE SHEETS

	December 31
	2006	2005
	(Amounts in thousands)
ASSETS
Cash in subsidiary bank	$1,648	$3,788
Investment in subsidiary bank	48,594	47,406
Investment in other equity securities	3,711	2,966
Prepayments and other assets	274	124
TOTAL ASSETS	$54,227	$54,284
LIABILITIES
Accrued expenses and other liabilities	$440	$536
Advance from subsidiary bank	400	305
TOTAL LIABILITIES	$840	$841
STOCKHOLDERS’ EQUITY
Preferred stock	$—	$—
Common stock	9,511	9,079
Surplus	16,119	12,387
Retained earnings	33,793	35,714
Accumulated other comprehensive income (loss)	(126)	807
Treasury stock, at cost	(5,910)	(4,544)
TOTAL STOCKHOLDERS’ EQUITY	$53,387	$53,443
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$54,227	$54,284

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

STATEMENTS OF INCOME

	Year Ended December 31
	2006	2005	2004 INCOME
	(Amounts in thousands)
Dividends from Subsidiary Bank	$3,902	$3,607	$3,225
Dividends—other	89	69	63
Securities gains	362	252	459
Interest	33	38	30
TOTAL INCOME	$4,386	$3,966	$3,777
Operating Expenses	84	82	83
Income Before Taxes and Equity in Undistributed Net Income of Subsidiary	$4,302	$3,884	$3,694
Income tax expense	137	93	173
Income Before Equity in Undistributed Net Income of Subsidiary	$4,165	$3,791	$3,521
Equity in (excess of) Undistributed Net Income of Subsidiary	2,025	3,056	3,266
NET INCOME	$6,190	$6,847	$6,787

FIRST KEYSTONE CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements
for the Years Ended December 31, 2006, 2005 and 2004—Continued

STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2006	2005	2004
	(Amounts in thousands)
OPERATING ACTIVITIES
Net income	$6,190	$6,847	$6,787
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax	—	—	1
Securities gains	(362)	(252)	(459)
Equity in undistributed net income of subsidiary	(2,025)	(3,056)	(3,266)
(Increase) decrease in prepaid expenses and other assets	(150)	336	(454)
Decrease in advanced receivable from subsidiary bank—net	—	—	87
Increase (decrease) in advances payable to subsidiary bank—net	102	(342)	646
Increase (decrease) in accrued expenses and other liabilities	(30)	42	47
NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,725	$3,575	$3,389
INVESTING ACTIVITIES
Purchase of equity securities	$(1,403)	$(685)	$(499)
Proceeds from sale of equity securities	859	479	818
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	$(544)	$(206)	$319
FINANCING ACTIVITIES
Proceeds from sale of treasury stock	$71	$95	$69
Acquisition of treasury stock	(1,514)	(247)	—
Cash dividends paid	(3,874)	(3,602)	(3,218)
Dividends paid in lieu of fractional shares	(4)	—	(3)
NET CASH (USED IN) FINANCING ACTIVITIES	$(5,321)	$(3,754)	$(3,152)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(2,140)	$(385)	$556
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,788	4,173	3,617
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,648	$3,788	$4,173

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	June	December
	2007	2006
	(Unaudited)
	(Amounts in thousands, except per share data)
ASSETS
Cash and due from banks	$6,875	$5,881
Interest-bearing deposits in other banks	20	4,307
Investment securities available-for-sale carried at estimated fair value	243,375	237,009
Investment securities, held-to-maturity securities, estimated fair value of $4,477 and $6,908	4,545	6,929
Loans, net of unearned income	254,978	251,757
Allowance for loan losses	(3,753)	(3,671)
Net loans	$251,225	$248,086
Premises and equipment—Net	4,996	5,016
Accrued interest receivable	2,835	2,686
Cash surrender value of bank owned life insurance	13,202	11,942
Goodwill	1,224	1,224
Other assets	6,263	2,840
TOTAL ASSETS	$534,560	$525,920
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits
Non-interest bearing	$42,600	$41,361
Interest bearing	354,880	342,659
TOTAL DEPOSITS	$397,480	$384,020
Short-term borrowings	31,808	28,179
Long-term borrowings	52,035	57,535
Accrued interest and other expenses	2,862	2,581
Other liabilities	102	218
TOTAL LIABILITIES	$484,287	$472,533
STOCKHOLDERS’ EQUITY
Common stock, par value $2 per share	$9,511	$9,511
Surplus	16,119	16,119
Retained earnings	34,623	33,793
Accumulated other comprehensive income (loss)	(3,925)	(126)
Less treasury stock at cost 236,691 shares in 2007 and 228,900 shares in 2006	(6,055)	(5,910)
TOTAL STOCKHOLDERS’ EQUITY	$50,273	$53,387
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$534,560	$525,920

See Accompanying Notes to Consolidated Financial Statements

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED JUNE 30, 2007 AND 2006
(Unaudited)

	2007	2006
	(Amounts in thousands except per share data)
INTEREST INCOME
Interest and fees on loans	$4,385	$4,073
Interest and dividend income on securities	3,111	2,977
Deposits in banks	54	1
Total interest income	$7,550	$7,051
INTEREST EXPENSE
Deposits	$3,311	$2,681
Short-term borrowings	179	221
Long-term borrowings	685	724
Total interest expense	$4,175	$3,626
Net interest income	$3,375	$3,425
Provision for loan losses	75	200
Net interest income after provision for loan losses	$3,300	$3,225
NON-INTEREST INCOME
Trust department	$166	$132
Service charges and fees	501	517
Bank owned life insurance income	136	114
Gain on sale of loans	13	1
Investment securities gains (losses)—net	141	98
Other	85	39
Total non-interest income	$1,042	$901
NON-INTEREST EXPENSE
Salaries and employee benefits	$1,288	$1,306
Occupancy, net	163	151
Furniture and equipment	182	189
Professional services	173	98
State shares tax	138	130
Other	725	549
Total non-interest expenses	$2,669	$2,423
Income before income taxes	$1,673	$1,703
Income tax expense	289	244
Net Income	$1,384	$1,459
PER SHARE DATA
Net Income Per Share:*
Basic	$.30	$.32
Diluted	.30	.32
Cash dividends per share*	.22	.21

*                    Adjusted to reflect a 5% stock dividend declared October 24, 2006, to shareholders of record November 14, 2006, payable December 5, 2006.

See Accompanying Notes to Consolidated Financial Statements

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(Unaudited)

	2007	2006
	(Amounts in thousands except per share data)
INTEREST INCOME
Interest and fees on loans	$8,690	$7,948
Interest and dividend income on securities	6,205	5,956
Deposits in banks	62	5
Total interest income	$14,957	$13,909
INTEREST EXPENSE
Deposits	$6,475	$5,077
Short-term borrowings	410	434
Long-term borrowings	1,376	1,458
Total interest expense	$8,261	$6,969
Net interest income	$6,696	$6,940
Provision for loan losses	125	300
Net interest income after provision for loan losses	$6,571	$6,640
NON-INTEREST INCOME
Trust department	$306	$263
Service charges and fees	971	1,001
Bank owned life insurance income	260	226
Gain on sale of loans	47	3
Investment securities gains (losses)—net	267	195
Other	144	80
Total non-interest income	$1,995	$1,768
NON-INTEREST EXPENSE
Salaries and employee benefits	$2,645	$2,676
Occupancy, net	341	298
Furniture and equipment	362	374
Professional services	272	183
State shares tax	273	258
Other	1,267	1,066
Total non-interest expenses	$5,160	$4,855
Income before income taxes	$3,406	$3,553
Income tax expense	588	528
Net Income	$2,818	$3,025
PER SHARE DATA
Net Income Per Share:*
Basic	$.62	$.66
Diluted	.62	.66
Cash dividends per share*	.44	.42

*                     Adjusted to reflect a 5% stock dividend declared October 24, 2006, to shareholders of record November 14, 2006, payable December 5, 2006.

See Accompanying Notes to Consolidated Financial Statements

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(Unaudited)

	2007	2006
	(Amounts in thousands)
OPERATING ACTIVITIES
Net income	$2,818	$3,025
Adjustments to reconcile net income to net cash provided by operating activities:
Provision or loan losses	125	300
Stock option expense	0	8
Provision for depreciation and amortization	264	267
Premium amortization on investment securities	31	85
Accretion of core deposit net discount	8	1
Discount accretion on investment securities	(244)	(250)
(Gain) loss on sale of mortgage loans	(47)	10
Proceeds from sale of mortgage loans	4,052	3,189
Originations of mortgage loans for resale	(2,001)	(2,006)
Gain on sales of investment securities	(267)	(195)
Deferred income tax (benefit)	(82)	(170)
Increase in interest receivable and other assets	(589)	(425)
Increase in cash surrender value of bank owned life insurance	(1,260)	(226)
Increase in interest payable, accrued expenses and other liabilities	309	179
Loss of sale of premises and equipment	3	0
NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,120	$3,792
INVESTING ACTIVITIES
Purchases of investment securities available for sale	$(67,434)	$(36,129)
Purchases of investment securities held to maturity	0	(2,005)
Purchase of investment in real estate ventures	(489)	0
Proceeds from sales of investment securities available for sale	45,549	28,336
Proceeds from maturities and redemptions of investment securities available for sale	10,204	15,202
Proceeds from maturities and redemption of investment securities held to maturity	2,381	102
Net increase in loans	(5,782)	(13,011)
Purchase of premises and equipment	(341)	(120)
Proceeds from sale of foreclosed assets	41	193
Proceeds from sale of premises and equipment	2	0
NET CASH USED IN INVESTING ACTIVITIES	$(15,869)	$(7,432)
FINANCING ACTIVITIES
Net increase in deposits	$13,460	$10,583
Net increase (decrease) in short-term borrowings	3,629	(3,201)
Net decrease in long-term borrowings	(5,550)	(2,000)
Purchase of treasury stock	(145)	(423)
Proceeds from sale of treasury stock	0	69
Cash dividends	(1,988)	(1,926)
NET CASH PROVIDED BY FINANCING ACTIVITIES	$9,456	$3,102
DECREASE IN CASH AND CASH EQUIVALENT	$(3,293)	$(538)
CASH AND CASH EQUIVALENTS, BEGINNING	10,188	7,156
CASH AND CASH EQUIVALENTS, ENDING	$6,895	$6,618
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during period for
Interest	$8,158	$6,834
Income Taxes	743	783

See Accompanying Notes to Consolidated Financial Statements

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
(Unaudited)

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of First Keystone Corporation and Subsidiary (the “Corporation”) are in accordance with accounting principles generally accepted in the United States of America and conform to common practices within the banking industry. The more significant policies follow:

Principles of Consolidation

The consolidated financial statements include the accounts of First Keystone Corporation and its wholly-owned Subsidiary, First Keystone National Bank (the “Bank”). All significant inter-company balances and transactions have been eliminated in consolidation.

Nature of Operations

The Corporation, headquartered in Berwick, Pennsylvania, provides a full range of banking, trust and related services through its wholly-owned Bank subsidiary and is subject to competition from other financial institutions in connection with these services. The Bank serves a customer base which includes individuals, businesses, public and institutional customers primarily located in the Northeast Region of Pennsylvania. The Bank has 10 full service offices and 12 ATMs located in Columbia, Luzerne and Montour Counties. The Corporation and its subsidiary must also adhere to certain federal banking laws and regulations and are subject to periodic examinations made by various federal agencies.

Segment Reporting

The Corporation’s banking subsidiary acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Bank offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services. The Bank also performs personal, corporate, pension and fiduciary services through its Trust Department.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, trust and mortgage banking operations of the Corporation. Currently, management measures the performance and allocates the resources of First Keystone Corporation as a single segment.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Investment Securities

The Corporation classifies its investment securities as either “Held-to-Maturity” or “Available-for-Sale” at the time of purchase. Debt securities are classified as Held-to-Maturity when the Corporation has the ability and positive intent to hold the securities to maturity. Investment securities Held-to-Maturity are carried at cost adjusted for amortization of premium and accretion of discount to maturity.

Debt securities not classified as Held-to-Maturity and equity securities are included in the Available-for-Sale category and are carried at fair value. The amount of any unrealized gain or loss, net of the effect of deferred income taxes, is reported as other comprehensive income (loss) in the Consolidated Statement of Changes in Stockholders’ Equity. Management’s decision to sell Available-for-Sale securities is based on changes in economic conditions controlling the sources and applications of funds, terms, availability of and yield of alternative investments, interest rate risk and the need for liquidity.

The cost of debt securities classified as Held-to-Maturity or Available-for-Sale is adjusted for amortization of premiums and accretion of discounts to expected maturity. Such amortization and accretion, as well as interest and dividends is included in interest income from investments. Realized gains and losses are included in net investment securities gains and losses.

The cost of investment securities sold, redeemed or matured is based on the specific identification method.

Loans

Loans are stated at their outstanding unpaid principal balances, net of deferred fees or costs, unearned income and the allowance for loan losses. Interest on installment loans is recognized as income over the term of each loan, generally, by the actuarial method. Interest on all other loans is primarily recognized based upon the principal amount outstanding on an actual day basis. Loan origination fees and certain direct loan origination costs have been deferred with the net amount amortized using the interest method over the contractual life of the related loans as an interest yield adjustment.

Mortgage loans held for resale are carried at the lower of cost or market on an aggregate basis. These loans are sold without recourse to the Corporation.

Past-Due Loans—Generally, a loan is considered to be past-due when scheduled loan payments are in arrears 15 days or more. Delinquent notices are generated automatically when a loan is 15 days past-due, depending on the type of loan. Collection efforts continue on loans past-due beyond 60 days that have not been satisfied, when it is believed that some chance exists for improvement in the status of the loan. Past-due loans are continually evaluated with the determination for charge-off being made when no reasonable chance remains that the status of the loan can be improved.

Non-Accrual Loans—Generally, a loan is classified as non-accrual and the accrual of interest on such a loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Certain non-accrual loans may continue to perform, that is, payments are still being received. Generally, the payments are applied to principal. These loans remain under constant scrutiny and if performance continues, interest income may be recorded on a cash basis based on management’s judgement as to collectibility of principal.

Allowance for Loan Losses—The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses and subsequent recoveries, if any, are credited to the allowance.

A principal factor in estimating the allowance for loan losses is the measurement of impaired loans. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Under current accounting standards, the allowance for loan losses related to impaired loans is based on discounted cash flows using the effective interest rate of the loan or the fair value of the collateral for certain collateral dependent loans.

The allowance for loan losses is maintained at a level estimated by management to be adequate to absorb potential loan losses. Management’s periodic evaluation of the adequacy of the allowance for loan losses is based on the Corporation’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

Derivatives

The Bank has outstanding loan commitments that relate to the origination of mortgage loans that will be held for resale. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” and the guidance contained within the Derivatives Implementation Group Statement 133 Implementation Issue No. C 13, the Bank has accounted for such loan commitments as derivative instruments. The outstanding loan commitments in this category did not give rise to any losses for the six months ended June 30, 2007 and the year ended December 31, 2006, as the fair market value of each outstanding loan commitment exceeded the Bank’s cost basis in each outstanding loan commitment.

Premises and Equipment

Premises, improvements and equipment are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. Long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying value may not be recovered. Maintenance and minor repairs are charged to operations as incurred. The cost and accumulated depreciation of the premises and equipment retired or sold are eliminated from the property accounts at the time of retirement or sale, and the resulting gain or loss is reflected in current operations.

Mortgage Servicing Rights

The Corporation originates and sells real estate loans to investors in the secondary mortgage market. After the sale, the Corporation may retain the right to service these loans. When originated mortgage loans are sold and servicing is retained, a servicing asset is capitalized based on relative fair value at the date of sale. Servicing assets are amortized as an offset to other fees in proportion to, and over the period of, estimated net servicing income. The unamortized cost is included in other assets in the accompanying consolidated balance sheet. The servicing rights are periodically evaluated for impairment based on their relative fair value.

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value on the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell and is included in other assets. Revenues derived from and costs to maintain the assets and subsequent gains and losses on sales are included in other non-interest income and expense. The total of foreclosed real estate properties included in other assets amounted to $514,000 at June 30, 2007 and $41,000 at December 31, 2006.

Bank Owned Life Insurance

The Corporation invests in Bank Owned Life Insurance (BOLI) with split dollar life provisions. Purchase of BOLI provides life insurance coverage on certain employees with the Corporation being owner and beneficiary of the policies.

Investments in Real Estate Ventures

The Bank is a limited partner in  real estate ventures that own and operate affordable residential low-income housing apartment buildings for elderly residents. The investments are accounted for under the effective yield method under the Emerging Issues Task Force (EITF) 94-1, “Accounting for Tax Benefits Resulting from Investments in Affordable Housing Projects”. Under the effective yield method, the Bank recognizes tax credits as they are allocated and amortizes the initial cost of the investment to provide a constant effective yield over the period that the tax credits are allocated to the Bank. Under this method, the tax credits allocated, net of any amortization of the investment in the limited partnerships, are recognized in the consolidated statements of income as a component of income tax expense. The amount of tax credits allocated to the Bank were $128,000 in 2006, 2005 and 2004. The amortization of the investments in the limited partnerships were $52,000 and $50,000 for the six months ended June 30, 2007 and 2006, respectively. In June of 2007 the Bank acquired a limited partnership interest in a real estate venture in the amount of $489,000. It is anticipated the venture will become operational by the end of 2007. The carrying value of the investments as of June 30, 2007 and December 31, 2006, was $1,031,000 and $595,000, respectively, and is included in other assets in the accompanying consolidated balance sheets.

Income Taxes

The provision for income taxes is based on the results of operations, adjusted primarily for tax-exempt income. Certain items of income and expense are reported in different periods for financial reporting and tax return purposes. Deferred tax assets and liabilities are determined based on the differences between the consolidated financial statement and income tax bases of assets and liabilities measured by using the enacted tax rates and laws expected to be in effect when the timing differences are expected to reverse. Deferred tax expense or benefit is based on the difference between deferred tax asset or liability from period to period.

Goodwill, Other Intangible Assets, and Premium Discount

Goodwill resulted from the acquisition of certain fixed and operating assets acquired and deposit liabilities assumed of the branch of another financial institution in Danville, Pennsylvania, in January 2004. Such goodwill represents the excess cost of the acquired assets relative to the assets fair value at the date of acquisition. The Corporation accounts for goodwill pursuant to the Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Intangible Assets”. SFAS No. 142 includes requirements to test goodwill for impairments rather than to amortize goodwill. The Corporation has tested the goodwill included in its consolidated balance sheet at December 31, 2006, and has determined there was no impairment as of that date.

Intangible assets are comprised of core deposit intangibles and premium discount (negative premium) on certificates of deposit acquired in January 2004 when the Bank assumed deposit accounts of the branch of another financial institution. The core deposit intangible is being amortized over the average life of the deposits acquired as determined by an independent third party. Premium discount (negative premium) on acquired certificates of deposit resulted from the valuation of certificate of deposit accounts by an independent third party which were part of the deposit accounts assumed of the branch by another financial institution. The book value of certificates of deposit acquired was greater than their fair value at the date of acquisition which resulted in a negative premium due to higher cost of the certificates of deposit compared to the cost of similar term financing.

Stock Based Compensation

The Corporation sponsors a stock option plan. Prior to January 1, 2006 the Corporation had accounted for this Plan under the fair value recognition and measurement provisions of Statement of Financial Accounting Standards (SFAS) 123, “Accounting for Stock Based Compensation”. Effective January 1, 2006 the Corporation adopted SFAS 123 (revised 2004), “Share-Based Payment”, using the modified prospective application method. Based on the terms of the Plan, the Corporation did not have a cumulative effect related to the Plan. Since the fair value recognition provisions of SFAS 123 and SFAS 123R are essentially the same as they relate to the Corporation’s Plan, the adoption of SFAS 123R did not and will not have a material impact on the Corporation’s consolidated financial condition, results of operations or liquidity. The fair values of the stock awards are determined using the estimated expected life. The Corporation recognized stock based compensation expense on the straight line basis over the period the stock award is earned by the employee.

Per Share Data

Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings Per Share”, requires dual presentation of basic and fully diluted earnings per share. Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding at the end of each period. Diluted earnings per share is calculated by increasing the denominator for the assumed conversion of all potentially dilutive securities. The Corporation’s dilutive securities are limited to stock options.

Cash Flow Information

For purposes of reporting consolidated cash flows, cash and cash equivalents include cash on hand and due from other banks and interest bearing deposits in other banks. The Corporation considers cash classified as interest bearing deposits with other banks as a cash equivalent since they are represented by cash accounts essentially on a demand basis.

Trust Assets and Income

Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation. Trust Department income is generally  recognized on a cash basis and is not materially different than if it were reported on an accrual basis.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 158 “Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans”, which requires the Corporation to recognize the funded status of a benefit plan as either assets or liabilities in the consolidated balance sheet and to recognize as a component of other comprehensive income, net of tax, unrecognized actuarial gains or losses, prior service costs and transition obligations that arise during the period. The adoption of SFAS 158 for year ended December 31, 2006 did not have a material impact on the Corporation’s consolidated financial position, results of operations, or liquidity.

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) 157, “Fair Value Measurements”, which upon adoption will replace various definitions of fair value in existing accounting literature with a single definition, will establish a framework for measuring fair value, and will require additional disclosures about fair value measurements. The statement clarifies that fair value is the price that would be received to sell an asset or the price paid to transfer a liability in the most advantageous market available to the entity and emphasizes that fair value is a market-based measurement and should be based on the assumptions market participants would use. The statement also creates a three-level hierarchy under which individual fair value estimates are to be ranked based on the relative reliability of the inputs used in the valuation. This hierarchy is the basis for the disclosure requirements, with fair value estimates based on the least reliable inputs requiring more extensive disclosures about the valuation method used and the gains and losses associated with those estimates. SFAS 157 is required to be applied whenever another financial accounting standard requires or permits an asset or liability to be measured at fair value. The statement does not expand the use of fair value to any new circumstances. The Corporation will be required to apply the new guidance beginning January 1, 2008, and does not expect it to have a material impact on the Corporation’s consolidated financial condition, results of operations, or liquidity.

In July 2006, the FASB issued FASB Staff Position (FSP) 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Related to Income Taxes Generated by a Leveraged Lease Transaction”. This FSP amends SFAS 13, “Accounting for Leases”, to require a lessor in a leveraged lease transaction to recalculate the leveraged lease for the effects of a change or projected change in the timing of cash flows relating to income taxes that are generated by the leveraged lease. The guidance in FSP 13-2 is required to be applied to fiscal years beginning after December 15, 2006. The application of this FSP is not expected to have a material impact on the Corporation’s consolidated financial condition, results of operations, or liquidity.

In June 2006, the FASB issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”, an interpretation of SFAS 109, “Accounting for Income Taxes”. FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under FIN 48, tax positions shall initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. FIN 48 also revises disclosure requirements to include an annual tabular roll-forward of unrecognized tax benefits. The provisions of this interpretation are required to be adopted for fiscal periods beginning after December 15, 2006. The Corporation will be required to apply the provisions of FIN 48 to all tax positions upon initial adoption with any cumulative effect adjustment to be recognized as an adjustment to retained earnings. The adoption of FIN 48 is not expected to have a material impact on the Corporation’s consolidated financial condition, result of operations, or liquidity.

In March 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) 156, “Accounting for Servicing of Financial Assets”, an amendment of SFAS 140. This standard requires entities to separately recognize a servicing asset or liability whenever it undertakes an obligation to service financial assets and also requires all separately recognized servicing assets or liabilities to be initially measured at fair value. Additionally, this standard permits entities to choose among two alternatives, the amortization method or fair value measurement method, for the subsequent measurement of each class of separately recognized servicing assets and liabilities. Under the amortization method, an entity shall amortize the value of servicing assets or liabilities in proportion to and over the period of estimated net servicing income or net servicing loss and assess servicing assets or liabilities for impairment or increased obligation based on fair value at each reporting date. Under the fair value measurement method, an entity shall measure servicing assets or liabilities at fair value at each reporting date and report changes in fair value in earnings in the period in which the changes occur.

Effective January 1, 2006, the Corporation adopted this statement by electing amortization method as the measurement method for residential real estate mortgage servicing rights (MSRs).

In February 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS 155 requires entities to evaluate and identify whether interests in securitized financial assets are freestanding derivatives, hybrid financial instruments that contain an embedded derivative requiring bifurcation, or hybrid financial instruments that contain embedded derivatives that do not require bifurcation. SFAS 155 also permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement will be effective for all financial instruments acquired or issued by the Corporation on or after January 1, 2007 and is not expected to have a material impact on the Corporation’s consolidated financial condition, results of operations, or liquidity.

In November 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) 115—“The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in the consolidated statement of income. Specifically, this guidance clarifies that an investor should recognize an impairment loss no later than when an impairment is deemed other-than-temporary, even if the decision to sell has not been made. The FSP also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The Corporation has followed the guidance of this FSP in 2005 and 2006.

In May 2005, the FASB issued Statement of Financial Accounting Standards (SFAS) 154, “Accounting Charges and Error Corrections”, which modifies the accounting for and reporting of a change in an accounting principle. This statement applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specified transition provisions. This statement also requires retrospective application to prior period financial statements of changes in accounting principles, unless it is impractical to determine either the period-specific or cumulative effects of the accounting change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 is not expected to have a material impact on the Corporation’s consolidated financial condition, results of operations, or liquidity.

In December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) 153, “Exchanges of Nonmonetary Assets”, which amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions”. SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the Corporation’s consolidated financial condition, results of operations, or liquidity.

In December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) 123 (revised 2004), “Share-Based Payment”. This Statement is a revision of SFAS 123, “Accounting for Stock-Based Compensation”, and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and its related guidance. SFAS 123 (revised 2004) established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. This Statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee share ownership plans.

In addition, this statement amends SFAS 95, “Statement of Cash Flows”, to require that excess tax benefits be reported as financing cash inflow rather than as a reduction of taxes paid. The Corporation has adopted these statements as of January 1, 2006. SFAS 123R requires the Corporation to change its method of accounting for share-based awards to include estimated forfeitures in the initial estimate of compensation expense and to accelerate the recognition of compensation expense for retiree-eligible employees. The adoption of these standards did not have a material effect on the Corporation’s consolidated financial condition, results of operations, or liquidity.

Advertising Costs

It is the Corporation’s policy to expense advertising costs in the period in which they are incurred. Advertising expense for the six month periods ended June 30, 2007 and 2006 was approximately $208,000 and $113,000, respectively.

Reclassifications

Certain amounts in the consolidated financial statements of prior periods have been reclassified to conform with presentation used in the 2007 consolidated financial statements. Such reclassifications have no effect on the Corporation’s consolidated financial condition or net income.

NOTE 2.   ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the periods ended June 30, 2007, and June 30, 2006, were as follows:

	2007	2006
	(amounts in thousands)
Balance, January 1	$3,671	$3,676
Provision charged to operations	125	300
Loans charged off	(111)	(330)
Recoveries	68	20
Balance, June 30	$3,753	$3,666

At June 30, 2007, the recorded investment in loans that are considered to be impaired as defined by SFAS No. 114 was $1,012,000. No additional charge to operations was required to provide for the impaired loans since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance required by SFAS No. 114 along with any other potential losses.

At June 30, 2007, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.

Non-accrual loans at June 30, 2007, and December 31, 2006, were $1,012,000 and $1,704,000, respectively.

Loans past-due 90 days or more and still accruing interest amounted to $11,000 and $1,135,000 on June 30, 2007 and December 31, 2006, respectively.

NOTE 3.   SHORT-TERM BORROWINGS

Federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances generally represent overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank are payable on demand.

NOTE 4.   LONG-TERM BORROWINGS

Long-term borrowings are comprised of advances from the Federal Home Loan Bank (FHLB). Under terms of a blanket agreement, collateral for the loans are secured by certain qualifying assets of the Corporation’s banking subsidiary which consist principally of first mortgage loans and certain investment securities.

NOTE 5.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation does not engage in trading activities with respect to any of its financial instruments with off-balance sheet risk.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments.

The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at June 30, 2007, and December 31, 2006, were as follows:

	June 30,	December 31,
	2007	2006
	(amounts in thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$28,269	$33,811
Financial standby letters of credit	1,152	1,160
Performance standby letters of credit	2,093	2,155

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation may hold collateral to support standby letters of credit for which collateral is deemed necessary.

The Corporation grants commercial, agricultural, real estate mortgage and consumer loans to customers primarily in the counties of Columbia, Luzerne and Montour, Pennsylvania. It is management’s opinion that the loan portfolio was well balanced and diversified at June 30, 2007, to the extent necessary to avoid any significant concentration of credit risk. However, its debtors’ ability to honor their contracts may be influenced by the region’s economy.

NOTE 6.   STOCKHOLDERS’ EQUITY

Changes in Stockholders’ Equity for the period ended June 30, 2007 were are follows:

						Accumulated
				Compre-		Other
	Common	Common		hensive	Retained	Comprehensive	Treasury
	Shares	Stock	Surplus	Income	Earnings	Income (Loss)	Stock	Total
	(Amounts in thousands, except common share data)
Balance at January 1, 2007	4,755,564	$9,511	$16,119		$33,793	$(126)	$(5,910)	$53,387
Comprehensive Income:
Net Income				$2,818	2,818			2,818
Change in unrealized gain (loss) on investment securities available- for-sale, net of reclassification adjustment and tax effects				(3,799)		(3,799)		(3,799)
Total Comprehensive income (loss)				$(981)
Purchase of 7,791 shares of treasury stock							(145)	(145)
Cash dividends—$.44 per share					(1,988)			(1,988)
Balance at June 30, 2007	4,755,564	$9,511	$16,119		$34,623	$(3,925)	$(6,055)	$50,273

NOTE 7.   ACQUISITION COMMITMENT

On May 10, 2007, First Keystone Corporation (the “Corporation”) entered into a definitive agreement to acquire Pocono Community Bank (“Pocono”), a $137 million state-chartered bank offering deposit and lending services in Monroe County, Pennsylvania. Founded in 1996, Pocono is headquartered in Stroudsburg, PA and has three banking offices located in Monroe County. The total estimated value of the transaction will be $33.6 million or approximately $16.10 per share of Pocono stock, although actual value will depend on several factors, including the price of the Corporation’s stock. For each share of Pocono common stock outstanding, the Corporation will issue either 0.8944 shares of the Corporation’s common stock or $16.10 in cash. Further, the Corporation will issue approximately 937,300 shares of common stock in exchange for Pocono common stock and the remainder in cash. All option and warrant holders will be cashed out at closing. It is currently anticipated that the acquisition, which is subject to state and federal regulatory approval, approval by the shareholders of Pocono and other customary conditions to closing, is anticipated to be completed in the fall of 2007. As part of the agreement, Pocono will continue to operate under the Pocono name and logo, and will become a division of First Keystone National Bank, the Corporation’s banking subsidiary.

NOTE 8.   MANAGEMENT’S ASSERTIONS AND COMMENTS REQUIRED TO BE PROVIDED WITH FORM 10Q FILING

In management’s opinion, the consolidated interim financial statements reflect fair presentation of the consolidated financial position of First Keystone Corporation and Subsidiary, and the results of their operations and their cash flows for the interim periods presented. Further, the consolidated interim financial statements are unaudited; however they reflect all adjustments, which are in the opinion of management, necessary to present fairly the consolidated financial condition and consolidated results of operations and cash flows for the interim periods presented and that all such adjustments to the consolidated financial statements are of a normal recurring nature. The independent registered public accounting firm, J. H. Williams & Co., LLP, reviewed these consolidated financial statements as stated in their accompanying review report.

The results of operations for the six-month period ended June 30, 2007, are not necessarily indicative of the results to be expected for the full year.

These consolidated interim financial statements have been prepared in accordance with requirements of Form 10Q and therefore do not include all disclosures normally required by accounting principles generally accepted in the United States of America applicable to financial institutions as included with consolidated financial statements included in the Corporation’s annual Form 10K filing. The reader of these consolidated interim financial statements may wish to refer to the Corporation’s annual report or Form 10K for the period ended December 31, 2006, filed with the Securities and Exchange Commission.

Financial Statements of Pocono Community Bank

Independent Auditors’ Report

The Board of Directors and Shareholders
Pocono Community Bank
Stroudsburg, Pennsylvania:

We have audited the accompanying balance sheet of Pocono Community Bank as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pocono Community Bank as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ PARENTE RANDOLPH, LLC
Wilkes-Barre, Pennsylvania
February 20, 2007

POCONO COMMUNITY BANK
BALANCE SHEET
DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS:
Cash and cash equivalents:
Cash	$565,998	$570,442
Due from banks	8,994,981	8,222,804
Federal funds sold	6,022,000	2,058,000
Total	15,582,979	10,851,246
Securities available-for-sale	16,871,144	21,239,814
Loans, net	99,120,551	92,971,185
Bank premises and equipment	2,692,810	2,560,069
Accrued interest receivable	549,396	528,383
Mortgage servicing rights	65,008	78,103
Bank owned life insurance	2,859,940	2,738,948
Other assets	785,340	664,084
TOTAL	$138,527,168	$131,631,832
LIABILITIES:
Demand deposits:
Interest-bearing	$23,971,288	$31,906,855
Noninterest-bearing	17,224,646	16,331,736
Total	41,195,934	48,238,591
Savings deposits	17,784,915	23,397,502
Time deposits	54,743,634	36,746,782
Total deposits	113,724,483	108,382,875
Borrowed funds	9,000,000	9,000,000
Obligation under capital lease	832,408	856,113
Accrued interest payable	233,756	65,590
Other liabilities	382,653	204,505
Total liabilities	124,173,300	118,509,083
SHAREHOLDERS’ EQUITY:
Preferred stock, $5 par value, authorized 1,000,000 shares; none issued	—	—
Common stock, $2.50 par value, authorized 4,000,000 shares; issued and outstanding 1,684,515 and 1,664,949 shares at December 31, 2006 and 2005	4,211,288	4,162,373
Additional paid-in capital	6,176,351	6,082,824
Retained earnings	4,103,070	3,099,114
Accumulated other comprehensive loss	(136,841)	(221,562)
Total shareholders’ equity	14,353,868	13,122,749
TOTAL	$138,527,168	$131,631,832

See Notes to Financial Statements

POCONO COMMUNITY BANK
STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
INTEREST INCOME:
Interest and fees on loans	$6,320,295	$5,473,132	$5,129,861
Interest and dividends on investments	888,620	1,143,059	1,053,643
Total interest income	7,208,915	6,616,191	6,183,504
INTEREST EXPENSE:
Deposits	2,730,790	1,875,917	1,580,832
Borrowed funds	234,624	233,438	233,260
Capital lease obligation	67,016	71,937	75,551
Total interest expense	3,032,430	2,181,292	1,889,643
NET INTEREST INCOME	4,176,485	4,434,899	4,293,861
PROVISION FOR LOAN LOSSES	80,200	101,000	24,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,096,285	4,333,899	4,269,861
OTHER INCOME:
Service charges	291,134	310,104	227,894
Other operating income	213,770	125,672	80,896
Total other income	504,904	435,776	308,790
OTHER EXPENSES:
Salaries and employee benefits	1,668,493	1,529,236	1,453,580
Bank premises and equipment expenses	379,625	337,133	305,249
Other operating expenses	1,167,300	1,009,232	868,321
Total other expenses	3,215,418	2,875,601	2,627,150
INCOME BEFORE PROVISION FOR INCOME TAXES	1,385,771	1,894,074	1,951,501
PROVISION FOR INCOME TAXES	381,815	592,853	647,261
NET INCOME	$1,003,956	$1,301,221	$1,304,240
EARNINGS PER SHARE
Basic	$0.60	$0.78	$0.78
Diluted	$0.49	$0.64	$0.64

See Notes to Financial Statements

POCONO COMMUNITY BANK
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

					ACCUMULATED
			ADDITIONAL		OTHER
	COMMON STOCK		PAID-IN	RETAINED	COMPREHENSIVE
	SHARES	AMOUNT	CAPITAL	EARNINGS	INCOME (LOSS)	TOTAL
BALANCE, DECEMBER 31, 2003	1,512,422	$3,781,056	$4,750,966	$2,197,978	$165,516	$10,895,516
COMPREHENSIVE INCOME:
Net income				1,304,240		1,304,240
Change in net unrealized holding gains on securities available-for-sale					(141,815)	(141,815)
Total comprehensive income						1,162,425
STOCK WARRANTS EXERCISED	10	25	25			50
STOCK OPTIONS EXERCISED	600	1,500	4,700			6,200
BALANCE, DECEMBER 31, 2004	1,513,032	3,782,581	4,755,691	3,502,218	23,701	12,064,191
COMPREHENSIVE INCOME:
Net income				1,301,221		1,301,221
Change in net unrealized holding gains on securities available-for-sale					(245,263)	(245,263)
Total comprehensive income						1,055,958
10% STOCK DIVIDEND	151,397	378,492	1,325,833	(1,704,325)
STOCK OPTIONS EXERCISED	520	1,300	1,300			2,600
BALANCE, DECEMBER 31, 2005	1,664,949	4,162,373	6,082,824	3,099,114	(221,562)	13,122,749
COMPREHENSIVE INCOME:
Net income				1,003,956		1,003,956
Change in net unrealized holding losses on securities available-for-sale					84,721	84,721
Total comprehensive income						1,088,677
STOCK OPTIONS EXERCISED	7,700	19,250	40,824			60,074
STOCK WARRANTS EXERCISED	11,866	29,665	24,325			53,990
SHARE-BASED COMPENSATION			28,378			28,378
BALANCE, DECEMBER 31, 2006	1,684,515	$4,211,288	$6,176,351	$4,103,070	$(136,841)	$14,353,868

See Notes to Financial Statements

POCONO COMMUNITY BANK

STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
OPERATING ACTIVITIES:
Net income	$1,003,956	$1,301,221	$1,304,240
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	80,200	101,000	24,000
Depreciation	215,535	193,675	181,256
Investment amortization and accretion, net	48,631	83,244	105,070
Share-based compensation	28,378	—	—
Amortization of mortgage servicing rights	13,095	3,251	25,018
Bank owned life insurance	(120,992)	(38,948)	—
Deferred income tax benefit	(63,725)	(71,538)	18,743
Change in:
Accrued interest receivable	(21,013)	(35,463)	(25,833)
Other assets	(101,178)	156,798	(220,899)
Accrued interest payable	(168,166)	27,236	(851)
Other liabilities	178,148	44,658	68,773
Net cash provided by operating activities	1,092,869	1,765,134	1,479,517
INVESTING ACTIVITIES:
Purchase of securities available-for-sale	—	(3,161,489)	(20,327,654)
Net change in restricted equity securities	(70,400)	155,700	(326,200)
Proceeds from maturities or calls of securities available-for-sale	4,518,807	7,418,368	9,756,592
Net (increase) decrease in loans	(6,229,566)	(11,191,762)	922,340
Acquisition of bank premises and equipment	(348,276)	(1,095,438)	(488,704)
Purchase of bank owned life insurance	—	(2,700,000)	—
Net cash used in investing activities	(2,129,435)	(10,574,621)	(10,463,626)
FINANCING ACTIVITIES:
Net increase in deposit accounts	5,341,608	5,171,569	831,294
Net decrease in borrowed funds	—	(2,000,000)	7,000,000
Stock warrants exercised	53,990	2,600	50
Stock options exercised	60,074	—	6,200
Repayment of obligation under capital lease	(23,705)	(21,755)	(19,999)
Net cash provided by financing activities	5,431,967	3,152,414	7,817,545
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,395,401	(5,657,073)	(1,166,564)
CASH AND CASH EQUIVALENTS, BEGINNING	10,851,246	16,508,319	17,674,883
CASH AND CASH EQUIVALENTS, ENDING	$15,246,647	$10,851,246	$16,508,319
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$2,864,264	$2,154,056	$1,890,494
Income taxes paid	$495,400	$511,100	$721,197

See Notes to Financial Statements

POCONO COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS

1.                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

The Bank provides a full range of basic financial services to individuals, small businesses and corporate customers in Monroe County, Pennsylvania and surrounding counties. This market area has a strong economic base made up of light manufacturing, service, leisure, and retail businesses. The Bank’s primary deposit products are demand deposits and interest bearing time and savings accounts. It offers a full array of loan products to meet the needs of retail and commercial customers. The Bank is subject to regulation by the Federal Reserve Bank of Philadelphia.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

INVESTMENT SECURITIES

Securities Held-to-Maturity—includes debt securities that the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost. The Bank had no held-to-maturity securities in 2006, 2005, or 2004.

Securities Available-for-Sale—includes debt and equity securities not classified as held-to-maturity. Such securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of shareholders’ equity.

Gains and losses on the sale of investment securities are determined using the specific-identification method.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, result in write-downs of the individual securities to their fair value. Any related write-downs are included in earnings as realized losses. In estimating other-than-temporary losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time to allow for any anticipated recovery in fair value.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case by case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

BANK PREMISES AND EQUIPMENT

Bank premises and furniture and equipment are carried at cost, less accumulated depreciation computed principally by the straight-line method over the estimated useful life of the assets.

FORECLOSED REAL ESTATE

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to sell. Any revenue and expenses from operations and additions to the valuation allowance are included in loss on foreclosed real estate.

The Bank has no foreclosed real estate at December 31, 2006 or 2005.

MORTGAGE SERVICING RIGHTS

Mortgage servicing rights are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

STOCK OPTIONS

The Bank has a share-based employee compensation plan, which is described more fully in Note 10. The fair value of each option award is estimated on the date of the grant using the Black-Scholes option pricing model. The Bank uses historical data to estimate option exercise and employee termination within the valuation model. Expected volatilities are based on historical volatility of the Bank’s stock. The risk-free rate is based on the U.S. Treasury yield in effect at the time of grant. Effective January 1, 2006, share-based compensation is recognized over the vesting periods of the options. Prior to 2006, the Bank accounted for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations and no stock-based employee compensation cost was reflected in net income.

The following table illustrates the effect on net income and earnings per share (EPS) if the Bank had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation in 2005 and 2004.

	YEAR ENDED DECEMBER 31
	2005	2004
Net income, as reported	$1,301,221	$1,304,240
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	19,648	23,618
Pro forma net income	$1,281,573	$1,280,622
Earnings per share:
Basic—as reported	$.78	$.78
Basic—pro forma	$.77	$.77
Diluted—as reported	$.64	$.65
Diluted—pro forma	$.63	$.64

The fair value of each option issued in 2005 and 2004, was estimated at $4.16 and $3.55, respectfully, using the Black-Scholes option—pricing model with the following weighted-average assumptions for grants issued in 2005 and 2004:

	2005	2004
Dividend yield	0%	0%
Expected volatility	21%	22%
Risk-free interest rate	4.40%	3.27%
Expected lives	5 years	5 years

ADVERTISING COSTS

Advertising costs are expensed as incurred and totaled $72,092 in 2006, $49,890 in 2005, and $56,758 in 2004.

INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

STATEMENT OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from other banks and federal funds sold.

FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

Cash and due from banks, federal funds sold, and interest-bearing deposits. The carrying amounts of cash and short-term instruments approximate their fair value.

Securities available-for-sale.   Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

Loans receivable.   For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow  analyses or underlying collateral values, where applicable.

Bank-owned life insurance.   Fair value is based on cash surrender value provided by insurance company.

Deposit liabilities.   The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other borrowed money.   Fair values for other borrowed money are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar borrowings to a schedule of expected monthly maturities.

Accrued interest.   The carrying amounts of accrued interest approximate their fair value.

Off-balance-sheet instruments.   Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standings.

2.   Investment Securities

The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2006 and 2005, are summarized as follows:

	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
2006
Debt Securities:
Mortgage-backed securities	$5,818,097	$4,477	$124,840	$5,697,734
U.S. government agency obligations	5,086,246	6,194	59,455	5,032,985
Corporate bonds	1,749,711	555	15,135	1,735,131
State and municipal securities	3,183,534	10,717	25,401	3,168,850
U.S. treasury securities	248,590	—	4,446	244,144
Total debt securities	16,086,178	21,943	229,277	15,878,844
Restricted Equity Securities:
Federal Reserve Bank	307,400	—	—	307,400
Federal Home Loan Bank of Pittsburgh	659,900	—	—	659,900
Atlantic Central Bankers Bank	25,000	—	—	25,000
Total	$17,078,478	$21,943	$229,277	$16,871,144

	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
2005
Debt Securities:
Mortgage-backed securities	$7,603,664	$990	$160,798	$7,443,856
U.S. government agency obligations	5,577,732	—	110,232	5,467,500
Corporate bonds	3,505,194	1,755	29,182	3,477,767
State and municipal securities	3,219,983	10,859	38,221	3,192,621
U.S. treasury securities	747,042	—	10,872	736,170
Total debt securities	20,653,615	13,604	349,305	20,317,914
Restricted Equity Securities:
Federal Reserve Bank	254,300	—	—	254,300
Federal Home Loan Bank of Pittsburgh	642,600	—	—	642,600
Atlantic Central Bankers Bank	25,000	—	—	25,000
Total	$21,575,515	$13,604	$349,305	$21,239,814

Investment securities with a carrying value of approximately $1,100,000 at December 31, 2006 were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and fair value of debt securities at December 31, 2006 and 2005, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because obligors may have the right to call or repay obligations with or without call or repayment penalties.

	2006		2005
	AMORTIZED COST	FAIR VALUE	AMORTIZED COST	FAIR VALUE
Due in one year or less	$1,949	$1,944	$2,748	$2,726
Due in one to five years	14,137	13,935	17,906	17,592
Total	$16,086	$15,879	$20,654	$20,318

Information pertaining to securities with gross unrealized losses at December 31, 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(dollars in thousands)
December 31, 2006:
Mortgage-backed securities			$5,252	$(125)	$5,252	$(125)
U.S. Treasury securities	$98	$(1)	249	(4)	347	(5)
U.S. government agency obligations			4,238	(59)	4,238	(59)
State and municipal securities			1,898	(25)	1,898	(25)
Corporate bonds	—	—	1,250	(15)	1,250	(15)
Total	$98	$(1)	$12,887	$(228)	$12,985	$(229)

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(dollars in thousands)
December 31, 2005:
Mortgage-backed securities	$4,089	$(64)	$2,981	$(97)	$7,070	$(161)
U.S. Treasury securities	243	(5)	494	(6)	737	(11)
U.S. government agency obligations	2,303	(31)	3,164	(79)	5,467	(110)
State and municipal securities	827	(6)	1,267	(32)	2,094	(38)
Corporate bonds	1,000	(1)	1,726	(28)	2,726	(29)
Total	$8,462	$(107)	$9,632	$(242)	$18,094	$(349)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2006, the debt securities with unrealized losses have depreciated 1.8% from the Bank’s amortized cost basis. These securities are guaranteed by either the U.S. Government or other governments. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

3.                 LOANS

Major loan classifications at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Commercial and industrial	$8,413,791	$9,955,332
Commercial real estate	41,473,309	39,426,175
Residential real estate	48,797,189	41,997,829
Construction loans	1,040,166	2,240,160
Installment loans	353,946	187,640
Governmental	391,531	456,431
Overdrafts	12,745	19,507
Gross loans	100,482,677	94,283,074
Unamortized loan fees, net	(131,129)	(150,751)
Allowance for loan losses	(1,230,997)	(1,161,138)
Loans, net	$99,120,551	$92,971,185

Activity in the allowance for loan losses for the years ended December 31, 2006, 2005, and 2004 was as follows:

	2006	2005	2004
Balance, beginning	$1,161,138	$1,063,680	$1,081,839
Loan charge-offs	(13,148)	(8,813)	(42,159)
Loan recoveries	2,807	5,271	—
Provision for loan losses	80,200	101,000	24,000
Balance, ending	$1,230,997	$1,161,138	$1,063,680

The Bank grants real estate, commercial, industrial and consumer loans to customers primarily in Monroe County, Pennsylvania. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on the economic sector in which the Bank operates.

The Bank had one $123,000 nonaccrual loan at December 31, 2006. The Bank had no nonaccrual loans as of December 31, 2005. Impaired loans were as follows (in thousands):

	2006	2005
At December 31:
Impaired loans	$1,542	$1,641
Accruing loans that are contractually past due 90 days or more as to principal or interest	$—	$—
Amount of impaired loans that have a related allowance	$1,542	$469
Amount of impaired loans with no related allowance	$—	$1,172
Allowance for impaired loans	$308	$132

	2006	2005	2004
For the year ended December 31:
Average investment in impaired loans	$1,592	$1,735	$1,634
Interest income recognized on impaired loans (all cash-basis)	$116	$119	$149

4.                 BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 2006 and 2005, are summarized as follows:

	2006	2005
Bank premises held under capital lease	$950,722	$950,722
Bank premises	1,810,180	915,531
Furniture and equipment	1,061,910	894,085
Construction in progress	95,929	810,127
Total	3,918,741	3,570,465
Less accumulated depreciation	1,225,931	1,010,396
Bank premises and equipment, net	$2,692,810	$2,560,069

Construction in progress relates to Swiftwater Branch that is expected to be completed in 2007. Total cost of this project is expected to approximate $900,000.

Depreciation for the years ended December 31, 2006, 2005, and 2004 was as follows:

	2006	2005	2004
Bank premises held under capital lease	$47,963	$48,085	$47,597
Bank premises	61,232	41,276	40,103
Furniture and equipment	106,340	104,314	93,556
Total	$215,535	$193,675	$181,256

5.                 MORTGAGE SERVICING RIGHTS

Mortgage loans serviced for others are not included in the accompanying balance sheet. The unpaid principal balances of mortgages serviced for others was $6,903,203 and $8,783,735 at December 31, 2006 and 2005, respectively

The fair value of mortgage servicing rights was $65,008 and $78,103 at December 31, 2006 and 2005, respectively. The fair value of mortgage servicing rights was determined using a discount rate of 9.5% and Public Securities Association (PSA) prepayment speed of 300.

The following summarizes mortgage servicing rights capitalized and amortized as of and for the years ended December 31:

	2006	2005	2004
Balance, January 1	$78,103	$81,354	$—
Mortgage servicing rights capitalized	—	—	106,372
Mortgage servicing rights amortized	(13,095)	(3,251)	(25,018)
Balance, December 31	$65,008	$78,103	$81,354

In 2004, the Bank recognized a $106,372 gain on the sale of mortgages; there were no such gains in 2006 or 2005.

6.                 DEPOSITS

Certificates of deposit of $100,000 or more, included in time deposits, totaled approximately $27,100,000 and $19,231,000 at December 31, 2006 and 2005, respectively. Interest expense related to certificates of deposit of $100,000 or more was approximately $902,000 in 2006, $571,000 in 2005, and $351,000 in 2004.

At December 31, 2006, scheduled maturities of time deposits are as follows (in thousands:

2007	$43,684
2008	8,516
2009	662
2010	1,611
2011	271
Total	$54,744

Related party deposits totaled approximately $3,935,000 and $6,788,000 at December 31, 2006 and 2005, respectively.

7.                 LEASING TRANSACTION WITH RELATED PARTIES

The Bank leases land and a bank building from a partnership, the partners of which also control the Bank, under a lease expiring in 2017. This lease has an operating lease component and a capital lease component.

Minimum future rental payments as of December 31, 2006 under the noncancelable operating lease component for land are due as follows:

YEAR ENDING DECEMBER 31
2007	$36,449
2008	36,449
2009	36,449
2010	36,449
2011	36,449
Thereafter	218,691
Total minimum future rental payments	$400,936

Rental expense under the operating lease amounted to $36,449 in 2006, 2005, and 2004.

Minimum future lease payments under the capital lease component for a bank building as of December 31, 2006 for each of the next five years and in aggregate are:

YEAR ENDING DECEMBER 31
2007	$89,179
2008	113,551
2009	113,551
2010	113,551
2011	113,551
Thereafter	761,848
Total minimum lease payments	1,305,231
Less amount representing interest	472,823
Present value of net minimum lease payments	$832,408

8.                 BORROWED FUNDS

Borrowed funds consists of the following at December 31, 2006 and 2005:

	2006	2005
Federal Home Loan Bank of Pittsburgh:
Convertible rate advances:
Due June 16, 2010, 5.99%	$2,000,000	$2,000,000
Due November 17, 2010, 5.56%	1,000,000	1,000,000
Line of credit, 5.43%	6,000,000	6,000,000
Total	$9,000,000	$9,000,000

These borrowed funds are secured by essentially all of the Bank’s assets.

The Bank has a $2,000,000 federal funds borrowing agreement with Atlantic Central Bankers Bank and a $10,000,000 line of credit with the Federal Home Loan Bank of Pittsburgh that expires in January 2012.

9.                 INCOME TAXES

The provision for income taxes for the years ended December 31, 2006, 2005, and 2004 is comprised of the following components:

	2006	2005	2004
Current	$445,540	$664,391	$628,518
Deferred	(63,725)	(71,538)	18,743
Total provision for income taxes	$381,815	$592,853	$647,261

The reasons for the differences between the statutory federal income tax rates and the effective tax rates for the years ended December 31, 2006, 2005, and 2004 are summarized as follows:

2006	2005	2004
Statutory rates	$471,162	34.0%	$643,985	34.0%	$663,510	34.0%
Increase (decrease) resulting from:
Effect of tax-exempt income	(91,000)	(6.6)	(51,710)	(2.7)	(16,825)	(.9)
Nondeductible expenses	996.1	445	—	2,117.1
Other, net	657.1	133	—	(1,541)	—
Actual provision for income taxes	$381,815	27.6%	$592,853	31.3%	$647,261	33.2%

The following temporary differences gave rise to the net deferred tax asset, included in other assets, at December 31, 2006 and 2005:

	2006	2005
Deferred tax assets:
Allowance for loan losses	$392,086	$368,334
Leasing	107,232	99,179
Share-based compensation	9,649	—
Unrealized losses on available-for-sale securities	70,493	114,138
Deferred tax liabilities:
Depreciation	(7,259)	(24,487)
Accretion	(900)	(1,491)
Mortgage servicing rights	(22,103)	(26,555)
Deferred tax asset, net	$549,198	$529,118

10.          STOCK OPTIONS AND STOCK PURCHASE WARRANTS

In connection with the initial formation of the Bank, warrants to purchase 427,862 shares (as adjusted for stock splits and stock dividends) of the Bank’s common stock at $4.55 per share were granted to the Bank’s organizing shareholders. These warrants are fully vested and 23,758 warrants have been exercised as of December 31, 2006. In addition, warrants to purchase 46,200 shares of the Bank’s common stock at $4.55 per share were granted to the Bank’s chief executive officer. These warrants vest based upon the achievement of annual performance-based criteria established by the Bank’s board of directors. As of December 31, 2006 and 2005, all warrants issued to the Bank’s chief executive officer are vested. In addition to these warrants, 27,060 shares of the Bank’s common stock were reserved for issuance in connection with stock options for the Bank’s chief executive officer. The right to exercise 6,765 options, with an exercise price of $4.55 per share and a 10-year life, were granted at the end of each of the first four years of the Bank’s operations and all of these options were granted as of December 31, 2001.

In 2005 and 2004 the Bank’s board of directors approved the issuance of 5,000 and 12,100 employee stock options, respectively, with a 10-year life and exercise price of $14.75 and $12.05 per share, respectively, which equaled the market price on the grant date. These options can be exercised by the employees only after they have met the requirement of providing 36 months of continuous service to the Bank from the date of each issuance.

Shares issued upon exercise of stock warrants and stock options are from authorized, unissued shares. A summary of the status of these employee stock options and changes during the years ended December 31, 2006 is presented below:

	SHARES	WEIGHTED- AVERAGE EXERCISE PRICE
Outstanding, beginning of year	54,400	$10.54
Granted	—	—
Forfeited	(2,450)	12.68
Exercised	(7,700)	7.80
Outstanding, end of year	44,250	$10.89
Exercisable, end of year	29,810	$11.21

A summary of the status of the Bank’s nonvested options for the years ended December 31, 2006, 2005, and 2004, is as follows:

	NUMBER OF OPTIONS	WEIGHTED- AVERAGE GRANT-DATE FAIR VALUE
Nonvested at January 1, 2004	34,540	$2.90
Granted	12,100	3.20
Vested	(8,360)	3.01
Forfeited	(3,410)	3.12
Nonvested at December 31, 2004	34,870	2.94
Granted	5,000	4.16
Vested	(10,670)	2.79
Forfeited	(1,310)	2.90
Nonvested at December 31, 2005	27,890	3.22
Granted	—	—
Vested	(11,110)	2.84
Forfeited	(2,340)	3.41
Nonvested at December 31, 2006	14,440	$4.16

The total intrinsic value of shares exercised during 2006 and 2004 was $53,501 and $5,115, respectively. No options were exercised in 2005. The total fair value of shares vested during 2006 was $31,497.

The exercise price of these employee stock options ranges from $4.55 to $14.75 and they expire between December 2008 and December 2015. Options outstanding at December 31, 2006, 2005, and 2004 have a remaining contractual life of 6.39 years, 7.12 years, and 7.85 years, respectively.

A tax benefit of $6,676 was recognized for stock options exercised in 2006.

All share and per share data related to stock options has been adjusted to reflect the 2005 10% stock dividend.

Share-based compensation expense related to the employee stock options was $28,378 in 2006 with a related tax benefit recorded of $9,649. Future compensation cost related to nonvested awards at December 31, 2006 totals $50,092, with $33,036 and $17,056 to be recorded as an expense in 2007 and 2008, respectively.

11.          FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments express the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

A summary of the notional amounts of the Bank’s financial instruments with off-balance-sheet risk at December 31, 2006 follows (in thousands):

NOTIONAL AMOUNT
Commitments to extend credit	$14,832
Standby letters of credit	$782

Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Bank evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank on extension of credit, is based on management’s credit assessment of the counterparty.

Standby letters of credit written are conditional commitments issued by the Bank guaranteeing financial performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

12.          LOANS TO DIRECTORS AND EXECUTIVE OFFICERS

Loans to directors and executive officers and companies in which they have a 10 percent or more beneficial interest are summarized in the following table. All such loans were made in the ordinary course of business and were substantially on the same terms and at those rates prevailing at the time for comparable transactions with others.

	2006	2005
	(in thousands)
Balance, beginning	$7,718	$6,440
New loans and advances	753	2,303
Repayments	(2,999)	(1,025)
Balance, ending	$5,472	$7,718

13.          REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to total assets (as defined). Management believes, as of December 31, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. The Bank’s actual capital amounts and ratios at December 31, 2006 and 2005 are also presented in the following table. No deductions were made from capital for interest-rate risk in either year.

	ACTUAL		FOR CAPITAL ADEQUACY PURPOSE		TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS
	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
	(DOLLARS IN THOUSANDS)
2006
Total Risk-based Capital (to Risk Weighted Assets)	$15,716	15.3%	≥$8,217	≥8%	≥$10,272	≥10%
Tier I Capital (to Risk Weighted Assets)	$14,485	14.1%	≥$4,109	≥4%	≥$ 6,163	≥ 6%
Tier I Capital (to Total Average Assets	$14,485	11.1%	≥$5,224	≥4%	≥$ 6,529	≥ 5%

	ACTUAL		FOR CAPITAL ADEQUACY PURPOSE		TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS
	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
	(DOLLARS IN THOUSANDS)
2005
Total Risk-based Capital (to Risk Weighted Assets)	$14,465	16.0%	≥$7,217	≥8%	≥$9,021	≥10%
Tier I Capital (to Risk Weighted Assets)	$13,336	14.8%	≥$3,608	≥4%	≥$5,413	≥ 6%
Tier I Capital (to Total Average Assets	$13,336	10.4%	≥$5,144	≥4%	≥$6,430	≥ 5%

14.          SIGNIFICANT CONCENTRATION OF CREDIT RISK

The Bank maintains cash balances at other financial institutions in excess of federally insured limits.

15.          EARNINGS PER SHARE

The following data show the amounts used in computing EPS and the effects on income and the weighted average number of shares of dilutive potential common stock for the years ended December 31, 2006, 2005, and 2004:

	INCOME NUMERATOR	COMMON SHARES DENOMINATOR	EPS
2006
Basic EPS
Net income	$1,003,956	1,671,782	$.60
Dilutive effect of potential common stock
Stock options:
Exercise of options and warrants outstanding		521,614
Hypothetical share repurchase at $16.75		(158,310)
Diluted EPS	$1,003,956	2,035,086	$.49
2005
Basic EPS
Net income	$1,301,221	1,664,674	$.78
Dilutive effect of potential common stock
Stock options:
Exercise of options and warrants outstanding		543,686
Hypothetical share repurchase at $14.75		(189,629)
Diluted EPS	$1,301,221	2,018,731	$.64
2004
Basic EPS
Net income	$1,304,240	$1,663,827	$.78
Dilutive effect of potential common stock
Stock options:
Exercise of options and warrants outstanding		540,505
Hypothetical share repurchase at $13.41		(204,360)
Diluted EPS	$1,304,240	$1,999,972	$.65

16.          FAIR VALUE OF FINANCIAL INSTRUMENTS

The notional or carrying amount and the estimated fair values of the Bank’s financial instruments at December 31, 2006 and 2005 were as follows (in thousands):

	NOTIONAL OR CARRYING AMOUNT	FAIR VALUE
December 31, 2006
Financial assets:
Cash and cash equivalents	$15,583	$15,583
Securities available-for-sale	16,871	16,871
Loans, net	99,121	97,668
Accrued interest receivable	549	549
Bank-owned life insurance	2,860	2,860
Financial liabilities:
Deposit liabilities	113,724	113,824
Accrued interest payable	234	234
Other borrowed money	9,832	9,904
Off-balance-sheet liabilities:
Commitments to extend credit	14,832	14,832
Standby letters of credit	782	782
December 31, 2005
Financial assets:
Cash and cash equivalents	$10,851	$10,851
Securities available-for-sale	21,240	21,240
Loans, net	92,971	93,230
Accrued interest receivable	528	528
Bank-owned life insurance	2,739	2,739
Financial liabilities:
Deposit liabilities	108,383	108,180
Accrued interest payable	66	66
Other borrowed money	9,856	9,958
Off-balance-sheet liabilities:
Commitments to extend credit	13,966	13,966
Standby letters of credit	694	694

17.          RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”). SFAS 123(R) establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services. SFAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the financial statements as services are performed. Prior to SFAS 123(R), only the pro forma disclosures of fair value were required. The Bank adopted SFAS 123(R) at the beginning of 2006.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), to establish a consistent framework for measuring fair value and expand disclosures on fair value measurements. The provisions of SFAS 157 are effective beginning in 2008 and are currently not expected to have a material effect on the Bank’s financial statements.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“Interpretation 48”).” Interpretation 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement 109, Accounting for Income Taxes. Interpretation 48 is effective for the year ended December 31, 2007. The Bank does not expect the adoption of this pronouncement to have a material effect on its financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 permits fair value remeasurement for any hybrid financial instruments that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 2006.

FAS 156—SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment of SFAS No. 140, requires that all separately recognized servicing assets and liabilities be initially measured at fair value and permits (but does not require) subsequent measurement of servicing assets and liabilities at fair value. This statement is effective for fiscal years beginning after September 15, 2006. The Bank has evaluated this statement and does not believe it will have a material effect on the Bank’s financial position, results of operations and cash flows.

POCONO COMMUNITY BANK

BALANCE SHEET

JUNE 30, 2007 AND 2006

	2007	2006
ASSETS
Cash and cash equivalents
Cash	$594,593	$665,646
Due from banks	$2,060,887	$2,367,391
Federal Funds Sold	$9,652,000	$2,068,000
Total	$12,307,480	$5,101,037
Securities available for sale	$14,741,604	$18,731,956
Loans, net	$102,720,268	$98,452,335
Banks premises and equipment	$2,718,847	$2,701,427
Accrued interest receivable	$559,101	$534,147
Mortgage servicing rights	$59,177	$71,297
Bank owned life insurance	$2,920,844	$2,798,245
Other assets	$980,900	$865,468
TOTAL	$137,008,221	$129,255,912
LIABLITIES
Demand deposits
Interest-bearing	$26,633,030	$28,819,200
Noninterest-bearing	$15,431,136	$15,232,672
Total	$42,064,166	$44,051,872
Savings Deposits	$17,418,481	$21,774,931
Time deposits	$58,116,099	$45,537,266
Total Deposits	$117,598,746	$111,364,069
Borrowed funds	$3,000,000	$3,000,000
Obligations under capital lease	$819,788	$844,505
Accrued interest payable	$398,294	$80,675
Other liabilties	$223,785	$362,178
Total liabilties	$122,040,613	$115,651,427
SHAREHOLDERS’ EQUITY
Prefered stock	$—	$—
Common stock	$4,364,875	$4,174,748
Additional paid in capital	$6,302,689	$6,111,572
Retained earnings	$4,477,098	$3,646,223
Accumulated other comprehensive income	$(177,055)	$(328,058)
Total shareholders’ equity	$14,967,608	$13,604,485
TOTAL	$137,008,221	$129,255,912

POCONO COMMUNITY BANK

STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	2007	2006
INTEREST INCOME
Interest and fees on loans	$3,328,195	$3,045,035
Interest and dividends on investments	$531,029	$434,706
Total Interest income	$3,859,224	$3,479,741
INTEREST EXPENSE:
Deposits	$1,707,661	$1,204,637
Borrowed funds	$92,702	$101,120
Capital lease obligation	$35,156	$36,167
Total interest expense	$1,835,519	$1,341,924
NET INTEREST INCOME	$2,023,705	$2,137,817
PROVISION FOR LOAN LOSSES	$39,000	$45,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	$1,984,705	$2,092,817
OTHER INCOME:
Service charges	$171,440	$144,047
Other operating income	$110,504	$103,846
Total other income	$281,944	$247,893
OTHER EXPENSES:
Salaries and employee benefits	$829,978	$783,934
Bank premises and equipment expenses	$201,679	$188,795
Other operating expenses	$692,945	$606,439
Total other expenses	$1,724,602	$1,579,168
INCOME BEFORE PROVISION FOR INCOME TAXES	$542,047	$761,542
PROVISION FOR INCOME TAXES	$168,697	$214,431
NET INCOME	$373,350	$547,111
EARNINGS PER SHARE
Basic	0.21	0.32
Diluted	0.18	0.27

First Keystone Corporation and Pocono Community Bank
Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of First Keystone Corporation and Pocono may have appeared had the businesses actually been combined as of the date indicated. The unaudited pro forma combined balance sheet at June 30, 2007 assumes the merger was completed on that date. The unaudited pro forma combined income statement for the year ended December 31, 2006 and six months ended June 30, 2007 gives effect to the merger as if the merger had been completed on January 1, 2006 and January 1, 2007, respectively. The unaudited pro forma combined financial information shows the impact of the merger on First Keystone Corporation’s and Pocono’s combined financial position and results of operations under the purchase method of accounting with First Keystone Corporation treated as the acquiror. Under this method of accounting, First Keystone Corporation will be required to record the assets and liabilities of Pocono at their estimated fair values as of the date the merger is completed.

The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both First Keystone Corporation and Pocono that can be found elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

FIRST KEYSTONE CORPORATION AND POCONO COMMUNITY BANK
UNAUDITED PROFORMA FINANCIAL INFORMATION
JUNE 30, 2007

	FIRST	POCONO			PRO
	KEYSTONE	COMMUNITY		PROFORMA	FORMA
	CORPORATION	BANK		ADJUSTMENTS	COMBINED
	(Amounts in thousands, expect per share data)
COMBINED BALANCE SHEETS
ASSETS
Cash and due from banks	$6,875	$595	(2)(3)	$(1,391)	$6,079
Interest-bearing deposits in other banks	20	2,061	(2)(3)	(2,081)	—
Federal funds sold		9,652	(2)(3)	(9,652)	—
Investment securities available for sale	243,375	14,742	(2)(3)	(4,775)	253,342
Investment securities held-to-maturity (estimated fair value $4,477)	4,545	—			4,545
Loans, net of unearned income	254,978	103,987			358,965
Allowance for loan losses	(3,753)	(1,267)			(5,020)
Net loans	$251,225	$102,720			$353,945
Premises and equipment, net	4,996	2,718	(1)	262	7,976
Accrued interest receivable	2,835	559			3,394
Cash surrender value of bank owned life insurance	13,202	2,921			16,123
Goodwill	1,224	—	(1)	18,162	19,386
Other assets	6,263	855	(1)	2,080	9,198
TOTAL ASSETS	$534,560	$136,823		$2,605	$673,988
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$42,600	$15,260			$57,860
Interest bearing	354,880	102,332			457,212
Total deposits	$397,480	$117,592			$515,072
Short-term borrowings	31,808	—			31,808
Long-term borrowings	52,035	3,000			55,035
Obligations under capital lease		820			820
Accrued interest and other expenses	2,862	398			3,260
Other liabilities	102	45			147
TOTAL LIABILITIES	$484,287	$121,855			$606,142
STOCKHOLDERS’ EQUITY
Preferred stock	$—	$—
Common stock	9,511	4,365	(2)(4)	(2,501)	11,375
Surplus	16,119	6,303	(2)(4)	9,406	31,828
Retained earnings	34,623	4,477	(4)	(4,477)	34,623
Accumulated other comprehensive income (loss)	(3,925)	(177	)(4)	177	(3,925)
Less treasury stock	(6,055)	—			(6,055)
TOTAL STOCKHOLDERS’ EQUITY	$50,273	$14,968			$67,846
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$534,560	$136,823		$2,605	$673,988

FIRST KEYSTONE CORPORATION AND POCONO COMMUNITY BANK
UNAUDITED PROFORMA FINANCIAL INFORMATION
FOR THE YEAR ENDED DECEMBER 31, 2006

	FIRST	POCONO			PRO
	KEYSTONE	COMMUNITY		PROFORMA	FORMA
	CORPORATION	BANK		ADJUSTMENTS	COMBINED
	(Amounts in thousands, expect per share data)
COMBINED STATEMENTS OF INCOME
INTEREST INCOME
Interest and fees on loans	$16,484	$6,368			$22,852
Interest and dividend income on securities	12,062	889	(5)	(675)	12,276
Deposits in banks	31				31
Total interest income	$28,577	$7,257		$(675)	$35,159
INTEREST EXPENSE
Deposits	11,184	2,731			$13,915
Short-term borrowings	893	57			950
Long-term borrowings	2,895	178			3,073
Capital lease obligation		67			67
Total interest expense	$14,972	$3,033		$—	$18,005
Net interest income	13,605	4,224		(675)	17,154
Provision for loan losses	500	80			580
Net interest income after provision for loan losses	$13,105	$4,144		$(675)	$16,574
NON-INTEREST INCOME
Trust department	$507	$—			$507
Service charges and fees	2,149	323			2,472
Bank owned life insurance income	472	121			593
Gain on sale of loans	39	—			39
Investment securities gains (losses) net	381	—			381
Other	240	13			253
Total non-interest income	$3,788	$457		$—	$4,245
NON-INTEREST EXPENSES
Salaries and employee benefits	$5,185	$1,668	(6)	(75)	$6,778
Occupancy, net	608	254	(1)	1	863
Furniture and equipment	751	126			877
Professional services	402	95			497
State shares tax	520	119	(6)	(25)	614
Other	2,049	953	(1)(6)	(104)	2,898
Total non-interest expenses	$9,515	$3,215		$(203)	$12,527
Income before income taxes	$7,378	$1,386		$(472)	$8,292
Income tax expense	1,188	382	(5)	(90)	1,480
Net Income	$6,190	$1,004		$(382)	$6,812
PER SHARE DATA
Net Income Per Share
Basic	$1.35	$0.60			$1.24
Diluted	1.35	0.49			1.24

FIRST KEYSTONE CORPORATION AND POCONO COMMUNITY BANK
UNAUDITED PROFORMA FINANCIAL INFORMATION
FOR THE SIX MONTHS ENDED JUNE 30, 2007

	FIRST	POCONO			PRO
	KEYSTONE	COMMUNITY		PROFORMA	FORMA
	CORPORATION	BANK		ADJUSTMENTS	COMBINED
	(Amounts in thousands, expect per share data)
COMBINED STATEMENTS OF INCOME
INTEREST INCOME
Interest and fees on loans	$8,690	$3,360			$12,050
Interest and dividend income on securities	6,205	531	(5)	(340)	6,396
Deposits in banks	62				62
Total interest income	$14,957	$3,891		$(340)	$18,508
INTEREST EXPENSE
Deposits	6,475	1,707			$8,182
Short-term borrowings	410	—			410
Long-term borrowings	1,376	93			1,469
Capital lease obligation		35			35
Total interest expense	$8,261	$1,835		$—	$10,096
Net interest income	6,696	2,056		(340)	8,412
Provision for loan losses	125	39			164
Net interest income after provision for loan losses	$6,571	$2,017		$(340)	$8,248
NON-INTEREST INCOME
Trust department	$306	$—			$306
Service charges and fees	971	183			1,154
Bank owned life insurance income	260	61			321
Gain on sale of loans	47	—			47
Investment securities gains (losses) net	267	—			267
Other	144	6			150
Total non-interest income	$1,995	$250		$—	$2,245
NON-INTEREST EXPENSES
Salaries and employee benefits	$2,645	$830	(6)	(40)	$3,435
Occupancy, net	341	79	(1)	1	421
Furniture and equipment	362	123			485
Professional services	272	81	(6)	(105)	248
State shares tax	273	63			336
Other	1,267	549	(1)(6)	9	1,825
Total non-interest expenses	$5,160	$1,725		$(135)	$6,750
Income before income taxes	$3,406	$542		$(205)	$3,743
Income tax expense	588	169	(5)	(38)	719
Net Income	$2,818	$373		$(167)	$3,024
PER SHARE DATA
Net Income Per Share
Basic	$0.62	$0.21			$0.55
Diluted	0.62	0.18			0.55

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined financial information relating to the merger is presented as of and for the six months ended June 30, 2007 and the unaudited pro forma combined income statement for the year ended December 31, 2006. First Keystone Corporation and Pocono Community Bank are in the process of analyzing and reviewing their accounting and financial reporting policies and procedures and, as a result of this review, may reflect changes in one or the other of First Keystone Corporation’s and Pocono Community Bank’s policies or procedures in future presentations of combined results in order to conform to the accounting policies that will be determined to be most appropriate for the combined company. However, in the presentation provided herein, certain reclassifications were made to the historical data of Pocono Community Bank to conform to the First Keystone Corporation presentation. Such reclassification has no effect on net income as reported in the Pocono Community Bank historical financial information.

The pro forma adjustments consist of the expected purchase price adjustments necessary to combine First Keystone Corporation and Pocono Community Bank, including the conversion of Pocono common stock into shares of First Keystone Corporation common stock.

Each shareholder of Pocono, at their election, will receive either 0.8944 shares of First Keystone Corporation common stock or $16.10 in cash for each share of Pocono common stock. In addition, each option and warrant will be cancelled and instead represent the right only to receive in cash the difference between the exercise price of the option or warrant and $16.10. The shareholders election may specify that they will receive all First Keystone Corporation common stock, all cash, or a mix of First Keystone Corporation common stock. The allocation procedures assure that 932,277 shares of First Keystone Corporation common stock in the aggregate will be exchanged for Pocono common stock. Accordingly, after Pocono shareholder elections have been tabulated, the elected amounts of stock and cash may be subject to adjustment to assure that 932,277 shares of First Keystone Corporation common stock are issued. Therefore, the amount of cash of stock that Pocono shareholders receive in the merger may vary substantially from the consideration they elect to receive.

Consideration has been given to providing an estimate of the anticipated transaction costs to be incurred in connection with the merger. Such costs are expected to approximate $1,675,000 on a pre-tax basis and have been reflected in the pro forma adjustments to the unaudited pro forma combined balance sheet. Under current accounting rules, certain other costs will not be accruable at the closing of the merger and will be recognized in periods both before and after the date of the merger. The detailed plans for all of the restructuring initiatives have not been fully formulated and, as such, no consideration was give to recognition of these expenses in the unaudited pro forma combined balance sheet or in the unaudited pro forma combined income statements.

The total estimated purchase price for the purpose of this pro forma financial information is $35,154,000.

The calculations of the implied pricing and valuation multiples were completed based upon an offer price of $16.10 in cash and the implied offer price per share in common stock of $16.77. The offer price in stock was derived by multiplying the exchange ratio of .8944 by the last reported per share sale price of First Keystone of $18.75 as of May 8, 2007. In addition, the calculation of the value of the difference between the cash offer price and the respective strike prices of outstanding warrants and stock options to purchase Pocono common stock were also computed.

The unaudited pro forma combined financial information reflects the issuance of 932,277 shares of First Keystone Corporation shares with an aggregate value of $17,573,000, the purchase of 703,601 shares of Pocono Community Bank stock for a cash purchase aggregate value of $11,328,000 and the purchase of 44,105 options and 396,074 warrants for a cash purchase aggregate value of $4,896,000. The aggregate combined value of the purchase is approximately $33,797,000.

FIRST KEYSTONE CORPORATION AND POCONO COMMUNITY BANK
PURCHASE PRICE ALLOCATIONS

June 30, 2007
($ in thousands except per share data)
Purchase of Pocono Community Bank common stock
First Keystone Corporation stock issued	932,277
Current stock price	$18.85
Purchase price assigned to shares exchanged for stock	$17,573,000
Plus
Pocono Community Bank common stock outstanding	1,745,950
Less
First Keystone Corporation common stock issued above	932,277
Exchange ratio	0.89440
Pocono Community Bank common stock outstanding	1,042,349
Balance of shares to be purchased for cash	703,601
Cash price per share	$16.10
Total	$11,328,000
Purchase price assigned to purchase of Pocono common stock for stock and cash	$28,901,000
Cash out of Options and warrants
Options
Cash price per share	$16.10
Weighted Average Strike price	$8.83
Cash price per option	$7.27
Options outstanding	44,105
Options cash out	$321,000
Warrants
Cash price per share	$16.10
Weighted Average Strike price	$4.55
Cash price per warrant	$11.55
Warrants outstanding	396,074
Warrant cash out	$4,575,000
Implied purchase price	$33,797,000
Transactions costs-net	$1,357,000
Total purchase price	$35,154,000
Less Net assets of Pocono Community Bank acquired	$14,968,000
Subtotal	$20,186,000
Fair value adjustments
Core Deposit Intangible	$(1,762,000)
Adjustment for fair value increase in premises and equipment	$(262,000)
Goodwill	$18,162,000

The merger will be accounted for using the purchase method of accounting for business combinations which requires that the assets and liabilities of Pocono Community Bank be adjusted to fair value as of the date of the acquisition.

The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of Pocono Community Bank at their respective fair values and represents managements’ best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed. Furthermore, the final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Pocono Community Bank’s tangible and identifiable intangible assets and liabilities as of the closing date of the transaction. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the merger actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future position of the combined company.

Note 2—Pro Forma Adjustments

(1)         Adjustments to record the following: (a) goodwill arising from the excess of purchase price over the fair value of net assets, including identifiable intangible assets—$18,162,000; (b) the recognition of core deposit intangible of $1,762,000, and to reflect the excess of the fair value of premises and equipment over the net book value. The nature, amount, and amortization method of possible intangibles are being analyzed by management. The adjustments related thereto and recorded herein are based on current assumptions and valuations which are subject to change. The core deposit intangible has been amortized on an accelerated method over an eight year period. The adjustment related to premises and equipment will be amortized over periods ranging from five to forty years.

(2)         Adjustment to reflect First Keystone Corporation common stock expected to be issued in exchange for issued and outstanding shares of Pocono Community Bank assuming the exchange ratio of 0.8944 First Keystone Corporation common shares for each share of Pocono Community Bank common shares and the purchase of Pocono Community Bank common shares for cash and the cash out of Pocono Community Bank warrants and options.

(3)         Adjustment to record the pre-tax estimate of transaction expenses expected to be incurred in connection with the merger. Such expense includes fees related to professional services provided in connection with the merger as well as an estimate of the associated severance expenses.

(4)         Elimination of the historical stockholders’ equity of Pocono Community Bank.

(5)         Adjustment for decrease in interest and dividend income estimated at 5.15% due to decrease in cash due to closing of transaction at the beginning of the period. The effective tax rate used is 19%.

(6)         Adjustment to reflect anticipated net savings from the cancellation of data processing operating agreements and planned identified staff reductions and other related overhead items in the amounts of $95,000 for the six months ended June 30, 2007 and $380,000 for the year ended December 31, 2006.This estimated cost savings represent management’s estimate only and may not be indicative of the actual amount or nature of the cost savings the combined company actually achieves.

ANNEX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 10, 2007 (this “Agreement”), among First Keystone Corporation (“Parent”), First Keystone National Bank (“Parent Bank”) and Pocono Community Bank (“Pocono”).

RECITALS

A.         Pocono.   Pocono is a Pennsylvania banking institution, having its principal place of business in Stroudsburg, Pennsylvania.

B.         Parent.   Parent is a Pennsylvania corporation, having its principal place of business in Berwick, Pennsylvania.

C.         Parent Bank.   Parent Bank is a national banking association, having its principal place of business in Berwick, Pennsylvania and is a wholly-owned subsidiary of Parent.

D.         Intention of the Parties.   It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Code and this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-1(c) of the Treasury Regulations.

E.         Employment Agreement.   As a condition and inducement to each Parent, Parent Bank, and Pocono to enter into this Agreement, Parent and Parent Bank have entered into an Acknowledgement and Release in the form of Annex A, an Employment Agreement in the form of Annex B, and a Consulting Agreement in the form of Annex C with John G. Gerlach.

F.          Director Agreements.   As a condition and inducement to Parent to enter into this Agreement, the directors of Pocono are concurrently executing an Affiliates Letter in the form of Annex D, a Voting Agreement in the form of Annex E, a Non-Competition and Non-Solicitation Agreement in the form of Annex F, the Stock Option and Warrant Cancellation Agreement in the form of Annex G, and the Pocono Option and Pocono Warrant Standstill Agreement in the form of Annex H.

G.         Board Action.   The respective Boards of Directors of Parent, Parent Bank and Pocono have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger provided for herein.

NOW, THEREFOR, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein and intending to be legally bound hereby the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1        Certain Definitions.   The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.8(e)(i).

“Affiliate” has the meaning set forth in Section 3.4(h) and in Section 6.7.

“Affiliate Letter” has the meaning set forth in Section 6.7.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.2.

“Approval Recommendation” has the meaning set forth in Section 6.2.

“Average Closing Price” means the arithmetic average of the per share last prices for Parent Common Stock as quoted on the OTC Bulletin Board, calculated to four decimal places, for each of the twenty consecutive trading days ending on and including the fifth such trading day prior to the specified date rounded to the nearest whole cent. For the purposes of this Agreement, the last price for each day shall be the last price as quoted as of the end of a trading day on www.otcbb.com.

“Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.

“Bank Regulatory Authority” means the Federal Reserve Board, the OCC, the FDIC, the Department and any other state or federal bank regulatory agency charged with the supervision or regulation of Pocono, Parent or Parent Bank or the insurance of the deposits of Pocono or Parent Bank.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Banking Code” means the Pennsylvania Banking Code of 1965, as amended.

“Benefit Plans” has the meaning set forth in Section 5.3(l)(i).

“Break-up Fee” has the meaning set forth in Section 6.8(f).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

“Cash Amount” means that portion of the Merger Consideration not consisting of Parent Common Stock.

“Cash Election” has the meaning set forth in Section 3.3(a).

“Cash Proration Factor” has the meaning set forth in Section 3.3(c)(ii)(C).

“Certificate” means any certificate that immediately prior to the Effective Time represented shares of Pocono Common Stock.

“Change in Pocono Recommendation” has the meaning set forth in Section 6.8(b).

“Closing” and “Closing Date” have the meanings set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Cash Election” has the meaning set forth in Section 3.3(a).

“Combination Stock Election” has the meaning set forth in Section 3.3(a).

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.6(c).

“Department” means the Pennsylvania Department of Banking.

“Derivatives Contract” has the meaning set forth in Section 5.3(p).

“Determination Date” means the date on which the last required Bank Regulatory Authority and the approval of this Agreement by the Pocono shareholders is obtained with respect to the Transaction, without regard to a requisite waiting period.

“Disclosure Schedule” has the meaning set forth in Section 5.1.

“Dissenting Shares” means shares of Pocono Common Stock as to which appraisal rights are perfected under Section 215a of the National Bank Act, or applicable law.

“DOL” means the Department of Labor.

“Effective Date” has the meaning set forth in Section 2.2(a).

“Effective Time” has the meaning set forth in Section 2.2(a).

“Election” has the meaning set forth in Section 3.3(a).

“Election Deadline” has the meaning set forth in Section 3.3(b).

“Election Form” has the meaning set forth in Section 3.3(a).

“Election Form Record Date” has the meaning set forth in Section 3.3(a).

“Employees” has the meaning set forth in Section 5.3(l)(i).

“Environmental Laws” has the meaning set forth in Section 5.3(n)(i).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security, (ii) any ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity or any interest in real estate or (iii) any investment or transaction that in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OCC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security and any certificate of interest or participation in, any temporary or interim certificate for or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.3(l)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means the Parent Bank which shall effect the exchange of Pocono Common Stock for Parent Common Stock and/or cash.

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Exchange Ratio” shall mean 0.8944, subject to adjustment pursuant to Section 3.5.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.3(n)(ii).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).

“Index Closing Price” means the weighted average (which weights have been determined based upon relative market capitalization as of the Starting Date) of closing sales prices per share of the companies comprising of the Index Group for each of the 20 consecutive trading days ending on and including the second such trading day prior to the Determination Date rounded to the nearest whole cent.

“Index Group” means the banks or bank holding companies listed on Exhibit 1 hereto, the common stocks of all of which shall be publicly traded, provided however, that there shall not have been since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies; if so, such company shall be removed from the Index Group. In the event that any such company or companies are removed from the Index Group, the respective weightings of the companies remaining in the Index Group shall be adjusted for purposes of determining the Index Price and the Starting Date Index Price shall be redetermined with respect to the reconstituted Index Group.

“Index Ratio” has the meaning set forth in Section 8.1(h)(ii).

“Insurance Policies” has the meaning set forth in Section 5.3(v).

“IRS” means the Internal Revenue Service.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.1(q).

“Mailing Date” has the meaning set forth in Section 3.3(a).

“Material Adverse Effect” means, with respect to Parent or Pocono any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or Pocono, as the case may be, or (ii) would materially impair the ability of any of Parent and its Subsidiaries or Pocono to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes after the date hereof in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes after the date hereof in general economic or market conditions affecting banks and their holding companies generally, including changes in interest rates, (d) public disclosure of the Transaction contemplated hereby, (e) costs incurred in connection with the Transaction including, without limitation, change in control and severance payments, as disclosed herein on the Pocono Disclosure Schedules, investment banking fees, legal fees, accounting fees and printing costs, in each case in accordance with GAAP and (f) any action or omission of Pocono or Parent taken with the prior consent of the other or as otherwise contemplated by this Agreement in connection with the consummation of the Transaction. Provided, however, that a Material Adverse Effect with respect to Pocono would be deemed to have occurred if expenditures on the construction or contractual commitments with respect to the Swiftwater Branch exceed or are reasonable likely to exceed One Million Two Hundred Thousand Dollars ($1,250,000).

“Material Contract” has the meaning set forth in Section 5.3(j)(i).

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Consideration” means the number of whole shares of Parent Common Stock, cash or a combination thereof, plus cash in lieu of any fractional share interest into which shares of Pocono Common Stock shall be converted pursuant to the provisions of Article III.

“National Bank Act” means the National Bank Act, as amended.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OCC” means the Office of the Comptroller of the Currency.

“Option Consideration” shall have the meaning set forth in Section 3.8.(a).

“OREO” means other real estate owned.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Articles” means the Articles of Incorporation of Parent, as amended.

“Parent Bank” has the meaning set forth in the preamble to this Agreement.

“Parent Bank Board” means the Board of Directors of Parent Bank.

“Parent Board” means the Board of Directors of Parent.

“Parent Benefit Plans” has the meaning set forth in Section 6.11(a).

“Parent Common Stock” means the common stock, $2.00 par value per share, of Parent.

“Parent Option” means an option to purchase Parent Common Stock.

“Parent Preferred Stock” means the preferred stock, $10.00 par value per share, of Parent.

“Parent Ratio” has the meaning set forth in Section 8.1(h)(ii).

“Parent Regulatory Authorities” has the meaning set forth in Section 5.4(i)(i).

“Payment Event” has the meaning set forth in Section 6.8(g).

“PBCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“Pension Plan” has the meaning set forth in Section 5.3(l)(ii).

“Person” means a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, a common enterprise, or any person acting in a representative capacity.

“Pocono” has the meaning set forth in the preamble to this Agreement.

“Pocono Advisory Board” has the meaning set forth in Section 6.16(b).

“Pocono Articles” means the Articles of Incorporation of Pocono, as amended.

“Pocono Board” means the Board of Directors of Pocono.

“Pocono Bylaws” means the Bylaws of Pocono, as amended.

“Pocono Common Stock” means the common stock, par value $2.50 per share, of Pocono.

“Pocono Financial Reports” has the meaning set forth in Section 5.3.

“Pocono Group” means any “affiliated group”, as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code, that includes Pocono or any predecessor of or any successor to Pocono, or to another such predecessor or successor.

“Pocono Insiders” means the officers, directors and 10% or greater shareholders of Pocono.

“Pocono Loan Property” has the meaning set forth in Section 5.3(n)(i).

“Pocono Meeting” has the meaning set forth in Section 6.2.

“Pocono Options” means the option, right, or contract to acquire Pocono Common Stock.

“Pocono Option Holder” means the owners of any and all outstanding Pocono Options.

“Pocono Parent and Parent Bank Board Designees” has the meaning set forth in Section 6.12.

“Pocono Preferred Stock” means the preferred stock, par value $5.00 per share, of Pocono.

“Pocono Regulatory Authorities” has the meaning set forth in Section 5.3(h)(i).

“Pocono Stock Option Plan” means Pocono’s Non-Qualified Stock Option Plan as set forth on Schedule 3.8(a).

“Pocono Warrants” means the warrants to acquire Pocono Common Stock.

“Pocono Warrant Holder” means the owners of any and all outstanding Pocono Warrants.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Price Per Share” means $16.10.

“Proxy Statement” has the meaning set forth in Section 6.3(a).

“Registration Statement” has the meaning set forth in Section 6.3(a).

“Representatives” has the meaning set forth in Section 6.8(a).

“Required Vote” has the meaning set forth in Section 5.3(d).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its common stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in 5.4(g)(i).

“Starting Date” means the trading day on the Business Day immediately preceding the day on which the parties publicly announced the signing of this Agreement.

“Starting Index Price” means the closing price of the Index Group on the Starting Date.

“Stock Amount” means 932,277 shares of Parent Common Stock subject to adjustment pursuant to Sections 3.3 and 3.5. Provided, however, Parent may chose to increase the Stock Amount in order for the Merger to qualify as a reorganization under Section 368(a) of the Code.

“Stock Election” has the meaning set forth in Section 3.3(a).

“Stock Proration Factor” has the meaning set forth in Section 3.3(c)(i)(C).

“Subsidiary” has the meaning ascribed thereto in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.8(e)(ii).

“Surviving Bank” has the meaning set forth in Section 2.1(a).

“Swiftwater Branch” means the current Pocono branch under construction located at Route No. 611, Swiftwater, Pennsylvania.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Third Party” has the meaning set forth in Section 6.8(g)(iv).

“Transaction” means the Merger and any other transactions contemplated by this Agreement.

“Treasury Shares” means shares of Pocono Common Stock held by Pocono or by Parent, or any of its Subsidiaries other than in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith.

“Undesignated Shares” has the meaning set forth in Section 3.3(a).

“Warrant Consideration” has the meaning set forth in Section 3.8(b).

ARTICLE II

THE MERGER

2.1                                       The Merger.

(a)        The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, Pocono shall merge with and into Parent Bank in accordance with the applicable laws of the United States and the Commonwealth of Pennsylvania (the “Merger”), the separate corporate existence of Pocono shall cease and Parent Bank shall survive and continue to exist as a national banking association (Parent Bank, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Bank”).

(b)        Name and Main Office.   The name of the Surviving Bank shall be “First Keystone National Bank”. The main office of the Surviving Bank shall be the main office of Parent Bank immediately prior to the Effective Time. All branch offices of Pocono and Parent Bank that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices that may be authorized by Pocono and Parent Bank. Schedule 2.1 hereto contains a list of each of the deposit taking offices of Pocono and Parent Bank that shall be operated by the Surviving Bank, subject to the opening or closing of any offices that may be authorized by Pocono, Parent Bank, the OCC, the FDIC and the Department after the date hereof.

(c)        Charter and Bylaws.   The charter and bylaws of the Surviving Bank immediately after the Merger shall be the charter and the bylaws of Parent Bank as in effect immediately prior to the Merger, in each case until thereafter amended in accordance with applicable law.

(d)        Directors and Executive Officers of the Surviving Bank.   The directors of the Surviving Bank immediately after the Merger shall be the directors of Parent Bank immediately prior to the Merger. The executive officers of the Surviving Bank immediately after the Merger shall be the executive officers of Parent Bank immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly appointed and qualified.

(e)        Effect on Shares of Stock.

(i)         Each share of Parent Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(ii)       At the Effective Time, each share of Pocono Common Stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive the Merger Consideration as provided in Section 3.1 below. Any shares of Pocono Common Stock held in the treasury of Pocono immediately prior to the Effective Time shall be retired and canceled pursuant to Section 3.1(b).

(f)         Effects of the Merger.   Upon consummation of the Merger, and in addition to the effects set forth at 12 U.S.C. § 215a and the Pennsylvania Banking Code and other applicable law:

(i)         all rights, franchises and interests of Pocono in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Pocono immediately prior to the Effective Time; and

(ii)       the Surviving Bank shall be liable for all liabilities of Pocono, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Pocono shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

(g)        Additional Actions.   If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Pocono acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement, Pocono and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of Pocono or otherwise to take any and all such action.

2.2        Effective Date and Effective Time; Closing.

(a)        Subject to the satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions, the “Effective Date” shall be as soon as possible after the receipt of all required approvals from Bank Regulatory Authorities on (i) a date selected by Parent after such satisfaction or waiver that is no later than fifteen Business Days after such satisfaction or waiver, provided however, this date shall not be before October 1, 2007, unless approved by Parent, or (ii) such other date to which the parties may mutually agree in writing. The “Effective Time” of the Merger shall be the time on the Effective Date selected by the Parent and if no time is selected, then 12:01 a.m. on the Effective Date.

(b)        A closing (the “Closing”) shall take place immediately prior to the Effective Time as of the close of business, prevailing time, at the principal offices of Parent in Berwick, Pennsylvania, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Parent, Parent Bank and Pocono the opinions, certificates and other documents required to be delivered under Article VII.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1        Conversion of Shares.

(a)        Subject to the provisions of this Agreement, each share of Pocono Common Stock issued and outstanding immediately prior to the Effective Time other than Dissenting Shares and Treasury Stock shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter only represent the right to receive, at the election of the holder thereof as provided in and subject to Section 3.3, any of the following:

(i)         Parent Common Stock equal to the Exchange Ratio; or

(ii)       cash in the amount of the Price Per Share.

(b)        At and after the Effective Time, each Treasury Share of Pocono shall be cancelled and retired and no shares of Parent Common Stock, cash or other consideration shall be issued in exchange therefor.

(c)        At the Effective Time, the stock transfer books of Pocono shall be closed as to holders of Pocono Common Stock immediately prior to the Effective Time and no transfer of Pocono Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Section 3.4 of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of Parent Common Stock, if any, and/or a check representing the amount of cash, if any, into which the Pocono Common Stock represented thereby was converted in the Merger, plus any payment for any fractional share of Parent Common Stock without any interest thereon.

(d)        At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

3.2        Fractional Shares.   Notwithstanding any other provision of this Agreement, each holder of Pocono Common Stock who would otherwise be entitled to receive a fractional share of Parent Common Stock, after taking into account all Certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price determined as of the Effective Date by (b) the fractional share, calculated to the nearest ten-thousandth of the share of Parent Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares.

3.3        Election and Proration Procedures.

(a)        An election form and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Pocono Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as Parent and Pocono shall mutually agree (“Election Form”) shall be mailed by or on behalf of Parent no less than 40 days prior to the anticipated Effective Time of the Merger, as jointly determined by Parent and Pocono, or on such other date as Parent and Pocono shall mutually agree (“Mailing Date”) to each holder of record of Pocono Common Stock as of the close of business on the fifth business day prior to the mailing date (the “Election Form Record Date”). Parent shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) (the term “beneficial owner” and “beneficial ownership” for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act) of Pocono Common Stock after the Election Form Record Date and prior to the Election Deadline, and Pocono shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder or the beneficial owner through appropriate and customary documentation and instructions to elect (an “Election”) to receive (i) Parent Common Stock (a “Stock Election”) with respect to all of such holder’s Pocono Common Stock, or (ii) cash (a “Cash Election”) with respect to all of such holder’s Pocono Common Stock, or (iii) Parent Common Stock for a specified number of shares of Pocono Common Stock (a “Combination Stock Election”) and cash for the remaining number of shares of Pocono Common Stock held by such holder (a “Combination Cash Election”). Any Pocono Common Stock other than Dissenting Shares and Treasury Shares, with respect to which the Exchange Agent has not received an effective, properly completed Election Form prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.

(b)        Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form that has not been revoked by 5:00 p.m., prevailing time, by the Thirtieth (30th) Business Day following the Mailing Date (or such other time and date as Parent and Pocono may mutually agree) (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Pocono Common Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Pocono Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked by the person submitting such Election Form at or prior to the Election Deadline, provided that the Exchange Agent shall have actually received prior to the Election Deadline a written notice revoking such Election Form and specifying the shares of Pocono Common Stock covered by such revoked Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of Pocono Common Stock representing such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and Parent shall cause the certificates representing such shares of Pocono Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any Election or revocation has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Pocono and Parent required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(c)        As promptly as practicable but not later than five Business Days prior to the Effective Time of the Merger, Parent shall cause the Exchange Agent to effect the allocation among the holders of Pocono Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i)         if the aggregate number of shares of Pocono Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio exceeds the Stock Amount, then:

(A)       each holder of Pocono Common Stock who made an effective Cash Election or Combination Cash Election shall receive the Price Per Share in cash for each such share of Pocono Common Stock;

(B)       each holder of Undesignated Shares shall be deemed to have made a Cash Election and shall receive the Price Per Share in cash for each such Undesignated Share; and

(C)       a stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (1) the Stock Amount by (2) the product of the Exchange Ratio and the number of shares of Pocono Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made. Each holder of Pocono Common Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

(1)        the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Pocono Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor, and

(2)        cash in an amount equal to the product of (x) the Price Per Share, multiplied by (y) the number of shares of Pocono Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

(ii)       if the aggregate number of shares of Pocono Common Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio is less than the Stock Amount, then:

(A)       each holder of Pocono Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Parent Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Pocono Common Stock covered by such Stock Election or Combination Stock Election;

(B)       the Exchange Agent shall select, by pro rata allocation according to the number of Pocono shares held, among those holders of Undesignated Shares (other than holders of Undesignated Shares who voted against or gave notice to the presiding officer of the Pocono Meeting at or prior to the Pocono Meeting that the holder dissents from the Merger as required by Section 215a of the National Bank Act), such number of shares of Parent Common Stock as shall be necessary so that the shares of Parent Common Stock to be received by those holders, when combined with the number of shares for which a Stock Election or Combination Stock Election has been made, multiplied by the Exchange Ratio shall be approximately equal to the Stock Amount. If all of said Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together multiplied by the Exchange Ratio are less than, and not approximately equal to, the Stock Amount, then:

(C)       a cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (1) the amount which is the difference between (x) the number obtained by dividing the Stock Amount by the Exchange Ratio and (y) the sum of the number of shares of Pocono Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made and the number of Undesignated Shares selected pursuant to subparagraph (ii)(B) above by (2) the number of shares of Pocono Common Stock with respect to which effective Cash Elections and Combination Cash Elections were made. Each holder of Pocono Common Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

(1)        cash equal to the product of (x) the Price Per Share, multiplied by (y) the number of shares of Pocono Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor, and

(2)        the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Pocono Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

(iii)      The prorata allocation process to be used by the Exchange Agent shall consist of such procedures as Parent and Pocono shall mutually determine.

(iv)       Notwithstanding any provision of this Agreement, Parent reserves the right to adjust the relative proportions of the Cash Amount and Stock Amount to meet such requirements as may be necessary for the Merger to qualify as reorganization under Section 368(a) of the Code.

3.4        Exchange Procedures.

(a)        Not later than three Business Days prior to the Effective Time of the Merger, Parent shall deposit with the Exchange Agent for the benefit of the holders of shares of Pocono Common Stock, for exchange in accordance with this Section 3.4, certificates representing the aggregate number of shares of Parent Common Stock and cash issuable pursuant to Section 3.1 in exchange for shares of Pocono Common Stock outstanding immediately prior to the Effective Time of the Merger and funds in an amount not less than the amount of cash payable in lieu of fractional shares of Parent Common Stock that would otherwise be issuable in connection with Section 3.1, but for the operation of Section 3.2 of this Agreement (the “Exchange Fund”).

(b)        After the Effective Time of the Merger, each holder of a certificate (“Certificate”) formerly representing Pocono Common Stock, other than Dissenting Shares and Treasury Shares, who surrenders or has surrendered such Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials included in or required by the Election Form to the Exchange Agent, shall, upon acceptance thereof, be entitled to (i) a certificate representing the Parent Common Stock and/or (ii) cash into which the shares of Pocono Common Stock shall have been converted pursuant to Sections 3.1 and 3.3, as well as cash in lieu of any fractional share of Parent Common Stock to which such holder would otherwise be entitled, if applicable. The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.4, each Certificate representing Pocono Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Merger Consideration to which it is entitled hereunder upon such surrender. Parent shall not be obligated to deliver the Merger Consideration to which any former holder of Pocono Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 3.4. If any certificate for shares of Parent Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

(c)        No dividends or other distributions declared or made after the Effective Time of the Merger with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 3.2, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2, and the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date prior to surrender with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

(d)        All cash and shares of Parent Common Stock issued upon the surrender for exchange of shares of Pocono Common Stock or the provision of customary affidavits and indemnification for lost or mutilated certificates in accordance with the terms hereof, including any cash paid pursuant to Section 3.2, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Pocono Common Stock, and there shall be no further registration of transfers on the stock transfer books of Parent, after the Merger, of the shares of Pocono Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Agreement.

(e)        Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the shareholders of Pocono following the passage of nine months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any shareholders of Pocono who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for payment of their claim for cash and for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(f)         Neither Pocono nor Parent shall be liable to any holder of shares of Pocono Common Stock or Parent Common Stock, as the case may be, for such shares, or dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)        The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Parent Common Stock for the account of the Persons entitled thereto.

(h)        Certificates surrendered for exchange by any Person constituting an Affiliate of Pocono for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of Parent Common Stock until Parent has received a written agreement from such person as provided in Section 6.7.

3.5        Adjustments for Dilution and Other Matters.   If prior to the Effective Time of the Merger, (a) Parent shall declare a stock dividend or distribution on Parent Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine Parent Common Stock, or make a distribution other than a cash dividend on Parent Common Stock in any security convertible into Parent Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in Parent’s capitalization other than a transaction in which Parent shall have received fair, as determined by its Board of Directors, consideration for the shares issued, then a proportionate adjustment or adjustments will be made to the Exchange Ratio, the Stock Amount and the Average Closing Price.

3.6        Dissenting Shares.   Notwithstanding anything to the contrary contained in this Agreement, any holder of Pocono Common Stock who shall be entitled to be paid the “fair value” of such holder’s Dissenting Shares of Pocono Common Stock, as provided in Section 215a of the National Bank Act, shall not be entitled to the consideration to which such holder would otherwise have been entitled pursuant to Sections 2.1, 3.1 and 3.3, unless and until such holder shall have failed to perfect or withdrawn or lost such holder’s rights as a dissenter under Section 215a of the National Bank Act, and shall be entitled to receive only such payment as is provided for by Section 215a of the National Bank Act.

3.7        Withholding Rights.   Parent, directly or through the Exchange Agent, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Pocono Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Pocono Common Stock in respect of which such deduction and withholding was made by Parent.

3.8        Pocono Options and Warrants.

(a)        At the Effective Time, all Pocono Options, as identified on Schedule 3.8(a) of the Pocono Disclosure Schedule, that are then outstanding shall cease to represent a right to acquire shares of Pocono Common Stock and shall be converted automatically into, and in full release, termination, and satisfaction of such Pocono Option Holder, the right to receive cash in an amount equal to the difference between the option exercise price and Price Per Share (the “Option Consideration”), subject to Parent’s receipt of an Option cancellation and termination form from the respective Pocono Option Holder.

(b)        At the Effective Time all Pocono Warrants, as identified on Schedule 3.8(b) of the Pocono Disclosure Schedule, that are then outstanding shall cease to represent a right to acquire shares of Pocono Common Stock and shall automatically be converted into, and in full release, termination and satisfaction of such Pocono Warrant Holder, the right to receive cash in an amount equal to the difference between the Pocono Warrant strike price and Price Per Share (the “Warrant Consideration”), subject to Parent’s receipt of a Warrant cancellation and termination form from the respective Pocono Warrant Holder.

ARTICLE IV

ACTIONS PENDING CLOSING

4.1        Forbearances of Pocono.   From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Parent, not to be unreasonably withheld, Pocono will not:

(a)        Ordinary Course.

(i)         Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships;

(ii)       Fail to use commercially reasonable efforts to keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of Pocono and others with whom business relations exist; and

(iii)      Take any action that would adversely affect or materially delay the ability of either Pocono or Parent to obtain any necessary approvals of any regulatory agency required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b)        Common Stock.   Other than pursuant to Rights set forth on Schedule 4.1(b) of the Pocono Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c)        Dividends; Etc.

(i)         Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any other distribution on any shares of Pocono common stock; or

(ii)       Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its common stock.

(d)        Compensation; Employment Agreements; Etc.   Enter into or amend or renew any employment, consulting, change in control, severance or similar agreements or arrangements with any director, officer or employee of Pocono or grant any salary or wage increase or increase any employee benefit, including discretionary or other incentive or bonus payments, or accelerate the vesting of any unvested stock options or acceleration of any benefits under any Benefit Plans, except:

(i)         for normal increases in compensation and bonuses to employees in the ordinary course of business consistent with past practice, provided that no such increases shall result in an annual aggregate adjustment in compensation or bonus of more than Three Percent (3%), and provided further, however, that no increase for any individual shall result in an annual adjustment in compensation or bonus of more than Three Percent (3%) unless mutually agreed to by Pocono and Parent;

(ii)       for other changes that are required by applicable law or are advisable in order to comply with Section 409A of the Code and the regulations promulgated thereunder;

(iii)      to pay the amounts or to provide payments under plans and/or commitments set forth in Schedule 4.1(d) of the Pocono Disclosure Schedule;

(iv)       for retention bonuses to such persons and in such amounts as are mutually agreed by Parent and Pocono, provided, however, that the aggregate amount of such retention bonuses shall not exceed Twenty Five Thousand Dollars ($25,000) unless mutually agreed to by Pocono and Parent; or

(v)        severance payments pursuant to Section 6.19 or employment agreements that are set forth in Schedule 4.1(d) of the Pocono Disclosure Schedule.

(e)        Hiring.   Hire any person as an employee of Pocono or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(e) of the Pocono Disclosure Schedule, or (ii) to fill any vacancies existing as of the date hereof and described in Schedule 4.1(e) of the Pocono Disclosure Schedule or (iii) with the prior approval of Parent to fill any vacancies arising after the date hereof at a comparable level of compensation with persons whose employment is terminable at the will of Pocono, as applicable, provided, however, that such total compensation may not exceed Thirty Thousand Dollars ($30,000).

(f)         Benefit Plans.   Enter into, establish, adopt, amend or make any contributions to, except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(f) of the Pocono Disclosure Schedule, any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement related thereto, in respect of any director, officer or employee of Pocono or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g)        Dispositions.   Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Pocono taken as a whole.

(h)        Acquisitions.   Acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, all or any portion of the assets, business, deposits or properties of any other entity.

(i)         Capital Expenditures.   Except for the construction costs set forth on Schedule 4.1(i) of the Pocono Disclosure Schedule in an amount not to exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000), make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding Five Thousand Dollars ($5,000) individually or Twenty Thousand Dollars ($20,000) in the aggregate, provided, however, that if Parent does not object to a written request for approval within seven business days after receipt, the request shall be deemed approved.

(j)         Governing Documents.   Amend the Pocono Articles or the Pocono Bylaws except as may be required by law.

(k)        Accounting Methods.   Implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)         Contracts.   Except as otherwise permitted under this Section 4.1, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m)      Claims.   Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Pocono is or becomes a party, which settlement, agreement or action involves payment by Pocono of an amount that exceeds Five Thousand Dollars ($5,000) and/or would impose any material restriction on the business of Pocono or create precedent for claims that are reasonably likely to be material to Pocono taken as a whole.

(n)        Banking Operations.   Enter into any new line of business; change its lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to opening or closing a branching or site location or branching or site relocation.

(o)        Indebtedness.   (i) Incur any indebtedness for borrowed money, other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice or (ii) prepay any indebtedness.

(p)        Investment Securities.   (i) Acquire, other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice, any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one (1) year or less, (ii) restructure or materially change its investment securities portfolio or its gap position or (iii) enter in any Derivatives Contract, provided, however, that if Parent does not object to a written request for approval within five business days after receipt, the request shall be deemed approved.

(q)        Loans.   Except as set forth on Schedule 4.1(g) of the Pocono Disclosure Schedule, make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) in excess of Two Hundred Twenty-Five Thousand Dollars ($250,000) to any Person. Make, renew or otherwise modify any Loan or Loans to any Person if, immediately after making an unsecured Loan or Loans, such Person would be indebted to Pocono in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000), or make any fully secured Loan or Loans to any Person (except for any Loan secured by a first mortgage on single family owner-occupied real estate) if, immediately after making a secured Loan, such Person would be indebted to Pocono in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) or, without approval of Parent, shall not make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of Five Hundred Thousand Dollars ($500,000) or in any event if such Loan does not conform with Pocono’s current credit policy in effect as of the date hereof if, in the case of any of the foregoing types of Loan or Loans, Parent shall object thereto within three business days after receipt of notice of such proposed Loan, and the failure to provide a written objection within three business days after receipt of notice of such proposed Loan from Pocono shall be deemed as the approval of Parent to make such Loan or Loans.

(r)        Investments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project, other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice.

(s)        Adverse Actions.   Take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation and (iii) would adversely affect or materially delay the ability of either Parent or Pocono to obtain any necessary approvals required of any regulatory agency for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(t)         Commitments.   Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.2        Forbearances of Parent.   From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Pocono, not to be unreasonably withheld, Parent will not, and will cause each of its Subsidiaries not to:

(a)        Adverse Actions.   Take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation or (iii) would adversely affect or materially delay the ability of either Parent or Pocono to obtain any necessary approvals required of any regulatory agency for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b)        Commitments.   Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1        Disclosure Schedules.   On or prior to the date hereof, Parent has delivered to Pocono a schedule and Pocono has delivered to Parent a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.3 or 5.4 or to one or more of its covenants contained in Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.2        Standard.   No representation or warranty of Pocono or Parent contained in Sections 5.3 or 5.4, respectively, shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty, in any case, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.3 or 5.4, has had or would be reasonably likely to have a Material Adverse Effect on the party making such representation or warranty disregarding for the purposes of this Section 5.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties.

5.3        Representations and Warranties of Pocono.   Subject to Sections 5.1 and 5.2, Pocono hereby represents and warrants to Parent:

(a)        Organization, Standing and Authority.   Pocono is a Pennsylvania state-chartered banking institution duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Pocono is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Pocono has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(b)        Pocono Common Stock.   The authorized common stock of Pocono consists of (i) Four Million (4,000,000) shares of Pocono Common Stock, of which 1,684,515 shares are issued and outstanding as of the date hereof and (ii) One Million (1,000,000) shares of Preferred Stock, of which no shares are issued and outstanding as of the date hereof. As of the date hereof, no shares of Pocono Common Stock were held in treasury by Pocono or otherwise directly or indirectly owned by Pocono. Pocono also has outstanding Pocono Warrants exercisable for the purchase of 447,350 shares of Pocono Common Stock and outstanding Pocono Options exercisable for the purchase of 64,105 shares of Pocono Common Stock. The outstanding shares of Pocono Common Stock, the Pocono Warrants, and the Pocono Options have been duly authorized and validly issued and are fully paid and non-assessable, and neither the outstanding shares of Pocono Common Stock have been nor the shares of Pocono Common Stock issuable upon exercise of the Pocono Warrants or Pocono Options will be upon issuance, issued in violation of the preemptive rights of any Person. Schedule 5.3(b) of the Pocono Disclosure Schedule sets forth for each Pocono Warrant the name of the grantee, the date of the grant, the number of shares of Pocono Common Stock subject to each Pocono Warrant, the number of shares of Pocono Common Stock subject to Pocono Warrants that are currently exercisable and the exercise price per share. Schedule 5.3(b) of the Pocono Disclosure Schedule sets forth for each Pocono Option the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code (with respect to the Pocono Options), the number of shares of Pocono Common Stock subject to each Pocono Option, the number of shares of Pocono Common Stock subject to Pocono Options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentences of this Section 5.3(b) and the Pocono Warrants and Pocono Options as set forth in Schedule 5.3(b) of the Pocono Disclosure Schedule there are no shares of Pocono Common Stock reserved for issuance, Pocono does not have any Rights issued or outstanding with respect to Pocono Common Stock and Pocono does not have any commitment to authorize, issue or sell any Pocono Common Stock or Rights.

(c)        Corporate Power.   Pocono has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Pocono has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Pocono’s shareholders of this Agreement, and no other corporate proceedings are necessary on the part of Pocono to approve this Agreement or to consummate the Transaction.

(d)        Corporate Authority.   Subject to the approval of this Agreement by the holders of not less than two-thirds of the outstanding shares of Pocono Common Stock (a “Required Vote”), this Agreement and the Transaction have been authorized by all necessary corporate action of Pocono and the Pocono Board on or prior to the date hereof. Pocono has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent of this Agreement, this Agreement is a valid and legally binding obligation of Pocono, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(e)        Regulatory Approvals; No Defaults.

(i)         No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Pocono in connection with the execution, delivery or performance by Pocono of this Agreement or to consummate the Transaction except for (A) filings of applications or notices with, and approvals or waivers by, the OCC, the FDIC, the Department and the Federal Reserve Board, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Pocono Common Stock and the registration of Parent Common Stock issuable in the Merger, (C) the notification of the Merger to the Department and the filing with the Department and the Secretary of State of the Commonwealth of Pennsylvania of a certificate of approval of the Merger by the OCC, and (D) the approval and adoption of this Agreement by a Required Vote. As of the date hereof, Pocono is not aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

(ii)       Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Pocono and the consummation of the Transaction do not and will not (A) except as Previously Disclosed on Schedule 5.3(e) of the Pocono Disclosure Schedule, constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Pocono or to which Pocono or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Pocono Articles, the Pocono Bylaws or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(f)         Financial Reports; Undisclosed Liabilities.

(i)         Pocono’s Balance Sheets for the fiscal years ending December 31, 2005 and December 31, 2006, Statements of Income, Statements of Shareholders’ Equity and Cash Flows, for fiscal years ending December 31, 2004, December 31, 2005, and December 31, 2006 audited by Parente Randolph & Co. and as set forth in the Annual Report for the fiscal year ended December 31, 2006, and all other reports, proxy statements, information statements or call reports filed or to be filed by it subsequent to December 31, 2006 with the FDIC (collectively, Pocono’s “Financial Reports”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the FDIC and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the statements of financial condition contained in any such Financial Reports, including the related notes and schedules thereto, fairly presents, or will fairly present, the financial position of Pocono as of its date, and each of the balance sheets, statements of income, shareholders’ equity and cash flows or equivalent statements in Pocono’s Financial Reports, including any related notes and schedules thereto, fairly presents, or will fairly present, the balance sheets, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Pocono for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)       Since December 31, 2006 Pocono has not incurred any liability other than in the ordinary course of business consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction.

(iii)      Since December 31, 2006, (A) Pocono has conducted its respective businesses in the ordinary and usual course consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction; (B) Pocono has not taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Sections 4.1(e), (f), (g), (i), (j), (k), (l), (m), (n), (p), (q) and (r) hereof between December 31, 2006 and the date hereof; and (C) except as set forth in the Pocono Financial Reports, since December 31, 2004, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events described in any paragraph of this Section 5.3 or otherwise, is reasonably likely to have a Material Adverse Effect with respect to Pocono.

(iv)       No agreement pursuant to which any loans or other assets have been or shall be sold by Pocono entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Pocono to cause Pocono to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Pocono. There has been no material breach of a representation or covenant by Pocono in any such agreement. Except as disclosed in Pocono’s Financial Reports since December 31, 2006, no cash, stock or other dividend or any other distribution with respect to the capital stock of Pocono have been declared, set aside or paid. Except as disclosed in Pocono’s Financial Reports filed prior to the date hereof, no shares of common stock of Pocono have been purchased, redeemed or otherwise acquired, directly or indirectly, by Pocono since December 31, 2004, and no agreements have been made to do the foregoing.

(v)        Pocono maintains disclosure controls and procedures required by the FDIC; such controls and procedures are effective to ensure that all material information concerning Pocono is made known on a timely basis to the individuals responsible for the preparation of Pocono’s Financial Reports and other public disclosure documents. The President and the Chief Financial Officer of Pocono have signed, and Pocono has furnished to the FDIC, any certifications required by the FDIC; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Pocono nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(vi)       Except as reflected, noted or adequately reserved against in the Pocono Financial Reports and call reports for the year ended December 31, 2006 as filed with the FDIC, at December 31, 2006 Pocono had no liabilities, whether accrued, absolute, contingent or otherwise, that are required to be reflected, noted or reserved against therein under GAAP or that are in any case or in the aggregate material.

(g)        Litigation.   Except as set forth in Schedule 5.3(g) of the Pocono Disclosure Schedule, no litigation, claim or other proceeding before any court or governmental agency is pending against Pocono and to Pocono’s knowledge no such litigation, claim or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim or other proceeding. Pocono is not a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Pocono.

(h)        Regulatory Matters.

(i)         Neither Pocono nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulatory Authority or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it (collectively, the “Pocono Regulatory Authorities”). Pocono has paid all assessments made or imposed by any Pocono Regulatory Authority.

(ii)       Pocono has not been advised by, nor does it have any knowledge of facts that could give rise to an advisory notice by, any Pocono Regulatory Authority that such Pocono Regulatory Authority is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii)      Pocono has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1996 with (A) the Federal Reserve Board, (B) the FDIC, (C) the Department, (D) any other state or federal regulatory authority, and (E) the SEC, and all other reports and statements required to be filed by them since January 1, 1996, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.3(h) of the Pocono Disclosure Schedule and except for normal examinations conducted by Bank Regulatory Authorities, (A) no Bank Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of Pocono, investigation into the business or operations of Pocono since January 1, 1996, except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a Pocono Material Adverse Effect, and (B) there is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to the business, operations, policies or procedures of Pocono since January 1, 1996 that are reasonably likely to have, either individually or in the aggregate, a Pocono Material Adverse Effect.

(i)         Compliance With Laws.   Pocono:

(i)         is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FDIC, Department and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)       has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Pocono’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii)      has not received, since December 31, 2004 any notification or communication from any Governmental Authority (A) asserting that Pocono is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization nor, to Pocono’s knowledge, do any grounds for any of the foregoing exist.

(j)         Material Contracts; Defaults.

(i)         Except for documents listed as exhibits to Pocono’s Securities Documents or as set forth in Schedule 5.3(j) of the Pocono Disclosure Schedule, Pocono is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding, whether written or oral, (A) with respect to the employment of any of its directors, officers, employees or consultants; (B) that would entitle any present or former director, officer, employee or agent of Pocono to indemnification from Pocono; (C) that is a material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC; (D) that is a consulting agreement, including data processing, software programming and licensing contracts, not terminable on 60 days or less notice and involving the payment of more than $25,000 per annum; or (E) that materially restricts the conduct of any business by Pocono (collectively, “Material Contracts”). Pocono has identified in Schedule 5.3(j) of the Pocono Disclosure Schedule and made available to Parent true, correct and complete copies of each such Material Contract.

(ii)       Pocono is not in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Pocono is currently outstanding.

(k)        No Brokers.   Except as set forth in Schedule 5.3(k) of the Pocono Disclosure Schedule, no action has been taken by Pocono that would give rise to any valid claim against any party hereto for a brokerage commission, a finder’s fee or other like payment with respect to the Transaction.

(l)         Employee Benefit Plans.

(i)         All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Pocono and current or former directors of Pocono including, but not limited to, “employee benefit plans” within the meaning of Sections 3(1), 3(2), 3(3) and 3(37) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), have been set forth in Schedule 5.3(l) of the Pocono Disclosure Schedule. There has been no announcement or commitment by Pocono to create an additional Benefit Plan or to amend any Benefit Plan, except for amendments required by applicable law to maintain its qualified status or otherwise. True and complete copies of the following have been provided or made available to Parent: (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the three most recent annual reports (Form 5500), together with all schedules, as required, filed with the IRS or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(b)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan that is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; and (I) most recent nondiscrimination tests performed under ERISA and the Code.

(ii)       Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code, and all other applicable laws and regulations and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is the adoption of a prototype plan for which the prototype sponsor has a favorable determination letter from the IRS, and Pocono is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Pocono has not received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to Pocono’s knowledge, threatened litigation relating to the Benefit Plans. Pocono has not engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Pocono to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plans, nor does Pocono have knowledge that any is threatened.

(iii)      No liability under Title IV of ERISA has been or to Pocono’s knowledge is presently expected to be incurred by Pocono respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with Pocono under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Pocono has not contributed to any “multi employee plan” as defined in Section 3(37) of ERISA.

(iv)       All contributions required to be made under the terms of any Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on Pocono’s consolidated financial statements to the extent required and in accordance with GAAP. Pocono has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. Neither any Pension Plan nor any single-employer plan of Pocono or an ERISA Affiliate has an “accumulated funding deficiency”, whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA and neither Pocono or an ERISA Affiliate has an outstanding funding waiver. The fair market value of the assets of each Benefit Plan exceeds the present value of the “benefit liabilities” as defined in Section 4001(a)(16) of ERISA under such Benefit Plan as of the end of the most recent plan year with respect to the respective Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Benefit Plans as of the date hereof; there is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Except as set forth in Schedule 5.3(l) of the Pocono Disclosure Schedule, Pocono has not provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)        Except as set forth in Schedule 5.3(l) of the Pocono Disclosure Schedule, Pocono does not have any obligations for retiree health, life, disability or other benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. No event or condition exists with respect to a Benefit Plan that could subject Pocono to tax under

Section 4980B of the Code. There has been no communication to employees by Pocono that would reasonably be expected to promise or guarantee such employees retiree health, life, or disability insurance or other retiree benefits.

(vi)       Except as set forth in Schedule 5.3(l) of the Pocono Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will, except as set forth in Schedule 5.3(l) of the Pocono Disclosure Schedule, (A) entitle any employee, consultant or director of Pocono to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii)     All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii)    Pocono does not maintain any Benefit Plan covering employees who are not United States residents.

(ix)       Pocono does not maintain any Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(m)      Labor Matters.   Pocono is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Pocono the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel Pocono to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to Pocono’s knowledge, threatened, nor is Pocono aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(n)        Environmental Matters.

(i)         Except as Previously Disclosed or as set forth in Schedule 5.3(n) of the Pocono Disclosure Schedule, (A) Pocono is in material compliance with applicable environmental laws; (B) no real property, including buildings or other structures, currently or formerly owned or operated by Pocono, or any property in which Pocono has held a security interest, Lien or a fiduciary or management role (“Pocono Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in material compliance with Environmental Laws; (C) Pocono could not be deemed the owner or operator of, or have actively participated in the management regarding Hazardous Substances of, any Pocono Loan Property that has been contaminated with, or has had any material and unlawful release to the environment of, any regulated quantity of any Hazardous Substance; (D) Pocono does not have any material liability for any Hazardous Substance disposal or contamination on any third party property; (E) Pocono has not received any notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law; (F) Pocono is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (G) there are no circumstances or conditions (including the presence of unencapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving Pocono, any currently or formerly owned or operated property, or any Pocono Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against Pocono, result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any Pocono Loan Property; (H) Pocono has set forth in Schedule 5.3(n) of the Pocono Disclosure Schedule and made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Pocono, and any currently owned or operated property of Pocono which were prepared in the last five years; and (I) Pocono has made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in the possession or reasonably available to it relating to any currently outstanding Pocono Loan and which were prepared for Pocono in the last five years.

(ii)       As used herein, (A) the term “Environmental Laws” means any federal, state or local law, regulation, order, decree or permit relating to: (1) the protection or restoration of the environment, human health, safety or natural resources in regard to any Hazardous Substance; (2) the handling, use, presence, disposal, release or threatened release to the environment of any Hazardous Substance; (3) material effects of any Hazardous Substance on any legally delineated wetlands, indoor air spaces; or (4) any material physical damage injury or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and (B) the term “Hazardous Substance” means any regulated quantity of any substance other than at concentrations and in locations that are naturally occurring that are: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (3) any other substance that is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law; and (C) the term “Pocono’s Knowledge” means the actual knowledge, immediately prior to the Effective Time and Effective Date, of any officer or director of Pocono.

(o)        Tax Matters.

(i)         (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file that have not expired) by Pocono have been or will be timely filed on or before the Effective Date; (B) all such Tax Returns are or will be true and complete in all material respects; (C) all Taxes due of Pocono, whether or not shown on the Tax Returns referred to in clause (A) have been or will be timely paid in full; (D) the Tax Returns referred to in clause (A) have not been examined by the IRS or the appropriate Tax authority and Pocono has not extended the statute of limitations for any such Tax Returns; (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full; (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending; and (G) no member of Pocono has extended any statutes of limitation with respect to any Taxes of Pocono.

(ii)       Pocono has made available to Parent true and correct copies of the United States federal income Tax Returns filed by Pocono for each of the three most recent fiscal years for which such returns have been filed.

(iii)      Pocono does not have any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Pocono’s Financial Reports filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in Pocono’s Financial Reports filed on or prior to the date hereof.

(iv)       Pocono is not a party to any Tax allocation or sharing agreement is or has been a member of an affiliated group filing consolidated or combined Tax Returns other than a group the common parent of which is or was Pocono or otherwise has any liability for the Taxes of any Person.

(v)        No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Pocono.

(vi)       Except with respect to the current employment agreement with John G. Gerlach, Pocono does not maintain any compensation plans, programs or arrangements the payments under which would not be deductible as a result of the limitations under Section 162(m) or Section 280G of the Code and the regulations issued thereunder, nor would result in the imposition of an excise tax under Section 409A or 4999 of the Code.

(vii)     As of the date hereof, Pocono has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii)    (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that Pocono is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(ix)       There are no Liens for Taxes on any of the assets of Pocono, except for Liens for Taxes not yet due and payable.

(x)        Pocono (A) has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign law or has any knowledge that a Governmental Authority has proposed any such adjustment or change in accounting method with respect to Pocono or (B) has any application pending with any Governmental Authority requesting permission for any change in accounting method.

(xi)       No claim has ever been made by a Governmental Authority in a jurisdiction where Pocono does not file Tax Returns that Pocono is or may be subject to taxation by that jurisdiction.

(xii)     Pocono has not been the “distributing corporation” within the meaning of Section 355(c)(2) of the Code or has been the subject of a distribution with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.

(xiii)    Pocono has not participated in any “reportable transaction” or “listed transaction” that is required to be reported pursuant to Section 1.6011-4 of the Treasury Regulations.

(xiv)     To Pocono’s knowledge, no audit of any Tax Return of Pocono is threatened.

(xv)      Pocono is not a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than any agreement among members of an affiliated group that includes Pocono as the common parent.

(xvi)     Pocono will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)       “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(B)       intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income tax law);

(C)       installment sale or open transaction disposition made on or prior to the Closing Date; or

(D)       prepaid amount received on or prior to the Closing Date.

(xvii)   Schedule 5.3(o) of the Pocono Disclosure Schedule lists all federal, state, local and foreign income and franchise Tax Returns filed with respect to Pocono for the three-year period ending on (and including) the Closing Date and lists all Tax Returns that currently are the subject of audit by any Tax Authority or for which a deficiency has been asserted or assessed.

(xviii)  Pocono is not a party in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(xix)     Pocono does not have any liability for the Taxes of any Person other than Pocono (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or (iv) otherwise.

(xx)      Pocono is in compliance in all material respects with all state and federal laws, rules and regulations related to the escheat, or other similar laws, rules and regulations, of monies and other properties held by any of them.

(p)        Risk Management Instruments.   Pocono is not a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on Pocono’s consolidated statement of financial condition and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) nor does Pocono own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(q)        Loans; Nonperforming and Classified Assets.

(i)         Except as set forth in Schedule 5.3(q) of the Pocono Disclosure Schedule, each Loan on the books and records of Pocono was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii)       Pocono has set forth in Schedule 5.3(q) of the Pocono Disclosure Schedule as to Pocono as of the latest practicable date prior to the date of this Agreement: (A) any written or, to Pocono’s knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to Pocono’s knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by Pocono, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in -lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater shareholder of Pocono, any Person controlling, controlled by or under common control with any of the foregoing.

(r)        Properties.   All real and personal property owned or presently used by Pocono in its respective business is in an adequate condition, ordinary wear and tear excepted, and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Pocono has good and marketable fee simple title free and clear of all Liens to all of the material properties and assets, real and personal, other than properties sold by Pocono in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business and (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent. Except as set forth in Schedule 5.3(r) of the Pocono Disclosure Schedule, all real and personal property that is material to Pocono’s business on a consolidated basis and leased or licensed by Pocono is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(s)        Intellectual Property.   Schedule 5.3(s) to the Pocono Disclosure Schedule sets forth a description of all intellectual property rights of Pocono, including, without limitation, patents, trademarks, copyrights, service marks and all licenses relating thereto. Pocono owns or possesses valid and binding licenses and other rights to use without payment of any material amount all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and Pocono has not received any notice of conflict with respect thereto that asserts the right of others. Pocono has performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(t)         Fiduciary Accounts.   Pocono has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Pocono nor any of its respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(u)        Books and Records.   The books and records of Pocono have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Pocono.

(v)        Insurance.   Pocono has set forth in Schedule 5.3(v) of the Pocono Disclosure Schedule a description of all of the material insurance policies, binders or bonds currently maintained by Pocono (“Insurance Policies”). Pocono is insured with reputable insurers against such risks and in such amounts as the management of Pocono reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Pocono is not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(w)       Allowance For Loan Losses.   Pocono’s allowance for loan losses has been and will be established in compliance with the requirements of all Pocono Regulatory Authorities and the allowance for loan losses shown in the Pocono Financial Reports has been and will be established in accordance with the standards established by applicable Governmental Authorities and GAAP.

(x)        Investment Securities.   None of the investments reflected in the Pocono Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since December 31, 2006, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of Pocono to freely dispose of the investments at any time, and all of the investments comply with applicable laws, rules an regulations.

(y)        Required Vote.   The affirmative vote of the holders of two-thirds of the outstanding shares of Pocono Common Stock is necessary to approve this Agreement and the Merger on behalf of Pocono. No other vote of the shareholders of Pocono is required by law, the Pocono Articles, the Pocono Bylaws or otherwise to approve this Agreement and the Merger.

(z)        Fairness Opinion.   The Pocono Board has received a written opinion of Boenning & Scattergood, Inc. (“Boenning”) to the effect that as of the date hereof the Merger Consideration is fair to the holders of Pocono Common Stock from a financial point of view.

(aa)      Absence of Certain Changes or Events.

(i)         Except as publicly disclosed in the Pocono Financial Reports filed prior to the date of this Agreement, since December 31, 2006, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Pocono.

(ii)       Except as publicly disclosed in the Pocono Financial Report filed prior to the date of this Agreement, Pocono has carried on its respective business in all material respects in the ordinary course.

(bb)     State Takeover Laws.   The Board of Directors of Pocono has approved this Agreement and the Transaction contemplated hereby as required to render inapplicable to such Agreement and the Transaction any statutory anti-takeover provisions applicable to Pocono. In addition, Section 1610 of the Banking Code shall not apply to this Transaction.

(cc)      Disclosure.   The representations and warranties contained in this Section 5.3, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.3 not misleading.

5.4        Representations and Warranties of Parent.   Subject to Sections 5.1 and 5.2, Parent hereby represents and warrants to Pocono as follows:

(a)        Organization, Standing and Authority.   Parent is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)        Parent Stock.

(i)         As of the date hereof, the authorized common stock of Parent consists solely of 10,000,000 shares of Parent Common Stock, of which 4,518,873 shares were issued and outstanding as of March 6, 2007 and 500,000 shares of Parent Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans and by virtue of this Agreement.

(ii)       The shares of Parent Common Stock to be issued in exchange for shares of Pocono Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)        Subsidiaries.

(i)         Each of Parent’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Parent Bank is duly licensed by the OCC and its deposits are insured by the Bank Insurance Fund in the manner and to the maximum extent provided by law.

(ii)       As of the date hereof, (A) except as set forth in Schedule 5.4(c) of Parent’s Disclosure Schedule, Parent owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries; (B) no equity securities of any of Parent’s Subsidiaries are or may become required to be issued other than to Parent by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which Parent’s Subsidiaries are or may be bound to sell or otherwise transfer any of its equity securities other than to Parent or any of its wholly-owned Subsidiaries; and (D) there are no contracts, commitments, understandings or arrangements relating to Parent’s right to vote or to dispose of such securities.

(d)        Corporate Power.   Each of Parent and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Parent and Parent Bank have the respective corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities, and no other corporate proceedings are necessary on the part of Parent or Parent Bank to approve this Agreement or for the consummation of the Transaction.

(e)        Corporate Authority.   This Agreement and the Transaction have been authorized by all necessary corporate action of Parent, the Parent Board, Parent Bank and Parent Bank Board. This Agreement has been duly executed and delivered by Parent and Parent Bank and, assuming due authorization, execution and delivery by Pocono, this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(f)         Regulatory Approvals; No Defaults.

(i)         No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent, and Parent Bank to consummate the Transaction, except as Previously Disclosed, and except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the OCC, the FDIC, and the Department; and (B) filings with the SEC and state securities authorities, as applicable, in connection with the registration of Parent Common Stock issuable in the Merger; and (C) the filing of documents with the OCC pursuant to the National Bank Act with respect to the Merger. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

(ii)       Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and Parent Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound; (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws or similar governing documents of Parent or any of its Subsidiaries; or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)        Financial Reports and Securities Documents; Material Adverse Effect.

(i)         Parent’s Annual Report on Form 10-K for the years ended December 31, 2006, 2005 and 2004 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2006 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Document, including the related notes and schedules thereto, fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows or equivalent statements in such Securities Documents, including any related notes and schedules thereto, fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders’ equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)       Except as described in Schedule 5.4(g) of the Parent Disclosure Schedule, since December 31, 2006, neither Parent nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction.

(iii)      Since December 31, 2006, (A) Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction; (B) except as Previously Disclosed, neither Parent nor any of its Subsidiaries has taken nor permitted any of the actions set forth in Section 4.2 between December 31, 2006 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events described in any paragraph of this Section 5.4 or otherwise, is reasonably likely to have a Material Adverse Effect with respect to Parent.

(iv)       Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; and neither Parent nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy,  completeness, form or manner of filing or submission of such certifications.

(v)        Except as reflected, noted or adequately reserved against in the consolidated financial statements of Parent included in its Quarterly Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC, at December 31, 2006 neither Parent nor any Parent Subsidiary had any liabilities, whether accrued, absolute, contingent or otherwise, that are required to be reflected, noted or reserved against therein under GAAP or that are in any case or in the aggregate material.

(h)        Litigation.   No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect with respect to Parent and, to Parent’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim or other proceeding. Neither Parent nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Parent.

(i)         Regulatory Matters.

(i)         Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order or decree, agreement,   memorandum of understanding or similar arrangement with, or commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it(collectively, the “Parent Regulatory Authorities”). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

(ii)       Neither Parent nor any its Subsidiaries has been advised by, and does not have any knowledge of facts that could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii)      Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with (A) the Federal Reserve Board, (B) the FDIC, (C) the OCC, (D) any state regulatory authority and (E) the SEC, and all other reports and statements required to be filed by them since December 31, 2006, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.4(i) of Parent Disclosure Schedule and except for normal examinations conducted by Bank Regulatory Authorities, (A) no Bank Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2006, except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect and (B) there is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to the business, operations, policies or procedures of Parent or Parent Bank since December 31, 2006 that are reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(j)         Compliance With Laws.   Except for matters that could not reasonably be expected to have a Material Adverse Effect with respect to Parent and its Subsidiaries, each of Parent and its Subsidiaries:

(i)         is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including without limitation Sections 23A and 23B of the Federal Reserve Act and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)       has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii)      has received, since December 31, 2006, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization nor, to Parent’s knowledge, do any grounds for any of the foregoing exist.

(k)        No Brokers.   No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, except a fee to be paid to Curtis Securities LLC.

(l)         Tax Matters.   As of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m)      Risk Management Instruments.   Neither Parent nor any of its Subsidiaries is a party or has agreed to enter into any Derivatives Contract that is not included on Parent’s consolidated statement of financial condition nor does Parent or any of its Subsidiaries own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(n)        Ownership of Pocono Common Stock.   Except as set forth on Schedule 5.4(n) of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries, or to Parent’s knowledge, any of its other affiliates or associates as such terms are defined under the Exchange Act, owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Pocono Common Stock other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted.

(o)        Disclosure.   The representations and warranties contained in this Section 5.4, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.4 not misleading.

(p)        Absence of Certain Changes or Events.

(i)         Except as publicly disclosed in the Parent Securities Documents filed prior to the date of this Agreement, since December 31, 2006, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(ii)       Except as publicly disclosed in the Parent Securities Documents filed prior to the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

ARTICLE VI

COVENANTS

6.1        Commercially Reasonable Efforts.   Subject to the terms and conditions of this Agreement, each of Pocono, Parent and their Subsidiaries agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII, and shall cooperate fully with the other party hereto to that end.

6.2        Shareholders Meeting.   Pocono shall take, in accordance with applicable law and the Pocono Articles and the Pocono Bylaws, all action necessary to duly call, give notice of, convene and hold as soon as reasonably practicable after the date on which the Registration Statement becomes effective a special meeting of its shareholders (including any adjournment or postponement, the “Pocono Meeting”) to consider and vote upon the approval of this Agreement, a one (1) year extension of the final exercise date for the outstanding Pocono Warrants, and any other matters required to be approved by Pocono’s shareholders for consummation of the Transaction unless this Agreement shall have been terminated in accordance with its terms. Subject to the right of Pocono and its Board of Directors to take any action permitted by Section 6.8(b) with respect to a Superior Proposal, Pocono shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby, a one (1) year extension of the final exercise date for Pocono Warrants, and shall take all reasonable lawful action to solicit such approval by its shareholders (the “Approval Recommendation”).

6.3        Registration Statement.

(a)        Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger including the proxy statement and prospectus and other proxy solicitation materials of Pocono constituting a part thereof (the “Proxy Statement”) and all related documents. Pocono shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Pocono, and its legal, financial and accounting advisors, shall have the right to review in advance and consult with respect to such Registration Statement prior to its filing. Pocono agrees to cooperate with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that Pocono has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of Pocono and Parent agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue

Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Pocono shall promptly mail at its expense the Proxy Statement to its shareholders.

(b)        Each of Pocono and Parent agree that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Pocono and Parent agree that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to Pocono’s shareholders and at the time of the Pocono Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Pocono and Parent further agree that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c)        Parent agrees to advise Pocono, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.4        Regulatory Filings.

(a)        Each of Parent and Pocono and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and Pocono shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable and shall, in any event, provide its response to any proposed filing within five business days after its receipt of the proposed filing from the other party. Each party hereto agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

(b)        Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

6.5        Press Releases.   Pocono and Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the FDIC, or the OCC. Pocono and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.6        Access; Information.

(a)        Pocono agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records, including, without limitation, Tax Returns and work papers of independent auditors, properties and personnel of Pocono and to such other information relating to Pocono as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of Pocono as Parent may reasonably request.

(b)        Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Pocono and Pocono’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records, including without limitation, Tax Returns and work papers of independent auditors, properties and personnel of Parent and to such other information relating to Parent as Pocono may reasonably request and, during such period, it shall furnish promptly to Pocono all information concerning the business, properties and personnel of Parent and its Subsidiaries as Pocono may reasonably request.

(c)        All information furnished to either party by the other party pursuant to this Section 6.6 shall be subject to, and such receiving party shall hold all such information in confidence in accordance with the provisions of the Confidentiality Agreement, dated February 14, 2007 between Parent and Pocono (the “Confidentiality Agreement”).

(d)        As soon as reasonably available but in no event more than five business days after filing, Pocono will deliver to Parent each report, financial or otherwise, filed by it with any Bank Regulatory Authority or the SEC.

(e)        Within 20 calendar days after the end of each month, Pocono will deliver to Parent the unaudited consolidated balance sheet and unaudited consolidated statement of operations of Pocono for the immediately preceding month prepared in accordance with GAAP except for the absence of footnotes and subject to year end audit adjustments or as otherwise noted therein.

(f)         Within 20 calendar days after the end of each month, Parent will deliver to Pocono the unaudited consolidated balance sheet and unaudited consolidated statement of operations of Parent for the immediately preceding month prepared in accordance with GAAP except for the absence of footnotes and subject to year end audit adjustments or as otherwise noted therein.

6.7        Affiliates.   Pocono shall use its commercially reasonable efforts to identify those persons who may be deemed to be “affiliates” of Pocono within the meaning of Rule 145 promulgated by the SEC under the Securities Act and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of the Pocono Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of

Parent Common Stock received in the Merger, which agreement shall be in the form attached as Annex D (the “Affiliate Letter”).

6.8        Certain Actions.

(a)        From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.8, Pocono will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, Affiliates or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Pocono or afford access to the business, properties, assets, books or records of Pocono to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

(b)        Notwithstanding anything herein to the contrary, Pocono and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of Pocono shall not withdraw or modify in a manner adverse to Parent its Approval Recommendation except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, and provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) Pocono’s Board of Directors concludes in good faith, after receipt of an opinion from outside counsel, that failure to do so would reasonably be expected to breach its fiduciary duties to Pocono’s shareholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, Pocono’s Board of Directors receives from such person an executed confidentiality agreement, which confidentiality terms shall be no less favorable to Pocono than those contained in the Confidentiality Agreement between Pocono and Parent, a copy of which executed confidentiality agreement shall have been provided to Parent for informational purposes and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, Pocono promptly notifies Parent in writing of the name of such person and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to Parent, condition or refuse to make its Approval Recommendation (the “Change in Pocono Recommendation”) if Pocono’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would reasonably be expected to breach its fiduciary duties to Pocono’s shareholders under applicable law.

(c)        Pocono will promptly, and in any event within 24 hours, notify Parent in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

(d)        Pocono agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

(e)        For purposes of this Agreement:

(i)         The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or net assets of

Pocono, (x) direct or indirect acquisition or purchase of Pocono Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of Pocono’s Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of Pocono’s Common Stock after the date of this Agreement or the direct or indirect acquisition or purchase of 5% or more of Pocono’s Common Stock after the date of this Agreement by a Person who on the date of this Agreement owns 10% or more of Pocono’s Common Stock, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Pocono or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Pocono other than the transactions contemplated by this Agreement.

(ii)       The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of Pocono Common Stock then outstanding or all or substantially all of Pocono’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of Pocono in good faith concludes, after consultation with its financial advisors and receipt of a written opinion of outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of Pocono in its good faith judgment believes to be more favorable from a financial point of view to its shareholders than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of Pocono and (C) is reasonably capable of being completed.

(f)         If a Payment Event (as hereinafter defined) occurs, Pocono shall pay to Parent by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of One Million Two Hundred Thousand Dollars ($1,200,000) (the “Break-up Fee”).

(g)        The term “Payment Event” means any of the following:

(i)         the termination of this Agreement by Parent pursuant to Section 8.1(f);

(ii)       the termination of this Agreement by Pocono pursuant to Section 8.1(g);

(iii)      the termination of this Agreement pursuant to any other Section following the commencement of a tender offer or exchange offer for 25% or more of the outstanding common stock of Pocono and Pocono shall not have sent to its shareholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the Pocono Board recommends rejection of such tender offer or exchange offer; or

(iv)       the occurrence of any of the following events within twelve months of the termination of this Agreement pursuant to Section 8.1, provided that an Acquisition Proposal shall have been made by a Third Party after the date hereof and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) Pocono enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party; (B) such Third Party, directly or indirectly, acquires substantially all of the total assets of Pocono, taken as a whole; or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding Pocono Common Stock. As used herein, “Third Party” means any person as defined in Section 13(d) of the Exchange Act other than Parent or its Affiliates.

(h)        Pocono acknowledges that the agreements contained in Section 6.8(e) are an integral part of the transactions contemplated in this Agreement and that without these agreements Parent would not enter into this Agreement. Accordingly, in the event Pocono fails to pay to Parent the Break-up Fee, promptly when due, Pocono shall, in addition thereto, pay to Parent all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by Parent, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

6.9        Certain Policies.   Prior to the Effective Date, Pocono shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves, so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.1(b); and further provided that in any event, no accrual or reserve made by Pocono pursuant to this Section 6.9 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as a concurrence of Pocono or its management with any such adjustments.

6.10     Indemnification.

(a)        From and after the Effective Time through the sixth anniversary of the Effective Time, Parent (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Pocono, as applicable, (the “Indemnified Parties”) against any costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Pocono or is or was serving at the request of Pocono as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, except for matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent that such Indemnified Parties would be entitled under the Pocono Articles and the Pocono Bylaws, as applicable, or any agreement, arrangement or understanding that has been Previously Disclosed by Pocono pursuant to this Section, in each case as in effect on the date hereof.

(b)        Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation, whether arising before or after the Effective Time, (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties, which may not exceed one firm in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld;(iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations; and (v) the Indemnifying Party shall not be liable nor obligated to provide the Indemnified Party with any indemnification or other legal protection in connection with any investigation, proceeding, claim, action, suit, or fines, losses, penalties, claims, damages, expenses or liabilities regarding or relating to any securities laws, or matters relating to an Indemnified Parties transaction of Pocono Common Stock, Pocono Options, or Pocono Warrants.

(c)        Prior to the Effective Time, Parent shall cause the persons serving as directors and officers of Pocono immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by Pocono for a period of six years after the Effective Time, provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Pocono’s existing coverage limits, with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by Pocono for such insurance (the “Insurance Amount”), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.10(c) as a result of the preceding provision, Parent shall use its commercially reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

(d)        The provisions of this Section 6.10 are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and his or her heirs.

6.11     Benefit Plans.

(a)        As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of Pocono shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability as in effect from and after the Effective Time (the “Parent Benefit Plans”) to the same extent as similarly-situated employees of Parent and its Subsidiaries, it being understood that inclusion of the employees of Pocono in the Parent Benefit Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding Benefit Plans of Pocono until such employees are permitted to participate in the Parent Benefit Plans and provided further, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of Pocono under any discretionary equity compensation plan of Parent, except as otherwise provided in this Agreement. Parent shall cause each Parent Benefit Plan in which employees of Pocono are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, but not for accrual of or computing benefits, under the Parent Benefit Plans, the service of such employees with Pocono to the same extent as such service was credited for such purpose by Pocono, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or is disallowed under a Parent Benefit Plan. Except for the commitment to continue those Benefit Plans of Pocono that correspond to Parent Benefit Plans until employees of Pocono are included in such Parent Benefit Plans, nothing herein shall limit the ability of Parent to amend or terminate any of Pocono’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b)        At and following the Effective Time, and except as otherwise provided in Section 6.11(d) Parent shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Pocono and current and former directors of Pocono existing as of the Effective Date, as well as all employment, executive severance or “change-in -control” or similar agreements, plans or policies of Pocono that are set forth on Schedule 6.11(b) of the Pocono Disclosure Schedule, subject to the receipt of any necessary approval from any Bank Regulatory Authority. The severance or termination payments that are payable pursuant to such agreements, plans or in accordance with Section 6.19.

(c)        At such time as employees of Pocono become eligible to participate in a medical, dental or health plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Parent, (ii) provide full credit under such plans for any deductibles, co-payment and out-of -pocket expenses incurred by the employees and their dependents during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(d)        Immediately prior to the Effective Time, Pocono shall, at the written request of Parent, freeze or terminate such of the Pocono Benefit Plans as is requested by Parent.

6.12     Parent and Parent Bank Board.   On or after the Effective Date, two Persons (the “Pocono Nominees”) selected by Pocono’s Board of Directors and subject to (a) compliance with the Parent articles and bylaws, (b) such Persons meeting the eligibility requirements for a director of Parent and Parent Bank of any Regulatory Authority relating to Parent and Parent Bank, and (c) approval of such Persons by Parent (which approval will not otherwise be unreasonable withheld, determined in the Parent’s discretion), shall be the directors of Parent and Parent Bank, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the Parent articles and bylaws and Parent Bank’s articles and bylaws. Subject to the above, as of the Effective Time, the Pocono Nominees who shall serve as directors of both Parent Board and Parent Bank Board shall serve for not less than two years following the Effective Date and until his/her successor is elected and qualified. Pocono shall submit the names of the Pocono Nominees no later than seven days prior to the initial filing date of the Registration Statement by Parent with the SEC. Such Pocono Nominees shall have agreed to execute any consent required to be filed with the Registration Statement.

6.13     Notification of Certain Matters.   Each of Pocono and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.14     Regulatory Conditions.   In the event of the imposition of any conditions, restrictions or requirements in connection with the regulatory approvals required by Section 7.1(b) that Parent determines would materially reduce the benefits of the Merger as provided in Section 7.1(b), Parent shall use its commercially reasonable efforts to obtain the removal of any such condition, restriction or requirement.

6.15     Exemption From Liability Under Section 16(b).   Assuming that Pocono delivers to Parent the Section 16 Information not less than five Business Days in advance of the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Pocono Insiders of Parent Common Stock in exchange for shares of Pocono Common Stock, and to the extent such securities are listed in the Section 16 Information provided by Pocono to Parent prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

6.16     Certain Post-Closing Matters.

(a)        From and after the Effective Time, Parent shall cause Parent Bank to establish a new Pocono Region that will consist of the existing branches of Pocono and the Swiftwater Branch, that will be called, consistent with applicable regulations, “Pocono Bank, a Division of First Keystone National Bank (the “Pocono Division”). Parent shall cause Parent Bank to operate the Pocono Division for a period of at least two years after the Effective Date.

(b)        Parent shall cause Parent Bank to establish and maintain for at least two years after the Effective Date a community advisory board of directors for the Pocono Division (the “Pocono Advisory Board”). The Pocono Advisory Board shall be formed by Parent Bank and be operated in a manner that is consistent with Parent Bank’s past practices and policies with respect to its existing community advisory boards. For not less than two years following the Effective Date, the membership of the Pocono Advisory Board shall include all current members of the Pocono Board of Directors who chose to serve subject to Parent advisory board procedures, listed on Schedule 6.16(b) who are not on the Parent board of directors subject to confirmation of such initial members by the Nominating and Corporate Governance Committee of Parent.

6.17     Employment Matters.   Parent agrees to cause Parent Bank to enter into an Acknowledgement and Release in the form of Annex A, Employment Agreement in the form of Annex B, and Consulting Agreement in the form of Annex C with John G. Gerlach commencing on the Effective Date

6.18     Director Agreements.   Pocono agrees to use reasonable commercial efforts to cause each director of Pocono to execute Affiliates Letter in the form of Annex D, Voting Agreement in the form of Annex E, a Non-Competition and Non-Solicitation Agreement in the form of Annex F, the Stock Option and Warrant Cancellation Agreement in the Form of Annex G, and the Pocono Option and Pocono Warrant Standstill Agreement in the form of Annex H.

6.19     Employees; Severance Policy.

(a)        Subject to Parent Bank’s usual personnel and qualification policies, Parent Bank will endeavor to continue the employment of all current Pocono employees in positions that will contribute to the successful performance of the combined organization. More specifically Parent Bank will, after consultation with Pocono prior to the Effective Date, use its best efforts to inform each Pocono employee of the likelihood of such employee having continued employment with Parent Bank. Parent Bank will give any Pocono applicant significant consideration over other applicants with similar experience. Where there is a coincidence of responsibilities, Parent Bank will try to reassign the affected individual to a needed position that uses the skills and abilities of the individual. If that is impractical or if Parent Bank elects to eliminate a position or does not offer the employee comparable employment (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level in a work location that is within twenty five (25) miles of the employee’s then current work location with Pocono, Parent Bank will make severance payments to the displaced employee as set forth in this Section 6.19.

(b)        Except for certain Key Employees listed on Schedule 6.19, Parent Bank will grant an employee two (2) weeks of severance pay for each year of service, and continue to pay medical benefits during the severance payment term or until enrolled in another health plan, whichever occurs first, provided that any coverage period required under Code Section 4980B shall run concurrently with the period that health benefit coverage is provided to such person(s) under this Section. In lieu of the severance payments provided under this Subsection 6.19(b), the Key Employees shall receive nine (9) months of their then current salary and continued medical benefits for up to nine (9) months or until enrolled in another health plan, whichever occurs first, provided that any coverage period required under

Code Section 4980B shall run concurrently with the period that health benefit coverage is provided to such person(s) under this Section.

(c)        All employees of Pocono on the date hereof will be eligible for severance benefits set forth in this Section 6.19, except that no employee of Pocono who shall receive any severance benefits as provided hereunder shall also be eligible for any payment or benefit pursuant to any “change in control” agreement, employment agreement or similar plan or right.

(d)        Each person eligible for severance benefits will remain eligible for such benefits if his or her employment is terminated, other than for “cause,” or voluntarily terminates his or her employment after being offered a position that is not “comparable employment” as defined in Section 6.19(a) above, within twelve (12) months after the Effective Date. Any person whose employment with Parent Bank is terminated without “cause” after twelve (12) months from the Effective Date shall receive such severance benefit from Parent Bank as is provided for in Parent Bank’s general severance policy for such terminations (with full credit being given for each year of service with Pocono).

(e)        For purposes of this Section 6.19, “cause” means the employer’s good faith reasonable belief that an employee (1) committed fraud, theft or embezzlement; (2) falsified corporate records; (3) disseminated confidential information concerning customers, Parent or Parent Bank or any of its or their employees in violation of any applicable confidentiality agreement or policy, or (4) failed to adequately perform his or her duties as an employee.

6.20     Pocono Options and Pocono Warrants.   Pocono shall use its best efforts to cause each Pocono Option Holder and Pocono Warrant Holder to accept, at the Effective Time, a cash payment in full liquidation of all of the Pocono Options and Pocono Warrants.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1        Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)        Shareholder Approval.   This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of Pocono Common Stock as required by law and the Pocono Articles.

(b)        Regulatory Approvals.   All regulatory approvals required to consummate the Merger shall have been obtained, including the receipt of any necessary regulatory approval to operate the main and branch offices of Pocono as offices of the Surviving Bank, and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction.

(c)        No Injunction.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent, that is in effect and prohibits consummation of the Transaction.

(d)        Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn and all blue sky obligations shall have been complied with to Parent’s satisfaction.

7.2        Conditions to Obligation of Pocono.   The obligation of Pocono to consummate the Merger is also subject to the fulfillment by Parent or written waiver by Pocono prior to the Closing Date of each of the following conditions:

(a)        Representations and Warranties.   The representations and warranties of Parent set forth in this Agreement, subject in all cases to the standard set forth in Section 5.2, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and Pocono shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b)        Performance of Obligations of Parent.   Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and Pocono shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)        Tax Opinion.   Pocono shall have received the written opinion of Saul Ewing LLP, dated as of the Effective Date, which shall be based on such written representations from Parent, Pocono and others as such counsel shall reasonably request, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

(d)        Other Actions.   Parent shall have furnished Pocono with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as Pocono may reasonably request.

7.3        Conditions to Obligation of Parent.   The obligation of Parent to consummate the Merger is also subject to the fulfillment by Pocono or written waiver by Parent prior to the Closing Date of each of the following conditions:

(a)        Representations and Warranties.   The representations and warranties of Pocono set forth in this Agreement, subject in all cases to the standard set forth in Section 5.2, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Pocono by the President and Chief Executive Officer and the Chief Financial Officer of Pocono to such effect.

(b)        Performance of Obligations of Pocono.   Pocono shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Pocono by the Chairman and Chief Executive Officer and the Chief Financial Officer of Pocono to such effect.

(c)        Tax Opinion.   Parent shall have received the written opinion of Bybel Rutledge LLP, or such other accounting or law firm as Parent may choose, dated as of the Effective Date, which shall be based on such written representations from Parent, Pocono and others as such counsel shall reasonably request, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

(d)        Environmental Reports.   Pocono shall have furnished Parent with a Phase I environmental study with respect to all real property owned by Pocono (which Phase I environmental studies shall be at the sole cost and expense of Parent), the findings of which studies shall be commercially acceptable to Parent who shall not unreasonably withhold such acceptance.

(e)        No Material Adverse Effect.   No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of Pocono shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect.

(f)         Landlord Consent.   Parent shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which Pocono is a party or by which any of its properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect.

(g)        Illegality.   No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

(h)        Employee Matters.   Parent shall have received an executed Acknowledgement and Release in the form of Annex A, Employment Agreement in the form of Annex B and Consulting Agreement in the form of Annex C from John G. Gerlach and the key employees listed on Schedule 7.3(h) shall have entered into mutually acceptable employment arrangements.

(i)         Director Agreements.   Parent shall have received from each director of Pocono an executed Affiliates Letter in the form of Annex D, Voting Agreement in the form of Annex E, and a Non-Competition and Non-Solicitation Agreement in the form of Annex F, the Stock Option Warrant Cancellation Agreement in the form of Annex G, and the Pocono Option and Pocono Warrant Standstill Agreement in the form of Annex H.

(j)         Dissenting Shares.   No more than Seven Percent (7%) of the issued and outstanding shares of Pocono Common Stock shall be Dissenting Shares.

(k)        Pocono Warrants and Pocono Options.   Each director and officer of Pocono who is a Pocono Option Holder and Pocono Warrant Holder shall have executed a Stock Option and Warrant Cancellation Agreement in the form of Annex G with respect to the unexercised Pocono Options and Pocono Warrants in which they are legal or beneficial owner, and agreed to a one (1) year extension of the final exercise date for Pocono Warrants.

(l)         Exercised Pocono Warrants and Pocono Options.   Pocono Options and Pocono Warrants held by non directors and non officers shall not have been exercised after the date of this Agreement for more than 20,000 shares of Pocono Common Stock and Parent shall have received the Option and Warrant cancellation and termination forms provided for in Section 3.8.

(m)      Litigation.   No material and adverse litigation shall be pending or instituted against Pocono.

(n)        Other Actions.   Pocono shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as Parent may reasonably request.

ARTICLE VIII

TERMINATION

8.1        Termination.   This Agreement may be terminated at any time prior to the Effective Date, and the Transaction may be abandoned:

(a)        Mutual Consent.   By the mutual consent in writing of Parent and Pocono if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)        Breach.   Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained therein, subject in all cases to the standard set forth in Section 5.2, by Parent or Pocono, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent, on the one hand, or Pocono, on the other hand, as the case may be, of any representation or warranty contained herein, subject to the standard set forth in Section 5.2, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent, on the one hand, or Pocono, on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach, whether under (i) or (ii), would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or Pocono, as the case may be.

(c)        Delay.   By Parent or Pocono, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by April 30, 2008, except to the extent that the failure of the Merger then to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.

(d)        No Regulatory Approval.   By Parent or Pocono, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e)        No Pocono Shareholder Approval.   By Parent, or by Pocono provided that Pocono shall not be in material breach of any of its obligations under Section 6.2, if any approval of the shareholders of Pocono contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Pocono Meeting or at any adjournment or postponement thereof.

(f)         Pocono Failure to Recommend.   At any time prior to the Pocono Meeting, by Parent if (i) Pocono shall have breached Section 6.8 in any respect materially adverse to Parent, (ii) the Pocono Board shall have failed to make its Approval Recommendation or shall have effected a Change in Pocono Recommendation, (iii) the Pocono Board shall have recommended approval of an Acquisition Proposal or (iv) Pocono shall have materially breached its obligations under Section 6.2 by failing to call, give notice of, convene and hold the Pocono Meeting.

(g)        Superior Proposal.   At any time prior to the date of mailing of the Proxy Statement, by Pocono in order to enter concurrently into an Acquisition Proposal that has been received by Pocono and the Pocono Board of Directors in compliance with Sections 6.8(a) and (b) and that Pocono’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition

Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by Pocono pursuant to this Section 8.1(g) only after the fifth Business Day following Pocono’s provision of written notice to Parent advising Parent, that the Pocono Board of Directors is prepared to accept a Superior Proposal and only if (i) during such five-Business Day period, Pocono has caused its financial and legal advisors to negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (ii) Pocono’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by Parent and further provided that such termination shall not be effective until Pocono has paid the Break-up Fee to Parent.

(h)        Average Closing Price and Index Closing Price.   By Pocono at any time during the two-business- day period following the Determination Date, if both of the following conditions (i) and (ii) are satisfied:

(i)         the Average Closing Price determined as of the Determination Date shall be less than $16.20; and

(ii)       the number obtained by dividing the Average Closing Price on the Determination Date by $18.00, such number being referred to herein as the “Parent Ratio”, shall be less than the number obtained by dividing the Index Closing Price by the Starting Index Price, such number being referred to herein as the “Index Ratio”, and subtracting 0.100 from such quotient.

Provided, that if Pocono elects to exercise such termination right, it shall give prompt written notice to Parent, and further provided that such notice of election to terminate may be withdrawn at any time within the aforementioned period.

(i)         Pocono Options and Pocono Warrants.   By Parent, if Pocono shall have issued shares of Pocono Common Stock pursuant to any Pocono Options or Pocono Warrants held by a non director or non officer in an amount greater than 20,000 shares of Pocono Common Stock or if any Pocono Options or Pocono Warrants are exercised by any member of the Pocono Board.

(j)         By Parent if the “goodwill” to be recorded as a result of this transaction under GAAP will or is reasonably likely to result in Parent not maintaining “well capitalized” status for regulatory purposes.

8.2        Effect of Termination.   In the event of termination of this Agreement by either Parent or Pocono as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.6(c), 6.8(e) and (f), 8.2 and 9.5 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1        Survival.   No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time, or the termination of this Agreement if this Agreement is terminated prior to the Effective Time, other than Sections 6.6(c), 8.2 and, excepting Section 9.12, this Article IX, which shall survive any such termination. Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity that otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.2        Waiver; Amendment.   Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Pocono Meeting no amendment shall be made that by law requires further approval by the shareholders of Pocono without obtaining such approval.

9.3        Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.4        Governing Law.   This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within such State.

9.5        Expenses.

(a)        Except as set forth in Section 9.5(b), each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between Pocono and Parent, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

(b)        In the event that this Agreement is terminated by either Pocono or Parent pursuant to Section 8.1(b), then the breaching party shall pay to the terminating party, or by Parent pursuant to Section 8.1(e), then Pocono shall pay Parent, by wire transfer of immediately available funds, within two business days following delivery of a statement of such expenses, all out-of -pocket costs and expenses (including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses) actually incurred by the terminating party or Parent, as the case may be, in connection with the Merger and this Agreement.

9.6        Notices.   All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Pocono to:

Pocono Community Bank
559 Main Street
Stroudsburg, PA 18360
Phone:  570-424-9700
Fax:  570-422-1367
Attention:  John G. Gerlach

With a copy to:

Saidis Flower & Lindsay
26 West High Street
Carlisle, PA 17013
Phone: 717-243-6222
Fax: 717-243-6486
Attention: John Lampi, Esquire

If to Parent to:

First Keystone Corporation
111 West Front Street
P.O. Box 289
Berwick, PA 18603
Phone: 570-752-3671
Fax: 570-752-4022
Attention: J. Gerald Bazewicz

With a copy to:

Bybel Rutledge LLP
1017 Mumma Road, Suite 302
Lemoyne, PA 17043
Phone:  (717) 731-1700
Fax: (717) 731-8205
Attention: Nicholas Bybel, Jr., Esquire

9.7        Entire Understanding; No Third Party Beneficiaries.   This Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Parent’s obligations under Section 6.10, which is expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and except for the right of the members of the Pocono Advisory Board to enforce Parent’s commitments under Section 6.16, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8        Severability.   Except to the extent that application of this Section 9.8 would have a Material Adverse Effect on Pocono or Parent, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

9.9        Enforcement.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10     Interpretation.   When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11     Assignment.   Pocono may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12     Alternative Structure.   Notwithstanding any provision of this Agreement to the contrary, until the Registration Statement is declared effective, Parent may at any time modify the structure of the acquisition of Pocono set forth herein, provided that (i) the Merger Consideration to be paid to the holders of Pocono Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to Pocono’s shareholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ATTEST:	FIRST KEYSTONE CORPORATION
/s/ JOHN E. ARNDT	By:	/s/ J. GERALD BAZEWICZ
J. Gerald Bazewicz, President and Chief Executive Officer
ATTEST:	FIRST KEYSTONE NATIONAL BANK
/s/ JOHN E. ARNDT	By:	/s/ J. GERALD BAZEWICZ
J. Gerald Bazewicz, President and Chief Executive Officer
ATTEST:	POCONO COMMUNITY BANK
/s/ AUDREY BARTKOWSKI	By:	/s/ JOHN G. GERLACH
John G. Gerlach, President

Execution Copy

ANNEX A

ACKNOWLEDGEMENT AND RELEASE

READ IT CAREFULLY

NOTICE TO JOHN G. GERLACH:

This is a very important legal document, and you should carefully review and understand the terms and effect of this document before signing it. By signing this Acknowledgement and Release (“Agreement”), you are agreeing to completely release Pocono Community Bank, First Keystone Corporation, and First Keystone National Bank and their subsidiaries, affiliates, directors and officers. Therefore, you should consult with an attorney before signing this Agreement. You have twenty-one (21) days from the day of receipt of this document to consider the Agreement. The twenty-one (21) days will begin to run on the day after receipt. If you choose to sign the Agreement, you will have an additional seven (7) days following the date of your signature to revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired.

This Acknowledgement and Release (the “Acknowledgement and Release”) is entered into effective May 10, 2007, by and among First Keystone Corporation (“Parent”), First Keystone National Bank (“Parent Bank”), Pocono Community Bank (“Pocono”) and John G. Gerlach (“Executive”).

WHEREAS, Executive and Pocono have entered into an employment agreement dated July 8, 1996, as amended April 30, 1997 and May 15, 1997 (“Employment Agreement”);

WHEREAS, Pocono, Parent, and Parent Bank will enter into an Agreement and Plan of Merger dated May 10, 2007 (“Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Pocono has agreed to make the payments set forth herein in exchange for the termination of the Employment Agreement on the Effective Date (as defined in the Merger Agreement), and in exchange for the execution of this Acknowledgement and Release;

WHEREAS, the Merger Agreement sets forth the agreement of Parent and Parent Bank to enter into an employment agreement with Executive;

WHEREAS, Parent and Parent Bank are only willing to enter into the Merger Agreement on the condition that Executive provides the inducements set forth in this Agreement by executing this Agreement and that Executive enters into an employment agreement and a consulting agreement with Parent and Parent Bank.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, it is agreed as follows:

1.          Consideration.   On the Effective Date of the Merger, as defined in the Merger Agreement, in full satisfaction of the benefits that would otherwise be payable under the Employment Agreement, Pocono shall pay Executive a lump sum payment in the amount of $ 500,000.

2.          Release and Waiver.

(a)        Executive hereby agrees that the payments will be in full satisfaction of all obligations of Parent, Parent Bank, and Pocono under the Employment Agreement.

(b)        Executive, on behalf of himself, his heirs and assigns, irrevocably and unconditionally releases Pocono, Parent, and Parent Bank from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, aspects of the Employment Agreement, including but no limited to, any and all claims for breach of express or implied contract or covenant of good faith and fair dealing (whether written or oral), all claims for retaliation or violation of public policy, breach of promise, detrimental reliance or tort (e.g. intentional infliction of emotional distress, defamation, wrongful termination, interference with contractual or advantageous relationship, etc), whether based on common law or otherwise; all claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; claims for emotional distress, mental anguish, personal injury, loss of consortium; any and all claims that may be asserted on Executive’s behalf by others (including the Equal Employment Opportunity Commission); or any other federal, state or local laws or regulations relating to employment or benefits associated with employment. The foregoing list is meant to be illustrative rather than inclusive.

(c)        Executive waives the rights and claims to the extent set forth above, and he also agrees not to institute, or have instituted, a lawsuit against Pocono, Parent and Parent Bank, based on any such waived claims or rights.

(d)        EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIMS(S) OF ANY TYPE THAT HE MAY NOW HAVE AGAINST POCONO, PARENT OR PARENT BANK TO THE EXTENT PROVIDED ABOVE BUT THAT IT DOES NOT RELASE ANY CLAIMS THAT MAY ARISE AFTER THE DATE OF THIS AGREEMENT.

3.          Acceptance Period.

The following notice is included in this Agreement as required by the Older Workers Benefit Protection Act:

You have up to twenty-one (21) days from the date of receipt of this release to accept the terms of this release, although you may accept it at any time within those twenty-one (21) days. You are advised to consult with an attorney regarding this release.

The twenty-one (21) day period will begin to run on the day after Executive receives this Agreement. It will then run for a full twenty-one (21) calendar days and expire at the end of the twenty-first day (the “Acceptance Period”). In order to accept this Agreement, Executive must sign his name and date his signature at the end of this letter and return it to Nicholas Bybel, Jr., Bybel Rutledge LLP, 1017 Mumma Road, Suite 302, Lemoyne, Pennsylvania 17043. If the twenty-first day of the Acceptance Period falls on a Saturday, a Sunday, or a legal holiday, Mr. Bybel’s receipt of his acceptance by the close of business on the next business day immediately following such Saturday, Sunday or legal holiday will be sufficient to effect a timely acceptance of this Agreement.

4.          Revocation Period.   Executive has the right to revoke this Agreement at any time within seven (7) days from the date Executive signs and delivers this Agreement to the Parent and Pocono (the “Revocation Period”), and this Agreement will not become effective and enforceable until the Revocation Period has expired. (NOTE: The Revocation Period will begin on the day after the day on which Executive has signed this Agreement and delivered it to Pocono and the Parent and, as indicated by the date Executive affixes to his signature at the end of this Agreement. It will then run for seven calendar days and expire at the end of the seventh day.) In order to revoke this Agreement, Executive must notify the Parent in writing of his decision to revoke the Agreement. Executive must ensure that the Parent (via Mr. Bybel, at the address indicated in Paragraph 3 above) receives his written notice of revocation at his office in Lemoyne, Pennsylvania within the aforementioned Revocation Period. If the seventh day of the Revocation Period falls on a Saturday, a Sunday, or a legal holiday, the Parent’s receipt of his notice of revocation by the close of business on the next business day immediately following such Saturday, Sunday or legal holiday will be sufficient to effect a timely revocation of this Agreement. Provided that the Revocation Period expires without his having revoked this Agreement, this Agreement shall take effect on the next day following the Revocation Period, and such next day shall constitute the Effective Date hereof.

5.          Severability.   Should any provision(s) of this Agreement be determined, in a proceeding to enforce or interpret this Agreement, to be invalid or unenforceable, then, provided that the provision(s) deemed to be invalid or unenforceable do not constitute all or substantially all of the undertakings by Executive, Pocono, or Parent, the remainder of this Agreement shall continue in full force and effect.

6.          Notices.   Unless otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of Parent and Parent Bank, in the case of notices to Parent and Parent Bank, and to the principal executive offices of Pocono, in the case of notices to Pocono.

7.          Choice of Law.   This Agreement shall be governed by, construed under and enforced pursuant to the laws of the Commonwealth of Pennsylvania.

8.          Binding on Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

9.          Counterparts.   This Agreement may be executed in multiple counterparts, and shall be fully valid, legally binding and enforceable whether executed in a single document or in such counterparts.

10.        Termination.   This Agreement shall terminate upon a termination of the Merger Agreement in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	POCONO COMMUNITY BANK
/s/ AUDREY BARTKOWSKI	By:	/s/ W. PETER AHNERT
W. Peter Ahnert
Chairman

FIRST KEYSTONE CORPORATION
/s/ JOHN E. ARNDT	By	/s/ J. GERALD BAZEWICZ
J. Gerald Bazewicz
President and Chief Executive Officer

FIRST KEYSTONE NATIONAL BANK
/s/ JOHN E. ARNDT	By	/s/ J. GERALD BAZEWICZ
J. Gerald Bazewicz
President and Chief Executive Officer

WITNESS:	EXECUTIVE
/s/ AUDREY BARTKOWSKI	/s/ JOHN G. GERLACH
John G. Gerlach

Execution Copy

ANNEX B

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 10th day of May, 2007, between First Keystone Corporation (“Parent”), a Pennsylvania business corporation, First Keystone National Bank (“Parent Bank”), a national banking association and John G. Gerlach (“Executive”), an individual residing in Pennsylvania.

WITNESSETH:

WHEREAS, Parent is a registered bank holding company;

WHEREAS, Parent Bank is a subsidiary of the Parent;

WHEREAS, Parent, Parent Bank, and Pocono Community Bank (“Pocono”), entered into an Agreement and Plan of Merger dated May 10, 2007 (“Merger Agreement”);

WHEREAS, Executive was the President and Chief Executive Officer of Pocono;

WHEREAS, pursuant to the Merger Agreement, Parent and Parent Bank have agreed to offer Executive this employment agreement;

WHEREAS, Parent and Parent Bank desire to retain Executive to serve in the capacity of Executive Vice President of Parent Bank under the terms and conditions set forth herein;

WHEREAS, Executive desires to serve the Parent Bank in an executive capacity under the terms and conditions set forth herein;

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.          Employment.   Parent and Bank hereby employ Executive and Executive hereby accepts employment with Parent and Parent Bank, under the terms and conditions set forth in this Agreement.

2.          Duties of Executive.   Executive shall serve as Executive Vice President reporting to the President of the Parent Bank. Executive shall have such other duties and hold such other titles as may be given to him from time to time by the President and Chief Executive Officer of Parent and Parent Bank.

3.          Engagement in Other Employment.   Executive shall devote all of his working time, ability and attention to the business of the Parent, Parent Bank and/or their subsidiaries or affiliates, during the term of this Agreement. The Executive shall notify the President and Chief Executive Officer of Parent and Parent Bank in writing before the Executive engages in any other business or commercial duties or pursuits, including but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Parent, Parent Bank and/or any of their subsidiaries or affiliates nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Parent, Parent Bank and/or any of their subsidiaries or affiliates. Executive shall not be precluded, however, upon written notification to the President and Chief Executive Officer, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the President and Chief Executive Officer’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Parent, Parent Bank and/or any of their subsidiaries or affiliates.

4.          Term of Agreement.

(a)                        This Agreement shall be for a one (1) year period (the “Employment Term”) beginning on the Effective Date as defined in the Merger Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Term shall end one (1) year later.

(b)                       Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of each of Parent and Parent Bank to Executive. As used in this Agreement, “Cause” shall mean any of the following:

(i)         Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of twenty (20) consecutive days or more;

(ii)       Executive’s failure to follow the good faith lawful instructions of the Board of Directors of Parent or Parent Bank with respect to its operations, after written notice from Parent or Parent Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iii)      Executive’s willful failure to substantially perform Executive’s duties to Parent or Parent Bank, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from Parent or Parent Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iv)       Executive’s intentional violation of the provisions of this Agreement, after written notice from Parent or Parent Bank and a failure to cure such violation within thirty (30) days of said written notice;

(v)        dishonesty or gross negligence of the Executive in the performance of his duties;

(vi)       Executive’s removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) or 8(g) of the Federal Deposit Insurance Act or by the Office of the Comptroller of the Currency pursuant to national law;

(vii)     conduct by the Executive as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Board of Directors of Parent or Parent Bank which brings public discredit to Parent or Parent Bank and which results or may be reasonably expected to result in material financial or other harm to the Parent or Parent Bank;

(viii)    Executive’s breach of fiduciary duty involving personal profit;

(ix)       unlawful harassment by the Executive against employees, customers, business associates, contractors, or vendors of Parent or Parent Bank which results or may be reasonably expected to result in material liability to Parent or Parent Bank, as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of Parent or Parent Bank, following an investigation of the claims by a third party unrelated to the Parent or Parent Bank chosen by the Executive, Parent and Parent Bank. If the Executive, Parent, and Parent Bank do not agree on said third party, then as chosen by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Parent;

(x)        the willful violation by the Executive of the provisions of Sections 9, 10, or 11 hereof, after notice from the Parent or Parent Bank and a failure to cure such violation within thirty (30) days of said notice;

(xi)       the willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

(xii)     theft or abuse by Executive of the Parent’s or Parent Bank’s property or the property of Parent’s or Parent Bank’s customers, employees, contractors, vendors, or business associates;

(xiii)    any act of fraud, misappropriation or personal dishonesty;

(xiv)     insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of Parent or Parent Bank, after written notice from the Parent or Parent Bank and a failure to cure such violation within thirty (30) days of said written notice; or

(xv)      the existence of any material conflict between the interests of the Parent or Parent Bank and the Executive that is not disclosed in writing by the Executive to the Parent and Parent Bank and approved in writing by the Boards of Directors of Parent and Parent Bank.

(xvi)     Before taking any vote under subparagraphs (vii), (ix), or (xiv) above, all which require notice, Executive shall be entitled to appear before the Boards and present Executive’s position as to any issues about which Executive has been notified by the Boards in writing. Such appearance shall be within a reasonable period of time following written notice to Executive of the issues but in no event longer than thirty (30) days after the date of said written notice.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 19 hereof with respect to arbitration.

(c)                        Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term “Good Reason” shall mean (i) a reassignment which requires Executive to move his principal residence or his office more than fifty (50) miles from the Parent’s and Parent Bank’s principal executive office immediately prior to this Agreement, (ii) any reduction in the Executive’s Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time, or (iii) any failure of Parent and Parent Bank to provide the Executive with benefits at least as favorable as those enjoyed by Parent Bank’s senior officers unless such reduction is part of a reduction applicable to all senior officers.

If such termination occurs for Good Reason, then Parent or Parent Bank shall pay Executive an amount equal to $14,208 times the number of full months remaining under this Agreement plus an additional $150,000, minus appropriate federal, state and local tax withholdings. In the event that Executive receives a payment under this Section 4(c), Executive shall not be entitled to any other payment under any other section of this Agreement nor shall he be entitled to any payment under the

Consulting Agreement dated May 10, 2007 by and among Parent, Parent Bank, and Mr. Gerlach (“Consulting Agreement”).

Notwithstanding any other provision, in the event that Executive is determined to be a key employee as that term is defined in Section 409A of the Internal Revenue Code (“Code”), no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one day following six months from the date of separation of service as that term is defined in Section 409A of the Code.

At the option of the Executive, exercisable by the Executive within ninety (90) days after the occurrence of the event constituting “Good Reason,” the Executive may resign from employment under this Agreement by written notice (the “Notice of Termination”) delivered to Parent and Parent Bank and the provisions of this Section 4(c) hereof shall thereupon apply.

(d)                       In the event that Executive suffers a disability as defined in Section 409A of the Code or death, Executive’s rights under this Agreement shall terminate immediately; provided, however, Parent and Parent Bank shall pay Executive or Executive’s estate, whichever is appropriate, a lump sum equal to $14,208 times the number of full months remaining under this Agreement plus an additional $150,000 payable on the first anniversary of the Effective Date. In the event that Executive receives a payment under this Section 4(d), Executive shall not be entitled to any other payment under any other section of this Agreement nor shall he be entitled to any payment under the Consulting Agreement.

(e)                        In the event that Executive terminates his employment without Good Reason as defined in Section 4(c), all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 19 hereof with respect to arbitration.

(f)                          Executive agrees that in the event his employment under this Agreement is terminated, Executive shall resign as a director of Parent and Parent Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

5.          Employment Period Compensation.

(a)                        Annual Base Salary.   For services performed by Executive under this Agreement, Parent or Parent Bank shall pay Executive an Annual Base Salary during the Employment Term at the rate of $295,500.00 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of Parent or Parent Bank.

(b)                       Paid Time-off.   During the term of this Agreement, Executive shall be entitled to paid time-off in accordance with the manner and amount provided under the paid time-off plan currently in effect. Executive shall not be entitled to receive any additional compensation from Parent and Parent Bank for failure to take a vacation.

(c)                        Employee Benefit Plans.   During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at Parent and Parent Bank, subject to the terms of said plan, until such time that the Boards of Directors of Parent and Parent Bank authorize a change in such benefits. Parent and Parent Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of

Parent and Parent Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of Parent and Parent Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

(d)                       Business Expenses.   During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Boards of Directors of Parent and Parent Bank for their executive officers.

(e)                        Automobile.   During the term of this Agreement, Parent and Parent Bank shall allow Executive to continue to use the company vehicle which he currently enjoys at the time he executes this Agreement.

6.          Termination of Employment Following Change in Control.

(a)                        If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur then, at the option of Executive, exercisable by Executive within one hundred eighty (180) days of the Change in Control, the Executive may give notice of the intention to collect benefits under this Agreement by delivering written notice (the “Notice of Termination”) to Parent and Parent Bank and the provisions of Section 7 of this Agreement shall apply.

(b)                       As used in this Agreement, “Change in Control” shall mean: A change in control shall have occurred if the Board of Directors of Parent certifies that one of the following has occurred:

(i)         (A) a merger, consolidation or division involving Parent or Parent Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Parent or Parent Bank, or (C) a purchase by Parent or Parent Bank of substantially all of the assets of another entity, unless such merger, consolidation, division, sale, exchange, transfer, purchase or disposition results in a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Parent or Parent Bank; or

(ii)       any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Parent or Parent Bank or any “person” who on the date hereof is a director or officer of Parent or Parent Bank is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent or Parent Bank representing thirty-five (35%) percent or more of the total fair market value or combined voting power of Parent’s or Parent Bank’s then outstanding securities; or

(iii)      during any period of one (1) year during the term of Executive’s employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Parent or Parent Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

7.                              Rights in Event of Change in Control.

(a)                        In the event that Executive delivers a Notice of Termination (as defined in Section 6(a) of this Agreement) to Parent and Parent Bank, Executive shall be entitled to receive the compensation and benefits set forth below:

If a “Change in Control” (as defined in Section 6(b) of this Agreement) has also occurred and Executive’s employment is terminated by either Executive, Parent or its successor, Parent and Parent Bank shall pay Executive a lump sum amount equal to $14,208 times the number of full months remaining under this Agreement plus an additional $150,000, minus appropriate federal, state and local tax withholdings. In the event that Executive receives a payment under this Section 7, Executive shall not be entitled to any other payment under any other section of this Agreement nor shall he be entitled to any payment under the Consulting Agreement.

Notwithstanding any other provision, in the event that Executive is determined to be a key employee as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one day following six months from the date of separation of service as that term is defined in Section 409A of the Code.

(b)                       Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

8.          Rights in Event of Termination of Employment Absent Change in Control.

(a)                        In the event that Executive’s employment is involuntarily terminated by Parent and/or Parent Bank without Cause and no Change in Control shall have occurred at the date of such termination, Parent and Parent Bank shall pay Executive an amount equal to $14,208 times the number of full months remaining under this Agreement plus an additional $150,000, minus appropriate federal, state and local tax withholdings. In the event that Executive receives a payment under this Section 8, Executive shall not be entitled to any other payment under any other section of this Agreement nor shall he be entitled to any payment under the Consulting Agreement.

Notwithstanding any other provision, in the event that Executive is determined to be a key employee as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one day following six (6) months from the date of separation of service as that term is defined in Section 409A of the Code.

(b)                       Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 8 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

9.          Covenant Not to Compete.

(a)                        Executive hereby acknowledges and recognizes the highly competitive nature of the business of Parent and Parent Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Executive shall not, except as otherwise permitted in writing by the Parent and the Parent Bank:

(i)         be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Parent or Parent Bank or any of their subsidiaries are engaged during the Employment Period, in any county and contiguous county in which, at the date of termination of the Executive’s employment, a branch location, office, loan production office, or trust or asset and wealth management office of Parent, Parent Bank, Pocono or any of their subsidiaries are located (“Non-Competition Area”);

(ii)       provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Parent, Parent Bank, Pocono or any of their subsidiaries are engaged during the Employment Period, in the Non-Competition Area;

(iii)      directly or indirectly solicit persons or entities who were customers or referral sources of Parent, Parent Bank, Pocono or their subsidiaries, to become a customer or referral source of a person or entity other than Parent, Parent Bank or their subsidiaries;  or

(iv)       directly or indirectly solicit employees of Parent, Parent Bank, Pocono or their subsidiaries who were employed within two (2) years of Executive’s termination of employment to work for anyone other than Parent, Parent Bank or their subsidiaries.

(b)                       It is expressly understood and agreed that, although Executive and Parent and Parent Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for Parent and Parent Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)                        The provisions of this Section 9 shall be applicable, commencing on the date of this Agreement and ending on the third anniversary of the Effective Date.

10.        Unauthorized Disclosure.   During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Boards of Directors of Parent and Parent Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of Parent or Parent Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of Parent and Parent Bank, any material confidential information obtained by him while in the employ of Parent and Parent Bank with respect to any of Parent’s and Parent Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Parent or Parent Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Parent and Parent Bank or any information that must be disclosed as required by law.

11.        Work Made for Hire.   Any work performed by the Executive under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of Parent, Parent Bank and their subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, the Executive agrees to and does hereby assign to Parent, Parent Bank, and their affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

12.        Return of Company Property and Documents.   The Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to Parent, Parent Bank and their subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of his employment.

13.        Liability Insurance.   Parent and Parent Bank shall obtain liability insurance coverage for the Executive under an insurance policy with similar terms as that which is currently covering officers and directors of Parent and Parent Bank against lawsuits, arbitrations or other legal or regulatory proceedings.

14.        Notices.   Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of Parent and Parent Bank, in the case of notices to Parent and Parent Bank.

15.        Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Parent and Parent Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.        Assignment.   This Agreement shall not be assignable by any party, except by Parent and Parent Bank to any successor in interest to their respective businesses.

17.        Entire Agreement.   This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Parent Bank and/or Parent and this Agreement contains all the covenants and agreements between the parties with respect to employment.

18.        Successors; Binding Agreement.

(a)                        Parent and Parent Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Parent and Parent Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Parent and

Parent Bank would be required to perform it if no such succession had taken place. Failure by Parent and Parent Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 7 of this Agreement shall apply. As used in this Agreement, “Parent” and “Parent Bank” shall mean Parent and Parent Bank,  as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)                       This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

19.        Arbitration.   Parent, Parent Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 9, 10, 11 or 12 which may be litigated in court, including an action for injunction or other relief) are to be submitted for resolution, in  Berwick, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). Parent, Parent Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Parent, Parent Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Parent, Parent Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12 of this Agreement, including an action for injunction or other relief.

20.        Validity.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

21.        Applicable Law.   This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

22.        Headings.   The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	FIRST KEYSTONE CORPORATION
/s/ JOHN E. ARNDT	By	/s/ J. GERALD BAZEWICZ
J. Gerald Bazewicz
President and Chief Executive Officer
FIRST KEYSTONE NATIONAL BANK
/s/ JOHN E. ARNDT	By	/s/ J. GERALD BAZEWICZ
J. Gerald Bazewicz
President and Chief Executive Officer
WITNESS:	EXECUTIVE
/s/ AUDREY BARTKOWSKI		/s/ JOHN G. GERLACH
John G. Gerlach

Execution Copy

ANNEX C

CONSULTING AGREEMENT

THIS AGREEMENT is made as of the 10th day of May, 2007, between First Keystone Corporation (“Parent”), a Pennsylvania business corporation, First Keystone National Bank (“Parent Bank”), a national banking association and John G. Gerlach (“Consultant”), an individual residing in Pennsylvania.

WITNESSETH:

WHEREAS, Parent is a registered bank holding company;

WHEREAS, Parent Bank is a subsidiary of the Parent;

WHEREAS, Parent, Parent Bank, and Pocono Community Bank (“Pocono”), entered into an Agreement and Plan of Merger dated May 10, 2007 (“Merger Agreement”), wherein Pocono will merge into Parent Bank;

WHEREAS, Consultant is the President and Chief Executive Officer of Pocono;

WHEREAS, Parent, Parent Bank and Consultant entered into an employment agreement dated May 10, 2007 (“Employment Agreement”) for a one year period commencing on the Effective Date (as defined in the Merger Agreement) and terminating one year later (“Employment Term”);

WHEREAS, as inducement for Parent and Parent Bank to enter into the Merger Agreement, Consultant has agreed to further assist with the integration of Pocono into Parent Bank by acting as a consultant to Parent and Parent Bank for a one year period commencing on the first anniversary date of the Effective Date and terminating one year later;

WHEREAS, contingent upon Consultant’s employment not being terminated by any party prior to the expiration of the Employment Term and provided that Consultant does not receive any payments under Sections 4(c), 4(d), 7 or 8 of the Employment Agreement, Parent and Parent Bank desire to retain Consultant to serve in the capacity of consultant under the terms and conditions set forth herein;

WHEREAS, Consultant desires to serve the Parent and Parent Bank under the terms and conditions set forth herein;

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.          Consultant Relationship.   Parent and Parent Bank hereby engage Consultant and Consultant hereby agrees to serve Parent and Parent Bank, under the terms and conditions set forth in this Agreement.

2.          Duties of Consultant.   Consultant shall perform and discharge well and faithfully such duties as consultant as necessary. Consultant agrees to be available at least ten (10) days per month, or such other amount of time which the parties mutually agree, to assist Parent and Parent Bank with the operations and continued integration of Pocono into Parent Bank.

3.          Term of Agreement.   Provided that Consultant has fully completed the Employment Term of the Employment Agreement and has not received a payment under Sections 4(c), 4(d), 7, or 8 of the Employment Agreement, this Agreement shall commence on the first anniversary of the Effective Date (as defined in the Merger Agreement) and end one year later (“Consulting Term”). In the event Parent or Parent Bank terminates this Agreement prior to the expiration of the Consulting Term, Consultant shall be entitled to the remainder of the compensation due under Section 4 of this Agreement unless such termination is a result of Consultant’s violation of the unauthorized disclosure provisions of this Agreement (Section 5) or a violation of the covenant not to compete provisions of this Agreement (Section 6).

4.          Compensation.   Parent and Parent Bank shall pay Consultant $150,000 for his services under this Agreement, payable in bi-weekly installments.

5.          Unauthorized Disclosure.   During the Consulting Term, or at any later time, the Consultant shall not, without the written consent of the President and Chief Executive Officer of the Parent and Parent Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of Parent or Parent Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Consultant of his duties, any material confidential information obtained by him while performing services for the Parent and Parent Bank with respect to any of Parent’s and Parent Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Parent or Parent Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Consultant or any person with the assistance, consent or direction of the Consultant) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Parent and Parent Bank or any information that must be disclosed as required by law.

6.                              Covenant Not to Compete.

(a)                        Consultant hereby acknowledges and recognizes the highly competitive nature of the business of Parent and Parent Bank and accordingly agrees that, during and for the applicable period set forth in Section 6(c) hereof, Consultant shall not, except as otherwise permitted in writing by the Parent and the Parent Bank:

(i)         be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Parent or Parent Bank or any of their subsidiaries are engaged during the Consulting Term, in any county and contiguous county in which, during the Consulting Term, a branch location, office, loan production office, or trust or asset and wealth management office of Parent, Parent Bank, Pocono or any of their subsidiaries are located (“Non-Competition Area”);

(ii)       provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Parent, Parent Bank, Pocono or any of their subsidiaries are engaged during the Consulting Term, in the Non-Competition Area;

(iii)      directly or indirectly solicit persons or entities who were customers or referral sources of Parent, Parent Bank, Pocono, or their subsidiaries to become a customer or referral source of a person or entity other than Parent, Parent Bank or their subsidiaries; or

(iv)       directly or indirectly solicit employees of Parent, Parent Bank, Pocono or their subsidiaries who were employed within three (3) years of the expiration of the

Consulting Term to work for anyone other than Parent, Parent Bank or their subsidiaries.

(b)                       It is expressly understood and agreed that, although Consultant and Parent and Parent Bank consider the restrictions contained in Section 6(a) hereof reasonable for the purpose of preserving for Parent and Parent Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 6(a) hereof is an unreasonable or otherwise unenforceable restriction against Consultant, the provisions of Section 6(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)                        The provisions of this Section 6 shall be applicable, commencing on the date of this Agreement and ending on the third anniversary of the Effective Date.

7.          Work Made for Hire.   Any work performed by the Consultant under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of Parent, Parent Bank and their subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, Consultant agrees to and does hereby assign to Parent, Parent Bank, and their affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

8.          Return of Company Property and Documents.   Consultant agrees that, at the time of termination of this Agreement, regardless of the reason for termination, he will deliver to Parent, Parent Bank and their subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Consultant during the course of this Agreement.

9.          Notices.   Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Consultant’s residence, in the case of notices to Consultant, and to the principal executive offices of Parent and Parent Bank, in the case of notices to Parent and Parent Bank.

10.        Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and the President and Chief Executive Officer of the Parent Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.        Assignment.   This Agreement shall not be assignable by any party, except by Parent and Parent Bank to any successor in interest to their respective businesses.

12.        Entire Agreement.   This Agreement supersedes any and all agreements, either oral or in writing, between the parties regarding Consultant’s consulting services and contains all the covenants and agreements between the parties with respect to the consulting arrangement.

13.        Validity.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.        Applicable Law.   This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

15.        Headings.   The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	FIRST KEYSTONE CORPORATION
/s/ JOHN E. ARNDT	By	/s/ J. GERALD BAZEWICZ
J. Gerald Bazewicz
President and Chief Executive
Officer
FIRST KEYSTONE NATIONAL BANK
/s/ JOHN E. ARNDT	By	/s/ J. GERALD BAZEWICZ
J. Gerald Bazewicz
President and Chief Executive
Officer
WITNESS:	CONSULTANT
/s/ AUDREY BARTKOWSKI		/s/ JOHN G. GERLACH
John G. Gerlach

Execution Copy

ANNEX D

            , 2007

First Keystone Corporation
11 West Front Street
Berwick, PA 18603

Ladies and Gentlemen:

I have been advised that I may be deemed an “affiliate” of Pocono Community Bank, a Pennsylvania banking institution (“Pocono”), as “affiliate” is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of                     (the “Agreement”), among First Keystone Corporation, a Pennsylvania corporation (“Parent”), First Keystone National Bank (“Parent Bank”) and Pocono, Pocono plans to merge with and into Parent Bank (the “Merger”).

I further understand that as a result of the Merger, I will be entitled to receive shares of common stock, par value $2.00 per share, of Parent (“Parent Common Stock”) in exchange for shares of common stock, par value $2.50 per share, of Pocono (“Pocono Common Stock”).

I have carefully read this letter and reviewed the Agreement, discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for Pocono.

I represent, warrant and covenant with and to Parent with respect to the shares of Parent Common Stock I receive as a result of the Merger:

I shall not make any sale, transfer or other disposition of such shares of Parent Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Parent or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

I understand that Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to shares of Parent Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued as a result of the merger of Pocono Community Bank with and into First Keystone Corporation, on                     , 2007 in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and First Keystone Corporation, a copy of which agreement is on file at the principal offices of First Keystone Corporation.”

I understand that, unless transfer by me of the Parent Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee.

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of Pocono Community Bank with and into First Keystone Corporation on                     , 2007 in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Parent (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to Parent that the Parent Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

I further understand and agree that the provisions of Rule 145 shall apply to all shares of Parent Common Stock that (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least a 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest, receives as a result of the Merger and I further represent, warrant and covenant with and to Parent that I will have, and will cause each of such persons to have, all shares of Pocono Common Stock owned, other than shares held through tax qualified retirement or benefit plans, by me or such persons registered in my name or the name of such persons, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house.

By acceptance hereof, Parent agrees, for a period of one year after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefor available to me in the event I desire to transfer any Parent Common Stock issued to me in the Merger.

It is understood and agreed that this letter shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms.

Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of Pocono as described in the first paragraph of this letter or as a waiver of any rights I might have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

Name:
Acknowledged this day of , 2007.
FIRST KEYSTONE CORPORATION
By:
[name]
[title]

Execution Copy

ANNEX E

FORM OF VOTING AGREEMENT

            , 2007

Pocono Community Bank
559 Main Street
Stroudsburg, PA 18360

First Keystone Corporation
111 West Front Street
Berwick, PA 18603

Ladies and Gentlemen:

First Keystone Corporation (“Parent”), First Keystone National Bank (“Parent Bank”) and Pocono Community Bank (“Pocono”) have entered into an Agreement and Plan of Merger dated as of May    , 2007 (the “Agreement”) whereby Pocono will merge with and into Parent Bank (the “Merger”) and shareholders of Pocono will receive shares of Parent common stock or cash or a combination of such stock and cash equal to $16.10 for each share of Pocono common stock owned on the closing date of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

A condition to Parent’s obligations under the Agreement is that I execute and deliver this Letter Agreement to Parent.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a)        I agree to vote or cause to be voted for approval and adoption of the Agreement and the transactions contemplated thereby and for a one (1) year extension of the final exercise date for Pocono Warrants at the Pocono shareholder meeting all shares of Pocono common stock over which I have or share voting power, individually or, to the extent of my proportionate interest, jointly with other persons, and will use my reasonable best efforts to cause any shares of Pocono common stock over which I share voting power to be voted for approval and adoption of the Agreement and the transactions contemplated thereby. Beneficial ownership shall have the meaning assigned to it under the Securities Exchange Act of 1934. I agree to vote all shares for which I am a Trustee of a voting trust for approval and adoption of the Agreement and the transactions contemplated thereby.

(b)        I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of Pocono common stock over which I have sole or shared voting power and beneficial ownership, except to the extent that I may be permitted under law to make charitable gifts or as permitted by paragraph (g) hereof.

(c)        I have sole or shared beneficial ownership over the number of shares of Pocono common stock, and hold stock options for the number of shares of Pocono common stock, if any, set forth below opposite my name below.

(d)        I agree that Pocono shall not be bound by any attempted sale of any shares of Pocono common stock over which I have sole voting power, and Pocono’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement.

(e)        I agree that, I shall not exercise any options to purchase common stock or any warrants to purchase common stock after the date hereof provided, however, that if (i) the shareholders of Pocono do not approve a one (1) year extension of the final exercise date for the Pocono Warrants at the Pocono shareholders meeting to be held to approve the Agreement, and (ii) the Effective Date, as defined in the Agreement, is selected to be on or after November 9, 2007, then I shall have the right to exercise any warrants to purchase Pocono common stock.

(f)         I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(g)        I may transfer any or all of the shares of Pocono common stock over which I have sole or shared beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to Parent an agreement to be bound by the terms of this Letter Agreement. In addition, I may sell, transfer or assign shares of Pocono common stock to the extent and on behalf of trusts or estates of which I am not a beneficiary in order to comply with fiduciary obligations or legal requirements, except for shares held in a voting trust.

I am signing this Letter Agreement solely in my capacity as a shareholder of Pocono, and as an optionholder and/or warrantholder if I am an optionholder and/or warrant holder, and not in any other capacity, such as a director or officer of Pocono or as a fiduciary of any trusts in which I am not a beneficiary, except for voting trusts. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of Pocono common stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on Pocono’s Board of Directors or as an officer of Pocono, acting in my capacity as a director, officer or fiduciary of Pocono or as fiduciary of any trust of which I am not a beneficiary, except for voting trusts.

This Letter Agreement shall be effective upon acceptance by Parent.

This Letter Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the consummation of the Merger, (b) April 30, 2008 and (c) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to Parent’s rights arising out of my willful breach of any covenant or representation contained herein.

Very truly yours,

[Name]
Number of Shares, and Shares Subject to Stock Options, Held:
Shares:
[ shares held individually]
Options:
Acknowledged and Agreed:
POCONO COMMUNITY BANK
By:
John G. Gerlach
President
FIRST KEYSTONE CORPORATION
By:
J. Gerald Bazewicz
Chief Executive Officer

Execution Copy

ANNEX F

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is entered into as of this         day of                    , 2007, by and between First Keystone Corporation (“Parent”) and undersigned director (the “Director”) of Pocono Community Bank (“Pocono”).

WHEREAS, Parent contemplates the consummation of a merger (the “Merger”) pursuant to an Agreement and Plan of Merger dated as of                               , 2007 by and between Parent and Pocono (the “Merger Agreement”); and

WHEREAS, the Director is a well respected business person in the Monroe County business community and counties contiguous thereto and acknowledges that his or her position with Pocono gives Pocono significant presence in that community and is an important factor in Pocono’s ability to attract customers; and

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, Parent wants to protect Pocono’s community relationships by requiring that the Director execute this Agreement;

NOW, THEREFOR, in consideration of the premises and covenants contained in this Agreement and intending to be legally bound hereby, the parties agree as follows:

1.          Term.

This Agreement will commence on the Effective Date of the Merger as defined in the Merger Agreement and end on the second anniversary of such date (the “Term”).

2.          Non-Competition.

(a)        For purposes of this Agreement, the term “Competitive Enterprise” means any bank holding company or insured depository institution, including an institution in the organizational stage or in the process of applying for or receiving appropriate regulatory approval, including, without limitation, any federal or state chartered bank, savings bank or savings and loan association.

(b)        During the Term, the Director shall not:

(i)         accept a position as director or employee of any Competitive Enterprise that is located in Monroe County and counties contiguous thereto during the Term.

(ii)       directly or indirectly acquire an ownership interest in a Competitive Enterprise that enables the Director to, directly or indirectly, in a substantial manner, control, direct, influence, affect for impact the operations, services or business activities of the Competitive Enterprise in Monroe County and counties contiguous thereto during the Term, provided, however, that this restriction shall not apply to the direct or indirect beneficial ownership of up to Three Percent (3%) of a class of securities of a Competitive Enterprise, so long as the Director is not a director or office of such Competitive Enterprise.

3.          Non-Solicitation.

During the Term, the Director shall not:

(a)        Directly or indirectly, for the purpose of selling any product or service that competes with a product or service offered by Pocono or its present subsidiaries or affiliates, solicit, divert, or entice any customer of Pocono to transfer such business to a Competitive Enterprise. Provided, however, that any business activity or business pursuit that is currently undertaken or provided by a director or his or her controlled entities or affiliates shall not be deemed a Competitive Enterprise or a violation of this Agreement. In addition, this Agreement shall not prohibit a director or his or her controlled entities or affiliates from providing any service or product that he or she or his or her controlled entities or affiliates has provided prior to the date hereof or that may be provided in the future as part of the Director’s or his or her controlled entities’ or affiliates’ historical business pursuits.

(b)        Employ or assist in employing any present employee of Pocono or its subsidiaries to perform services for any Competitive Enterprise.

(c)        Directly or indirectly, make any oral or written statement, comments or other communications that impugns or is intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualifications of Pocono or Parent or any of their current or former directors, officers, employees or customers.

4.          Confidentiality.

(a)        For purposes of this Agreement, “Proprietary Information” shall mean any information relating to the business of Pocono or any of its present subsidiaries that has not previously been publicly released by Pocono or their representatives, and shall include, but shall not be limited to, information encompassed in all marketing and business plans, financial information, fees, pricing information, customer and client lists and relationships between Pocono and its customers and clients and others who have business dealings with Pocono.

(b)        The Director agrees to maintain the confidentiality of all Proprietary Information that has been disclosed to the Director in the course of his service as a director of Pocono, on or before the date of consummation of the Merger. The Director shall not, without written authorization from Parent, use for the Director’s benefit or purposes, nor disclose to others, at any time during the Term, any Proprietary Information. This prohibition shall not apply after the Proprietary Information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

5.          Remedies.

In addition to any other rights and remedies Parent may have if the Director violates this Agreement, the Director agrees that a breach or threatened breach by the Director of his or her covenants set out in Sections 2 and 3 of this Agreement is likely to cause Pocono and Parent as its successor irreparable injury and damage, and the Director hereby expressly agrees that Pocono and Parent as its successor shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach or threatened breach of Sections 2 and 3 of this Agreement by the Director. This provision shall not, however, be construed as a waiver of any of the remedies which the Corporation may have for damages or otherwise.

6.          Successors, Assigns, Etc.

This Agreement shall be binding upon, and shall inure to the benefit of, Parent and its successors and assigns.

7.          Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflicts of laws principles.

IN WITNESS WHEREOF, Parent and the Director hereto have executed this Agreement to be effective as of the Effective Date of the Merger.

FIRST KEYSTONE CORPORATION
By:
J. Gerald Bazewicz
Chief Executive Officer
DIRECTOR

Execution Copy

ANNEX G

STOCK OPTION AND WARRANT CANCELLATION AGREEMENT

In connection with the Agreement and Plan of Merger, dated as of May     , 2007 (the “Merger Agreement”), among First Keystone Corporation (“Parent”), First Keystone National Bank (“Parent Bank”) and Pocono Community Bank (“Pocono”), under which Pocono will merge with and into Parent Bank and pursuant to Section 3.8 of the Merger Agreement by which Option Consideration and Warrant Consideration will be paid, I hereby agree that upon receipt by me of Option Consideration and/or Warrant Consideration as provided in Section 3.8 of the Merger Agreement (minus any applicable withholding taxes), for the number of Pocono Options and/or Pocono Warrants I hold at the Effective Time, any and all Pocono Options and/or all Pocono Warrants between Pocono and me shall be cancelled, terminated, and of no further force or effect as of the Effective Time. Further, I hereby agree that upon receipt of the Option Consideration and/or Warrant Consideration that I shall have no right, and hereby expressly waive any rights, to Pocono Common Stock, Parent Common Stock, the Exchange Ratio or the Price Per Share as defined in the Merger Agreement.

The terms of this Agreement shall have the definitions and meanings as provided in the Agreement.

IN WITNESS WHEREOF, in consideration of the parties entering into the Merger Agreement, and intending to be legally bound hereby I have executed this Agreement this          day of May, 2007.

Name
Acknowledged and Agreed:
POCONO COMMUNITY BANK
By:
John G. Gerlach,
President
FIRST KEYSTONE CORPORATION
By:
J. Gerald Bazewicz,
President and Chief Executive Officer

Execution Copy

ANNEX H

POCONO OPTION AND WARRANT HOLDER

STANDSTILL AGREEMENT

I hereby agree not to exercise any Pocono Options, Pocono Warrants or any other Rights to purchase Pocono Community Bank Common Stock that I have, hold, own, acquire, control, or may have beneficial or legal ownership of or rights over, from date of this Agreement until the earlier of the termination of the Agreement and Plan of Merger among First Keystone Corporation, First Keystone National Bank, and Pocono Community Bank dated as of May    , 2007 (“the Merger Agreement”) or the day before the expiration date of such Pocono Option, Pocono Warrant or Right in accordance with its terms and as it may be amended.

I hereby agree to a one (1) year extension of the expiration date of my Pocono Warrant to November 21, 2008, subject to shareholder approval.

All capitalized terms used herein are the same as defined in the Merger Agreement unless otherwise defined.

IN WITNESS WHEREOF, in consideration of the parties entering into the Merger Agreement, and intending to be legally bound hereby I have executed this Agreement this       day of May, 2007.

Name
Acknowledged and Agreed:
POCONO COMMUNITY BANK
By:
John G. Gerlach,
President
FIRST KEYSTONE CORPORATION
By:
J. Gerald Bazewicz,
President and Chief Executive Officer

Exhibit 1

Proposed Peer Group

							Average Daily				Price	Price	Price	S&P 500
			Total		Average	Shares	Volume	52 Week	52 Week			Difference -	Difference -	Beta	Beta
			Assets		Daily Volume	Outstanding	(Shares)/Shares	High	Low	Closing	Difference -	High/Closing	Low/Closing	One	Three
Company Name		State	($000)	Ticker	(Shares)	(Shares)	Outstanding	Price ($)	Price ($)	Price ($)	High/Low	Price	Price	Year (x)	Year (x)
1	QNB Corp.	PA	614,539	QNBC	779	3,128,598	0.025%	27.70	23.50	24.10	17.9%	14.9%	-2.5%	-0.09	0.03
2	Ephrata National Bank	PA	606,670	EPNB	356	2,850,063	0.012%	37.00	29.00	34.25	27.6%	8.0%	-15.3%	0.11	0.06
3	Penns Woods Bancorp, Inc.	PA	592,285	PWOD	1,615	3,896,492	0.041%	39.81	33.79	34.14	17.8%	16.6%	-1.0%	-0.04	0.01
4	Citizens Financial Services, Inc.	PA	572,168	CZFS	856	2,819,692	0.030%	24.75	20.25	23.50	22.2%	5.3%	-13.8%	0.02	-0.03
5	Tower Bancorp Inc.	PA	570,236	TOBC	779	2,355,030	0.033%	49.75	42.25	44.75	17.8%	11.2%	-5.6%	-0.08	-0.01
6	Penseco Financial Services Corporation	PA	569,821	PFNS	910	2,148,000	0.042%	45.00	37.85	39.90	18.9%	12.8%	-5.1%	-0.06	-0.02
7	Fidelity D & D Bancorp, Inc.	PA	562,318	FDBC	688	2,063,357	0.033%	40.00	31.25	36.86	28.0%	8.5%	-15.2%	0.06	-0.03
8	Codorus Valley Bancorp, Inc.	PA	548,212	CVLY	1,475	3,502,919	0.042%	21.25	17.83	19.25	19.2%	10.4%	-7.4%	0.29	0.09
9	Comm Bancorp, Inc.	PA	561,295	CCBP	702	1,851,518	0.038%	50.00	38.00	49.70	31.6%	0.6%	-23.5%	0.25	0.30
10	DNB Financial Corporation	PA	525,242	DNBF	911	2,503,953	0.036%	21.00	19.10	20.30	9.9%	3.4%	-5.9%	0.02	-0.02
11	Union National Financial Corporation	PA	517,597	UNNF	832	2,527,069	0.033%	20.50	16.00	17.25	28.1%	18.8%	-7.2%	-0.01	-0.10
12	American Bank Incorporated	PA	504,368	AMBK	1,644	5,990,000	0.027%	8.50	7.26	8.33	17.1%	2.0%	-12.8%	-0.32	-0.14
13	Mid Penn Bancorp, Inc.	PA	491,694	MBP	646	3,341,825	0.019%	26.08	23.00	23.54	13.4%	10.8%	-2.3%	0.00	0.02
14	Norwood Financial Corp.	PA	454,356	NWFL	831	2,792,151	0.030%	33.75	30.00	32.48	12.5%	3.9%	-7.6%	-0.05	-0.07
15	Somerset Trust Holding Company	PA	444,673	SOME	549	2,450,000	0.022%	19.00	14.75	18.25	28.8%	4.1%	-19.2%	-0.03	-0.07
16	East Penn Financial Corporation	PA	439,452	EPEN	2,171	6,305,262	0.034%	9.15	6.51	8.00	40.6%	14.4%	-18.6%	0.11	0.09
17	Peoples Financial Services Corp.	PA	416,268	PFIS	681	3,135,399	0.022%	30.50	25.25	27.00	20.8%	13.0%	-6.5%	-0.04	0.01
18	Juniata Valley Financial Corp.	PA	415,931	JUVF	898	4,448,256	0.020%	24.00	20.10	20.10	19.4%	19.4%	0.0%	0.07	-0.08
19	Kish Bancorp, Inc.	PA	411,057	KISB	221	553,785	0.040%	95.75	82.25	83.00	16.4%	15.4%	-0.9%	0.22	0.10
20	Dimeco, Inc.	PA	403,577	DIMC	904	1,527,842	0.059%	44.00	33.85	43.11	30.0%	2.1%	-21.5%	0.12	0.07
	Average						0.032%				21.9%	9.8%	-9.6%	0.03	0.01
	Median						0.033%				19.3%	10.6%	-7.3%	0.01	0.00
	First Keystone Corporation	PA	525,920	FKYS	1,574	4,518,873	0.035%	20.00	16.81	18.00	19.0%	11.1%	-6.6%	0.09	-0.04

ANNEX B

May 9, 2007

Board of Directors
Pocono Community Bank
559 Main Street
Stroudsburg, Pennsylvania 18360

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of the common stock of Pocono Community Bank (“PCB”) of the proposed merger by and between PCB and First Keystone Corporation (“First Keystone”). The terms of the proposed merger (the “Proposed Merger”) by and between First Keystone and PCB are set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 9, 2007, by and among PCB and First Keystone and provides that each outstanding share of common stock of PCB (the “Shares”), other than shares held in treasury or held by PCB or First Keystone (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), will be converted into the right to receive at the election of the holder hereof, (i) .8944 shares of common stock of First Keystone or (ii) $16.10 in cash, or (iii) a combination (the “Merger Consideration”).

Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, PCB and First Keystone or its affiliates. In the ordinary course of business, we may also actively trade the securities of PCB and First Keystone for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

We have acted exclusively for the Board of Directors of PCB in rendering this fairness opinion and will receive a fee from PCB for our services. PCB has agreed to indemnify us against certain liabilities arising out of our engagement.

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of PCB and First Keystone and reviewed certain internal financial analyses and forecasts prepared by the management of PCB, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed historical market prices and trading volumes of First Keystone’s common stock and Shares, (iv) studied and analyzed the consolidated financial and operating data of PCB and First Keystone, (v) considered the financial terms and conditions of the Proposed Merger between PCB and First Keystone as compared with the financial terms and conditions of comparable bank, bank holding company and financial holding company mergers and acquisitions, (vi) met and/or communicated with certain members of PCB and First Keystone’s senior management to discuss its operations, historical financial statements and future prospects, and (vii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

Our opinion is given in reliance on information and representations made or given by PCB and First Keystone, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by PCB and First Keystone including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning PCB and First Keystone nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We express no opinion as to

B-1

any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of PCB or First Keystone, nor have any valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

With regard to financial and other information relating to the general prospects of PCB and First Keystone, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the management of PCB and First Keystone as to their most likely future performance. We have further relied on the assurances of management of PCB and First Keystone that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowance for loan losses indicated on the balance sheet of PCB and First Keystone are adequate to cover such losses; we have not reviewed individual loans or credit files of PCB and First Keystone. We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements are not waived. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to PCB.

Our opinion is based upon information provided to us by the management of PCB and First Keystone, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. Our opinion is for the information of PCB’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of PCB in connection with the Proposed Merger. In addition, we express no opinion or recommendation as to how the stockholders of PCB should vote on the Proposed Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that this opinion may be included in its entirety in any filing made by First Keystone or PCB in respect to the Proposed Merger with the Securities and Exchange Commission.

Based on the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration offered pursuant to the Merger Agreement, is fair, from a financial point of view, to the holders of the Shares.

Sincerely,

Boenning & Scattergood, Inc.

B-2

ANNEX C

[Curtis Securities Letterhead]

May 10, 2007

Board of Directors
First Keystone Corporation
111 W. Front Street
Berwick, PA 18603

Members of the Board:

First Keystone Corporation (“Parent”), First Keystone National Bank (“Parent Bank”) and Pocono Community Bank (the “Target”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) that will provide, among other things, for the merger (the “Merger”) of the Target with and into the Parent Bank, with the Parent Bank surviving the Merger. Each outstanding share of the Target’s common stock (“Target Common Stock”) shall be converted into the right to receive the Merger Consideration, as defined in the Agreement. The terms and conditions of the Merger are set out more fully in the Agreement.

You have asked us, as of the date hereof, whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the “Owners of Parent Common Stock”. For purposes of this letter, the “Owners of Parent Common Stock” shall be defined as all holders of Parent common stock other than Target, any affiliates of Target, or any holders of Dissenting Shares.

Curtis Securities LLC and affiliates, as part of its investment banking business, is engaged in the valuation of securities and companies for a variety of purposes and in connection with various types of transactions including mergers and acquisitions.

For purposes of this opinion we have, among other things:

(i)                          reviewed the historical financial performance, recent financial position and general prospects of the Parent and Target using information provided by the Parent and Target and publicly available information;

(ii)                      reviewed certain internal financial statements and other financial and operating data concerning the Parent and Target prepared by the Parent’s and Target’s management teams;

(iii)                  reviewed certain financial forecasts and other forward looking financial information prepared by the Parent’s and Target’s management teams;

(iv)                    held discussions with the senior managements of the Parent and Target concerning the business, past and current operations, financial condition and future prospects of the Parent and Target;

(v)                        reviewed the financial terms and conditions set forth in the Agreement;

(vi)                    compared the financial and stock market performance of the Parent and Target with that of certain other publicly traded companies we deemed similar to the Parent and Target;

(vii)                compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

(viii)            reviewed the relative contribution of assets, liabilities, equity and earnings of the Parent and Target on a pro forma basis and the relative pro forma ownership of the shareholders of Parent and Target in Parent;

(ix)                    prepared discounted dividend analysis of the Parent and Target using data and projections supplied by Parent and Target management;

(x)                        participated in discussions and negotiations among representatives of the Parent and Target and their financial and legal advisors; and

(xi)                    made such inquiries and took into account such other matters as we deemed relevant, including our assessment of general economic, market and monetary conditions.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the Parent’s and Target’s management as well as information provided by recognized independent sources) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the Parent’s and Target’s management that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets (including loans) or liabilities (contingent or otherwise, including any derivatives or off-balance sheet assets and liabilities) of the Parent or Target, nor were we furnished with any such evaluation or appraisal. We did not make any independent evaluation of the adequacy of the allowance for loan losses of Parent or Target nor have we reviewed any individual credit files. We have assumed, with your consent, that the Parent’s and Target’s allowances for loan losses are adequate to cover such losses.

With respect to the status of the Parent’s and Target’s financial forecasts and projections (and the assumptions and basis therefore) that we have reviewed, upon the advice of the Parent’s and Target’s management, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Parent and Target, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have also relied, without independent verification, upon the estimates and judgments of the management of the Parent and Target as to the potential cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. We have assumed that the Merger will be consummated upon the terms set forth in the Agreement without material alteration thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Parent, Target or the contemplated benefits of the Merger. We have assumed that all of the representations and warranties contained in the Agreement are true and correct and that Parent and Target will each perform the covenants required by the Agreement. In addition, we have assumed that the historical financial statements of the Parent and Target reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. We have also assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes.

This opinion is necessarily based upon market, economic and other conditions in effect on, and information made available to us as of, the date hereof. We have also assumed for purposes of this opinion that there has been no material change in the financial condition or results of operation of the Parent or Target from those reflected in their respective financial statements at and for the period ended December 31, 2006. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to the Owners of Parent Common Stock of the Merger Consideration. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger or (ii) any tax, accounting, legal or other consequences that might result from the Merger. Our opinion does not address the relative merits of the Merger and the other business strategies that the Parent’s Board of Directors has considered or may be considering, nor does it address the decision of the Parent’s Board of Directors to proceed with the Merger. We are expressing no opinion as to the prices at which the Parent’s or Target’s common stock may trade at any time.

We are acting as financial advisor to the Parent in connection with the Merger and will receive a fee contingent upon the consummation of the Merger. We understand and consent that this opinion may be included in proxy materials mailed to shareholders. Any other use or publication of all or part of this opinion may be made only with our advance written consent. In addition, the Parent has agreed to indemnify us for certain liabilities that may arise in connection with our engagement.

Our opinion expressed herein is provided for the information of the Board of Directors of the Parent in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Parent as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our expressed, prior written consent.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Owners of Parent Common Stock from a financial point of view.

Sincerely,
CURTIS SECURITIES, LLC
/s/ CURTIS SECURITIES, LLC

Annex D

Statutes Regarding Dissenters’ Rights

12 U.S.C. § 215a

(b)                       Dissenting shareholders

If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a shareholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the share so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c)                        Valuation of shares

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d)                       Application to shareholders of merging associations: appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefore, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

Section 215(b)(4) of the National Bank Act defines the term “receiving association,” as used in Section 215a, to mean the national banking association into which one or more national banking associations or one or more State banks, located within the same State, merge.

D-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                 Indemnification of Directors and Officers

Pennsylvania law provides that a Pennsylvania corporation, such as the Registrant, may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in these capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless the action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of office as a director, and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of the registrant provide for (1) indemnification of directors, officers, employees and agents of the Registrant and of its subsidiaries, and (2) the elimination of a director’s liability for monetary damages, to the full extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities by an insurance policy obtained by the registrant.

Item 21.                 Exhibits and Financial Statement Schedules

(a)   Exhibits

Exhibit	Description of Exhibit
2.1

Agreement and Plan of Merger, dated as of May 10, 2007, among First Keystone Corporation, First Keystone National Bank and Pocono Community Bank (included as Annex A to the proxy statement/prospectus).

2.2

Form of Voting Agreement between First Keystone Corporation, Pocono Community Bank and certain Pocono Community Bank directors and certain officers re: Approval of Merger (included as Annex E to the proxy statement/prospectus).

3.1	Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3(i) to the Registrant’s Report on Form 10-Q for the quarter ended March 31, 2006).
3.2	By Laws, as amended (Incorporated by reference to Exhibit 3(ii) to the Registrant’s Report on Form 10Q for the quarter ended March 31, 2006).
5.1	Opinion of Bybel Rutledge LLP re: Validity of Securities Registered (including consent).
8.1	Form of Opinion of Bybel Rutledge LLP re: Federal Income Tax Matters
8.2	Form of Opinion of Saul Ewing LLP re: Federal Income Tax Matters
10.1	Supplemental Employee Retirement Plan (Incorporated by reference to Exhibit 10 to Registrant’s Annual Report on Form 10-Q for the quarter ended September 31, 2005).
10.2	Management Incentive Compensation Plan (Incorporated by reference to Exhibit 10 to Registrant’s Report on Form 10-Q for the quarter ended September 30, 2006).
10.3	Profit Sharing Plan (Incorporated by reference to Exhibit 10 to Registrant’s Report on Form 10-Q for the quarter ended September 30, 2006).
10.4	First Keystone Corporation 1998 Stock Incentive Plan (Incorporated by reference to Exhibit 10 to Registrant’s Report on Form 10-Q for the quarter ended September 30, 2006).
21.1	Subsidiaries of First Keystone Corporation.

23.1	Consent of J.H. Williams & Co., LLP For First Keystone Corporation.
23.2	Consent of Parente Randolph, LLC For Pocono Community Bank.
23.3	Consent of Bybel Rutledge LLP (included in Exhibit 5.1).
23.4	Consent of Bybel Rutledge LLP (included in Exhibit 8.1).
23.5	Consent of Saul Ewing LLP (included in Exhibit 8.2).
23.6	Consent of Curtis Securities LLC.
23.7	Consent of Boenning & Scattergood, Inc.
24.1	Power of Attorney (included on Signature Page).
99.1	Form of Proxy for Special Meeting of Shareholders of Pocono Community Bank.
99.2	Consent of John G. Gerlach
99.3	Consent of W. Peter Ahnert
99.4	Letter to Pocono Shareholders

(b)         Financial Statement Schedules

Not applicable.

Item 22.                 Undertakings

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   (1) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwick, Commonwealth of Pennsylvania on August 22, 2007.

FIRST KEYSTONE CORPORATION
By:	/s/ J. GERALD BAZEWICZ
J. Gerald Bazewicz
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 22, 2007. KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Gerald Bazewicz and Matthew P. Prosseda, and each of them his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Capacity
/s/ J. GERALD BAZEWICZ	President and Chief Executive Officer and Director
J. Gerald Bazewicz
/s/ DIANE C.A. ROSLER	Chief Financial Officer
Diane C.A. Rosler
/s/ JOHN ARNDT	Director and Secretary
John Arndt
/s/ DON E. BOWER	Director
Don E. Bower
/s/ ROBERT A. BULL	Director
Robert A. Bull
/s/ ROBERT E. BULL	Chairman of the Board
Robert E. Bull

/s/ DUDLEY P. COOLEY	Director
Dudley P. Cooley
/s/ JEROME F. FABIAN	Director
Jerome F. Fabian
/s/ DAVID R. SARACINO	Director
David R. Saracino
/s/ ROBERT J. WISE	Vice Chairman of the Board
Robert J. Wise

EXHIBIT INDEX

Exhibit	Description of Exhibit
2.1

Agreement and Plan of Merger, dated as of May 10, 2007, among First Keystone Corporation, First Keystone National Bank and Pocono Community Bank (included as Annex A to the proxy statement/prospectus).

2.2

Form of Voting Agreement between First Keystone Corporation, Pocono Community Bank and certain Pocono Community Bank directors and certain officers re: Approval of Merger (included as Annex E to the proxy statement/prospectus).

3.1	Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3(i) to the Registrant’s Report on Form 10-Q for the quarter ended March 31, 2006).
3.2	By Laws, as amended (Incorporated by reference to Exhibit 3(ii) to the Registrant’s Report on Form 10Q for the quarter ended March 31, 2006).
5.1	Opinion of Bybel Rutledge LLP re: Validity of Securities Registered (including consent).
8.1	Form of Opinion of Bybel Rutledge LLP re: Federal Income Tax Matters
8.2	Form of Opinion of Saul Ewing LLP re: Federal Income Tax Matters
10.1	Supplemental Employee Retirement Plan (Incorporated by reference to Exhibit 10 to Registrant’s Annual Report on Form 10-Q for the quarter ended September 31, 2005).
10.2	Management Incentive Compensation Plan (Incorporated by reference to Exhibit 10 to Registrant’s Report on Form 10-Q for the quarter ended September 30, 2006).
10.3	Profit Sharing Plan (Incorporated by reference to Exhibit 10 to Registrant’s Report on Form 10-Q for the quarter ended September 30, 2006).
10.4	First Keystone Corporation 1998 Stock Incentive Plan (Incorporated by reference to Exhibit 10 to Registrant’s Report on Form 10-Q for the quarter ended September 30, 2006).
21.1	Subsidiaries of First Keystone Corporation.
23.1	Consent of J.H. Williams & Co., LLP For First Keystone Corporation.
23.2	Consent of Parente Randolph, LLC For Pocono Community Bank.
23.3	Consent of Bybel Rutledge LLP (included in Exhibit 5.1).
23.4	Consent of Bybel Rutledge LLP (included in Exhibit 8.1).
23.5	Consent of Saul Ewing LLP (included in Exhibit 8.2).
23.6	Consent of Curtis Securities LLC.
23.7	Consent of Boenning & Scattergood, Inc.
24.1	Power of Attorney (included on Signature Page).
99.1	Form of Proxy for Special Meeting of Shareholders of Pocono Community Bank.
99.2	Consent of John G. Gerlach
99.3	Consent of W. Peter Ahnert
99.4	Letter to Pocono Shareholders